UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
 ☐ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material Pursuant to §240.14a-12
Webster Financial Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Webster Financial Corporation:
On February 3, 2026, Webster Financial Corporation (“Webster”) entered into a transaction agreement (as amended from time to time, the “transaction agreement”) with Webster Virginia Corporation, a direct, wholly-owned subsidiary of Webster (“Webster Virginia”), and Banco Santander, S.A., a Spanish sociedad anónima (“Santander”), a copy of which is attached as Annex A to the accompanying document, pursuant to which all outstanding shares of Webster common stock will be acquired by Santander in two steps. First, in order to effectuate a reincorporation of Webster in Virginia, Webster will merge with and into Webster Virginia (the “reincorporation merger”), with each outstanding share of Webster common stock being converted into one share of Webster Virginia common stock, and with Webster Virginia continuing as the surviving corporation in such merger. The reincorporation merger will be effected pursuant to a Plan of Merger in the form attached to the transaction agreement and as Annex B to the accompanying document. Second, immediately following the completion of the reincorporation merger, Santander will acquire all outstanding shares of Webster Virginia common stock through a statutory share exchange (the “share exchange” and, together with the reincorporation merger, the “transaction”). The share exchange will be effected pursuant to a Plan of Share Exchange in the form attached to the transaction agreement and as Annex C to the accompanying document. All references to the “transaction agreement” herein shall mean the transaction agreement and the Plan of Merger and Plan of Share Exchange attached thereto and as Annexes A, B and C to the accompanying document, respectively.
The board of directors of Webster (the “Webster board”) has unanimously approved the transaction agreement.
Upon the terms and subject to the conditions of the transaction agreement and pursuant to a Plan of Merger in the form attached to the transaction agreement and as Annex B to the accompanying document, at the effective time of the reincorporation merger, each outstanding share of Webster common stock will be converted into one share of Webster Virginia common stock. In addition, at the effective time of the reincorporation merger, each outstanding share of (i) Webster 5.25% Non-Cumulative Perpetual Preferred Stock, Series F (the “Webster Series F preferred stock”), and (ii) Webster 6.50% Non-Cumulative Perpetual Preferred Stock, Series G (the “Webster Series G preferred stock” and, together with the Webster Series F preferred stock, the “Webster preferred stock”), will be converted into one share of a newly created series of preferred stock of Webster Virginia having substantially the same terms as the Webster Series F preferred stock (the “Webster Virginia Series F preferred stock”) and the Webster Series G preferred stock (the “Webster Virginia Series G preferred stock” and, together with the Webster Virginia Series F preferred stock, the “Webster Virginia preferred stock”), as applicable.
Immediately following the completion of the reincorporation merger, Santander will acquire all outstanding shares of Webster Virginia common stock through a statutory share exchange, and each share of Webster Virginia common stock will be converted into the right to receive (i) 2.0548 Santander American Depositary Shares (“Santander ADSs”) (the “share consideration”) and (ii) $48.75 in cash, without interest (the “cash consideration” and, together with the share consideration, the “exchange consideration”). You will have the option to exchange any Santander ADSs you receive in the transaction for Santander ordinary shares at no charge to you during a specified period following closing of the transaction subject to completion of any applicable procedures and certifications. The share exchange will be effected pursuant to a Plan of Share Exchange in the form attached to the transaction agreement and as Annex C to the accompanying document.
The exchange consideration represented a value of $75.63 per share of Webster common stock based on a closing price of the Santander ordinary shares of €11.05 as of February 2, 2026 (equivalent to $13.08 based on the exchange rate published by the European Central Bank (“ECB”) on such date), the last trading day before the public announcement of the transaction, and a 16% premium to Webster’s 10-day volume-weighted average stock price as of February 2, 2026. The exchange consideration represented a value of $75.59 per share of Webster common stock based on a closing price of the Santander ADSs of $13.06, the last trading day before the public announcement of the transaction, and a 16% premium to Webster’s 10-day volume-weighted average stock price as of February 2, 2026. Based on a closing price of the Santander ordinary shares of €11.04 on April 17, 2026 (equivalent to $13.03 based on the exchange rate published by the ECB on such date), the last practicable trading day before the date of the accompanying document, the exchange consideration represented a value of $75.52 per share of Webster common stock as of such date. Based on a closing price of the Santander ADSs of $12.88 on April 17, 2026, the last practicable trading day before the date of the accompanying document, the exchange consideration represented a value of $75.22 per share of Webster common stock as of such date.
No fractional Santander ADSs will be allotted to any holder of shares of Webster common stock in the transaction. Fractional entitlements to Santander ADSs will be aggregated and sold in the market by the exchange agent and the net proceeds distributed pro rata to holders of shares of Webster common stock entitled to them. Santander will bear the cost of any such sales. There can be no assurance as to the cash amount that will be distributed to holders of shares of Webster common stock in lieu of fractional entitlements.

The market prices of the ordinary shares of Santander (“Santander ordinary shares”), Santander ADSs and shares of Webster common stock at the time of closing of the transaction could be greater than, less than or the same as the value of such securities on the date of the accompanying document. We urge you to obtain current market quotations for these securities. Santander ordinary shares trade on the Madrid, Barcelona, Bilbao and Valencia stock exchanges (the “Spanish Stock Exchanges”) through the Automated Quotation System of the Spanish Stock Exchanges (the “Automated Quotation System”) under the ticker symbol “SAN.” Santander ordinary shares are also listed on the London (in the form of CREST depository interests) and Warsaw stock exchanges under the ticker symbol “BNC” and “SAN,” respectively, and in the International Quotation System of the Mexican stock exchange under the ticker symbol “SANN.” Santander ADSs trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “SAN.” Shares of Webster common stock trade on the NYSE under the ticker symbol “WBS.”
The obligations of Webster and Santander to complete the transaction are subject to the satisfaction or waiver of a number of the conditions set forth in the transaction agreement, a copy of which is attached as Annex A to the accompanying document.
A holder of shares of Webster common stock whose shares are exchanged for Santander ADSs and cash in the transaction generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Santander ADSs on the date of the exchange and the cash consideration (including any cash received in lieu of fractional entitlements to Santander ADSs) received with respect to those shares of Webster common stock and (ii) the holder’s adjusted tax basis in its Webster common stock. For more information, see “Material U.S. Federal Income Tax Considerations.”
Based on the number of shares of Webster common stock outstanding as of March 18, 2026, the last date before the date of this document for which it was practicable to obtain this information, Santander expects to issue approximately 329 million Santander ordinary shares in the form of Santander ADSs in the share exchange. Immediately following the completion of the share exchange, Webster’s stockholders will own approximately 2.2% of Santander and Santander’s shareholders prior to the share exchange will own approximately 97.8% of Santander.
The special meeting of holders of shares of Webster common stock will be held virtually, solely by means of remote communication, on May 26, 2026 at 9 a.m., Eastern Time (the “special meeting”). At the special meeting, Webster will ask the holders of shares of Webster common stock, among other matters, to approve and adopt the transaction agreement and the transactions contemplated thereby. Holders of Webster preferred stock and depositary shares representing Webster preferred stock are not entitled to, and are not requested to, vote at the special meeting. Information about the special meeting and the transactions contemplated by the transaction agreement is contained in the accompanying document.
Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares of Webster common stock are represented at the special meeting. If you do not vote, it will have the same effect as voting “AGAINST” the approval and adoption of the transaction agreement and the transactions contemplated thereby.
The Webster board unanimously recommends that holders of shares of Webster common stock vote “FOR” each of the proposals to be considered at the special meeting (the “Webster board recommendation”). I strongly support the transaction and join the Webster board in its recommendation.
The accompanying document provides you with detailed information about the transaction agreement and the transactions contemplated thereby. It also contains or references information about Webster and Santander and certain related matters. You are encouraged to read the accompanying document, including the related annexes and information incorporated therein by reference, carefully and in their entirety. In particular, you should read the “Risk Factors” section beginning on page 14 of the accompanying document for a discussion of the risks you should consider in evaluating the transaction and how it will affect you. You can also obtain information about Webster and Santander from documents that have been filed with the Securities and Exchange Commission (the “SEC”) that are incorporated into the document by reference.
On behalf of Webster, thank you for your prompt attention to this important matter.
/s/ John R. Ciulla
John R. Ciulla
Chairman and Chief Executive Officer
Webster Financial Corporation
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the transaction are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Webster or Santander, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying document is dated April 23, 2026, and is first being mailed to holders of shares of Webster common stock on or about April 24, 2026.

ADDITIONAL INFORMATION
This document incorporates by reference important business and financial information about Santander and Webster from documents filed with the SEC, that are not included in or delivered with this document. For a more detailed description of the documents incorporated by reference into this document and how you may obtain them, see “Where You Can Find More Information” beginning on page 116.
Documents incorporated by reference are available to you without charge upon your written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain any of these documents from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company.

Banco Santander, S.A. New York Branch 437 Madison Avenue New York, New York 10022 Attention: Investor Relations Telephone: +1 (212) 350-3500 Email: investor@gruposantander.com www.santander.com	Webster Financial Corporation 200 Elm Street Stamford, Connecticut 06902 Attention: Investor Relations Telephone: + 1 (212) 309-7646 www.websterbank.com
or
Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria, s/n
Edificio Pereda, 1a planta
28660 Boadilla del Monte
Madrid, Spain
Attention: Investor Relations
Telephone: +34-91-289-9239
Email: investor@gruposantander.com

Santander and Webster are not incorporating the contents of the websites of the SEC or any other person into this document. Santander and Webster are providing information about how you can obtain certain documents that are incorporated by reference into this document at these websites only for your convenience.
In order for you to receive timely delivery of the documents in advance of the special meeting, Santander or Webster, as applicable, should receive your request no later than May 18, 2026, which is five business days before the special meeting.
ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form F-4 filed with the SEC by Santander (File No. 333-294235), constitutes a prospectus of Santander under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Santander ordinary shares underlying the Santander ADSs to be issued to Webster’s stockholders.
This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting at which Webster’s stockholders will be asked to consider and vote in favor of (i) the transaction proposal (as defined herein), (ii) the compensation proposal (as defined herein) and (iii) the adjournment proposal (as defined herein).

Webster has supplied all information contained in or incorporated by reference into this document relating to Webster and Webster Virginia, and Santander has supplied all such information relating to Santander.
You should rely only on the information contained in or incorporated by reference into this document. Webster and Santander have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this document. This document is dated as of the date set forth above on the cover page of this document, and you should not assume that the information contained in this document is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of the incorporated document. Neither the mailing of this document to Webster’s stockholders nor the issuance by Santander of the Santander ordinary shares underlying the Santander ADSs to be issued to Webster’s stockholders will create any implication to the contrary.
Certain shareholding and other information included herein assumes that there are no holders of Webster common stock who appraised of their shares of Webster common stock in connection with the transaction under Section 262 of the DGCL. For further information, see “The Transaction—Appraisal Rights.”
CURRENCIES
In this document, unless otherwise specified or the context otherwise requires:
•	“$” and “U.S. dollar” each refer to the United States dollar; and
•	“€” and “euro” each refer to the euro, the single currency established for members of the European Economic and Monetary Union since January 1, 1999.

Webster Financial Corporation
200 Elm Street
Stamford, Connecticut 06902
NOTICE OF SPECIAL MEETING OF WEBSTER’S STOCKHOLDERS
To Webster’s stockholders:
On February 3, 2026, Webster Financial Corporation (“Webster”) entered into a transaction agreement (as amended from time to time, the “transaction agreement”) with Webster Virginia Corporation, a direct, wholly-owned subsidiary of Webster (“Webster Virginia”) and Banco Santander, S.A., a Spanish sociedad anónima (“Santander”), a copy of which is attached as Annex A to the accompanying document, pursuant to which all outstanding shares of Webster common stock will be acquired by Santander in two steps. First, in order to effectuate a reincorporation of Webster in Virginia, Webster will merge with and into Webster Virginia (the “reincorporation merger”), with each outstanding share of Webster common stock being converted into one share of Webster Virginia common stock, and with Webster Virginia continuing as the surviving corporation in such merger. The reincorporation merger will be effected pursuant to a Plan of Merger in the form attached to the transaction agreement and as Annex B to the accompanying document. Second, immediately following the completion of the reincorporation merger, Santander will acquire all outstanding shares of Webster Virginia common stock through a statutory share exchange (the “share exchange” and, together with the reincorporation merger, the “transaction”). The share exchange will be effected pursuant to a Plan of Share Exchange in the form attached to the transaction agreement and as Annex C to the accompanying document. All references to the “transaction agreement” herein shall mean the transaction agreement and the Plan of Merger and Plan of Share Exchange attached thereto and as Annexes A, B and C to the accompanying document, respectively. A summary of the transaction agreement is included in the section of the accompanying document entitled “The Transaction Agreement,” and each of the transaction agreement and such summary are incorporated by reference into this notice to the same extent as if fully set forth herein.
NOTICE IS HEREBY GIVEN that a special meeting of holders of shares of Webster common stock will be held virtually, solely by means of remote communication, on May 26, 2026, at 9 a.m., Eastern Time (the “special meeting”). We are pleased to notify you of and invite you to the special meeting.
At the special meeting, you will be asked to consider and vote on the following matters:
•	a proposal to approve and adopt the transaction agreement and the transactions contemplated thereby (the “transaction proposal”);
•
a proposal to approve, on an advisory (non-binding) basis, the compensation payments that will or may be paid to Webster’s named executive officers in connection with the transaction (the “compensation proposal”); and

•
a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the transaction proposal or to ensure that any supplement or amendment to the accompanying document is timely provided (the “adjournment proposal”).

The Webster board has fixed the close of business on April 13, 2026 as the record date (the “record date”) for the special meeting. Only holders of record of shares of Webster common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.
The Webster board unanimously recommends that holders of shares of Webster common stock vote “FOR” the transaction proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
If you have any questions or need assistance with voting, please contact Webster’s proxy solicitor, Sodali & Co., by calling toll-free at +1 (800) 662-5200 or via email to WBSinfo@investor.sodali.com.

Your vote is important. We cannot complete the transactions contemplated by the transaction agreement unless holders of shares of Webster common stock approve the transaction proposal. The transaction proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Webster common stock entitled to vote thereon.
Each copy of the document mailed to holders of shares of Webster common stock is accompanied by a form of proxy card with instructions for voting. The document accompanying this notice explains the transaction agreement and the transactions contemplated thereby. Please carefully review the document, including the annexes thereto and the documents incorporated by reference therein.
Whether or not you plan to attend the special meeting via the special meeting website, we urge you to please sign, date and return the enclosed proxy card, or vote via the Internet or by telephone. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions provided by such bank, broker, trustee or other nominee.
By Order of the Board of Directors
/s/ John R. Ciulla
John R. Ciulla
Chairman and Chief Executive Officer
Webster Financial Corporation
April 24, 2026

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
The following are some questions that you may have regarding the transaction and the other matters being considered at the special meeting and brief answers to those questions. Webster and Santander urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the transaction and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.
Q:	Why am I receiving these materials?
A:
You are receiving this document because Webster has entered into the transaction agreement with Webster Virginia and Santander, a copy of which is attached as Annex A to this document, pursuant to which all outstanding shares of Webster common stock will be acquired by Santander in two steps. First, in order to effectuate a reincorporation of Webster in Virginia, Webster will merge with and into Webster Virginia, with each outstanding share of Webster common stock being converted into one share of Webster Virginia common stock, and with Webster Virginia continuing as the surviving corporation in such merger. The reincorporation merger will be effected pursuant to a Plan of Merger in the form attached to the transaction agreement and as Annex B to this document. Second, immediately following the completion of the reincorporation merger, Santander will acquire all outstanding shares of Webster Virginia common stock through a statutory share exchange, and each share of Webster Virginia common stock will be converted into the right to receive (i) 2.0548 Santander ADSs and (ii) $48.75 in cash, without interest. The share exchange will be effected pursuant to a Plan of Share Exchange in the form attached to the transaction agreement and as Annex C to this document. All references to the “transaction agreement” herein shall mean the transaction agreement and the Plan of Merger and Plan of Share Exchange attached thereto and as Annexes A, B and C to this document, respectively. We refer to the closing of the transaction as the “closing” and the date on which the closing occurs as the “closing date.”

This document constitutes a prospectus of Santander under Section 5 of the Securities Act with respect to the Santander ordinary shares underlying the Santander ADSs to be issued to Webster’s stockholders. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting at which you will be asked to consider and vote in favor of (i) the transaction proposal, (ii) the compensation proposal and (iii) the adjournment proposal.
You should read this document, including its annexes and documents incorporated by reference herein, carefully and in its entirety. The enclosed voting materials allow you to vote your shares by proxy without attending the special meeting. Whether or not you plan to attend the special meeting via the special meeting website, we urge you to please sign, date and return the enclosed proxy card, or vote via the Internet or by telephone. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions provided by such bank, broker, trustee or other nominee.
Q:	What matters will be considered at the special meeting?
A:	At the special meeting, Webster’s stockholders will be asked to vote in favor of (i) the transaction proposal, (ii) the compensation proposal and (iii) the adjournment proposal.
Q:	When and where is the special meeting?
A:	The special meeting of holders of shares of Webster common stock will be held virtually, solely by means of remote communication, on May 26, 2026 at 9 a.m., Eastern Time.
Q:	What will Webster’s stockholders receive in the transaction?
A:
As described above, pursuant to the transaction agreement, each share of Webster Virginia common stock will be converted into the right to receive (i) 2.0548 Santander ADSs and (ii) $48.75 in cash, without interest. You will have the option to exchange any Santander ADSs you receive in the transaction for Santander ordinary shares at no charge to you during a specified period following closing of the transaction. subject to completion of any applicable procedures and certifications.

In addition, at the effective time of the reincorporation merger, each outstanding share of Webster Series F preferred stock and Webster Series G preferred stock will be converted into one share of Webster Virginia Series F preferred stock and Webster Virginia Series G preferred stock, respectively.
i

No fractional Santander ADSs will be allotted to any holder of shares of Webster common stock in the transaction. Fractional entitlements to Santander ADSs will be aggregated and sold in the market by the exchange agent and the net proceeds distributed pro rata to holders of shares of Webster common stock entitled to them. Santander will bear the cost of any such sales. There can be no assurance as to the cash amount that will be distributed to holders of Webster common stock in lieu of fractional entitlements.
Q:	What constitutes a quorum?
A:
Holders of one-third of the Webster capital stock issued and outstanding and entitled to vote at the special meeting must be present virtually via the special meeting website or represented by proxy, to constitute a quorum at the special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the special meeting via the special meeting website, your shares of Webster common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	What vote is required to approve each proposal at the special meeting?
A:
The transaction proposal: Approval of the transaction proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Webster common stock entitled to vote on the transaction agreement. Adoption of the transaction proposal is a condition to closing of the transactions contemplated by the transaction agreement. Shares of Webster common stock not present virtually or by proxy, and shares present virtually or by proxy and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the transaction proposal.

The compensation proposal: Approval of the compensation proposal requires the affirmative vote of the majority of votes cast on the compensation proposal. Approval of the compensation proposal is not a condition to closing of the transactions contemplated by the transaction agreement. If the transaction is closed, the transaction-related compensation will be paid to Webster’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of shares of Webster common stock fail to approve the advisory vote regarding the transaction-related compensation. Assuming a quorum is present, shares of Webster common stock not present virtually or by proxy, and shares present virtually or by proxy and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the compensation proposal.
The adjournment proposal: Approval of the adjournment proposal requires the affirmative vote of the majority of votes cast on the adjournment proposal. Approval of the adjournment proposal is not a condition to closing of the transactions contemplated by the transaction agreement. Assuming a quorum is present, shares of Webster common stock not present virtually or by proxy, and shares present virtually or by proxy and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the adjournment proposal.
Q:	Why am I being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the transaction-related compensation?
A:
Under SEC rules, Webster is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the transactions contemplated by the transaction agreement.

Q:	What happens if the compensation proposal is not approved?
A:
Approval of the compensation proposal is not a condition to closing of the transaction, and because the vote on the compensation proposal is advisory only, it will not be binding on Webster. Accordingly if the transaction proposal is approved and the other conditions to closing are satisfied or waived, the transaction will be closed even if the compensation proposal is not approved. If the transaction is closed, the transaction-related compensation will be paid to Webster’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of shares of Webster common stock fail to approve the advisory vote regarding the transaction-related compensation.

Q:	How does the Webster board recommend that I vote?
A:
The Webster board unanimously recommends that you vote “FOR” the transaction proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See “The Transaction—Webster’s Reasons for the Transaction; Recommendation of the Webster Board” for a more detailed discussion of the Webster board recommendation.

Q:	Who is entitled to vote at the special meeting?
A:
The record date for the special meeting is April 13, 2026. Only holders of record of shares of Webster common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Holders of Webster preferred stock and depositary shares representing Webster preferred stock are not entitled to, and are not requested to, vote at the special meeting.

At the special meeting, each holder of record of shares of Webster common stock as of the record date represented at the special meeting will be entitled to cast one vote for each share of Webster common stock held by such stockholder.
Q:	What do I need to do now in order to vote? How do I vote my shares of Webster common stock if my shares are held in “street name”?
A:
Holders of shares of Webster common stock may vote now by proxy. If you hold your shares of Webster common stock in your name as a holder of record, to submit a proxy, you, as a holder of shares of Webster common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.
Webster requests that holders of shares of Webster common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Webster as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Webster common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares of Webster common stock voted before signing and returning it, your proxy will be voted “FOR” the transaction proposal, “FOR” the compensation proposal and, if necessary or appropriate, “FOR” the adjournment proposal.
If your shares are held in “street name” by a bank, broker, trustee or other nominee, you should check the instructions provided by that firm to determine whether you may vote by telephone or the Internet. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee. Banks, brokers, trustees and other nominees who hold shares of Webster common stock on behalf of their customers may not give a proxy to Webster to vote those shares of Webster common stock with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the special meeting, including the transaction proposal, the compensation proposal and the adjournment proposal. You may not vote shares held in “street name” by returning a proxy card directly to Webster.
Additional information on voting procedures can be found under the section entitled “The Special Meeting.”
Q:	What happens if I sell my shares of Webster common stock after the record date but before the special meeting?
A:
The record date is earlier than the date of the special meeting and earlier than the date that the transaction is expected to close. If you sell or otherwise transfer your shares of Webster common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the exchange consideration to be received by Webster’s stockholders upon closing of the transaction. In order to receive the exchange consideration, you must hold your shares of Webster common stock through the closing of the transaction.

Q:	What if I fail to submit a proxy, fail to vote at the special meeting or abstain from voting?
A:
Shares of Webster common stock not present virtually or by proxy, and shares present virtually or by proxy and not voted, whether by broker non-vote, abstention or otherwise, will (i) have the same effect as a vote cast “AGAINST” the transaction proposal and (ii) assuming a quorum is present, have no effect on the compensation proposal and the adjournment proposal.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. If your bank, broker, trustee or other nominee holds your shares of Webster common stock in “street name,” such entity will vote your shares of Webster common stock only if you follow the instructions provided to you by your bank, broker, trustee or other nominee with this document.
Q:	How can I attend the special meeting?
A:
The special meeting may be accessed via the special meeting website, where Webster’s stockholders will be able to listen to the special meeting and vote online. You are entitled to attend the special meeting via the special meeting website only if you were a stockholder of record at the close of business on the record date or you held your Webster shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the special meeting. If you were a stockholder of record at the close of business on the record date and wish to attend the special meeting via the special meeting website, you will need the control number on your proxy card. If a bank, broker, trustee or other nominee is the record owner of your shares of Webster common stock, you will need to obtain your specific control number and further instructions from your bank, broker, trustee or other nominee.

Q:	What if during the check-in time or during the special meeting I have technical difficulties or trouble accessing the special meeting website?
A:
Technical assistance will be available for stockholders who experience an issue accessing the special meeting. Contact information for technical support will appear on the special meeting website prior to the start of the special meeting.

Q:	Can I vote my shares of Webster common stock at the special meeting?
A:
If you are a holder of record of shares of Webster common stock as of the close of business on the record date, you may vote your shares of Webster common stock at the special meeting via the special meeting website. Even if you currently plan to attend the special meeting, we recommend that you also submit your proxy following the instructions provided in this document so that your vote will be counted if you later decide not to, or are unable to, attend the special meeting.

If you are a street name holder, you may vote your shares of Webster common stock at the special meeting only if you have your specific control number, which is included on your proxy card or the voting instruction from your bank, broker, trustee or other nominee.
Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for Webster to obtain the necessary quorum to hold the special meeting. In addition, shares of Webster common stock not present virtually or by proxy, and shares present virtually or by proxy and not voted, whether by broker non-vote, abstention or otherwise, will (i) have the same effect as a vote cast “AGAINST” the transaction proposal and (ii) assuming a quorum is present, have no effect on the compensation proposal and the adjournment proposal.

We cannot complete the transactions contemplated by the transaction agreement unless holders of shares of Webster common stock approve the transaction proposal. The transaction proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Webster common stock entitled to vote thereon.

The Webster board unanimously recommends that you vote “FOR” the transaction proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Q:	What if I want to change my vote after I have delivered my proxy card?
A:	If you are a holder of record of shares of Webster common stock as of the close of business on the record date, you may revoke your proxy at any time before it is voted by:
•	voting by telephone or the Internet before 11:59 p.m., Eastern Time, on the day before the special meeting.
•	attending virtually and voting at the special meeting via the special meeting website;
•	granting a subsequently dated proxy by mail that is received prior to the special meeting; or
•	submitting a written notice of revocation to Webster by mail at Webster Financial Corporation, 200 Elm Street, Stamford, Connecticut 06902, that is received prior to the special meeting.
If you hold your shares of Webster common stock through a bank, broker, trustee or other nominee, you may change your vote by:
•	contacting your bank, broker, trustee or other nominee and following the instructions provided to you by your bank, broker, trustee or other nominee; or
•
attending and voting your shares of Webster common stock at the special meeting virtually via the special meeting website if you have your specific control number, which is included on your proxy card or the voting instruction from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

Attendance virtually at the special meeting will not in and of itself constitute a revocation of a proxy. A revocation or later-dated proxy received by Webster after the deadlines described above will not affect the vote. If the special meeting is postponed or adjourned, it will not affect the ability of holders of record of shares of Webster common stock as of the close of business on the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Q:	Will Webster be required to submit the transaction agreement to Webster’s stockholders even if the Webster board has withdrawn or modified the Webster board recommendation?
A:
Yes. Unless the transaction agreement is terminated before the special meeting, Webster is required to submit the transaction agreement to Webster’s stockholders even if the Webster board has withdrawn or modified the Webster board recommendation.

Q:	Should I send in my Webster common stock certificates with my proxy card?
A:
No. Please DO NOT send your Webster common stock certificates with your proxy card. You will be provided at a later date a letter of transmittal and instructions regarding the surrender of your Webster common stock certificates. The letter of transmittal will also provide a telephone number where you can obtain information about how to exchange any Santander ADSs you receive in the transaction for Santander ordinary shares at no charge to you during a specified period following closing of the transaction subject to completion of any applicable procedures and certifications.

Q:	Have Webster’s directors and officers entered into any voting agreements with Santander?
A:	No. Webster’s directors and officers have not entered into any voting agreements with Santander.
Q:	Are there risks associated with the transaction that I should consider in deciding how to vote?
A:
Yes. There are a number of risks related to the transaction for both Santander and Webster that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the detailed description of the risks associated with the transaction contained in this document and in the Santander and Webster SEC filings referred to under “Where You Can Find More Information—Incorporation of Certain Documents by Reference.”

Q:	How will Santander pay the cash consideration?
A:
As described above, pursuant to the transaction, each share of Webster common stock will in two steps be converted into the right to receive $48.75 in cash, without interest, in addition to the share consideration.

v

Santander’s obligation to close the transaction is not conditioned upon its obtaining financing. Santander anticipates that approximately $7.9 billion will be required to pay the aggregate cash consideration to Webster’s stockholders. Santander intends to fund the cash consideration through cash on hand.
Q:	Will the value of the share consideration change between the date of this document and closing of the transaction?
A:
Yes. Although the number of Santander ADSs that Webster’s stockholders will receive is fixed, the value of the share consideration will fluctuate between the date of this document and closing of the transaction based on the market value of such Santander ADSs. Any fluctuation in the market price of Santander ADSs after the date of this document will change the value of the Santander ADSs that Webster’s stockholders will receive. Neither Webster nor Santander is permitted to terminate the transaction agreement as a result, in and of itself, of any increase or decrease in the respective market prices of the Santander ADSs, Santander ordinary shares or Webster common stock.

Q:
If shares of Webster common stock are allocated to my account(s) under the Webster Bank Retirement Savings Plan (the “Retirement Plan”) will I be allowed to vote such shares in connection with the transaction?

A:
If you are receiving this document as a result of your participation in the Retirement Plan, you must provide voting instructions with respect to your shares of Webster common stock held under this plan to the plan trustee in order to vote such shares. A proxy and voting instruction form have been provided so that you may instruct the trustee how to vote your shares held under this plan.

Q:	What will happen to my equity-based awards?
A:
For information regarding the vesting and/or conversion of equity-based awards prior to or at closing of the transaction, see “The Transaction Agreement—Consideration to Be Received in the Transaction—Equity-Based Awards.”

Q:	Do I have appraisal rights in connection with the transaction?
A:	Yes, you may perfect your rights of appraisal within the meaning of Section 262 of the DGCL in connection with the transaction. See “The Transaction—Appraisal Rights” for further information.
Q:	When do you currently expect to close the transaction?
A:
We expect to close the transaction in the second half of 2026. However, Santander and Webster cannot assure you when or if the transaction will close. The obligations of Santander and Webster to close the transaction are subject to the satisfaction or waiver of certain closing conditions contained in the transaction agreement, including the receipt of required approvals of Webster’s stockholders and Santander’s shareholders and the requisite regulatory approvals (as defined herein). As a result, closing of the transaction is expected to take place no earlier than approximately six weeks after the special meeting. If the transaction has not occurred on or before the end date (as defined herein), either Santander or Webster may terminate the transaction agreement, unless the failure to close the transaction by such date is because of a breach of the transaction agreement caused by the party seeking termination.

Q:	What happens if the transaction is not closed?
A:
If the transaction is not closed, Webster’s stockholders will not receive the exchange consideration. Instead, Webster and Santander will remain independent public companies and their shares of common stock or ordinary shares, respectively, will continue to be listed and traded separately. If the transaction agreement is terminated under specified circumstances, including if the Webster board makes an adverse recommendation change (as defined herein), Webster may be required to pay Santander a termination fee of $489.0 million (the “termination fee”). See “The Transaction Agreement—Termination of the Transaction Agreement—Termination Fee.”

Q:	What are the U.S. federal income tax consequences of the transaction?
A:
The transaction will be a taxable event to U.S. holders (as defined in the discussion under the heading “Material U.S. Federal Income Tax Considerations”) of shares of Webster common stock. See “Material U.S. Federal Income Tax Considerations” for more information.

Q:	Who pays for the cost of proxy preparation and solicitation?
A:
Webster will pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers, banks or other nominees for forwarding proxy materials to street name holders. Webster has retained Sodali & Co. to assist Webster with soliciting proxies, and Sodali & Co. will receive customary fees plus reimbursement of expenses. Webster and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Webster common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Webster. No additional compensation will be paid to Webster’s directors, officers or employees for solicitation of proxies.

Q:	Whom can I call with questions about the special meeting or the transaction?
A:
If you have questions about the special meeting or the transaction, need additional copies of this document, have questions about the process for voting or need a replacement proxy card, you should contact:

Sodali & Co.
+1 (800) 662-5200
Q:	Where can I find more information about the companies?
A:	You can find more information about Santander and Webster from the various sources described under “Where You Can Find More Information.”

SUMMARY
The following summary highlights material information from this document. It does not contain all of the information that may be important to you. You are urged to read carefully this document in its entirety, including its annexes and other documents incorporated by reference herein, to fully understand the transaction. See “Where You Can Find More Information.”
The Companies
Banco Santander, S.A.
Avenida de Cantabria, s/n
28660 Boadilla del Monte
Madrid, Spain
+34-91-289-9239
The Santander Group is a group of banking and financial companies that operates principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a wide range of financial products. As of December 31, 2025, Santander had a stock market capitalization of €147.9 billion, total assets of €1,867.5 billion and total equity of €112.7 billion. For the year ended December 31, 2025, it reported total income and attributable profit of €58.3 billion and €14.1 billion, respectively. As of December 31, 2025, it employed approximately 187,539 people and had 6,765 branches and approximately 174 million customers worldwide. Santander ordinary shares trade on the Spanish Stock Exchanges through the Automated Quotation System under the ticker symbol “SAN.” Santander ordinary shares are also listed on the London (in the form of CREST depository interests) and Warsaw stock exchanges under the ticker symbol “BNC” and “SAN,” respectively, and in the International Quotation System of the Mexican stock exchange under the ticker symbol “SANN.” Santander ADSs trade on the NYSE under the ticker symbol “SAN.”
Webster Financial Corporation
200 Elm Street,
Stamford, CT 06902
United States of America
+1 (203) 578-2202
Webster is a Delaware corporation that serves as the holding company for Webster Bank, National Association (“Webster Bank”) and its Healthcare Financial Services segment. Webster serves consumers, businesses, not-for-profit organizations and governmental entities in Connecticut, Massachusetts, Rhode Island and metro New York City, with a distribution network of 195 banking centers as of December 31, 2025, as well as a full range of online and mobile banking services. Webster Bank is a commercial bank that provides a wide range of financial products and services to businesses, individuals, and families across three differentiated lines of business: Commercial Banking, Healthcare Financial Services and Consumer Banking. Webster delivers customized financial solutions, while also providing employee benefits solutions through HSA Bank and serving as a professional administrator of medical insurance claim settlements through Ametros. Webster Bank is a member of the FDIC and an equal housing lender. As of December 31, 2025, Webster had consolidated total assets of approximately $84.1 billion, total loans and leases of approximately $56.6 billion, total deposits of approximately $68.8 billion, total shareholders’ equity of approximately $9.5 billion and 182,778,045 shares of Webster common stock issued and 161,216,008 shares of Webster common stock outstanding.
The shares of Webster common stock are traded on the NYSE under the symbol “WBS.”
Webster’s principal executive office is located at 200 Elm Street, Stamford, CT 06902, and its telephone number at that location is +1 (203) 578-2202.
Additional information about Webster and its subsidiaries is included in documents incorporated by reference in this document. See the section entitled “Where You Can Find More Information.”
Webster Virginia Corporation
200 Elm Street,
Stamford, CT 06902
United States of America
+1 (203) 578-2202

Webster Virginia was incorporated in Virginia on January 30, 2026 and is a direct, wholly-owned subsidiary of Webster, formed by Webster solely for purposes of completing the transaction with Santander. Webster Virginia has not engaged and, prior to the transaction, will not engage in any activities other than activities incidental to its formation and continued existence and in connection with or contemplated by the transaction agreement. The address of the principal executive office of Webster Virginia is 200 Elm Street, Stamford, CT 06902 and its telephone number is +1 (203) 578-2202.
Santander Ordinary Shares and Santander ADSs
As a Spanish company, Santander issues ordinary shares that entitle holders thereof to similar rights to which a holder of common stock of a U.S. company would be entitled, including without limitation, voting rights and dividend rights. Santander ordinary shares trade on the Spanish Stock Exchanges through the Automated Quotation System under the ticker symbol “SAN.” Santander ordinary shares are also listed on the London (in the form of CREST depository interests) and Warsaw stock exchanges under the ticker symbol “BNC” and “SAN,” respectively, and in the International Quotation System of the Mexican stock exchange under the ticker symbol ”SANN.” To allow investors in the United States to more easily invest in, hold and trade interests in its ordinary shares, Santander, like many non-U.S. companies, has established an American depositary share facility. Pursuant to this facility ordinary shares are deposited with a U.S. depositary bank and the depositary bank issues American Depositary Shares to investors representing interests in the deposited shares. Santander ADSs are securities that trade in dollars on the NYSE under the symbol “SAN.” Each Santander ADS represents one Santander ordinary share. The Santander ADSs are subject to the terms of the Amended and Restated Deposit Agreement, dated as of September 22, 2021, by and among Santander, Citibank, N.A. (the “Depositary”) and all holders and beneficial owners of Santander ADSs issued thereunder (the “deposit agreement”). See “Description of Santander Ordinary Shares” and “Description of Santander American Depositary Shares.” The share consideration in the transaction will consist of Santander ADSs.
You Will Receive Cash and Santander ADSs in the Transaction
The terms and conditions of the transaction are contained in the transaction agreement, which is attached as Annex A to this document. Please carefully read the transaction agreement, as it is the legal document that governs the transaction.
As further described in the transaction agreement, the transaction will be effected in two steps. First, in order to effectuate a reincorporation of Webster in Virginia, Webster will merge with and into Webster Virginia, with each outstanding share of Webster common stock being converted into one share of Webster Virginia common stock, and with Webster Virginia continuing as the surviving corporation in such merger. The reincorporation merger will be effected pursuant to a Plan of Merger in the form attached to the transaction agreement and as Annex B to this document. Second, immediately following the completion of the reincorporation merger, Santander will acquire all outstanding shares of Webster Virginia common stock through a statutory share exchange, and each share of Webster Virginia common stock will be converted into the right to receive (i) 2.0548 Santander ADSs and (ii) $48.75 in cash, without interest. The share exchange will be effected pursuant to a Plan of Share Exchange in the form attached to the transaction agreement and as Annex C to this document.
As a result of these two parts of the transaction, you will receive, in addition to the cash consideration, share consideration for each of your shares of Webster common stock in the form of Santander ADSs. You will have the option to exchange any Santander ADSs you receive in the transaction for Santander ordinary shares at no charge to you during a specified period following closing of the transaction subject to completion of any applicable procedures and certifications.
On April 17, 2026, the last practicable trading date before the date of this document, the closing price per Santander ordinary share and the closing price per Santander ADS were €11.04 (equivalent to $13.03 based on the exchange rate published by the ECB on such date) and $12.88, respectively. You are urged to obtain a current market quotation for Santander ordinary shares and Santander ADSs.
In addition, at the effective time of the reincorporation merger, each outstanding share of Webster Series F preferred stock and Webster Series G preferred stock will be converted into one share of Webster Virginia Series F preferred stock and Webster Virginia Series G preferred stock, respectively.

The Implied Value of the Exchange Consideration Will Depend on the Respective Market Prices of Santander Ordinary Shares (Converted into U.S. dollars) or Santander ADSs on the Closing Date of the Transaction
The U.S. dollar value of the share consideration will depend on the price of Santander ordinary shares and the euro/U.S. dollar exchange rate or the price of Santander ADSs on the closing date of the transaction.
Based on the closing price of Santander ordinary shares on the Spanish Stock Exchanges as reported by the Automated Quotation System and the then-prevailing euro/U.S. dollar exchange rate:
•	on February 2, 2026, the last full trading day prior to the announcement of the transaction, the implied value per share of Webster common stock of the exchange consideration was $75.63; and
•	on April 17, 2026, the last practicable trading date before the date of this document, the implied value per share of Webster common stock of the exchange consideration was $75.52.
Based on the closing market price of Santander ADSs on the NYSE:
•	on February 2, 2026, the implied value per share of Webster common stock of the exchange consideration was $75.59; and
•	on April 17, 2026, the implied value per share of Webster common stock of the exchange consideration was $75.22.
You are urged to obtain current market quotations for these securities prior to making any decision with respect to this transaction. The respective market prices of Santander ordinary shares, Santander ADSs and Webster common stock will fluctuate between the date of this document and closing of the transaction. No assurance can be given concerning the respective market prices of Santander ordinary shares, Santander ADSs or Webster common stock before or after closing of the transaction.
The Santander Ordinary Shares and Santander ADSs to Be Issued in the Transaction Will Be Listed and Traded on Various Exchanges
Santander ordinary shares trade on the Spanish Stock Exchanges through the Automated Quotation System under the ticker symbol “SAN.” Santander ordinary shares are also listed on the London (in the form of CREST depository interests) and Warsaw stock exchanges under the ticker symbol “BNC” and “SAN,” respectively, and in the International Quotation System of the Mexican stock exchange under the ticker symbol “SANN.” Santander ADSs trade on the NYSE under the ticker symbol “SAN.”
The Rights Associated with Owning Santander Ordinary Shares or Santander ADSs Are Different from Those Associated with Owning Shares of Webster Common Stock
As Santander is a Spanish company, the rights of holders of Santander ordinary shares are governed directly, and the rights of holders of Santander ADSs are governed indirectly, by Spanish law and by Santander’s bylaws (estatutos). In addition, the rights of holders of Santander ADSs are governed by New York law and the deposit agreement under which the Santander ADSs are issued. Webster is a Delaware corporation and is governed by the DGCL. The rights of Webster’s stockholders are governed by Delaware law and by Webster’s articles of incorporation and bylaws. For a comparison of the rights of holders of Santander ordinary shares or Santander ADSs with the rights of holders of Webster common stock, see “Comparison of Your Rights as a Holder of Shares of Webster Common Stock and Your Rights as a Potential Holder of Santander ADSs.” The rights of holders of Santander ADSs also will be governed by the terms of the deposit agreement. See “Description of Santander American Depositary Shares.”

What Holders of Webster Equity Awards Will Receive
Upon the terms and subject to the conditions of the transaction agreement, outstanding Webster equity-based awards will be treated as follows:
•
prior to the effective time of the reincorporation merger, (i) all outstanding time-based restricted stock awards of Webster (“Webster RSAs”) held by non-employee directors, (ii) 50% of outstanding Webster RSAs granted prior to the date of the transaction agreement that are not held by non-employee directors and remain unvested as of such time and (iii) all outstanding performance-based restricted stock awards of Webster (“Webster PSAs”) will fully vest and become shares of Webster common stock, subject to all required withholding taxes. Like other Webster common stock, these shares will be converted into shares of Webster Virginia common stock, which will be converted into the exchange consideration on a per share basis. The performance goals for the Webster PSAs will be deemed satisfied at the greater of target and actual performance (as determined by the compensation committee of the Webster board prior to the effective time of the reincorporation merger in consultation with Santander);

•
at the effective time of the reincorporation merger, (i) the remaining 50% of outstanding Webster RSAs granted prior to the date of the transaction agreement that are not held by non-employee directors and remain unvested as of such time and (ii) all outstanding Webster RSAs granted on or after the date of the transaction agreement that are not held by non-employee directors will be converted into time-based restricted stock awards covering shares of Webster Virginia common stock (together, “Converted RSAs”); and

•
at the effective time of the share exchange, all Converted RSAs will be cancelled for the right to receive time-based restricted stock awards covering Santander ordinary shares (“Converted Santander RSAs”), with the number of Santander ordinary shares underlying such awards calculated based on the value of the exchange consideration (with the cash consideration component converted into a number of shares based on the volume weighted average trading price of Santander ordinary shares on the Spanish Stock Exchanges for the five consecutive trading days ending on the trading day immediately preceding the closing date of the transaction). The Converted Santander RSAs will otherwise continue to be subject to the same terms and conditions as applied to the corresponding Webster RSAs immediately prior to the effective time of the reincorporation merger.

Pursuant to the transaction agreement, the Webster board or its compensation committee, as applicable, has agreed to take all requisite actions pursuant to the terms of the Webster Employee Stock Purchase Plan (“ESPP”) to (i) preclude the commencement of any new offering periods after the date of the transaction agreement (except for the offering period under the ESPP in effect as of such date); (ii) ensure that each purchase right under the ESPP outstanding under the offering period in effect as of such date will be exercised as of no later than three business days prior to the date on which the effective time of the share exchange occurs (the “final exercise date”); (iii) ensure that each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Webster common stock in accordance with the ESPP as of the final exercise date; and (iv) cause the ESPP to be terminated effective as of immediately prior to, and subject to, the effective time of the reincorporation merger.
Webster’s Financial Advisor Has Provided to Webster an Opinion as to the Fairness of the Exchange Consideration, from a Financial Point of View, to Webster’s Stockholders
At the meeting of the Webster board held on February 2, 2026, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Webster board, which was subsequently confirmed by delivery of a written opinion, dated February 3, 2026, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange consideration to be paid to the holders of Webster common stock (other than Santander and its affiliates) in the transaction was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated February 3, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the J.P. Morgan opinion, is attached as Annex D to this document and is incorporated herein by reference. The summary of the J.P. Morgan opinion set forth in this document is qualified in its entirety by reference to the full text of the written opinion of J.P. Morgan, dated February 3, 2026. Webster’s stockholders are urged to read such written opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Webster board (in its capacity as such) in connection with and for the purposes of its evaluation of the transaction, and was limited to the fairness, from a financial point of view, of the exchange consideration to be paid to the holders of shares of Webster common stock

(other than Santander and its affiliates) in the transaction and did not address any other aspect of the transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The J.P. Morgan opinion does not constitute a recommendation to any stockholder of Webster as to how such stockholder should vote with respect to the transaction proposal or any other matter.
For services rendered in connection with the transaction and the delivery of the J.P. Morgan opinion, Webster has agreed to pay J.P. Morgan a transaction fee of approximately $75 million, $7.5 million of which became payable to J.P. Morgan in connection with the delivery by J.P. Morgan of its opinion to the Webster board on February 3, 2026, and the remainder of which will become payable upon closing of the transaction.
For a description of the J.P. Morgan opinion, see “The Transaction—Opinion of J.P. Morgan, Financial Advisor to Webster.”
The Webster Board Recommendation
The Webster board unanimously recommends that you vote “FOR” the transaction proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
In determining whether to approve the transaction agreement, the Webster board consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Webster board considered the factors described under “The Transaction—Webster’s Reasons for the Transaction; Recommendation of the Webster Board.”
Interests of Webster’s Executive Officers and Directors in the Transaction
In considering the recommendation of the Webster board to vote to approve the transaction proposal, the compensation proposal and the adjournment proposal, Webster’s stockholders should be aware that the directors and executive officers of Webster may have interests in the transaction that are different from, or in addition to, the interests of Webster’s stockholders generally and that may create potential conflicts of interest.
These interests include, among others, the following:
•
Each of Webster’s non-employee directors holds Webster RSAs, which will fully vest prior to the effective time of the reincorporation merger and entitle the holder to receive the exchange consideration at the effective time of the share exchange.

•
Each of Webster’s executive officers holds unvested Webster RSAs, a portion of which will fully vest prior to the effective time of the reincorporation merger, subject to all required withholding taxes, and entitle the holder to receive the exchange consideration at the effective time of the share exchange, and the remaining portion of which will become Converted Santander RSAs, subject to the same terms and conditions as applied to the corresponding Webster RSAs immediately prior to the effective time of the reincorporation merger (including “double-trigger” vesting acceleration as described under “The Transaction—Interests of Webster’s Directors and Executive Officers in the Transaction—Treatment of Outstanding Webster Equity Awards”).

•
Each of Webster’s executive officers holds unvested Webster PSAs, which will fully vest prior to the effective time of the reincorporation merger, subject to all required withholding taxes, and entitle the holder to receive the exchange consideration at the effective time of the share exchange. The performance goals will be deemed earned based on the greater of target and actual performance (as determined by the compensation committee of the Webster board prior to the effective time of the reincorporation merger in consultation with Santander).

•
Each of Webster’s executive officers is party to a change in control agreement with Webster that provides for severance payments and benefits in connection with a termination of employment without cause or for good reason within two years following the effective time of the reincorporation merger.

•
Concurrently with the execution of the transaction agreement, Santander entered into letter agreements with each of Messrs. Ciulla and Massiani, which provide for specified compensation and benefits for their employment with Santander following closing of the transaction.

•	Webster’s directors and executive officers are entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the transaction agreement.

These interests are described in more detail below, and certain of them are quantified in the narrative and in the section titled “The Transaction—Interests of Webster’s Directors and Executive Officers in the Transaction” beginning on page 40.
No Solicitation of Alternative Transactions
Webster has agreed that it will not solicit, initiate, or take any action to facilitate or encourage the submission of any acquisition proposals by third parties or otherwise initiate any process that is intended to, or is reasonably likely to lead to the making of an acquisition proposal by a third party. Webster may respond to unsolicited proposals in certain circumstances if required by the Webster board’s fiduciary duties. Webster must promptly notify Santander if it receives any acquisition proposals. See “The Transaction Agreement—No Solicitation of Alternative Transactions.”
Conditions to Closing of the Transaction
The respective obligations of Santander and Webster to close the transaction are subject to the satisfaction at or prior to the closing of the transaction of the following conditions:
•	the approval by Santander’s shareholders of the capital increase of Santander necessary for effecting the transaction and the approval of the transaction proposal by Webster’s stockholders;
•	the absence of any applicable law which prohibits or makes illegal the consummation of the reincorporation merger or the share exchange;
•
the effectiveness of the registration statement with respect to the Santander ordinary shares underlying the Santander ADSs to be issued to Webster’s stockholders and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose and not withdrawn;

•
the filing of an exemption document, or the verification and registration of a prospectus for the purposes of Regulation (EU) No. 2017/1129 of the European Parliament and of the Council, of June 14, 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “Prospectus Regulation”), relating to the issuance of Santander ordinary shares with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores, the “CNMV”);

•
the receipt by Santander of the necessary report of an independent expert appointed by the Commercial Registry of Santander validating the valuation of Webster Virginia’s common stock that will be acquired by Santander as a result of the share exchange used to set the exchange ratio;

•	the capital increase of Santander necessary for effecting the transaction having been granted before a Spanish public notary;
•	the approval of the listing of Santander ADSs to be issued in the transaction on the NYSE, subject to official notice of issuance;
•
the accuracy of the representations and warranties of the other party contained in the transaction agreement generally as of the date on which the transaction agreement was executed and as of the closing date, subject to certain materiality and material adverse effect standards contained in the transaction agreement, and the receipt by each party of a certificate signed on behalf of the other party confirming such accuracy;

•
the performance by the other party in all material respects of the obligations required to be performed by it under the transaction agreement at or prior to the effective time of the share exchange, and the receipt by each party of a certificate signed on behalf of the other party confirming such performance; and

•
all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), (ii) the ECB under the Spanish Royal Decree 84/2015, and/or to the extent it is already in force, under the relevant Spanish law implementing Directive 2024/1619, of May 31 (CRDVI), (iii) if required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice and (iv) any governmental authority set forth in the transaction agreement required to consummate the transactions contemplated therein, including the transaction (the “requisite regulatory approvals”), having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and with respect to Santander’s obligation to close the transaction, no such requisite regulatory approval requiring Santander to take any action, or agree to any condition or restriction, in connection with obtaining such requisite regulatory approval that would reasonably be expected to have (i) a material adverse effect on Webster and its subsidiaries, taken as a whole, or (ii) a material adverse effect (measured on a scale relative to Webster and its subsidiaries, taken as a whole) on Santander and its subsidiaries (including, from and after closing of the transaction, Webster Virginia and its subsidiaries), taken as a whole (such requirement, a “materially burdensome regulatory condition”).
The approval by Santander’s shareholders of the capital increase of Santander necessary for effecting the transaction was obtained on March 27, 2026. No assurance can be provided as to when or if all of the other conditions to the transaction can or will be satisfied or waived by the appropriate party. As of the date of this document, Santander and Webster have no reason to believe that any of these conditions will not be satisfied.
For a more detailed description of the conditions to the transaction, see “The Transaction Agreement—Conditions to Closing of the Transaction.”
Financing of the Transaction
Pursuant to the transaction, each share of Webster common stock will in two steps be converted into the right to receive $48.75 in cash, without interest, in addition to the share consideration.
Santander’s obligation to close the transaction is not conditioned upon its obtaining financing. Santander anticipates that approximately $7.9 billion will be required to pay the aggregate cash consideration to Webster’s stockholders. Santander intends to fund the cash consideration through cash on hand.
Termination of the Transaction Agreement
The transaction agreement may be terminated at any time prior to the effective time of the reincorporation merger, whether before or after approval of the matters presented in connection with the transaction by the stockholders of Webster or Santander:
•	by mutual written agreement of Webster and Santander;
•	by either Webster or Santander if:
•	the transaction has not occurred on or before February 3, 2027 (the “end date”) (other than because of a breach of the transaction agreement caused by the party seeking termination);
•
any governmental authority required to grant a requisite regulatory approval has denied approval of either the reincorporation merger or the share exchange and such denial has become final and nonappealable or there has been any applicable law that (i) makes the consummation of the reincorporation merger and/or the share exchange illegal or otherwise prohibited or (ii) enjoins Webster, Santander or Webster Virginia from consummating the reincorporation merger and/or the share exchange and such injunction has become final and nonappealable;

•	the approval by Webster’s stockholders of the transaction proposal has not been obtained upon a vote taken at the special meeting or at any adjournment or postponement thereof;
•
the approval by Santander’s shareholders of the capital increase and the delegation to the board of directors of Santander (the “Santander board”) for the execution of such capital increase has not been obtained upon a vote taken at the relevant Santander shareholders’ meeting or at any adjournment or postponement thereof; or

•
the other party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the transaction agreement (or any such representation or warranty has ceased to be true), which breach or failure to be true or failure to perform, either individually or in the aggregate with all other breaches by the breaching party (or failures of such representations or warranties to be true), (i) would give rise to the failure of certain of the conditions to closing set forth in the transaction agreement to be satisfied and (ii) is either incurable or, if curable, was not cured by the breaching party by the earlier of (1) 30 days following receipt by the breaching party of written notice of such breach or failure and (2) the end date; provided that, at the time of delivery of such written notice, the non-breaching party shall not be in a material breach of its obligations under the transaction agreement.

The transaction agreement may also be terminated by Santander if:
•
prior to the special meeting, an adverse recommendation change has occurred or there has been an intentional and material breach by Webster of its non-solicitation obligations under the transaction agreement; or

•
prior to the effective time of the reincorporation merger, any governmental authority required to grant a requisite regulatory approval has denied approval of the transactions contemplated in the transaction agreement and such denial has become final and nonappealable or any governmental authority of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal closing of the transaction (or on a final and nonappealable basis has determined not to grant such approval without the imposition of a materially burdensome regulatory condition).

Termination Fee
Webster has agreed to pay Santander a termination fee in the amount of $489.0 million in the following circumstances:
•
if (i) the transaction agreement is terminated by (1) either Webster or Santander because closing of the transaction has not occurred by the end date without the approval of the transaction proposal by Webster’s stockholders having been obtained, (2) Santander, because the approval of the transaction proposal by Webster’s stockholders has not been obtained (other than in the circumstances contemplated in the bullet below), or (3) Santander, because Webster has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the transaction agreement (or any such representation or warranty has ceased to be true), which breach or failure to be true or failure to perform, either individually or in the aggregate with all other breaches by Webster (or failures of such representations or warranties to be true), (a) would give rise to the failure of certain of the conditions to closing set forth in the transaction agreement to be satisfied and (b) is either incurable or, if curable, was not cured by Webster by the earlier of (A) 30 days following receipt by Webster of written notice of such breach or failure and (B) the end date; provided that, at the time of delivery of such written notice, Santander shall not be in a material breach of its obligations under the transaction agreement, (ii) prior to such termination, a bona fide Acquisition Proposal (as defined herein) has been publicly announced or otherwise communicated to the Webster board, senior management of Webster or Webster’s stockholders (and not withdrawn at least two business days prior to the special meeting), and (iii) within 12 months of the date of such termination, Webster or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), or

•
if the transaction agreement is terminated by Santander because, prior to the special meeting, an adverse recommendation change has occurred or there has been an intentional and material breach by Webster of its non-solicitation obligations under the transaction agreement, or if the transaction agreement is terminated by Webster or Santander because the approval by Webster’s stockholders of the transaction proposal has not been obtained upon a vote taken at the special meeting or at any adjournment or postponement thereof at a time when the transaction agreement was terminable by Santander because, prior to the special meeting, an adverse recommendation change had occurred or there had been an intentional and material breach by Webster of its non-solicitation obligations under the transaction agreement.

For purposes of determining whether the termination fee is payable, the term “Acquisition Proposal” has the meaning described under “The Transaction Agreement—No Solicitation of Alternative Transactions;” except that the 25% thresholds are treated as references to “51%.”
See “The Transaction Agreement—Termination of the Transaction Agreement—Termination Fee.”
Appraisal Rights
If the transaction is closed, holders of shares of Webster common stock issued and outstanding immediately prior to the effective time of the reincorporation merger who do not vote in favor of the transaction proposal, who validly demand appraisal pursuant to Section 262 of the DGCL and who have not effectively withdrawn their demand or otherwise waived or lost their rights to appraisal are entitled to seek appraisal of their shares of Webster common stock in connection with the transaction under Section 262 of the DGCL. For further information see “The Transaction—Appraisal Rights.”

Information About The Special Meeting
The special meeting of holders of shares of Webster common stock will be held virtually, solely by means of remote communication, on May 26, 2026 at 9 a.m., Eastern Time. The special meeting is expected to be held in a virtual-only meeting format conducted via live webcast. Webster’s stockholders may participate in the virtual meeting by accessing www.virtualshareholdermeeting.com/WBS2026SM.
At the special meeting, holders of shares of Webster common stock will be asked to consider and vote upon the following proposals:
•	the transaction proposal;
•	the compensation proposal; and
•	if necessary or appropriate, the adjournment proposal.
Only holders of shares of Webster common stock as of the close of business on the record date are entitled to receive notice of, and vote at, the special meeting or any adjournment or postponement thereof. Webster’s stockholders will be able to attend the special meeting via the special meeting website or by proxy and vote their shares electronically during the special meeting by visiting the special meeting website at www.virtualshareholdermeeting.com/WBS2026SM. Webster’s stockholders will need the control number found on their proxy card or voting instruction form in order to access the special meeting website. As of the record date, Webster directors and executive officers and their affiliates owned and were entitled to vote approximately 1,133,708 shares of Webster common stock, representing approximately 0.70% of the outstanding shares of Webster common stock. Webster currently expects that Webster’s directors and executive officers will vote their shares in favor of the transaction proposal, although none of them has entered into any agreements obligating them to do so. Approval of the transaction proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Webster common stock entitled to vote on the transaction agreement. Adoption of the transaction proposal is a condition to closing of the transactions contemplated by the transaction agreement.
Regulatory Approvals Required for the Transaction
To close the transaction, Santander and Webster need to obtain approvals, or consents from, or make filings with, a number of European and U.S. regulatory authorities. Subject to the terms of the transaction agreement, Santander and Webster have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all requisite regulatory approvals and all other permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the transaction and the other transactions contemplated by the transaction agreement, and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties, regulatory agencies or governmental authorities. The foregoing includes the approval of the Federal Reserve Board and the ECB. Santander and Webster have concluded that the transaction is not subject to the HSR Act.
Although neither Santander nor Webster knows of any reason why it cannot obtain these regulatory approvals in a timely manner, there can be no assurance that all of the requisite regulatory approvals will be obtained and, if obtained, there can be no assurance regarding the timing of such approvals, Santander’s and Webster’s ability to obtain such approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such requisite regulatory approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of Santander or Webster Virginia following closing of the transaction.
Timing of the Transaction
Closing of the transaction is expected to occur in the second half of 2026. However, Santander and Webster cannot assure you when or if the transaction will close. The obligations of Santander and Webster to close the transaction are subject to the satisfaction or waiver of certain closing conditions contained in the transaction agreement, including the receipt of required approvals of Webster’s stockholders and Santander’s shareholders and the requisite regulatory approvals. As a result, closing of the transaction is expected to take place no earlier than approximately six weeks after the special meeting. If the transaction has not occurred on or before the end date, either Santander or Webster may terminate the transaction agreement, unless the failure to close the transaction by such date is because of a breach of the transaction agreement caused by the party seeking termination.

U.S. Federal Income and Spanish Tax Considerations
U.S. Federal Income Tax Considerations
In general, a U.S. holder (as defined in the discussion under the heading “Material U.S. Federal Income Tax Considerations”) whose shares of Webster common stock are exchanged for Santander ADSs and cash in the transaction will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Santander ADSs on the date of the exchange and the cash consideration (including any cash received in lieu of fractional entitlements to Santander ADSs) received with respect to such shares of Webster common stock and (ii) the U.S. holder’s adjusted tax basis in such Webster common stock.
Spanish Tax Considerations
As a general rule, no charge to Spanish tax (including Spanish Transfer Tax or Value Added Tax) will arise to Qualifying Stockholders (as defined in the discussion under the heading “Spanish Tax Considerations”) in respect of the share exchange or the receipt by them of Santander ADSs. In particular, a Qualifying Stockholder whose shares of Webster common stock are exchanged for Santander ADSs and cash in the transaction shall not be subject to Spanish Non-Resident Income Tax (“NRIT”) pursuant to the Spanish NRIT Law (as defined herein).
The acquisition of Santander ADSs (other than pursuant to a gift or inheritance) shall generally be subject to Spanish FTT (as defined in the discussion under the heading “Spanish Tax Considerations”) at a rate of 0.2%, unless the delivery of such Santander ADSs qualifies as a primary market transaction. Accordingly, the delivery of Santander ADSs in connection with the share capital increase undertaken by Santander in connection with the transaction shall be exempt from Spanish FTT.
The Spanish tax consequences arising from the acquisition, ownership and disposition of Santander ADSs by Qualifying Stockholders are discussed under “Spanish Tax Considerations.”
Accounting Treatment
Santander prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS-IASB”). The transaction will be accounted for as an acquisition of Webster by Santander under the acquisition method of accounting in accordance with IFRS-IASB.

RECENT DEVELOPMENTS
On February 3, 2026, Santander announced its results for the year ended December 31, 2025. Santander reported total income and attributable profit of €58.3 billion and €14.1 billion for the year ended December 31, 2025, respectively, and it had total assets of €1,867.5 billion and total equity of €112.7 billion as of such date.
Additional information about Santander’s financial position and results of operations as of and for the year ended December 31, 2025 is included in the documents incorporated by reference herein. See “Where You Can Find More Information.”
On February 4, 2026, Santander announced the commencement of a €5,030 million share buyback program. For further information, see the Santander 2026 Share Buy-Back 6-K (as defined herein).
On February 25, 2026, Santander called its annual general shareholders’ meeting. For further information, see the Santander 2026 AGM Call 6-K (as defined herein). Also on such date, Santander held its investor day, whereby it presented its strategic plan for 2026-2028, including key financial and operational targets.
On March 27, 2026, Santander held its annual general shareholders’ meeting where, among other matters, Santander’s shareholders approved the capital increase of Santander necessary for effecting the transaction. For further information, see the Santander 2026 AGM 6-K (as defined herein).

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Santander ordinary shares trade on the Spanish Stock Exchanges through the Automated Quotation System under the ticker symbol “SAN.” Santander ordinary shares are also listed on the London (in the form of CREST depository interests) and Warsaw stock exchanges under the ticker symbol “BNC” and “SAN,” respectively, and in the International Quotation System of the Mexican stock exchange under the ticker symbol “SANN.” Santander ADSs trade on the NYSE under the ticker symbol “SAN.” Each Santander ADS represents the right to receive one Santander ordinary share held by the Depositary under the terms and conditions of the deposit agreement.
Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro price of Santander ordinary shares on the Spanish Stock Exchanges and the price of Santander ADSs on the NYSE. Cash dividends are paid by Santander in euros, and exchange rate fluctuations between the euro and the U.S. dollar will affect the U.S. dollar amounts received by holders of Santander ADSs.
Webster common stock is listed on the NYSE under the symbol “WBS.”
The following table sets forth the closing price per Santander ordinary share, Santander ADS and share of Webster common stock as of February 2, 2026, the last trading day before the public announcement of the transaction.

	Santander		Webster
	Ordinary Shares	ADSs	Common Stock
February 2, 2026	€11.05(1)	$13.06	$66.00

(1)	Equivalent to $13.08 based on the exchange rate published by the ECB on February 2, 2026.
You are urged to obtain current market quotations for these securities prior to making any decision with respect to this transaction. The respective market prices of Santander ordinary shares, Santander ADSs and Webster common stock will fluctuate between the date of this document and closing of the transaction. No assurance can be given concerning the respective market prices of Santander ordinary shares, Santander ADSs or Webster common stock before or after closing of the transaction.
Following the transaction, Santander ADSs will continue to be traded on the NYSE under the ticker symbol “SAN” and Santander ordinary shares will continue to be traded through the Automated Quotation System under the ticker symbol “SAN” and on the London (in the form of CREST depository interests) and Warsaw stock exchanges under the ticker symbol “BNC” and “SAN,” respectively, and in the International Quotation System of the Mexican stock exchange under the ticker symbol “SANN.”
With respect to the results obtained during the year ended December 31, 2024, Santander paid aggregate dividends per Santander ordinary share of €0.210. With respect to the results obtained during the year ended December 31, 2025, Santander paid a dividend per Santander ordinary share of €0.115 in the fourth quarter of 2025, and Santander’s shareholders approved at the shareholders’ general meeting held on March 27, 2026, the payment of an additional dividend per Santander ordinary share of €0.125, which will be paid from May 5, 2026. Webster’s stockholders will not receive such dividend. Webster’s dividend policy is to pay a quarterly dividend of $0.40 per share of Webster common stock.

Cautionary Statement Regarding Forward-Looking Statements
This document contains statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “achieve,” “anticipate,” “assume,” “believe,” “could,” “deliver,” “drive,” “enhance,” “estimate,” “expect,” “focus,” “future,” “goal,” “grow,” “guidance,” “intend,” “may,” “might,” “plan,” “position,” “potential,” “predict,” “project,” “opportunity,” “outlook,” “should,” “strategy,” “target,” “trajectory,” “trend,” “will,” “would,” and other similar words and expressions or the negative of such terms or other comparable terminology. Forward-looking statements include, but are not limited to, statements about business strategy, goals and objectives, projected financial and operating results, including outlook for future growth, and future share dividends, share repurchases and other uses of capital. These statements are not historical facts, but instead represent Santander’s and Webster’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of their control. As forward-looking statements involve significant risks and uncertainties, investors are cautioned not to place undue reliance on such statements.
The ability of either Santander or Webster to predict results or the actual effects of its plans and strategies, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth below under “Risk Factors” and those discussed and identified in public filings made with the SEC by Santander or Webster.
All subsequent written and oral forward-looking statements concerning the transaction or other matters addressed in this document and attributable to Santander or Webster or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Webster and Santander undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except to the extent required by law. The forward-looking statements included in this document speak only as of the date of this document, and unless otherwise required by applicable securities laws, Webster and Santander disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this document, including the matters under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed under the caption “Risk Factors” included in the Annual Report on Form 20-F filed by Santander for the year ended December 31, 2025 and in the Annual Report on Form 10-K filed by Webster for the year ended December 31, 2025 in both cases as updated by subsequently furnished or filed Forms 6-K, 8-K, 20-F, 10-Q and 10-K, as applicable, you should carefully consider the following factors in deciding whether to vote “for” the transaction proposal and, if necessary or appropriate, “for” the adjournment proposal.
Because the Market Price of Santander ADSs Will Fluctuate, Webster’s Stockholders Cannot Be Sure of the Value of the Exchange Consideration They Will Receive.
Immediately following the completion of the reincorporation merger, Santander will acquire all outstanding shares of Webster Virginia common stock through a statutory share exchange, and each share of Webster Virginia common stock will be converted into the right to receive (i) 2.0548 Santander ADSs and (ii) $48.75 in cash, without interest.
The value of the Santander ADSs comprising the share consideration may fluctuate significantly prior to the closing of the transaction. Any change in the market price of the Santander ADSs prior to closing of the transaction will affect the market value of the share consideration that Webster’s stockholders will receive upon closing of the transaction. Additionally, any change in the U.S. dollar/euro exchange rate prior to closing of the transaction may affect the market value of the share consideration that Webster’s stockholders will receive upon closing of the transaction. There will be no adjustment to the exchange ratio for changes in the respective market prices of Santander ADSs or Santander ordinary shares or shares of Webster common stock or for changes in the U.S. dollar/euro exchange rate. Neither Santander nor Webster is permitted to terminate the transaction agreement or resolicit the vote of its respective shareholders or stockholders, as applicable, solely because of changes in the market prices of its respective securities. The market value of Santander ADSs to be received in the transaction, and the U.S. dollar/euro exchange rate will also continue to fluctuate following closing of the transaction. Changes in the prices of Santander ADSs, Santander ordinary shares or shares of Webster common stock may result from a variety of factors, including general market and economic conditions, changes in Santander’s and Webster’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond their control. You should obtain current market quotations for Santander ordinary shares (and the U.S. dollar/euro exchange rate), Santander ADSs and for shares of Webster common stock.
You Will Need to Consider the U.S. Federal Income Tax Consequences of the Transaction and of Holding Santander ADSs.
The transaction will be a taxable event to U.S. holders (as defined in the discussion under the heading “Material U.S. Federal Income Tax Considerations”) of shares of Webster common stock. In general, a U.S. holder whose shares of Webster common stock are exchanged for Santander ADSs and the cash consideration in the transaction will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Santander ADSs on the date of the exchange and the cash consideration (including any cash received in lieu of fractional entitlements to Santander ADSs) received with respect to such shares of Webster common stock and (ii) the U.S. holder’s adjusted tax basis in such Webster common stock. A U.S. holder will have a tax basis in the Santander ADSs received equal to their fair market value on the closing date of the transaction, and the U.S. holder’s holding period with respect to such Santander ADSs will begin on the day after the date of the exchange.
It is expected that distributions paid by Santander generally will be reported to U.S. holders as dividends and will be in an amount equal to the U.S. dollar value of the euros received. Gain or loss realized by a U.S. holder on the sale or exchange of Santander ADSs will generally be subject to U.S. federal income tax as capital gain or loss.
The U.S. federal income tax consequences of the transaction are discussed in more detail below under “Material U.S. Federal Income Tax Considerations.”
You Will Need to Consider the Spanish Tax Consequences of Holding Santander ADSs.
As a result of receiving Santander ADSs in the transaction, you will be subject to certain Spanish tax consequences related to holding such Santander ADSs, including the treatment of dividends paid with respect to any Santander ordinary shares (including those underlying the Santander ADSs) and of the proceeds of a sale or disposition of any

Santander ordinary shares (including those underlying the Santander ADSs). In particular, on any dividend payment date, Qualifying Stockholders will be subject to a Spanish withholding tax of 19% on any dividends paid by Santander; however, the Spanish withholding tax rate may be reduced to 15% on the conditions and pursuant to the tax treaty between the United States and Spain and according to the procedure set forth by Spanish legislation.
The Spanish tax consequences of the acquisition, ownership and disposition of Santander ADSs by Qualifying Stockholders are discussed in more detail below under “Spanish Tax Considerations.”
The Market Price of Santander ADSs and Santander Ordinary Shares After the Transaction May Be Affected by Factors Different from Those Currently Affecting the Respective Market Prices of Santander ADSs, Santander Ordinary Shares and Shares of Webster Common Stock.
The businesses of Santander and Webster differ in some respects, and, accordingly, the results of operations of Santander following closing of the transaction and the market price of Santander ADSs and Santander ordinary shares following the transaction may be affected by factors different from those currently affecting the independent results of operations of each of Santander or Webster. For a discussion of the businesses of Santander and Webster and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”
You Will Have Rights as Holder of Santander ADSs that Differ From Your Current Rights as Holder of Shares of Webster Common Stock.
Upon closing of the transaction, you will no longer hold shares of Webster common stock but will instead hold Santander ADSs, and your rights as shareholder of Santander will be governed by Spanish law, Santander’s bylaws and the deposit agreement under which the Santander ADSs are issued. The terms of Santander’s bylaws and applicable Spanish law are in some respects materially different than the terms of Webster’s certificate of incorporation and bylaws and applicable Delaware law, which govern the rights of Webster’s stockholders. In addition, because of certain aspects of Spanish law, Santander’s bylaws and the terms of the deposit agreement under which the Santander ADSs are issued, the rights of holders of Santander ADSs are not the same as rights of holders of Santander ordinary shares.
For a more complete description of the different rights associated with shares of Webster common stock and Santander ordinary shares, see “Comparison of Your Rights as a Holder of Shares of Webster Common Stock and Your Rights as a Potential Holder of Santander ADSs.” For more information regarding the characteristics of, and differences between, Santander ordinary shares and Santander ADSs, see “Description of Santander Ordinary Shares” and “Description of Santander American Depositary Shares.”
Shareholders in the United States May Decide to Sell Shares of Webster Common Stock or Santander ADSs, Which Could Cause a Decline in Their Market Prices.
Some U.S. holders of shares of Webster common stock may be disinclined to own ADSs of a company that has its primary listing outside the United States. This could result in the sale of shares of Webster common stock prior to the closing of the transaction or the sale of Santander ADSs received in the transaction. In addition, the respective market prices of the shares of Webster common stock, Santander ordinary shares and Santander ADSs may be adversely affected by arbitrage activities occurring prior to closing of the transaction. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of Webster common stock before the transaction is closed and Santander ADSs before and after the transaction is closed.
Santander Is a Foreign Private Issuer Under the Rules and Regulations of the SEC and, Thus, Is Exempt from a Number of Rules Under the Exchange Act and Is Permitted to File Less Information with the SEC Than a Company Incorporated in the United States.
As a foreign private issuer under the Exchange Act, Santander is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act or to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, Santander is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act and certain information may be provided by Santander in accordance with Spanish law, which may differ in scope, substance or timing from such disclosure requirements under the Exchange Act. Furthermore, as a foreign private issuer, Santander is also permitted, and intends to continue, to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of the NYSE for domestic U.S. issuers.

Accordingly, after closing of the transaction, if you hold Santander ADSs, you may receive less information about Santander than you currently receive about Webster, and be afforded less protection under the U.S. federal securities laws than you are currently afforded. If Santander loses its status as a foreign private issuer at some future time, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.
Webster and Santander are Expected to Incur Significant Non-Recurring Costs Related to the Transaction and the Subsequent Integration of their Respective Businesses.
Webster and Santander have incurred and expect to incur a number of non-recurring costs associated with the transaction. These costs include legal, accounting and financial advisory costs and severance/employee-benefit related costs, as well as the costs and expenses of filing, printing and mailing this document, and all filing and other fees paid to the SEC in connection with the transaction. Some of these costs are payable by either Webster or Santander regardless of whether or not the transaction is completed.
Santander is expected to incur significant costs in connection with the subsequent integration of Santander’s and Webster’s respective businesses. There are a number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including procurement, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. Many of such integration costs are, by their nature, difficult to estimate, and the timing of such costs is uncertain at present.
Santander May Fail to Realize All of the Anticipated Benefits of the Transaction, and Consolidating the Businesses of Webster and Santander May Be More Difficult, Costly or Time Consuming Than Expected.
The success of the transaction will depend, in part, on Santander’s ability to realize the anticipated benefits from consolidating the businesses of Santander and Webster. However, to realize these anticipated benefits, Santander and Webster must successfully integrate their businesses, including pursuant to the IHC merger or the bank merger (in each case, as defined herein). If Santander and Webster take longer to, or are not able to achieve these objectives, including if Santander does not obtain the regulatory approvals necessary to consummate the IHC merger or the bank merger, the anticipated benefits of the transaction, including the cost synergies expected to be realized, may not be realized fully or at all, or may take longer to realize than expected.
It is possible that the integration process could take longer or be more costly than anticipated or could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Santander and Webster to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the transaction. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Webster and Santander following closing of the transaction.
The Fairness Opinion Obtained by Webster from Its Financial Advisor Will Not Be Updated to Reflect Changes in Circumstances Between the Date such Fairness Opinion Was Delivered and Closing of the Transaction.
The J.P. Morgan opinion, dated February 3, 2026, was based on information available to J.P. Morgan as of the date of such opinion. Such opinion does not reflect any changes that may occur or may have occurred after the date on which such opinion was delivered, including changes in the operations and prospects of Santander or Webster, general market and economic conditions and other factors which may be beyond the control of Santander and Webster, which may alter the value of Santander or Webster or the prices of Santander ADSs, Santander ordinary shares or shares of Webster common stock by the time the transaction closes. The J.P. Morgan opinion does not speak as of the time the transaction will close or as of any date other than the date of such opinion and Webster currently does not anticipate asking J.P. Morgan to update the J.P. Morgan opinion. For a description of the J.P. Morgan opinion, please refer to “The Transaction—Opinion of J.P. Morgan, Financial Advisor to Webster.” For a description of the other factors considered by the Webster board, in determining to approve the transaction, please refer to “The Transaction—Webster’s Reasons for the Transaction; Recommendation of the Webster Board.”
The Transaction Agreement Limits Webster’s Ability to Pursue Alternatives to the Transaction.
The transaction agreement contains non-solicitation provisions that, subject to limited exceptions, limit Webster’s ability to discuss, facilitate or encourage competing third-party proposals that involve the sale or acquisition of a significant part of Webster’s assets and equity or voting securities, respectively. Further, there are only limited exceptions to Webster’s agreement that the Webster board will not withdraw or modify in a way adverse to Santander the Webster board recommendation to Webster’s stockholders that they vote in favor of the transaction proposal. Also, in some situations where an Acquisition Proposal has been made known to Webster or Webster’s stockholders and the transaction agreement is subsequently terminated for a variety of reasons (including, among other reasons, the Webster board withdrawing or modifying the Webster board recommendation), Webster will be required to pay the termination fee to Santander if Webster completes, or enters into an agreement with respect to, a competing third-party proposal. See “The Transaction Agreement—No Solicitation of Alternative Transactions” and “The Transaction Agreement—Termination of the Transaction Agreement.” Santander required Webster to agree to these provisions as a condition to Santander’s willingness to enter into the transaction agreement. However, these provisions might discourage a potential competing acquiror that might have an interest in making an Acquisition Proposal, even if it were prepared to pay consideration with a higher per share market price than that proposed in the transaction.
Webster’s Executive Officers and Directors Have Financial Interests in the Transaction That Are Different from, or in Addition to, Your Interests.
You should be aware that Webster’s executive officers and directors have financial interests in the transaction and have arrangements that are different from, or in addition to, the interests of Webster’s stockholders. These interests and arrangements may create potential conflicts of interest. The Webster board was aware of these interests and arrangements and considered these interests and arrangements, among other matters, when making its decision to adopt and approve the transaction agreement and in recommending Webster’s stockholders to approve the transaction proposal. Please see “The Transaction—Interests of Webster’s Executive Officers and Directors in the Transaction” for information about these financial interests.
The Transaction is Subject to Conditions, Some or All of Which May Not Be Satisfied, Satisfied on a Timely Basis, if at All, or Waived. Failure to Close the Transaction Could Have a Material Adverse Effect on Webster and/or Santander.
Closing of the transaction is subject to a number of conditions, including, among other things, receipt of Webster’s stockholders’ approval and the requisite regulatory approvals, which make closing and timing of closing of the transaction uncertain. See “The Transaction—Conditions to Closing of the Transaction” for a more detailed discussion of those conditions. The failure to satisfy all of such required conditions could delay closing of the transaction for a significant period of time or prevent it from occurring at all.
Any delay in closing the transaction may significantly reduce or delay the realization of the anticipated benefits that Santander and Webster expect to achieve if they successfully close the transaction within the expected time frame. There can be no assurance that the conditions to closing of the transaction will be satisfied or waived or that the transaction will close. Also, subject to limited exceptions, either Santander or Webster may terminate the transaction agreement if the transaction has not occurred on or before the end date.
If closing of the transaction does not occur, Webster’s business may be materially adversely affected and, without realizing any of the benefits of closing of the transaction, Webster will be subject to a number of risks, including the following:
•	Webster could be required to pay the termination fee to Santander under certain circumstances;
•
if the transaction agreement is terminated and the Webster board seeks another business combination, Webster’s stockholders cannot be certain that Webster will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms included in the transaction agreement;

•
time and resources, financial and other, committed by Webster’s management to matters relating to the transaction could otherwise have been devoted to pursuing other beneficial opportunities for Webster;

•
Webster may experience negative reactions from the financial markets, including a decline in the market price of Webster common stock to the extent that the current market price reflects a market assumption that the transaction will be closed, or from its customers, suppliers or employees; and

•	Webster will be required to pay certain costs relating to the transaction, such as legal, accounting, financial advisory and other fees, whether or not the transaction is closed.

In addition, if closing of the transaction does not occur, Webster could be subject to litigation related to any failure to close the transaction or related to any enforcement proceeding commenced against Webster to perform its obligations under the transaction agreement. Any of these risks could materially and adversely impact Webster’s ongoing business, financial condition, financial results and share price.
Similarly, delays in the closing of the transaction could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about closing of the transaction and could materially and adversely impact Santander’s ongoing business, financial condition, financial results and share price following the closing of the transaction.
The Transaction Agreement Subjects Webster to Certain Restrictions on its Business Activities Prior to Closing of the Transaction.
Subject to certain specified exceptions, pursuant to the transaction agreement, Webster has agreed to, and to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and prudential supervisory requirements and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all permits, (iii) keep available the services of its directors, officers, and employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. In addition, and except as expressly contemplated by the transaction agreement or as required by applicable law, Webster has agreed not to take certain actions specified in the transaction agreement, which could cause Webster to be unable to pursue other beneficial opportunities that may arise prior to closing of the transaction. For more information, see “The Transaction Agreement—Conduct of Business Pending the Share Exchange.”
Regulatory Authorities May Impose Conditions on the Transaction that Could Have an Adverse Effect on Santander.
To close the transaction, Santander and Webster need to obtain approvals, or consents from, or make filings with, a number of European and U.S. regulatory authorities. Subject to the terms of the transaction agreement, Santander and Webster have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all requisite regulatory approvals and all other permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the transaction and the other transactions contemplated by the transaction agreement, and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties, regulatory agencies or governmental authorities. The foregoing includes the approval of the Federal Reserve Board and the ECB. Santander and Webster have concluded that the transaction is not subject to the HSR Act.
These regulatory authorities may impose conditions on the closing of the transaction or require changes to the terms of the transaction. There can be no assurance that all of the requisite regulatory approvals will be obtained and, if obtained, there can be no assurance regarding the timing of such approvals, Santander’s and Webster’s ability to obtain such approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such requisite regulatory approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of Santander or Webster Virginia following closing of the transaction.
Santander is not obligated to close the transaction if any requisite regulatory approval would result in the imposition of a materially burdensome regulatory condition.
Upon Closing of the Transaction, Certain Change-of-Control Rights Under Agreements to Which Webster Is a Party Will or May Be Triggered, Which May Result in Third Parties Terminating or Altering Existing Contracts or Relationships with Webster or, Following Closing of the Transaction, Santander.
Webster has contracts with third parties which will or may require Webster to obtain consents from such third parties in connection with the transaction. If these consents cannot be obtained, the counterparties to these contracts may have the ability to terminate, reduce the scope of or otherwise seek to vary the terms of their relationships or the terms of such contracts with Webster in anticipation of the transaction, or with Santander following closing of the transaction. The pursuit of such rights may result in Webster, or, following closing of the transaction, Santander, suffering a loss of potential future revenue, incurring liabilities in connection with breaches of agreements or losing rights that are material to its respective business. Any such disruptions could limit Santander’s ability to achieve the anticipated benefits of the transaction.

Holders of Shares of Webster Common Stock Will Have a Reduced Ownership and Voting Interest in Santander Following Closing of the Transaction and Will Exercise Less Influence Over Management.
Holders of shares of Webster common stock currently have the right to vote in the election of the Webster board and on other matters affecting Webster. In connection with the transaction, each holder of shares of Webster common stock who receives Santander ADSs will have a percentage ownership of Santander that is significantly smaller than such holder’s current percentage ownership of Webster. As a result, holders of shares of Webster common stock may have less influence on the management and policies of Santander than they now have on the management and policies of Webster.
The Fair Value Received by Webster’s Stockholders Who Validly Perfect Their Appraisal Rights May Be Less Than The Exchange Consideration They Would Receive Pursuant to the Transaction.
If the transaction is closed, holders of shares of Webster common stock issued and outstanding immediately prior to the effective time of the reincorporation merger who do not vote in favor of the transaction proposal, who validly demand appraisal pursuant to Section 262 of the DGCL and who have not effectively withdrawn their demand or otherwise waived or lost their rights to appraisal are entitled to seek appraisal of their shares of Webster common stock in connection with the transaction under Section 262 of the DGCL.
Holders considering seeking appraisal should be aware that the fair value of their shares of Webster common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the exchange consideration they would receive pursuant to the transaction if they did not seek appraisal of their shares of Webster common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration offered pursuant to the transaction agreement is not an opinion as to, and might not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the exchange consideration offered pursuant to the transaction agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the exchange consideration offered pursuant to the transaction agreement. Neither Webster nor Santander anticipates offering more than the exchange consideration offered pursuant to the transaction agreement to any holder of shares of Webster common stock exercising appraisal rights, and Santander reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Webster common stock is less than the exchange consideration offered pursuant to the transaction agreement.
Stockholder Litigation Could Prevent or Delay Closing of the Transaction or Otherwise Negatively Impact the Business and Operations of Webster.
Webster’s stockholders may file lawsuits against Webster and/or Webster’s directors and executive officers in connection with the transaction agreement and the transactions contemplated thereby. One of the conditions to closing of the transaction is the absence of any applicable law (including any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority) which prohibits or makes illegal the consummation of the reincorporation merger or the share exchange. If any plaintiff were successful in obtaining, among others, an injunction or judgement prohibiting or making illegal the consummation of the reincorporation merger or the share exchange, then any such injunction or judgement may delay or prevent closing of the transaction and result in significant costs to Webster, including any cost associated with the indemnification of directors and officers of Webster. In addition, if a lawsuit is filed, Webster may incur costs in connection with the defense or settlement of such lawsuit. Such lawsuit may have an adverse effect on the financial condition and results of operation of Webster and prevent or delay closing of the transaction.
Risks Relating to Santander’s Business.
You should read and consider risk factors specific to Santander’s business that will continue to affect Santander following the transaction. These risks are discussed under the caption “Risk Factors” included in the Annual Report on Form 20-F filed by Santander for the year ended December 31, 2025 and in other documents incorporated by reference herein. See “Where You Can Find More Information” for the location of information incorporated by reference herein.
Risks Relating to Webster’s Business.
You should read and consider risk factors specific to Webster’s business that will continue to affect Santander following the transaction. These risks are discussed under the caption “Risk Factors” included in the Annual Report on

Form 10-K filed by Webster for the year ended December 31, 2025 and in other documents incorporated by reference herein. See “Where You Can Find More Information” for the location of information incorporated by reference herein.

The Special Meeting of Webster’s Stockholders
This section contains information for holders of shares of Webster common stock about the special meeting that Webster has called to allow holders of shares of Webster common stock to consider and vote on the transaction agreement and the transactions contemplated thereby and other related matters. This document is accompanied by a notice of the special meeting of holders of shares of Webster common stock and a form of proxy card that the Webster board is soliciting for use by the holders of shares of Webster common stock at the special meeting and at any adjournments or postponements thereof. All references to the “transaction agreement” herein shall mean the transaction agreement and the Plan of Merger and Plan of Share Exchange attached thereto and as Annexes A, B and C to this document, respectively.
Date, Time and Place of Meeting
The special meeting of holders of shares of Webster common stock will be held virtually, solely by means of remote communication, on May 26, 2026 at 9 a.m., Eastern Time. The special meeting is expected to be held in a virtual-only meeting format conducted via live webcast. Webster’s stockholders may participate in the virtual meeting by accessing www.virtualshareholdermeeting.com/WBS2026SM.
Only holders of shares of Webster common stock as of the close of business on the record date are entitled to receive notice of, and vote at, the special meeting or any adjournment or postponement thereof. Webster’s stockholders will be able to attend the special meeting via the special meeting website or by proxy and vote their shares electronically during the special meeting by visiting the special meeting website at www.virtualshareholdermeeting.com/WBS2026SM. Webster’s stockholders will need the control number found on their proxy card or voting instruction form in order to access the special meeting website.
Matters to Be Considered
At the special meeting, holders of shares of Webster common stock will be asked to consider and vote upon the following proposals:
•	the transaction proposal;
•	the compensation proposal; and
•	if necessary or appropriate, the adjournment proposal.
The Webster Board Recommendation
The Webster board unanimously recommends that you vote “FOR” the transaction proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See “The Transaction—Webster’s Reasons for the Transaction; Recommendation of the Webster Board” for a more detailed discussion of the Webster board recommendation.
Record Date and Quorum
The Webster board has fixed the close of business on April 13, 2026 as the record date for determination of holders of shares of Webster common stock entitled to notice of, and to vote at, the special meeting. As of April 15, 2026, the last date before the date of this document for which it was practicable to obtain this information, there were 162,027,757 shares of Webster common stock outstanding.
Holders of one-third of the Webster capital stock issued and outstanding and entitled to vote at the special meeting must be present virtually via the special meeting website or represented by proxy, to constitute a quorum at the special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the special meeting via the special meeting website, your shares of Webster common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
Under the Webster bylaws, whether or not a quorum is present, the stockholders entitled to vote at the special meeting, present by remote communication or represented by proxy, may adjourn the special meeting.
At the special meeting, each holder of record of shares of Webster common stock as of the record date represented at the special meeting will be entitled to cast one vote for each share of Webster common stock held by such stockholder. Holders of Webster preferred stock and depositary shares representing Webster preferred stock are not entitled to, and are not requested to, vote at the special meeting.

As of the record date, Webster directors and executive officers and their affiliates owned and were entitled to vote approximately 1,133,708 shares of Webster common stock, representing approximately 0.70% of the outstanding shares of Webster common stock. Webster currently expects that Webster’s directors and executive officers will vote their shares in favor of the transaction proposal, although none of them has entered into any agreements obligating them to do so.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. If your bank, broker, trustee or other nominee holds your shares of Webster common stock in “street name,” such entity will vote your shares of Webster common stock only if you follow the instructions provided to you by your bank, broker, trustee or other nominee with this document.
Vote Required; Treatment of Abstentions; Failure to Vote and Broker Non-Votes
Transaction Proposal
•
Vote required: Approval of the transaction proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Webster common stock entitled to vote on the transaction agreement. Adoption of the transaction proposal is a condition to closing of the transactions contemplated by the transaction agreement.

•
Effect of abstentions, failures to vote and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting via the special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the transaction proposal, it will have the same effect as a vote cast “AGAINST” the transaction proposal.

Compensation Proposal
•
Vote required: Approval of the compensation proposal requires the affirmative vote of the majority of votes cast on the compensation proposal. Approval of the compensation proposal is not a condition to closing of the transactions contemplated by the transaction agreement. If the transaction is closed, the transaction-related compensation will be paid to Webster’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of shares of Webster common stock fail to approve the advisory vote regarding the transaction-related compensation.

•
Effect of abstentions, failures to vote and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting via the special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the compensation proposal, your shares will not be deemed to be a vote cast at the special meeting and it will have no effect on the compensation proposal, assuming a quorum is present.

Adjournment Proposal
•
Vote required: Approval of the adjournment proposal requires the affirmative vote of the majority of votes cast on the adjournment proposal. Approval of the adjournment proposal is not a condition to closing of the transactions contemplated by the transaction agreement.

•
Effect of abstentions, failures to vote and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting via the special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the adjournment proposal, your shares will not be deemed to be a vote cast at the special meeting and it will have no effect on the adjournment proposal, assuming a quorum is present.

Holders of shares of Webster preferred stock or depositary shares representing Webster preferred stock are not entitled to notice of, or any votes at, the special meeting.
Attending the Special Meeting
The special meeting may be accessed via the special meeting website, where Webster’s stockholders will be able to listen to the special meeting and vote online. You are entitled to attend the special meeting via the special meeting website only if you were a stockholder of record at the close of business on the record date or you held your Webster shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the special meeting. If you were a stockholder of record at the close of business on the record date and wish to attend the special meeting via the special meeting website, you will need the control number on your proxy card. If a bank, broker, trustee or other nominee is the record owner of your shares of Webster common stock, you will need to obtain your specific control number and further instructions from your bank, broker, trustee or other nominee.
Pursuant to the Webster bylaws, the special meeting will be conducted in accordance with rules prescribed by the presiding officer of the special meeting, unless otherwise prescribed by law or the Webster bylaws.
Technical assistance will be available for stockholders who experience an issue accessing the special meeting. Contact information for technical support will appear on the special meeting website prior to the start of the special meeting.
Proxies
Holders of shares of Webster common stock may vote now by proxy. If you hold your shares of Webster common stock in your name as a holder of record, to submit a proxy, you, as a holder of shares of Webster common stock, may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.
Webster requests that holders of shares of Webster common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Webster as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Webster common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares of Webster common stock voted before signing and returning it, your proxy will be voted “FOR” the transaction proposal, “FOR” the compensation proposal and, if necessary or appropriate, “FOR” the adjournment proposal.
If your shares are held in “street name” by a bank, broker, trustee or other nominee, you should check the instructions provided by that firm to determine whether you may vote by telephone or the Internet. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee. Banks, brokers, trustees and other nominees who hold shares of Webster common stock on behalf of their customers may not give a proxy to Webster to vote those shares of Webster common stock with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the special meeting, including the transaction proposal, the compensation proposal and the adjournment proposal. You may not vote shares held in “street name” by returning a proxy card directly to Webster.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the special meeting via the special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally via the special meeting website at the special meeting because you may subsequently revoke your proxy.

Shares of Webster Common Stock Held in Street Name
If your shares of Webster common stock are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares of Webster common stock. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares of Webster common stock held in “street name” by returning a proxy card directly to Webster.
Further, banks, brokers, trustees and other nominees who hold shares of Webster common stock on behalf of their customers may not give a proxy to Webster to vote those shares of Webster common stock with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the special meeting, including the transaction proposal, the compensation proposal and the adjournment proposal.
Revocability of Proxies
If you are a holder of record of shares of Webster common stock as of the close of business on the record date, you may revoke your proxy at any time before it is voted by:
•	voting by telephone or the Internet before 11:59 p.m., Eastern Time, on the day before the special meeting;
•	attending virtually and voting at the special meeting via the special meeting website;
•	granting a subsequently dated proxy by mail that is received prior to the special meeting; or
•	submitting a written notice of revocation to Webster by mail at Webster Financial Corporation, 200 Elm Street, Stamford, Connecticut 06902, that is received prior to the special meeting.
If you hold your shares of Webster common stock through a bank, broker, trustee or other nominee, you may change your vote by:
•	contacting your bank, broker, trustee or other nominee and following the instructions provided to you by your bank, broker, trustee or other nominee; or
•
attending and voting your shares of Webster common stock at the special meeting virtually via the special meeting website if you have your specific control number, which is included on your proxy card or the voting instruction from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

Attendance virtually at the special meeting will not in and of itself constitute a revocation of a proxy. A revocation or later-dated proxy received by Webster after the deadlines described above will not affect the vote. If the special meeting is postponed or adjourned, it will not affect the ability of holders of record of shares of Webster common stock as of the close of business on the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this document is being delivered to holders of shares of Webster common stock residing at the same address, unless such holders of shares of Webster common stock have notified Webster of their desire to receive multiple copies of this document.
Webster will promptly deliver, upon oral or written request, a separate copy of the document to any holder of shares of Webster common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Webster Investor Relations at +1 (212) 309-7646 or Webster’s proxy solicitor, Sodali & Co., by calling toll-free at +1 (800) 662-5200, or via email to WBSinfo@investor.sodali.com.
Solicitation of Proxies
To assist in the solicitation of proxies, Webster has retained Sodali & Co., as proxy solicitor, for a fee of $20,000 plus reimbursement of out-of-pocket expenses for its services. Webster and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Webster common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Webster. No additional compensation will be paid to Webster’s directors, officers or employees for solicitation of proxies.
Webster Bank Retirement Savings Plan Voting
If you are receiving this document as a result of your participation in the Retirement Plan, you must provide voting instructions with respect to your shares of Webster common stock held under this plan to the plan trustee in order to vote such shares. A proxy and voting instruction form have been provided so that you may instruct the trustee how to vote your shares held under this plan.
Assistance
If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this document, please contact Webster Investor Relations at +1 (212) 309-7646 or Webster’s proxy solicitor, Sodali & Co., by calling toll-free at +1 (800) 662-5200 or via email to WBSinfo@investor.sodali.com.
WEBSTER PROPOSALS
Proposal 1: Transaction Proposal
Webster is asking holders of shares of Webster common stock to approve and adopt the transaction agreement and the transactions contemplated thereby, including the reincorporation merger and the share exchange. Holders of shares of Webster common stock should read this document carefully and in its entirety, including the annexes, for more detailed information concerning the transaction agreement and the transactions contemplated thereby, including the reincorporation merger and the share exchange.
After careful consideration, the Webster board, by a unanimous vote of all directors, determined that the transaction agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Webster and Webster’s stockholders, and unanimously adopted and approved the transaction agreement and the transactions contemplated thereby, including the reincorporation merger and the share exchange. See “The Transaction—Webster’s Reasons for the Transaction; Recommendation of the Webster Board” for a more detailed discussion of the Webster board recommendation.
The approval of the transaction proposal by holders of shares of Webster common stock is a condition to closing of the transactions contemplated by the transaction agreement. A copy of the transaction agreement is attached to this document as Annex A.
The Webster board unanimously recommends a vote “FOR” the transaction proposal.
Proposal 2: Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Webster is seeking a non-binding, advisory stockholder approval of the compensation of Webster’s named executive officers that is based on or otherwise relates to the transaction as disclosed in “The Transaction—Interests of Webster’s Executive Officers and Directors in the Transaction.” The proposal gives holders of shares of Webster common stock the opportunity to express their views on the transaction-related compensation of Webster’s named executive officers.

Accordingly, Webster is asking holders of shares of Webster common stock to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Webster named executive officers, in connection with the transaction, and the agreements or understandings, pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transaction—Interests of Webster’s Executive Officers and Directors in the Transaction” are hereby APPROVED.”
The advisory vote on the compensation proposal is separate and apart from the votes on the transaction proposal and, if necessary or appropriate, the adjournment proposal. Accordingly, if you are a holder of shares of Webster common stock, you may vote to approve the transaction proposal and/or, if necessary or appropriate, the adjournment proposal and vote not to approve the compensation proposal, and vice versa. The approval of the compensation proposal by holders of shares of Webster common stock is not a condition to closing of the transaction. If the transaction is closed, the transaction-related compensation will be paid to Webster’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of shares of Webster common stock fail to approve the compensation proposal.
The Webster board unanimously recommends a vote “FOR” the compensation proposal.
Proposal 3: Adjournment Proposal
The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the transaction proposal or to ensure that any supplement or amendment to this document is timely provided to holders of shares of Webster common stock.
If, at the special meeting, the number of shares of Webster common stock present virtually or represented and voting in favor of the transaction proposal is insufficient to approve the transaction proposal, Webster intends to move to adjourn the special meeting in order to enable the Webster board to solicit additional proxies for approval of the transaction proposal. In that event, Webster will ask holders of shares of Webster common stock to vote upon the adjournment proposal, but not the transaction proposal.
In this proposal, Webster is asking holders of shares of Webster common stock to authorize the holder of any proxy solicited by the Webster board, on a discretionary basis, to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of shares of Webster common stock who have previously voted. Pursuant to the Webster bylaws, if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder entitled to vote at the special meeting.
The approval of the adjournment proposal by holders of shares of Webster common stock is not a condition to closing of the transactions contemplated by the transaction agreement.
The Webster board unanimously recommends a vote “FOR” the adjournment proposal.

The Transaction
The following is a description of the material aspects of the transaction. While Santander and Webster believe that the following description covers the material terms of the transaction, the description may not contain all the information that is important to you. Santander and Webster encourage you to carefully read this entire document, including the transaction agreement attached to this document as Annex A, for a complete understanding of the transaction.
Background of the Transaction
In connection with Webster’s ongoing evaluation of its long-term prospects, the Webster board and Webster’s senior management regularly assess Webster’s business objectives and strategies in light of various factors, including the macroeconomic and banking industry climate and the regulatory environment, all with the goal of enhancing long-term value for Webster’s stockholders. As a part of this review, the Webster board and Webster’s senior management consider and evaluate various strategic alternatives, including organic growth, capital allocation, acquisitions and business combination transactions.
Over the years, the Webster board and Webster’s senior management have periodically held discussions with investment bankers and financial institutions in an effort to maintain knowledge of the relevant market for strategic transactions and to gauge the potential suitability of various financial institutions with respect to exploring a strategic transaction with Webster. These contacts have occurred through meetings, telephone calls and impromptu discussions at investor conferences, banking industry conferences and social settings, and have been preliminary and exploratory in nature.
One such contact occurred at a dinner in 2023 where John Ciulla, Chairman and Chief Executive Officer of Webster, met Ana Botín, Executive Chair of Santander. Since that meeting, Mr. Ciulla and Ms. Botín have periodically discussed matters of mutual interest to their respective institutions, including developments in the financial services industry generally and their respective businesses. These conversations took place during investor and banking industry conferences and other settings. During these conversations, Mr. Ciulla and Ms. Botín discussed, at a high level, Santander’s interest in a potential acquisition of Webster, including Santander’s belief that an acquisition of Webster would enhance the commercial banking and deposit gathering capabilities of Santander’s U.S. banks. None of these discussions resulted in Santander making a proposal to acquire Webster, other than as described below beginning in December 2025.
The United States is one of Santander’s core markets. As a result, the Santander board and Santander’s senior management regularly evaluate potential opportunities to expand Santander’s business in the United States through both organic initiatives and inorganic transactions in order to increase shareholder value. Consistent with this approach, Santander has pursued organic and inorganic opportunities in the last years in the United States, including growing its existing corporate and investment banking organically, buying out the minority shareholders in its subsidiary Santander Consumer US and acquiring Amherst Pierpont Securities. In this context, the Santander board has discussed from time to time potential inorganic opportunities to expand Santander’s business in the United States that could become viable, including, among others, the potential acquisition of Webster.
Webster’s internal discussions regarding potential strategic transactions became more focused in 2025 as the environment for financial institutions mergers improved and a number of large financial institutions mergers were announced and consummated.
During this time and through October 2025, Mr. Ciulla met with the chief executive officers of several other financial institutions who expressed a nonspecific interest in a potential business combination with Webster, and other members of Webster’s management team including Luis Massiani, President and Chief Operating Officer of Webster, periodically held informal follow-up discussions with executives of certain of the other financial institutions to discuss the theoretical strategic benefits and synergies of these potential combinations. None of these discussions resulted in any business combination or other strategic transaction proposal from any of these financial institutions, apart from the proposals received from Santander described below.
Mr. Ciulla regularly updated the Webster board regarding his discussions with Santander and other financial institutions. The Webster board also periodically reviewed these discussions with representatives of J.P. Morgan, financial advisor to Webster, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal advisor to Webster. In light of the discussions with other financial institutions and the improved environment for financial institution mergers, the Webster board discussed and considered whether to further pursue a strategic transaction and who would be the optimal counterparty in a strategic transaction which could best maximize value for Webster’s stockholders. This conversation included a discussion of the benefits of scale and diversification in the current and prospective environment in which Webster operates, including in addressing economic conditions and the competitive environment for financial institutions generally. The Webster board believed that Santander would be the counterparty most likely to offer the highest value to Webster’s stockholders and requested that Mr. Ciulla reach out to Ms. Botín to invite Santander to make a specific financial proposal to acquire Webster. The Webster board also directed Mr. Ciulla to indicate to Ms. Botín that the pricing terms of any proposal would need to include a compelling premium to Webster’s stock price at the time of announcement of any deal.
On December 1, 2025, Mr. Ciulla met with Ms. Botín and discussed the potential benefits of a transaction, and Mr. Ciulla indicated that the Webster board would expect a compelling premium in order to approve a transaction. After discussion, Ms. Botín indicated that she would discuss the potential transaction further with the Santander board and Santander’s senior management and follow up with Mr. Ciulla thereafter.
Centerview Partners has acted as strategic adviser to Santander in recent years in respect of various potential opportunities, including potential inorganic opportunities to expand Santander’s business in the United States that could become viable including, among others, the potential acquisition of Webster. On December 3, 2025, Santander also engaged Goldman Sachs as financial advisor in connection with Santander’s potential acquisition of Webster. Santander subsequently in February 2026 engaged Bank of America as an additional financial advisor in connection with Santander’s potential acquisition of Webster.
On December 16, 2025, at the recommendation of Santander’s senior management, the Santander board approved the making by Santander of a preliminary non-binding proposal to acquire Webster and the negotiation of a potential transaction.
On December 16, 2025, Ms. Botín met with Mr. Ciulla and communicated in writing a non-binding preliminary proposal for Santander to acquire Webster at a price of $73 per share of Webster common stock, subject to confirmatory due diligence (the “Initial Proposal”). The Initial Proposal contemplated that the consideration would be payable substantially in cash, with specifics as to the cash and stock breakdown yet to be determined. As part of the Initial Proposal, Ms. Botín communicated Santander’s expectation that Mr. Ciulla would serve as Chief Executive Officer of the combined U.S. bank for at least one year after closing in order to ensure the successful integration of Webster and the future success of the combined organization.
On December 17, 2025, at a regularly scheduled meeting of the Webster board, Messrs. Ciulla and Massiani, together with representatives of J.P. Morgan and Wachtell Lipton, reviewed the terms of the Initial Proposal with the Webster board. After discussion, the Webster board indicated that the Initial Proposal was not at a level at which the Webster board would be willing to transact; however, the Webster board authorized Messrs. Ciulla and Massiani to communicate the Webster board’s position to Santander and negotiate for improved terms, including trying to maximize the relative amount of cash consideration in the proposal. As part of this discussion, and in light of Santander’s interest in retaining certain Webster executives post-closing, the Webster board expressed the view that it would be beneficial to the combined U.S. bank and the realization of synergies for Messrs. Ciulla and Massiani to have roles with the post-closing organization and that this would, in turn, benefit Webster’s stockholders in any transaction where equity consideration was part of the consideration mix.
From the December 17, 2025 meeting of the Webster board through January 3, 2026, Messrs. Ciulla and Massiani met with Ms. Botín and other Santander representatives numerous times in order to negotiate the terms of the Initial Proposal. During the course of these discussions, Messrs. Ciulla and Massiani sought to maximize Santander’s offer price and indicated that the valuation represented by the Initial Proposal was not at a level at which the Webster board was willing to transact. The financial terms of Messrs. Ciulla’s and Massiani’s roles in the post-closing organization were not discussed during these negotiations.
On December 30, 2025, Messrs. Ciulla and Massiani, along with Neal Holland, Senior Executive Vice President and Chief Financial Officer, Kristy Berner, Executive Vice President, General Counsel and Corporate Secretary, and Peter Kapp, Executive Managing Director and Chief Strategy Officer, met with the Webster board to provide an update on the status of negotiations and receive feedback. At this meeting, the Webster board discussed, among other things, feedback on the Santander transaction terms, the benefits and drawbacks of different strategic alternatives reasonably available to Webster (including maintaining the status quo), the optimal timing and process for pursuing a transaction with Santander, other potential counterparties to a transaction and the optimal approach to maximizing value in a potential acquisition of Webster.

Following these negotiations, on January 3, 2026, Santander delivered a revised non-binding indication of interest valuing Webster’s common stock at $74.00 per share of Webster common stock, comprised of $50 per share of Webster common stock in cash and the remaining $24 per share of Webster common stock in Santander ordinary shares (the “Jan. 3 Proposal”). Santander indicated in the Jan. 3 Proposal a target announcement date in the first week of February 2026.
Thereafter, on January 4, 2026, the Webster board held a meeting. Messrs. Ciulla, Massiani, Holland and Kapp and Ms. Berner were present at the meeting. Representatives of J.P. Morgan and Wachtell Lipton were also present at the meeting. Mr. Ciulla provided the Webster board with an update on discussions with Santander and reviewed the Jan. 3 Proposal. Mr. Ciulla noted that, based on factors which included the course of negotiations with Santander and his and Mr. Massiani’s efforts to maximize the value of the proposal, he believed the Jan. 3 Proposal to be Santander’s best offer. Representatives of J.P. Morgan discussed with the Webster board the proposed terms of the Jan. 3 Proposal. Discussion then ensued among the Webster board, including regarding the benefits and drawbacks of the Jan. 3 Proposal as compared to reasonably available alternatives (including maintaining the status quo). As part of the discussion, Webster’s directors discussed the fact that no other proposals had been received from other financial institutions despite prior exploratory conversations and, in view of that fact, discussed with representatives of J.P. Morgan and Wachtell Lipton strategies for maximizing value in a potential transaction and the risks and benefits of a bilateral process (including the risks of a leak of the potential transaction). Following this discussion, the Webster board’s consensus was that Santander was the party likely to be interested in a potential acquisition of Webster at a compelling premium to Webster’s stock price at the time of announcement of a deal and likely to be able to proceed expeditiously towards a potential transaction at such time. The Webster board therefore believed that focused discussions with Santander would reasonably be expected to maximize value for Webster’s stockholders. After discussion, the Webster board unanimously authorized Webster’s management to enter into a non-disclosure agreement with Santander, commence due diligence and begin negotiations of a definitive agreement with Santander on the basis of the Jan. 3 Proposal. The Webster board also reiterated to Mr. Ciulla their view that the pricing terms of any proposal would need to include a compelling premium to Webster’s stock price at the time of announcement of a transaction, and that if the potential premium level was insufficient based on trading trends for each company’s stock while negotiations were in progress, they would expect to revisit pricing terms.
On January 5, 2026, Webster and Santander executed a non-binding term sheet generally setting forth the terms reflected in the Jan. 3 Proposal. In connection therewith, Mr. Ciulla indicated to Ms. Botín that while the Webster board had authorized him to enter into such non-binding term sheet, if the potential premium level was insufficient based on trading trends for each company’s stock while negotiations were in progress, he would expect to revisit pricing terms. From January 5, 2026 through the execution of the transaction agreement, representatives of Webster and Santander and their respective financial and legal advisors exchanged information regarding Webster’s and Santander’s businesses and conducted mutual due diligence.
On January 12, 2026, Messrs. Ciulla, Massiani, Holland and Kapp and Ms. Berner, together with representatives of J.P. Morgan and Wachtell Lipton, provided an update to the Webster board regarding the status of due diligence.
On January 17, 2026, representatives of Davis Polk & Wardwell LLP, legal advisor to Santander together with Uría Menéndez Abogados, S.L.P., shared a draft transaction agreement with representatives of Wachtell Lipton. From this time through the execution of the transaction agreement, representatives of both parties negotiated and finalized the terms of the transaction agreement. As part of this negotiation, among other terms, Santander initially proposed a termination fee equal to 4.5% of Webster’s equity value payable in customary circumstances by each party. Webster countered with a proposed termination fee equal to 3.5% of Webster’s equity value. Thereafter, after further discussion in the course of negotiating the terms of the transaction agreement, the parties agreed to a termination fee equal to 4% of Webster’s equity value. Santander also initially proposed that Webster would be required to reimburse Santander’s expenses if Webster’s stockholders voted down the transaction. Webster rejected the inclusion of this provision and Santander ultimately accepted Webster’s position on this point.
On January 27 and 28, 2026, the Webster board held a meeting. Messrs. Ciulla, Massiani, Holland and Kapp and Ms. Berner were present at the meeting, together with representatives of J.P. Morgan and Wachtell Lipton. At the meeting, management and advisors provided the Webster board with an update on the status of due diligence and negotiations, representatives of J.P. Morgan reviewed with the Webster board J.P. Morgan’s preliminary financial analysis of the proposed transaction, and representatives of Wachtell Lipton reviewed the Webster board’s fiduciary duties and the terms of the draft definitive documentation for the transaction. As part of this discussion, the Webster board discussed Webster’s valuation in the proposed transaction and the potential benefits and drawbacks of further seeking to improve the purchase price on the basis of Webster’s and Santander’s relative stock price performance since January 4, 2026 when the proposed transaction price was agreed-upon. Following discussion, the Webster board instructed Mr. Ciulla to seek to negotiate to increase the purchase price further and otherwise authorized Webster’s senior management, financial advisor and legal advisor to seek to finalize the terms of the transaction with Santander on the basis discussed at the meeting.
On January 29, 2026, Webster entered into an engagement letter with J.P. Morgan in connection with the proposed transaction.
On January 31, 2026, Mr. Ciulla met with Ms. Botín. Mr. Ciulla expressed his and the Webster board’s position that the purchase price would need to be increased as a result of Webster’s relative stock price performance since January 4, 2026 when the proposed transaction price was agreed-upon. Mr. Ciulla proposed that the purchase price be increased to a value of $76 per share of Webster common stock with the same relative mix of cash and equity consideration. On February 1, 2026 Ms. Botín provided Mr. Ciulla with a counterproposal that she expected the Santander board would be amenable with, increasing the purchase price to $75 per share of Webster common stock, but not $76 per share of Webster common stock, and increasing the proportion of equity consideration in the transaction such that 65% of the consideration would be in cash and 35% would be in Santander ordinary shares.
On February 1, 2026, the Webster board held an informal meeting. Messrs. Ciulla, Massiani, Holland and Kapp and Ms. Berner were present at the meeting. Mr. Ciulla provided an update on his discussions with Ms. Botín. The Webster board indicated their support for accepting Santander’s counterproposal. Thereafter, Mr. Ciulla spoke with Ms. Botín and communicated the Webster board’s acceptance of Santander’s counterproposal, which amounted to $48.75 in cash and 2.0548 Santander ordinary shares per share of Webster common stock.
On February 2, 2026, the Webster board held a meeting. Representatives of J.P. Morgan, Wachtell Lipton and Piper Sandler & Co., additional financial advisor to Webster, were present at the meeting. Representatives of Wachtell Lipton reviewed the Webster board’s fiduciary duties and the final terms of the transaction agreement and other transaction documentation, including the terms of the letter agreements between Santander and Messrs. Ciulla and Massiani with respect to their post-closing employment. Representatives of J.P. Morgan reviewed with the Webster board J.P. Morgan’s financial analysis of the transaction. Following discussion with the Webster board, J.P. Morgan rendered its oral opinion to the Webster board, which was subsequently confirmed by delivery of a written opinion, the J.P. Morgan opinion, dated February 3, 2026, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Webster common stock (other than Santander and its affiliates) in the transaction was fair, from a financial point of view, to such holders. See the section entitled “—Opinion of J.P. Morgan, Financial Advisor to Webster” for more information. The written opinion of J.P. Morgan is attached to this document as Annex D and is incorporated herein by reference. After considering the proposed terms of the transaction agreement and the transactions and the various presentations made to the Webster board by its financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the Webster board, including consideration of the factors described under “—Webster’s Reasons for the Transaction; Recommendation of the Webster Board,” the Webster board determined that the transaction agreement and the transactions contemplated thereby were advisable and in the best interests of Webster and Webster’s stockholders, resolved to approve the transaction agreement and the transactions contemplated thereby (including the transaction), to authorize management to execute the transaction agreement, to submit the transaction agreement to a vote of Webster’s stockholders, and to recommend to Webster’s stockholders that they approve the transaction proposal.
On February 3, 2026, the Santander board, after considering the proposed terms of the transaction and the various presentations made to the Santander board, approved the transaction and the execution and delivery of the transaction agreement.
Subsequently on February 3, 2026, Webster and Santander executed the transaction agreement and issued separate press releases announcing the transaction.
Webster’s Reasons for the Transaction; Recommendation of the Webster Board
In reaching its decision to approve the transaction agreement and the transactions contemplated thereby (including the reincorporation merger and the share exchange) and to recommend that the holders of shares of Webster common stock approve the transaction proposal, the Webster board evaluated the transaction in consultation with Webster’s management, as well as Webster’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order and are not exhaustive):

•	Webster’s business, operations, financial condition, asset quality, earnings and prospects;
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the belief that the exchange consideration per share of Webster common stock provides Webster’s stockholders with an attractive value for their shares of Webster common stock in light of a number of factors, including:

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the exchange consideration per share of Webster common stock represented a 16% premium to Webster’s common stock’s 10-day volume weighted average stock price prior to announcement of the transaction and a 9% premium to Webster’s all-time high closing stock price, and is greater than 2.0x Webster’s fourth quarter 2025 period-end tangible book value per share of Webster common stock;

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a significant portion of the exchange consideration per share of Webster common stock is in cash, without interest, which enables Webster to realize value that has been created at Webster at a consideration level significantly in excess of Webster’s all-time trading high, while mitigating market trading risk and long-term business and execution risk;

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the Webster board’s perspective on Santander as one of the largest and highest-performing European banks, and that the exchange consideration per share of Webster common stock includes a share consideration component which allows Webster’s stockholders to benefit from potential valuation upside in Santander after closing of the transaction;

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the transaction would create, and enable the holders of shares of Webster common stock to become shareholders of, a banking franchise with enhanced scale, a diversified geographic footprint and enhanced and diversified product capabilities that will create opportunities for future growth; and

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the Webster board considered the financial analyses presented by J.P. Morgan to the Webster board and the February 2, 2026 oral opinion delivered by J.P. Morgan to the Webster board, which was subsequently confirmed by delivery of its written opinion dated February 3, 2026, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange consideration to be paid to the holders of Webster common stock (other than Santander and its affiliates) in the transaction was fair, from a financial point of view, to such holders, as more fully described below under “—Opinion of J.P. Morgan, Financial Advisor to Webster;” the full text of the written opinion of J.P. Morgan, dated February 3, 2026 is attached as Annex D to this document and is incorporated herein by reference; the summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion;

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the strategic rationale for the transaction, including (i) that, following closing of the transaction, Santander is expected to be within the top-three most efficient U.S. banks and top-five most profitable by 2028, based on Visible Alpha consensus of 2028 return on average tangible common equity at announcement of the transaction for the top-25 listed U.S. retail and commercial banks with more than $50 billion total assets, (ii) that the transaction will help drive incremental returns and organic growth above Santander’s and Webster’s current respective strategic plans and (iii) the anticipated pro forma financial impact of the transaction on Santander, including the expected positive impact on certain financial metrics, and, in each case, that Webster’s stockholders will be able to participate in the upside posed by these factors through the share consideration per share of Webster common stock;

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the belief that the exchange consideration per share of Webster common stock compares favorably to the potential long-term value of Webster common stock if Webster were to remain as a standalone business, after taking into account the risks and uncertainties associated with remaining a standalone business, including Webster’s business, competitive position and current industry and financial conditions. Specifically, among other things, the Webster board considered:

•	its assessment of Webster’s business, assets and prospects, its competitive position and historical and prospective financial performance;
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its understanding of the current and prospective environment in which Webster and Santander operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing Webster as an independent institution, and the likely effect of these factors on Webster both with and without the transaction and the advantages of increased scale in facing these challenges;
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the challenges of operating as a standalone public company, including balancing the competing needs for improved or stable shareholder returns on a quarter-to-quarter basis, on the one hand, with the need for increased spending to advance implementation of Webster’s long-term strategic plan, on the other hand;

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the execution risks associated with achieving future operating and financial performance goals, including the risks relating to implementation of key systems, the risk that expenses will be greater than those projected and the risk that Webster is unable to retain key talent; and

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the fact that Webster’s common stock had never in Webster’s history traded at a price higher than the exchange consideration per share of Webster common stock and that the exchange consideration per share of Webster common stock represents a 9% premium to Webster’s all-time high closing stock price;

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the terms of the transaction agreement and the fact that the exchange ratio for the share consideration is fixed, with no adjustment thereto to be received by holders of shares of Webster common stock as a result of possible increases or decreases in the trading price of Webster common stock or Santander ordinary shares or Santander ADSs following the announcement of the transaction, which the Webster board believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the availability of alternative transactions, including that no institution, other than Santander, submitted a proposal regarding a potential acquisition or strategic business combination to Webster, the attractiveness and strategic fit of Santander as a potential transaction partner, the view of the Webster board, based on advice received from Webster’s financial and legal advisors, of the low likelihood of any actionable alternative transaction emerging on terms and conditions, including with respect to certainty of closing, as beneficial to Webster and Webster’s stockholders as those proposed by Santander, and the terms of the transaction agreement that give Webster the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain bona fide unsolicited Acquisition Proposals made to Webster before Webster’s stockholders approve the transaction proposal;

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the evaluation of the Webster board, with the assistance of Webster’s management and Webster’s financial and legal advisors, of Webster’s stand-alone plan and other strategic alternatives available to Webster for enhancing value over the long term and the potential risks, rewards and uncertainties associated with Webster’s stand-alone plan and such other alternatives, and the belief of the Webster board that the transaction offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from Webster’s stand-alone plan and other alternatives available to Webster;

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the fact that following closing of the transaction Webster’s Chairman and Chief Executive Officer, John Ciulla, and Webster’s President and Chief Operating Officer, Luis Massiani, will have continued roles in SHUSA (as defined herein) and Santander Bank, including leadership roles in respect of the integration of Webster into SHUSA, which the Webster board believed would enhance the likelihood that the strategic benefits Webster expects to achieve as a result of the transaction would be realized;

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the fact that following closing of the transaction the respective board of directors of SHUSA and Santander Bank will include Messrs. Ciulla and Massiani together with two legacy Webster directors, which the Webster board believed would enhance the likelihood that the strategic benefits Webster expects to achieve as a result of the transaction would be realized;

•	Webster’s due diligence examination of the operations, financial condition and prospects of Santander;
•	the belief that, following closing of the transaction, Santander would be more profitable than Webster would be on a stand-alone basis;
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the complementary nature of the products, services, customers and markets of Webster and Santander, which the Webster board believed would provide the opportunity to mitigate risks and increase potential returns;

•	the current and prospective business climate in the banking industry, including the position of current and likely competitors of Webster and Santander;

•	the fact that Santander would continue Webster’s long-standing support of its Connecticut communities following closing of the transaction;
•	the regulatory and other approvals required in connection with the transaction and the expectation that such approvals would be received in a timely manner and without unacceptable conditions;
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the Webster board’s review with Webster’s outside legal advisor, Wachtell Lipton, of the terms of the transaction agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions; and

•	the caliber of Santander’s executive management team and the Santander board together with the caliber of Messrs. Ciulla and Massiani, who will have continued roles in the combined organization.
The Webster board also considered potential risks related to the transaction but concluded that the anticipated benefits of the transaction were likely to substantially outweigh these risks. These potential risks include the following (which are presented below in no particular order and are not exhaustive):
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the regulatory and other approvals required in connection with the transaction and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated;
•	the possibility of encountering difficulties in successfully maintaining existing customer and employee relationships;
•	the possibility of encountering difficulties in successfully integrating Webster’s and Santander’s businesses, operations and workforce;
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that the majority of the exchange consideration per share of Webster common stock will be paid in cash, without interest, and therefore Webster’s stockholders will have more limited ongoing equity participation in Santander following closing of the transaction than if the exchange consideration per share of Webster common stock was paid fully in equity;

•	the risk of losing key Webster employees during the pendency of the transaction and thereafter;
•	the possible diversion of management attention and resources from the operation of Webster’s business or other strategic opportunities towards closing of the transaction;
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the fact that the exchange ratio for the share consideration per share of Webster common stock provides for a fixed number of Santander ADSs and, as such, Webster’s stockholders cannot be certain, at the time of the special meeting, of the market value of the share consideration they will receive, and the possibility that Webster’s stockholders could be adversely affected by a decrease in the market price of Santander ADSs before closing;

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the fact that the transaction agreement places certain restrictions on the conduct of Webster’s business prior to closing of the transaction, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Webster from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of Webster absent the pending closing of the transaction;

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certain anticipated transaction-related costs that Webster expects to incur, including a number of non-recurring costs in connection with the transaction even if the transaction is not ultimately consummated, including a potential $489.0 million termination fee if the transaction agreement is terminated under certain circumstances (see “The Transaction Agreement—Termination of the Transaction Agreement—Termination Fee”);

•	the other numerous risks and uncertainties that could adversely affect Webster’s and Santander’s respective operating performance and financial results;
•	the potential for legal claims challenging the transaction;
•	the fact that the receipt of the exchange consideration per share of Webster common stock pursuant to the share exchange will be a taxable transaction for many of Webster’s stockholders;

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the fact that the transaction agreement provides that, if Santander determines, at least ten business days before the effective time of the reincorporation merger, after consultation with the Depositary of Santander ADSs, that is not reasonably practicable to permit such an election, then solely Santander ADSs will be delivered to holders of shares of Webster Virginia common stock as share consideration in the transaction;

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considerations with respect to the trading of Santander ADSs and Santander ordinary shares and potential impacts on the trading price thereof as a result of, or relating to, the closing of the transaction; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the Webster board is not intended to be exhaustive. In reaching its decision to approve the transaction agreement and the transactions contemplated thereby, the Webster board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Webster board considered all these factors as a whole, including through its discussions with Webster’s management and Webster’s financial and legal advisors, in evaluating the transaction agreement and the transactions contemplated thereby (including the reincorporation merger and the share exchange).
For the reasons set forth above, the Webster board unanimously (a) determined that the transaction agreement and the transactions contemplated thereby are advisable and in the best interests of Webster and Webster’s stockholders, (b) approved the transaction agreement and the transactions contemplated thereby, (c) authorized the execution and delivery of the transaction agreement and the transactions contemplated thereby, (d) directed that the transaction agreement and the transactions contemplated thereby be submitted to the holders of shares of Webster common stock for adoption and approval and (e) recommended the approval of the transaction proposal by the holders of shares of Webster common stock.
In considering the recommendation of the Webster board, you should be aware that Webster’s executive officers and directors have financial interests in the transaction and have arrangements that are different from, or in addition to, the interests of Webster’s stockholders. These interests and arrangements may create potential conflicts of interest. The Webster board was aware of these interests and arrangements and considered these interests and arrangements, among other matters, when making its decision to adopt and approve the transaction agreement and in recommending Webster’s stockholders to approve the transaction proposal. See “The Transaction—Interests of Webster’s Directors and Executive Officers in the Transaction.”
It should be noted that this explanation of the reasoning of the Webster board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Webster board unanimously recommends that holders of shares of Webster common stock vote “FOR” the transaction proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Opinion of J.P. Morgan, Financial Advisor to Webster
Pursuant to an engagement letter dated January 29, 2026, Webster retained J.P. Morgan as its financial advisor in connection with the transaction.
At the meeting of the Webster board held on February 2, 2026, J.P. Morgan rendered its oral opinion to the Webster board, which was subsequently confirmed by delivery of a written opinion, dated February 3, 2026, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange consideration to be paid to the holders of Webster common stock (other than Santander and its affiliates) in the transaction was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated February 3, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the J.P. Morgan opinion, is attached as Annex D to this document and is incorporated herein by reference. The summary of the J.P. Morgan opinion set forth in this document is qualified in its entirety by reference to the full text of the written opinion of J.P. Morgan, dated February 3, 2026. Webster’s stockholders are urged to read such written opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Webster board (in its capacity as such)

in connection with and for the purposes of its evaluation of the transaction, and was limited to the fairness, from a financial point of view, of the exchange consideration to be paid to the holders of shares of Webster common stock (other than Santander and its affiliates) in the transaction and did not address any other aspect of the transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The J.P. Morgan opinion does not constitute a recommendation to any stockholder of Webster as to how such stockholder should vote with respect to the transaction proposal or any other matter.
In arriving at the J.P. Morgan opinion, J.P. Morgan, among other things:
•	reviewed a draft, dated January 29, 2026, of the transaction agreement;
•	reviewed certain publicly available business and financial information concerning Webster and the industries in which it operates;
•
compared the financial and operating performance of Webster with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Webster common stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by Webster’s management relating to the business of Webster, as discussed more fully in the section entitled “Certain Unaudited Prospective Financial Information—Webster Prospective Financial Information Used by J.P. Morgan;” and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of the J.P. Morgan opinion.
In addition, J.P. Morgan held discussions with certain members of Webster’s management with respect to certain aspects of the transaction, and the past and current business operations of Webster, the financial condition and future prospects and operations of Webster, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving the J.P. Morgan opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Webster or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Webster, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets, liabilities or allowances for loan and lease losses, nor did J.P. Morgan evaluate the solvency of Webster, Santander or Webster Virginia under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in evaluating the adequacy of allowances for loan and lease losses of Webster or Santander with respect to their loan and lease portfolios and, accordingly, J.P. Morgan did not make an independent evaluation thereof, and J.P. Morgan assumed, with the consent of the Webster board, that the respective allowances for loan and lease losses for both Webster and Santander, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Webster’s management as to the expected future results of operations and financial condition of Webster to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the transaction and the other transactions contemplated by the transaction agreement will be consummated as described in the transaction agreement, and that the definitive transaction agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Webster, Santander and Webster Virginia in the transaction agreement and related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Webster with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the closing of the transaction will be obtained without any adverse effect on Webster or Santander or on the contemplated benefits of the transaction.
The Webster’s management’s estimates furnished to J.P. Morgan were prepared by Webster’s management, as discussed in more detail under the section entitled “Certain Unaudited Prospective Financial Information—Webster Prospective Financial Information Used by J.P. Morgan,” and were discussed with, and approved for J.P. Morgan’s use in connection with its financial analyses by, the Webster board. Webster does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the transaction, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Webster’s management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates, and other factors as set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, actual results could vary significantly from those set forth in such projections.
The J.P. Morgan opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. The J.P. Morgan opinion noted that subsequent developments may affect such opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the exchange consideration to be paid to the holders of shares of Webster common stock (other than Santander and its affiliates) in the transaction. J.P. Morgan expressed no opinion (i) as to the fairness of any consideration to be paid in connection with the transaction or the other transactions contemplated by the transaction agreement to the holders of any other class of securities, creditors or other constituencies of Webster or (ii) as to the underlying decision by Webster to engage in the transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transaction, or any class of such persons relative to the consideration to be paid to Webster’s stockholders in the transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Webster common stock or the Santander ordinary shares will trade at any future time.
J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Webster or any other alternative transaction.
The terms of the transaction agreement, including the exchange consideration, were determined through arm’s-length negotiations between Webster and Santander, and the decision to enter into the transaction agreement was solely that of the Webster board and the Santander board. The J.P. Morgan opinion and J.P. Morgan’s financial analyses were only among the many factors considered by the Webster board in its evaluation of the transaction and should not be understood as determinative of the views of the Webster board or Webster’s management with respect to the transaction or the exchange consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering the J.P. Morgan opinion to the Webster board and in the financial analyses presented to the Webster board on February 2, 2026 in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering the J.P. Morgan opinion to the Webster board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Certain of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Webster with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Webster.

The following table lists the companies selected by J.P. Morgan:

First Horizon Corporation
SouthState Bank Corporation
UMB Financial Corporation
Valley National Bancorp
Columbia Banking System, Inc.
Zions Bancorporation, National Association
Old National Bancorp
Independent Bank Corp. (Mass.)
Eastern Bankshares, Inc.
F.N.B. Corporation

None of the selected companies reviewed is identical or directly comparable to Webster. Certain of these companies may have characteristics that are materially different from those of Webster. However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of Webster. J.P. Morgan’s analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Webster.
In all instances, multiples were based on closing stock prices on January 30, 2026, which was the last practicable trading date prior to delivery of the J.P. Morgan opinion, and otherwise on the most recent publicly available information as of the date of such opinion. Financial data for the selected companies was based on the selected companies’ respective public filings and information J.P. Morgan obtained from FactSet Research systems and S&P Global Market Intelligence.
The information J.P. Morgan calculated for each of the selected companies included:
•	the multiple of price to its estimated earnings per share for fiscal year 2026 (referred to in this section as “Price/2026E EPS”); and
•
a regression analysis (referred to in this section as “P/TBV regression”) to review the relationship between (i) the multiple of price to tangible book value per share (referred to in this section as “P/TBV”) and (ii) the 2026 estimated return on average tangible common equity (referred to in this section as “2026E ROATCE”).

Based on the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected the following multiple reference ranges for Webster:

Multiple Reference Range
Price/2026E EPS	9.4x to 11.7x
P/TBV regression	1.71x to 1.90x

J.P. Morgan then applied the Price/2026E EPS multiple reference range to the estimate of Webster’s estimated earnings per share of Webster common stock for fiscal year 2026, as provided by Webster’s management in the estimates used by J.P. Morgan as described in the section entitled “Certain Unaudited Prospective Financial Information—Webster Prospective Financial Information Used by J.P. Morgan.” J.P. Morgan also applied the P/TBV regression multiple reference range, which it derived from Webster’s management’s estimated range of Webster’s 2026E ROATCE of 15.8% to 17.8%, to Webster’s tangible book value per share of Webster common stock of $37.20 as of December 31, 2025. The analysis described above indicated the following ranges of implied equity values per share of Webster common stock (rounded to the nearest $0.05), as compared to (i) the closing price per share of Webster common stock as of January 30, 2026 of $65.77 and (ii) the implied value of the exchange consideration of $75.00 per share of Webster common stock based on the 3-day volume weighted average of the closing price of Santander ordinary shares on the BME as of February 2, 2026 of €10.79 and the ECB EUR/USD exchange rate of 1.1840 as of February 2, 2026 (referred to in this section as the “Santander reference price per share”):

Implied Equity Value Per Share
Price/2026E EPS	$62.00 to $76.95
P/TBV regression	$63.50 to $70.65

Dividend Discount Analysis. J.P. Morgan calculated a range of implied values for the shares of Webster common stock by discounting to present value estimates of Webster’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Webster’s management:
•
The estimates provided by Webster’s management (as described in the section entitled “Certain Unaudited Prospective Financial Information—Webster Prospective Financial Information Used by J.P. Morgan”);

•	Terminal value based on estimated net income for fiscal year 2031 at a price to next-twelve-months earnings multiple range of 9.0x to 11.0x;
•	Cost of equity range of 8.00% to 10.00%; and
•	Common Equity Tier 1 target ratio of 10.5%, as provided by Webster’s management.
These calculations resulted in a range of implied values of $65.15 to $80.75 per share of Webster common stock (rounded to the nearest $0.05 per share), as compared to (i) the closing price per share of Webster common stock as of January 30, 2026 of $65.77 and (ii) the implied value of the exchange consideration of $75.00 per share of Webster common stock based on the Santander reference price per share.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Webster. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at the J.P. Morgan opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Webster. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Webster. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Webster.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Webster with respect to the transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Webster and the industry in which it operates.
For services rendered in connection with the transaction and the delivery of the J.P. Morgan opinion, Webster has agreed to pay J.P. Morgan a transaction fee of approximately $75 million, $7.5 million of which became payable to J.P. Morgan in connection with the delivery by J.P. Morgan of its opinion to the Webster board on February 3, 2026, and the remainder of which will become payable upon closing of the transaction. In addition, Webster has agreed to reimburse

J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of the J.P. Morgan opinion, J.P. Morgan and its affiliates have had other commercial or investment banking relationships with Webster, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on Webster’s offering of debt securities in September 2025. During the two years preceding the date of the J.P. Morgan opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SHUSA, and with its parent entity, Santander, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period for SHUSA have included acting as joint lead bookrunner of SHUSA’s offerings of debt securities in September 2024 and March 2025, and for Santander have included acting as joint lead bookrunner on Santander’s offerings of debt securities in March 2024, July 2024, May 2025, July 2025 and November 2025. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to Santander and/or its affiliates, in connection with transactions that are unrelated to the transaction. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from Webster in connection with the transaction. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of Webster and the share capital of Santander, respectively. During the two years preceding the date of the J.P. Morgan opinion, the aggregate fees recognized by J.P. Morgan from Webster, SHUSA and Santander were approximately $3.7 million, $4 million and $47.6 million, respectively. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Webster and Santander for their own accounts or for the accounts of customers and, accordingly, they are likely at any time to hold long or short positions in such securities or other financial instruments.
Santander’s Reasons for the Transaction
Santander’s reasons for entering into the transaction agreement and agreeing to acquire all of the shares of Webster common stock include the following:
•
The transaction is expected to create a top-ten national retail and commercial bank in the United States by assets (excluding credit unions) (which are expected to increase from $243 billion to $327 billion based on total assets as of December 31, 2025) and a top-five deposit franchise in the Northeast of the United States (with deposits expected to increase from $103 billion to $172 billion based on total deposits as of December 31, 2025, and a market share in the Northeast of the United States of approximately 8% based on June 30, 2025 data), reinforcing and strengthening Santander’s long-term commitment to the U.S. market.

•
The transaction is also expected to establish Santander within the top-three most efficient U.S. banks and top-five most profitable by 2028, based on Visible Alpha consensus of 2028 return on average tangible common equity at announcement of the transaction for the top-25 listed U.S. retail and commercial banks with more than $50 billion total assets.

•
The transaction is expected to result in a high quality and complementary franchise with a strong cultural fit that enhances Santander’s diversification and improves its funding mix. Pursuant to the transaction, Webster will contribute a complementary loan mix (expected to result in a more balanced loan portfolio for Santander) and a high-quality and low-cost deposit base (mainly from commercial banking and consumer customers), that will complement Santander’s consumer credit origination capabilities in the United States. In this sense Santander’s cost of risk and loan-to-deposit ratio (calculated as net loans (including reverse repos) divided by deposits (including repos)) are expected to decrease from 1.6% to 1.3% and from 109% to 100%, respectively, based on December 31, 2025 figures.

•
The transaction is expected to result in significant cost synergies underpinned by Santander’s proven integration track record and experienced management team. In particular, the transaction is expected to result in approximately $800 million (before taxes) of cost synergies, mainly as a result of overhead cost savings and technology and operational efficiencies, by 2028. Such synergies are expected to improve the quality and efficiency ratio of Santander’s returns in the United States, with Santander’s efficiency ratio expected to decline to below 40% by 2028 (from 49.1% in 2025).

•
The transaction is expected to accelerate Santander’s U.S. strategy by adding scale and lowering funding costs, which is expected to help lift its U.S. return on tangible equity to 18% by 2028 (from 10% in 2025) and generate incremental returns and growth above plan.

•
The transaction is expected to deliver attractive financial returns for Santander with no impact on shareholder remuneration. In particular, the transaction is expected to deliver approximately 7 to 8% earnings per share accretion and approximately a 15% return on invested capital by 2028.

The explanation of the reasoning of Santander and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
Certain Unaudited Prospective Financial Information
Webster Prospective Financial Information Used by J.P. Morgan
The following tables present a summary of the forecasts of Webster’s 2026 through 2031 net income available to shares of Webster common stock, total assets and risk-weighted assets, along with the forecasts of Webster’s 2026 and 2027 earnings per share of Webster common stock. These estimates, among other estimates, were prepared and provided by Webster’s management to J.P. Morgan for its use and reliance, and which were used and relied upon by J.P. Morgan at the direction of the Webster board, in the financial analyses performed in connection with the J.P. Morgan opinion.

($ in millions)	2026 Estimated	2027 Estimated	2028 Estimated	2029 Estimated	2030 Estimated	2031 Estimated
Net income to common stock	1,022	1,079	1,122	1,167	1,214	1,262
Total assets	88,445	93,014	96,735	100,604	104,628	108,813
Risk-weighted assets	60,816	63,958	66,516	69,177	71,944	74,821

	2026 Estimated	2027 Estimated
Earnings per share ($)	6.60	7.32

The above estimates represent projections of Webster’s management through fiscal year 2027 and extrapolated results through fiscal year 2031. In connection with the preparation of the extrapolations of Webster’s financial results, Webster’s management assumed, and provided J.P. Morgan with, at the direction of the Webster board, among other things, an estimated long-term annual net income growth rate of 4% and an estimated long-term annual assets growth rate of 4% for fiscal year 2028 and thereafter.
The prospective financial information in this document is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.” The prospective financial information regarding Webster included in this document has been prepared by, and is the responsibility of, Webster’s management. Neither PricewaterhouseCoopers Auditores, S.L., Santander’s independent registered public accounting firm, KPMG LLP, Webster’s independent registered public accounting firm, nor any other independent accountant has audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers Auditores, S.L., KPMG LLP nor any other independent accountant expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers Auditores, S.L. and KPMG LLP reports incorporated by reference in this document relate to Santander’s and Webster’s previously issued financial statements, respectively. Such reports do not extend to the prospective financial information included in this document and should not be read to do so.
Interests of Webster’s Executive Officers and Directors in the Transaction
In considering the recommendation of the Webster board to vote to approve the transaction proposal, the compensation proposal and the adjournment proposal, Webster’s stockholders should be aware that Webster’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Webster’s stockholders generally and that may create potential conflicts of interest. The Webster board was aware of these interests and considered them, among other matters, in evaluating and negotiating the transaction agreement, in reaching its decision to approve and adopt the transaction agreement and the transactions contemplated by the transaction agreement (including the reincorporation merger), and in recommending to Webster’s stockholders that the transaction agreement be adopted. Such interests are described below. The transaction will be a “change in control” for the purposes of Webster’s executive compensation and benefit plans and agreements as described below.

Webster’s executive officers who are named executive officers for the purposes of the discussion below are John R. Ciulla (Chairman and Chief Executive Officer), Neal Holland (Chief Financial Officer), Luis R. Massiani (President and Chief Operating Officer), Christopher J. Motl (President of Commercial Banking) and Kristy Berner (General Counsel and Corporate Secretary). Glenn I. MacInnes and Jack Kopnisky are also deemed to be named executive officers for the purposes of this disclosure due to their inclusion as such in Webster’s most recent annual proxy filing. Messrs. Kopnisky and MacInnes retired in January 2024 and August 2025, respectively, and neither will receive any payment or benefit that is payable or that may become payable that is based on, or otherwise relates to, the transaction, and are therefore not included in the disclosure below. Webster has nine executive officers who are not named executive officers for the purposes of the discussion below: Elzbieta Cieslik, Javier L. Evans, James Griffin, Benjamin Krynick, Vikram Nafde, Jason Schugel, Jason Soto, Marissa Weidner and Charles L. Wilkins. Daniel Bley, who retired on March 31, 2026, will not receive any payment or benefit that is payable or may become payable that is based on, or otherwise relates to, the transaction, and is therefore not included in the disclosure below.
Certain Assumptions
Except as otherwise specifically noted, for the purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share of Webster common stock is $72.51, which is the average closing price per share of Webster common stock as reported on the New York Stock Exchange over the first five business days following the public announcement of the transaction on February 3, 2026;

•
the effective time of the reincorporation merger as referenced in this section occurs on April 16, 2026, which is the assumed date of the effective time of the reincorporation merger solely for the purposes of the disclosure in this section (the “Assumed Closing Date”); and

•
the employment of each executive officer was terminated by Webster or Santander without “cause” or by the executive officer for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the transaction and on the Assumed Closing Date.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect or attempt to forecast certain compensation actions that may occur before completion of the transaction, including any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the transaction following the date of this document. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the executive officers and directors of Webster may materially differ from the amounts set forth below.
Treatment of Outstanding Webster Equity Awards
Outstanding Webster equity awards will be treated as follows:
•
Each of Webster’s executive officers holds unvested Webster RSAs, a portion of which will fully vest prior to the effective time of the reincorporation merger, subject to all required withholding taxes, and entitle the holder to receive the exchange consideration at the effective time of the share exchange, and the remaining portion of which will become Converted Santander RSAs, subject to the same terms and conditions as applied to the corresponding Webster RSAs immediately prior to the effective time of the reincorporation merger (including “double-trigger” vesting acceleration as described below).

•
Each of Webster’s executive officers holds unvested Webster PSAs, which will fully vest prior to the effective time of the reincorporation merger, subject to all required withholding taxes, and entitle the holder to receive the exchange consideration at the effective time of the share exchange. The performance goals will be deemed earned based on the greater of target and actual performance (as determined by the compensation committee of the Webster board prior to the effective time of the reincorporation merger in consultation with Santander).

•
Each of Webster’s non-employee directors holds Webster RSAs, which will fully vest prior to the effective time of the reincorporation merger and entitle the holder to receive the exchange consideration at the effective time of the share exchange.

Pursuant to Webster’s stock incentive plan and award agreements, if an executive officer’s employment is terminated by Webster without “cause” or by the executive officer for “good reason” (each as defined in Webster’s stock incentive plan (or for executives who are party to a CIC Agreement, as defined in the CIC Agreement)) within two years (or, for Webster RSAs granted on or after the date of the transaction agreement, during the remaining vesting period) following a change in control, all Webster equity awards then held by such executive officer would fully vest upon such termination of employment. These “double-trigger” vesting provisions applicable to Webster equity awards will continue to apply to the Converted Santander RSAs following the effective time of the reincorporation merger.
For an estimate of the amounts that would be realized by each of Webster’s named executive officers on the Assumed Closing Date in respect of their Webster equity awards that are unvested and outstanding on such date, see the section titled “—Quantification of Potential Payments and Benefits to Webster’s Named Executive Officers in Connection with the Transaction” below. The estimated aggregate value of the unvested Webster equity awards (along with accrued but unpaid cash dividends in respect of the Webster PSAs) held by the executive officers who are not named executive officers is $16,403,463 (the value of Webster PSAs was calculated assuming that actual performance is equal to target performance for the purposes of this quantification). The estimated aggregate value of the unvested Webster RSAs held by Webster’s non-employee directors is $1,841,899.
Change in Control Agreements
Each executive officer is subject to a change in control agreement (a “CIC Agreement”) with Webster. Under the CIC Agreements, an executive officer will be eligible for the following severance benefits if the executive officer’s employment is terminated by Webster without “cause,” or by the executive officer for “good reason” (each as defined in the applicable CIC Agreement), in each case, within 24 months following a change in control:
•	A lump-sum cash severance amount payable within 30 days of the termination date, equal to the sum of the following:
○	a prorated target annual bonus;
○	two times (three times for Messrs. Ciulla, Holland, Massiani and Motl) the sum of the executive officer’s annual base salary plus target annual bonus;
○
two times (three times for Messrs. Ciulla, Holland, Massiani and Motl) the sum of the annual COBRA premiums for coverage under Webster’s health care plans and the annual premium for coverage under Webster’s life insurance plans; and

○
all employer contributions the executive officer would receive under Webster’s qualified and supplemental defined contribution plans in which the executive officer participates if the executive officer’s employment had continued for two years after the date of termination (three years for Messrs. Ciulla, Holland, Massiani and Motl).

•	For Messrs. Holland and Schugel, vesting of any account balance the executive officer has under Webster’s qualified and supplemental defined contribution plans.
•	Outplacement services at Webster’s expense, up to an aggregate limit of $50,000 per person and ending no later than the last day of the second calendar year after termination.
In addition, under the CIC Agreements, Messrs. Motl and Wilkins will be eligible to continue participating in Webster’s health care and life insurance benefit plans (for three years for Mr. Motl and two years for Mr. Wilkins) following the termination date, with Messrs. Motl and Wilkins responsible for paying the premiums.
The receipt of the change in control severance benefits described above is conditioned on the executive officer’s execution and non-revocation of a release of claims in favor of Webster, except for Messrs. Ciulla, Motl and Wilkins.
The CIC Agreements contain a “net-better” cutback provision, which provides that, if the total payments to the executive officer would exceed the applicable threshold under Section 280G of the Code (as defined herein), then those payments will be reduced to the applicable threshold to avoid the imposition of the excise taxes under Section 4999 of the Code if, and only if, such reduction would result in a better after-tax result for the executive officer.
Under the transaction agreement, with respect to the fiscal year in which the effective time of the share exchange occurs, any Webster employee, including the executive officers, whose employment is terminated after the effective time of the share exchange and prior to the end of such fiscal year under circumstances that entitle them to severance under a Webster plan, including a CIC Agreement, will be entitled, subject to the execution and non-revocation of a release of claims in favor of Webster and Santander, to a prorated bonus for the portion of such fiscal year through the date of termination, based on the greater of target and actual performance through the latest practicable date prior to the effective time of the share exchange. An executive officer whose employment terminates without cause or for good reason following the effective time of the share exchange and prior to the end of the fiscal year in which the effective time of the share exchange occurs will be entitled to a prorated bonus calculated using this formula, if it is greater than the target prorated bonus under the CIC Agreement. For purposes of the quantification of amounts disclosed in this document, the prorated bonus is calculated at target.
Concurrently with the execution of the transaction agreement, Santander entered into letter agreements with Mr. Ciulla and Mr. Massiani (as described in more detail in “Santander Bank Letter Agreements” below), which generally supersede Messrs. Ciulla and Massiani’s respective CIC Agreements effective as of the effective time of the share exchange.
See the section titled “—Quantification of Potential Payments and Benefits to Webster’s Named Executive Officers in Connection with the Transaction” below for the estimated amounts that each of Webster’s named executive officers would receive under the CIC Agreements upon a qualifying termination of employment following the effective time of the share exchange. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the change in control severance benefits that the executive officers who are not named executive officers would receive under the CIC Agreements upon a qualifying termination of employment following the effective time of the share exchange is $19,896,564 (assuming no reduction in payments or benefits for the purposes of the excise tax under Section 4999 of the Code).
Santander Bank Letter Agreements
Concurrently with the execution of the transaction agreement, Santander entered into letter agreements with Mr. Ciulla (the “Santander Bank CEO Agreement”) and with Mr. Massiani (the “SHUSA and Santander Bank COO Agreement” and, together with the Santander Bank CEO Agreement, the “Santander Bank Agreements”), which generally supersede the executives’ existing CIC Agreements with Webster and memorialize the terms of the executives’ employment with Santander following the completion of the transaction. The Santander Bank Agreements will automatically terminate if the transaction is not closed.
Santander and Webster are committed to ensuring leadership continuity, strong governance and alignment with long-term shareholder value as the parties progress the transaction through and after the closing date. The compensation arrangements described below reflect the executives’ existing contractual entitlements with Webster (including double-trigger change-in-control protections) and market-based compensation and retention structures. In particular, the Santander Bank Agreements provide for the payment of cash sign-on bonuses in two installments subject to an ongoing service requirement, which replace — rather than add to — the double-trigger change in control severance benefits that Messrs. Ciulla and Massiani would have otherwise been entitled to receive in full under their CIC Agreements in connection with the closing of the transaction. These arrangements are designed to ensure leadership stability through integration, align incentives with long-term performance, and support the successful delivery of the combined business strategy. The go-forward compensation arrangements described below will also generally be subject to Santander’s remuneration governance framework, including applicable regulatory requirements. Santander believes these arrangements provide appropriate continuity and accountability while positioning the combined organization to deliver sustainable value for shareholders, clients and employees.
Santander Bank CEO Letter Agreement
Under the Santander Bank CEO Agreement, Mr. Ciulla’s term of employment with Santander will begin on the consummation of the transaction and continue until the first anniversary of such date. Any subsequent term of employment will be mutually agreed upon between Mr. Ciulla and Santander at least 60 days prior to the end of the term. During the employment term, Mr. Ciulla will serve as Chief Executive Officer of Santander Bank, which is a subsidiary of SHUSA, the U.S. holding company for Santander’s operations in the United States. Mr. Ciulla will report directly to the boards of directors of SHUSA and Santander Bank. Mr. Ciulla will also be appointed to the board of directors of both SHUSA and Santander Bank at the effective time of the share exchange.
Under the Santander Bank CEO Agreement, Mr. Ciulla will receive an annual base salary of $3,250,000, will have a target annual bonus opportunity for each calendar year during the term equal to $4,250,000 (prorated for 2026), will be eligible for employee benefits available to similarly situated Santander Bank and SHUSA executive officers and certain fringe benefits at levels consistent with those provided by Webster prior to the closing of the transaction. Mr. Ciulla is expected to be an “Identified Staff” of Santander under the European Union’s Capital Requirements Directives (“CRD”) and, as such, his annual variable compensation will be subject to Santander’s CRD policies (the “CRD Policies”).
In recognition that the transaction is expected to consummate in the middle of 2026, upon the effective time of the share exchange, Mr. Ciulla will receive a cash payment equal to a prorated portion of his 2026 annual bonus with a target amount of $1,695,000 under the Webster annual bonus plan (prorated from January 1, 2026 through and including the closing date), based on the greater of target and actual performance measured through the latest practicable date prior to the effective time of the reincorporation merger. As noted above, his 2026 bonus under Santander Bank’s annual bonus plan will be prorated based on the time elapsed from the effective time of the share exchange through the end of 2026.
In addition, as noted above, in recognition that Mr. Ciulla will be entitled to resign for good reason and receive change in control severance benefits under his CIC Agreement at the effective time of the reincorporation merger, Mr. Ciulla will receive a $10,000,000 cash sign-on bonus, in satisfaction of the change in control severance benefits he would have been entitled to under his CIC Agreement (as described in the “Change in Control Agreements” section above). 50% of such sign-on bonus will be payable at the effective time of the share exchange and the remaining portion will be payable on the business day immediately prior to the first anniversary of the effective time of the share exchange, in each case subject to Mr. Ciulla’s continued employment through such date, except as provided below.
If Mr. Ciulla’s employment is terminated by Santander without “cause” or by Mr. Ciulla for “good reason” (each as defined in the Santander Bank CEO Agreement) during the employment term, he will be entitled to the following severance benefits, subject to his execution and non-revocation of a release of claims:
•	a lump-sum cash payment equal to the base salary Mr. Ciulla would have received had he remained employed through the remainder of the employment term (the “Remaining Base Salary”);
•
a prorated annual bonus based on actual performance, to be paid at the ordinary time that annual bonuses are paid to other executive officers of Santander Bank and SHUSA (subject to any delay of payment due to the CRD Policies);

•	immediate vesting and payment of the remaining 50% of the cash sign-on bonus;
•	immediate vesting of all outstanding Converted Santander RSAs (the “CEO LTI Benefits”);
•
continued vesting and payment/settlement of any deferrals that Mr. Ciulla received during the employment term in accordance with the original vesting schedule and subject to the terms and conditions of the applicable plan (the “CEO Deferral Benefits”); and

•	a lump-sum cash payment equal to 18 months of COBRA premiums.
The above benefits (other than the Remaining Base Salary) will also be payable as a result of Mr. Ciulla’s death or disability or termination upon Mr. Ciulla’s and Santander’s agreement not to enter into a new agreement prior to the end of the initial one-year employment term.
If Mr. Ciulla’s employment terminates due to his retirement having provided Santander at least 90 days prior written notice (upon Santander’s mutual agreement), Mr. Ciulla will continue to receive his base salary during the notice period and, upon his termination of employment, will be eligible to receive the CEO LTI Benefits and the CEO Deferral Benefits.
Under the Santander Bank CEO Agreement, Mr. Ciulla will be subject to non-competition and employee and client non-solicitation covenants during the course of employment with Santander and for three years following his termination of employment, as well as a perpetual confidentiality covenant.
SHUSA and Santander Bank COO Letter Agreement
Under the SHUSA and Santander Bank COO Agreement, Mr. Massiani’s term of employment with Santander will begin on the consummation of the transaction and continue until the first anniversary of such date. Any subsequent term of employment may be mutually agreed upon between Mr. Massiani and Santander, with negotiations of such subsequent term beginning at least 90 days prior to the end of the initial term or, if earlier, the transition of the Chief Executive Officer of SHUSA or the Chief Executive Officer of Santander Bank. During the employment term, Mr.

Massiani will serve as Senior Executive Vice President and Chief Operating Officer of SHUSA and Santander Bank, reporting directly to the Santander US Country Head and Chief Executive Officer of SHUSA and the Chief Executive Officer of Santander Bank. Mr. Massiani will also be appointed to the boards of directors of both SHUSA and Santander Bank at the effective time of the share exchange.
Under the SHUSA and Santander Bank COO Agreement, Mr. Massiani will receive an annual base salary of $2,500,000, will have a target annual bonus opportunity for each calendar year during the term equal to $2,500,000 (prorated for 2026) and will be eligible for employee benefits available to similarly situated Santander Bank and SHUSA executive officers. Mr. Massiani is expected to be an “Identified Staff” of Santander under the CRD and, as such, his annual variable compensation will be subject to the CRD Policies.
In recognition that the transaction is expected to consummate in the middle of 2026, upon the effective time of the share exchange, Mr. Massiani will receive a cash payment equal to the prorated portion of his 2026 annual bonus with a target amount of $1,250,000 under the Webster annual bonus plan (prorated from January 1, 2026 through and including the closing date), based on the greater of target and actual performance measured through the latest practicable date prior to the effective time of the reincorporation merger. As noted above, his 2026 bonus under Santander Bank’s annual bonus plan will be prorated based on the time elapsed from the effective time of the share exchange through the end of 2026.
In addition, as noted above, in recognition that Mr. Massiani will be entitled to resign for good reason and receive change in control severance benefits under his CIC Agreement at the effective time of the reincorporation merger, Mr. Massiani will receive a $6,500,000 cash sign-on bonus, in satisfaction of the change in control severance benefits he would have been entitled to under his CIC Agreement (as described in the “Change in Control Agreements” section above). 50% of such sign-on bonus will be payable at the effective time of the share exchange and the remaining portion will be payable on the business day immediately prior to the first anniversary of the effective time of the share exchange, in each case subject to Mr. Massiani’s continued employment through such date, except as provided below.
Mr. Massiani will also receive a $3,000,000 cash integration award, of which $1,000,000 will vest and become payable on the business day immediately prior to the one-year anniversary of the effective time of the share exchange, and the remaining $2,000,000 will vest and become payable on the business day immediately prior to the second anniversary of the effective time of the share exchange, subject, in each case, to the achievement of certain integration and business performance metrics to be determined by Santander in consultation with Mr. Massiani and his continued employment through the applicable vesting date, except as provided below.
If Mr. Massiani’s employment is terminated by Santander without “cause” or by Mr. Massiani for “good reason” (each as defined in the SHUSA and Santander Bank COO Agreement) during the employment term, he will be entitled to the following severance benefits, subject to his execution and non-revocation of a release of claims:
•
severance benefits payable under the Santander US Severance Policy (which provides a cash severance of one times Mr. Massiani’s base salary payable in a lump sum, COBRA continuation coverage for three months following the termination date and outplacement services at Santander’s expense for up to 12 months);

•
a prorated annual bonus based on actual performance, to be paid at the ordinary time that annual bonuses are paid to other executive officers of Santander Bank and SHUSA (subject to any delay of payment due to the CRD Policies);

•	immediate vesting and payment of the unpaid portion of the cash sign-on bonus and cash integration award;
•	immediate vesting of all outstanding Converted Santander RSAs; and
•
continued vesting and payment/settlement of any deferrals that Mr. Massiani received during the employment term in accordance with the original vesting schedule and subject to the terms and conditions of the applicable plan.

The above benefits (other than the severance payable under the Santander US Severance Policy) will also be payable as a result of Mr. Massiani’s death or disability or termination upon Mr. Massiani’s and Santander’s agreement not to enter into a new agreement prior to the end of the initial one-year employment term.
Under the SHUSA and Santander Bank COO Agreement, Mr. Massiani will be subject to non-competition and employee and client non-solicitation covenants during the course of employment with Santander and for one year following his termination of employment, as well as a perpetual confidentiality covenant.

Potential Employment Arrangements with Santander
Any of Webster’s other executive officers who become officers or employees of, or are otherwise retained to provide services to, Santander or the surviving corporation may, before, on, or following the closing, enter into new individualized compensation arrangements with Santander or its subsidiaries (including the surviving corporation) and may participate in cash or equity incentive or other benefits plans maintained by Santander or its subsidiaries. As of the date of this document, no new individualized compensation arrangements between Webster’s executive officers (other than Messrs. Ciulla and Massiani) and Santander or its subsidiaries have been entered into.
Indemnification and Insurance
Pursuant to the terms of the transaction agreement, Webster’s non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors and officers liability insurance policies following the transaction. Such indemnification and insurance coverage is further described under “The Transaction Agreement—Indemnification and Insurance” beginning on page 67 of this document.
Quantification of Potential Payments and Benefits to Webster’s Named Executive Officers in Connection with the Transaction
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Webster that is based on, or otherwise relates to, the transaction.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table. The amounts shown in the table below do not include the amounts payable to Messrs. Ciulla and Massiani under their go-forward arrangements with Santander, which are discussed under “—Santander Bank Letter Agreements”, including the cash sign-on bonuses, the prorated 2026 bonuses, the cash integration award (for Mr. Massiani) and other go-forward compensation and benefits, as those amounts are being paid pursuant to bona fide post-transaction employment agreements. These amounts also do not reflect any compensation actions that may occur after the date of this document and before completion of the transaction. Further, the table below assumes no reduction in payments or benefits for the purposes of the excise tax under Section 4999 of the Code.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Pension/NQDC ($)(3)	Perquisite/ Benefits($)(4)	Total ($)
John R. Ciulla	9,613,829	13,661,382	—	50,000	23,325,211
Neal Holland	5,444,809	4,346,452	45,547	50,000	9,886,809
Luis R. Massiani	6,799,542	7,199,688	—	50,000	14,049,231
Christopher J. Motl	6,118,441	5,118,612	—	50,000	11,287,052
Kristy Berner	2,297,583	2,145,033	—	50,000	4,492,616

(1)
Cash. Consists of a lump-sum cash payment equal to the sum of (i) three times (two times for Ms. Berner) the named executive officer’s base salary plus target annual bonus; (ii) a prorated bonus based on the greater of target and actual performance measured through the latest practicable date prior to the effective time of the reincorporation merger (assuming, for the purpose of this quantification, actual performance at target); (iii) three times (two times for Ms. Berner) the sum of the annual COBRA premiums for coverage under Webster’s health care plans and the annual premium for coverage under Webster’s life insurance plans; and (iv) all employer contributions the named executive officer would receive under Webster’s qualified and supplemental defined contribution plans if their employment had continued for three years after the date of termination (two years for Ms. Berner) (the “SERP Payment”). The cash severance is “double-trigger” (i.e., triggered by a change in control for which payment is conditioned upon the executive officer’s termination without cause or resignation for good reason within a limited time period following the change in control). See “—Change in Control Agreements” above for additional details.

The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)	Prorated Bonus ($)	COBRA Payment ($)	SERP Payment ($)	Total ($)
John R. Ciulla	8,475,000	492,247	129,099	510,401	9,613,829
Neal Holland	4,927,500	265,000	111,420	149,792	5,444,809
Luis R. Massiani	6,075,000	326,712	96,373	295,313	6,799,542
Christopher J. Motl	5,400,000	290,411	106,885	315,000	6,118,441
Kristy Berner	1,995,000	137,219	74,280	97,019	2,297,583

(2)
Equity. Consists of the value of unvested Webster RSAs and Webster PSAs (along with accrued but unpaid cash dividends with respect to the Webster PSAs). 50% of the unvested Webster RSAs held by the named executive officers granted prior to the date of the transaction agreement and all Webster PSAs will vest no later than four business days prior to the effective time of the reincorporation merger (with performance goals deemed satisfied at the greater of target and actual performance) and constitute “single-trigger” benefits. 50% of the unvested Webster RSAs held by the named executive officers granted prior to the date of the transaction agreement and all unvested Webster RSAs held by the named executive officers granted on or after the date of the transaction agreement will be converted into Converted Santander RSAs, which will vest upon a qualifying termination of employment within two years (or, for Converted Santander RSAs converted from Webster RSAs granted on or after the date of the transaction agreement, during the remaining vesting period) following the closing date and constitute “double-trigger” benefits. For the purposes of this quantification, the value of Webster PSAs was calculated assuming that actual performance is equal to target performance. See “—Treatment of Outstanding Webster Equity Awards” above for additional details.

Named Executive Officer	Webster RSAs ($)	Webster PSAs* ($)	Total ($)
John R. Ciulla	6,972,127	6,689,256	13,661,382
Neal Holland	3,342,929	1,003,524	4,346,452
Luis R. Massiani	3,639,494	3,560,194	7,199,688
Christopher J. Motl	2,472,736	2,645,876	5,118,612
Kristy Berner	1,187,641	957,392	2,145,033

*	Includes the value of accrued but unpaid cash dividends.
(3)
Pension/NQDC. The estimated amounts listed in this column represent the value of the acceleration of any account balance the named executive officer has under Webster’s qualified and supplemental defined contribution plans, which constitutes “double-trigger” benefits. See “—Change in Control Agreements” above for additional details.

(4)
Perquisites/Benefits. Consists of the estimated value of outplacement services for each named executive officer. Such benefits are “double-trigger.” See “—Change in Control Agreements” above for additional details.

Financing of the Transaction
Pursuant to the transaction, each share of Webster common stock will in two steps be converted into the right to receive $48.75 in cash, without interest, in addition to the share consideration.
Santander’s obligation to close the transaction is not conditioned upon its obtaining financing. Santander anticipates that approximately $7.9 billion will be required to pay the aggregate cash consideration to Webster’s stockholders. Santander intends to fund the cash consideration through cash on hand.
Regulatory Approvals Required for the Transaction
To close the transaction, Santander and Webster need to obtain approvals, or consents from, or make filings with, a number of European and U.S. regulatory authorities. Subject to the terms of the transaction agreement, Santander and Webster have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all requisite regulatory approvals and all other permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the transaction and the other transactions contemplated by the transaction agreement, and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties, regulatory agencies or governmental authorities. The foregoing includes the approval of the Federal Reserve Board and the ECB. Santander and Webster have concluded that the transaction is not subject to the HSR Act.
Under the terms of the transaction agreement, neither Santander nor Webster is required to agree to or take any action with respect to a materially burdensome regulatory condition in connection with the foregoing. See “The Transaction Agreement—Conditions to Closing of the Transaction.”
The approval of an application means only that the statutory and regulatory criteria for approval has been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of shares of Webster common stock in the transaction is fair. Regulatory approval does not constitute an endorsement or recommendation of the transaction or the other transactions contemplated by the transaction agreement.
Although neither Santander nor Webster knows of any reason why it cannot obtain these regulatory approvals in a timely manner, there can be no assurance that all of the requisite regulatory approvals will be obtained and, if obtained, there can be no assurance regarding the timing of such approvals, Santander’s and Webster’s ability to obtain such approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such requisite regulatory approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of Santander or Webster Virginia following closing of the transaction. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the transaction or, if such a challenge is made, what the result of such challenge will be.
Santander and Webster are not aware of any material governmental approvals or actions that are required for the closing of the transaction other than those described herein. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Regulatory Approvals in the United States
Federal Reserve Board
The transaction is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the BHC Act. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Sections 3 and 4 of the BHC Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Webster and Santander expect that, as part of its consideration of the aforementioned factors, the Federal Reserve Board will consider the regulatory status of the U.S. depositary institution subsidiaries of Webster and Santander, including legal and regulatory compliance and the adequacy of capital levels of each such subsidiaries and the combined organization.
The Federal Reserve Board may not approve an application that would substantially lessen competition or tend to create a monopoly unless the Federal Reserve Board finds that any anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served.
In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant U.S. insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Santander and Webster in meeting the credit needs of the entire community, including low- and moderate-income customers and communities, served by their U.S. depository institution subsidiaries. In their most recent CRA performance evaluations, Santander’s U.S. depository institution subsidiary, Santander Bank, National Association (“Santander Bank”), and Webster’s depository institution subsidiary, Webster Bank, both received “Outstanding” ratings.
In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
In considering a notification under Section 4 of the BHC Act, the Federal Reserve Board considers whether the proposed transaction can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risk to the stability of the United States banking or financial system. As part of its consideration of these factors, the Federal Reserve Board also reviews the financial and managerial resources of the companies involved, the effect of the proposal on competition in the relevant markets and the public benefits of the proposal.
The filing of the Section 3 application under Section 3 of the BHC Act and the notification under Section 4 of the BHC Act to the Federal Reserve Board occurred on March 27, 2026.
Office of the Comptroller of the Currency
Approval of the Office of the Comptroller of the Currency (“OCC”) is not required to close the transaction. Following closing of the transaction, Santander plans to contribute the shares of Webster Virginia common stock to Santander Holdings USA, Inc. (“SHUSA”), a wholly-owned subsidiary of Santander. Additionally, following closing of the transaction and such contribution, Santander plans, but is not required pursuant to the terms of the transaction agreement, (i) to merge Webster Virginia with and into SHUSA, with SHUSA as the surviving entity in such merger (the “IHC merger”) and (ii) to merge Webster Bank with and into Santander Bank, with Santander Bank as the surviving entity in such merger (the “bank merger”), subject to receipt of relevant regulatory approvals. The bank merger would require the prior approval of the OCC under the National Bank Act, the Bank Merger Act, and the Riegle-Neal Act. In evaluating the application, the OCC would consider: (i) the financial and managerial resources of Santander Bank and Webster Bank and the future prospects of the combined bank, (ii) the convenience and needs of the community to be served and the record of Santander Bank and Webster Bank under the CRA, including their respective CRA ratings, (iii) Santander Bank’s and Webster Bank’s effectiveness in combating money-laundering activities, and (iv) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC may not approve an application that would substantially lessen competition or tend to create a monopoly unless the OCC finds that any anticompetitive effects of the proposed bank merger are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served.
The OCC would also consider the capital level of the combined bank, the conformity of the transaction to applicable law, the purpose of the bank merger, the impact of the bank merger on the safety and soundness of the combined bank, and the effect on the combined bank’s shareholders, depositors, other creditors and customers. In connection with an interstate bank merger transaction, such as the bank merger, the OCC would consider certain additional factors under the Riegle-Neal Act, including the capital position of Santander Bank, state laws regarding the minimum age of Webster Bank, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the combined bank will be well capitalized and well managed upon the consummation of the transaction.
The filing of the application to the OCC under the National Bank Act, the Bank Merger Act and the Riegle-Neal Act occurred on March 30, 2026.
Public Notice and Comments
The BHC Act, the Bank Merger Act and Federal Reserve Board and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the OCC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board and, if applicable, the OCC, the Antitrust Division of the Department of Justice (the “DOJ”) will conduct a concurrent competitive review of the transaction and, if applicable, the bank merger, to analyze the competitive effects of the transaction and, if applicable, the bank merger, and determine whether the transaction and, if applicable, the bank merger, would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.
In reviewing the transaction and, if applicable, the bank merger, the DOJ could analyze the effect of the transaction and, if applicable, the bank merger, on competition differently than the Federal Reserve Board or the OCC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the transaction’s and, if applicable, the bank merger’s, effects on competition. A determination by the DOJ not to object to the transaction and, if applicable, the bank merger, may not prevent the filing of antitrust actions by private persons or state attorneys general.

Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may also be submitted to various other foreign, federal and state regulatory authorities and self-regulatory organizations.
Regulatory Approvals in Europe and Spain
European Central Bank
Pursuant to Article 4.2(b) of Law 10/2014, of June 26, on the regulation, supervision and solvency of credit institutions, as amended, and Article 18 of Royal Decree 84/2015, of February 13, implementing Law 10/2014, of June 26, on the regulation, supervision and solvency of credit institutions, as amended, the acquisition by a Spanish significant credit institution of a qualifying holding in a credit institution domiciled in a non-European Union country requires prior authorization from the ECB. Consequently, the transaction is subject to approval by the ECB.
The ECB must render its decision within three months from the receipt of all requested information and documentation from the acquiror. Failure to render a decision within such period shall be deemed a rejection of the proposed acquisition.
In addition, pursuant to Article 10.2.(b) of Royal Decree 84/2015, of February 13, implementing Law 10/2014, of June 26, on the regulation, supervision and solvency of credit institutions, as amended, Santander must notify the ECB of the amendment to its bylaws resulting from the share capital increase undertaken in connection with the transaction, within 15 business days following approval of the corporate resolution authorizing such capital increase. No prior or subsequent authorization from the ECB is required for this purpose.
As of the date of this document, Directive (EU) 2024/1619, of May 31, amending Directive 2013/36/EU, of June 26, has not been implemented in Spain. Pursuant to Article 27a of Directive 2013/36/EU, of June 26, the completion of the transaction could require the prior non-opposition of the ECB if the holding acquired were to reach or exceed 15% of Santander’s eligible capital, whether on an individual or consolidated basis. If Directive (EU) 2024/1619 were implemented in Spain prior to closing of the transaction and such non-opposition were required, Santander would submit any necessary amendments or supplements to the filings previously made in connection with the authorization referred to above, and make any additional required filings.
Spanish National Securities Market Commission.
Santander must comply with applicable Spanish securities laws. In connection with the share capital increase and the listing of the Santander ordinary shares issued thereunder pursuant to the transaction, Santander must either (i) file with the CNMV an exemption document under the Prospectus Regulation, or (ii) file with, and obtain approval from, the CNMV of a prospectus under the Prospectus Regulation. In addition, the admission to listing of the Santander ordinary shares issued pursuant to the transaction requires clearance from the CNMV and approval by the Spanish Stock Exchanges.
Timing of the Transaction
Closing of the transaction is expected to occur in the second half of 2026. However, Santander and Webster cannot assure you when or if the transaction will close. The obligations of Santander and Webster to close the transaction are subject to the satisfaction or waiver of certain closing conditions contained in the transaction agreement, including the receipt of required approvals of Webster’s stockholders and Santander’s shareholders and the requisite regulatory approvals. As a result, closing of the transaction is expected to take place no earlier than approximately six weeks after the special meeting. If the transaction has not occurred on or before the end date, either Santander or Webster may terminate the transaction agreement, unless the failure to close the transaction by such date is because of a breach of the transaction agreement caused by the party seeking termination.
Accounting Treatment
Santander prepares its financial statements in accordance with IFRS-IASB. The transaction will be accounted for as an acquisition of Webster by Santander under the acquisition method of accounting in accordance with IFRS-IASB.
Listing of Santander Ordinary Shares and Santander ADSs
At and after the effective time of the share exchange, Santander will submit the notarial deed for the capital increase filed for registration with the Commercial Registry of Santander and all appropriate listing materials to the

CNMV, the Spanish Stock Exchanges and the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (“Iberclear”) for the newly-issued Santander ordinary shares to be listed on the Spanish Stock Exchanges.
Santander will use its reasonable best efforts to cause the Santander ADSs to be issued in connection with the transaction to be approved for listing on the NYSE, such listing to be subject to (and only become effective on) official notice of issuance. Approval of the listing on the NYSE of the Santander ADSs to be issued in the transaction is a condition to Santander’s and Webster’s respective obligation to close the transaction.
Appraisal Rights
Santander and Webster agreed that appraisal rights be made available to holders of shares of Webster common stock in connection with the transaction.
If the transaction is closed, holders of shares of Webster common stock issued and outstanding immediately prior to the effective time of the reincorporation merger who do not vote in favor of the transaction proposal, who validly demand appraisal pursuant to Section 262 of the DGCL and who have not effectively withdrawn their demand or otherwise waived or lost their rights to appraisal are entitled to seek appraisal of their shares of Webster common stock in connection with the transaction under Section 262 of the DGCL.
This section is intended only as a brief summary of certain provisions of the statutory procedures that a person must follow under the DGCL in order to seek and perfect appraisal rights in connection with the transaction. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated by reference herein. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that persons entitled to appraisal exercise their appraisal rights under Section 262 of the DGCL. Failure to follow precisely the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the holder of record of shares of Webster common stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of Webster common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, a company must deliver, not less than 20 days before the special meeting to vote on the transaction agreement, notice of such meeting, with respect to shares of Webster common stock for which appraisal rights are available, to each of its stockholders who was a stockholder of record on the record date, that appraisal rights are available. Either a copy of Section 262 of the DGCL must be included with the notice or the notice must direct stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost.
This document constitutes Webster’s notice pursuant to Section 262 of the DGCL to Webster’s stockholders that appraisal rights are available in connection with the transaction, and the full text of Section 262 of the DGCL is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the provisions of Section 262 of the DGCL, which is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, particularly the procedural steps required to properly demand and perfect such rights. Failure to strictly comply, timely and properly, with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Webster common stock, Webster encourages Webster’s stockholders considering exercising such rights to consult with their legal and financial advisors.
If you wish to demand appraisal of your shares of Webster common stock, you must satisfy each of the following conditions: (i) you must deliver to Webster a written demand for an appraisal of your shares of Webster common stock before the vote is taken on the transaction proposal at the special meeting, which written demand must reasonably inform Webster of the identity of the stockholder of record of shares of Webster common stock who intends to demand appraisal of such person’s shares of Webster common stock; (ii) you must hold your shares of Webster common stock from the date of making such demand and continue to hold your shares of Webster common stock through the effective time of the reincorporation merger; (iii) you must not vote or submit a proxy in favor of, or consent in writing to, the transaction proposal with respect to your shares of Webster common stock for which you intend to demand appraisal; (iv) you or any other person entitled to demand an appraisal in connection with the transaction must not thereafter withdraw your demand for appraisal of your shares of Webster common stock or otherwise lose your appraisal rights, in each case in accordance with the DGCL; and (v) you must otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL.
If any of these conditions is not satisfied with respect to any of your shares of Webster common stock and the transaction is closed, you will be entitled to receive the exchange consideration for such shares of Webster common stock as provided in the transaction agreement, but you will not have appraisal rights with respect to such shares of Webster common stock. A proxy with respect to any such shares of Webster common stock that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the transaction proposal, result in the loss of your right of appraisal with respect to such shares of Webster common stock and nullify any previously delivered written demand for appraisal in respect thereof. Therefore, a stockholder who submits a proxy for such person’s shares of Webster common stock and who wishes to exercise appraisal rights with respect to such shares of Webster common stock must either revoke such proxy, submit a later-dated proxy with respect to such shares of Webster common stock containing instructions to vote “AGAINST” the transaction proposal or “ABSTAIN” from voting on the transaction proposal or attend the special meeting and vote “AGAINST” the transaction proposal or “ABSTAIN” from voting on the transaction proposal with respect to such shares of Webster common stock. Voting against or failing to vote for the transaction proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the transaction proposal.
Record Holders
A demand for appraisal by a holder of record of shares of Webster common stock must be executed by or on behalf of such holder of record and must reasonably inform Webster of the identity of such holder of record and state that such holder of record intends thereby to demand appraisal of such holder of record’s shares of Webster common stock in connection with the transaction. If a holder of record is submitting a demand with respect to shares of Webster common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of Webster common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Webster common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Webster common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Webster common stock as to which appraisal is sought. Where no number of shares of Webster common stock is expressly mentioned, the demand will be presumed to cover all shares of Webster common stock held in the name of the holder of record.
Beneficial Owners
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Webster common stock in accordance with the procedures of subsection (d)(1) of Section 262 of the DGCL summarized above, provided that (i) such beneficial owner continuously owns such shares of Webster common stock through the effective time of the reincorporation merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 of the DGCL and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of Webster common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Webster under Section 262 of the DGCL and to be set forth on the verified list (as defined below). The shares of Webster common stock are currently listed on a national securities exchange, and, assuming such shares of Webster common stock remain listed on a national securities exchange immediately prior to the transaction (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of Webster common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of Webster common stock entitled to appraisal exceeds 1% of the outstanding shares of Webster common stock eligible for appraisal or (2) the value of the aggregate exchange consideration offered pursuant to the transaction agreement in respect of such total number of shares of Webster common stock exceeds $1.0 million (the “minimum conditions”).
Although not expressly required by Section 262 of the DGCL, Webster reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 of the DGCL with respect to any person sharing beneficial ownership of the shares of Webster common stock for which such demand is submitted. All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to Webster’s Corporate Secretary at 200 Elm Street, Stamford, Connecticut 06902. Demands for appraisal may not be submitted by electronic transmission.
Actions After Closing of the Transaction
If the transaction is closed, within 10 days after the effective time of the reincorporation merger, Webster Virginia will notify each holder of record of shares of Webster common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL and who has not voted in favor of the approval of the transaction proposal, and any beneficial owner who has properly demanded appraisal pursuant to Section 262 of the DGCL.
At any time within 60 days after the effective time of the reincorporation merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw such person’s demand for appraisal and accept the exchange consideration offered pursuant to the transaction agreement by delivering to Webster a written withdrawal of the demand for appraisal. Within 120 days after the effective time of the reincorporation merger, but not thereafter, either Webster Virginia or any person who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on Webster Virginia, as the surviving corporation, in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares of Webster common stock held by all Webster’s stockholders entitled to appraisal. Webster Virginia is under no obligation to file any such petition and has no present intent of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of Webster common stock within the time prescribed in Section 262 of the DGCL. All demands for appraisal (i) should be addressed to Webster’s Corporate Secretary at 200 Elm Street, Stamford, Connecticut 06902 and (ii) must be delivered to Webster before the vote is taken on the transaction proposal at the special meeting. The demand will be sufficient if it reasonably informs Webster of the identity of the stockholder and the intention of the stockholder to demand appraisal of the fair value of such stockholder’s shares of Webster common stock. The failure of a holder of record or beneficial owner of shares of Webster common stock to file such a petition within the period specified in Section 262 of the DGCL, and deliver to Webster the written demand for appraisal prior to the taking of the vote on the transaction proposal at the special meeting, will result in the loss of appraisal rights.
Within 120 days after the effective time of the reincorporation merger, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Webster Virginia a statement setting forth the aggregate number of shares of Webster common stock not voted in favor of the transaction proposal and with respect to which Webster has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of Webster common stock (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares of Webster common stock will not be considered a separate stockholder holding such shares of Webster common stock for purposes of such aggregate number). Webster Virginia must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a record holder of shares of Webster common stock or a beneficial owner and a copy thereof is served upon Webster Virginia, then Webster Virginia will be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares of Webster common stock and with whom agreements as to the value of their shares of Webster common stock have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Webster Virginia and all Webster’s stockholders shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs of these notices will be borne by Webster Virginia.

After providing notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of Webster common stock to submit their certificates of common stock to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
In addition, assuming shares of Webster common stock remain listed on a national securities exchange immediately prior to the effective time of the reincorporation merger, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all Webster’s stockholders who assert appraisal rights unless one of the minimum conditions is met.
Determination of Fair Value
After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of Webster common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the transaction, to be paid upon the amount determined to be the fair value.
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the reincorporation merger that throw any light on the future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the reincorporation merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Holders considering seeking appraisal should be aware that the fair value of their shares of Webster common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the exchange consideration they would receive pursuant to the transaction if they did not seek appraisal of their shares of Webster common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration offered pursuant to the transaction agreement is not an opinion as to, and might not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the exchange consideration offered pursuant to the transaction agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the exchange consideration offered pursuant to the transaction agreement. Neither Webster nor Santander anticipates offering more than the exchange consideration offered pursuant to the transaction agreement to any holder of shares of Webster common stock exercising appraisal rights, and Santander reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Webster common stock is less than the exchange consideration offered pursuant to the transaction agreement. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the minimum conditions is met (assuming shares of Webster common stock remained listed on a national securities exchange immediately prior to the effective time of the reincorporation merger) or other requirements imposed by Section 262 of the DGCL to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.
Upon application by Webster Virginia or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262 of the DGCL.

The Delaware Court of Chancery will direct the payment of the fair value of the shares of Webster common stock by Webster Virginia to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Webster common stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262 of the DGCL. In the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of such person’s shares of Webster common stock under Section 262 of the DGCL fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of Webster common stock will be deemed to have been converted at the effective time of the reincorporation merger into the right to receive the exchange consideration offered pursuant to the transaction agreement. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the reincorporation merger, if neither of the minimum conditions is met (assuming shares of Webster common stock remained listed on a national securities exchange immediately prior to the effective time of the reincorporation merger) or if the person delivers to Webster a written withdrawal of the person’s demand for appraisal in accordance with Section 262 of the DGCL.
From and after the effective time of the reincorporation merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Webster common stock will be entitled to vote such shares of Webster common stock for any purpose or to receive payment of dividends or other distributions on such shares of Webster common stock, except dividends or other distributions payable to holders of record of shares of Webster common stock as of a time prior to the effective time of the reincorporation merger. If no petition for an appraisal is filed, if neither of the minimum conditions is met (assuming shares of Webster common stock remained listed on a national securities exchange immediately prior to the effective time of the reincorporation merger), or if the person who has made a demand for appraisal delivers to Webster a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares of Webster common stock within 60 days after the effective time of the reincorporation merger in accordance with Section 262 of the DGCL, then the right of such person to an appraisal of such shares of Webster common stock will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, no appraisal proceeding will be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262 of the DGCL, provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the transaction within 60 days after the effective time of the reincorporation merger.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights.
Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult with your legal and financial advisors before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.
Post-Closing Transactions
Following closing of the transaction, Santander plans to contribute the shares of Webster Virginia common stock to SHUSA. Additionally, following closing of the transaction and such contribution, Santander plans, but is not required pursuant to the terms of the transaction agreement, to undertake the IHC merger and the bank merger, subject to receipt of relevant regulatory approvals.

THE TRANSACTION AGREEMENT
The following is a summary of the material provisions of the transaction agreement. This summary is qualified in its entirety by reference to the transaction agreement, the Plan of Merger and the Plan of Share Exchange, copies of which are attached as Annexes A, B and C to this document, respectively, and are incorporated into this document by reference. You should read the transaction agreement in its entirety, as it is the legal document governing the transaction.
Explanatory Note Regarding the Transaction Agreement
The transaction agreement and this summary of its terms have been included with this document to provide you with information regarding the terms of the agreement and are not intended to modify or supplement any factual disclosures about Santander or Webster in their respective public reports filed with the SEC. In particular, the transaction agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Santander or Webster. The representations and warranties made by Santander and Webster in the transaction agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or other exceptions agreed by the parties. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this document, may have changed since the date of the transaction agreement. Accordingly, the representations and warranties in the transaction agreement should not be relied on by any person as characterizations of actual facts about Santander and Webster at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.
The Reincorporation Merger of Webster into Webster Virginia
Subject to the terms and conditions of the transaction agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Virginia Stock Corporation Act (“VSCA”), the first step of the transaction will be the merger of Webster with and into Webster Virginia, with each outstanding share of Webster common stock being converted into one share of Webster Virginia common stock, and with Webster Virginia continuing as the surviving corporation in such merger. Upon consummation of the reincorporation merger, the separate corporate existence of Webster will terminate.
Webster and Webster Virginia will cause the reincorporation merger to be consummated by causing the Plan of Merger attached as Annex B to this document to be filed along with articles of merger with the Virginia State Corporation Commission and by filing with the Secretary of State of the State of Delaware a certificate of merger, in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and making all other filings or recordings required under the VSCA and the DGCL in connection therewith.
At the effective time of the reincorporation merger, by virtue of the reincorporation merger and without any action on the part of the Webster, Webster Virginia or any holder of shares of Webster common stock, (i) each share of Webster common stock issued and outstanding immediately prior to the effective time of the reincorporation merger (other than shares of Webster common stock held in treasury and any shares of Webster common stock held by a holder who properly perfected his or her rights of appraisal within the meaning of Section 262 of the DGCL (any such share, a “Webster dissenting share”)) will be converted into the right to receive one share of Webster Virginia common stock, (ii) each share of Webster common stock held in treasury immediately prior to the effective time of the reincorporation merger will be canceled and (iii) each share of Webster Virginia common stock issued and outstanding immediately prior to the effective time of the reincorporation merger will be canceled.
All of the shares of Webster common stock converted into shares of Webster Virginia common stock will no longer be outstanding and will automatically be canceled and will cease to exist as of the effective time of the reincorporation merger, and each certificate previously representing any such shares will thereafter represent, without the requirement of any exchange thereof, a number of shares of Webster Virginia common stock equal to the number of shares of Webster common stock previously represented by such certificate.
At the effective time of the reincorporation merger, by virtue of the reincorporation merger and without any action on the part of the Webster, Webster Virginia or any holder of Webster Series F preferred stock or Webster Series G preferred stock, each share of Webster Series F preferred stock and Webster Series G preferred stock issued and outstanding immediately prior to the effective time of the reincorporation merger (other than shares of Webster Series F preferred stock or Webster Series G preferred stock held in treasury) will be converted into one share of Webster Virginia Series F preferred stock or Webster Virginia Series G preferred stock, as applicable, each of which will have substantially the same terms as the Webster Series F preferred stock or the Webster Series G preferred stock, respectively, and each certificate previously representing shares of Webster Series F preferred stock or Webster Series G preferred stock will thereafter represent shares of Webster Virginia Series F preferred stock or Webster Virginia Series G preferred stock, as applicable. Each share of Webster Series F preferred stock and Webster Series G preferred stock held in treasury immediately prior to the effective time of the reincorporation merger will be canceled.
At the effective time of the reincorporation merger, by virtue of the reincorporation merger, any Webster dissenting shares will not be converted into a share of Webster Virginia common stock and thereafter, at the effective time of the share exchange, represent the right to receive the exchange consideration payable in respect of such shares in accordance with the transaction agreement. Any holder thereof will be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that all Webster dissenting shares held by stockholders of Webster who fail to perfect or who, after the effective time of the reincorporation merger, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the applicable provisions of the DGCL, will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time of the reincorporation merger, a share of Webster Virginia common stock and thereafter, at the effective time of the share exchange, the exchange consideration payable in respect of such shares in accordance with the transaction agreement, without interest. Unless another reasonably practicable alternative is available with regard to the rights of holders of Webster dissenting shares under the transaction agreement at Santander’s discretion, Santander will issue the Santander ordinary shares in which the share consideration corresponding to the Webster dissenting shares would consist, which will (i) be delivered to the holders of the Webster dissenting shares who have failed to perfect or who, after the effective time of the reincorporation merger, withdraw the demand for appraisal or lost the right of appraisal; or (ii) otherwise be sold on the market, and proceeds thereof will be used for settlement of any rights that are granted under the applicable provisions of the DGCL to the remaining holders of the Webster dissenting shares.
The reincorporation merger will be followed by the share exchange described below, and thus you will not receive any Webster Virginia share certificates. Unless the context otherwise requires, all references in this document to Webster prior to the reincorporation merger are to Webster, and all references to Webster after the reincorporation merger are to Webster Virginia.
The Share Exchange
Subject to the terms and conditions of the transaction agreement and in accordance with the VSCA and the Spanish Companies Act (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended (the “Spanish Companies Act”), at the effective time of the share exchange, pursuant to the applicable provisions of the VSCA, Webster Virginia will become a wholly-owned subsidiary of Santander through the exchange of each outstanding share of Webster Virginia common stock for the exchange consideration described below under “Consideration to be Received in the Transaction.”
Webster, Webster Virginia and Santander will cause the share exchange to be consummated by causing the Plan of Share Exchange attached as Annex C to this document to be filed along with articles of share exchange with the Virginia State Corporation Commission and by making all other filings or recordings required under the VSCA in connection with the share exchange.
At and after the effective time of the share exchange, the share exchange will have the effects set forth in the VSCA and the separate corporate existence of each of Webster Virginia and Santander will continue and all shares of Webster Virginia issued and outstanding immediately prior to the effective time of the share exchange will, by virtue of the share exchange, continue to be issued and outstanding shares and shall be owned and held by Santander. At the effective time of the share exchange, all shares of Webster Virginia common stock that are owned by Santander, Webster Virginia or any of their respective direct or indirect wholly-owned subsidiaries immediately prior to the effective time of the share exchange (other than shares of Webster Virginia common stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Webster Virginia common stock held, directly or indirectly, by Santander, or Webster Virginia or any of their respective direct or indirect wholly-owned subsidiaries in respect of a debt previously contracted) will be canceled and will cease to exist and no consideration will be delivered in exchange therefor.

At and after the effective time of the share exchange, each share of Webster Virginia Series F preferred stock and Webster Virginia Series G preferred stock issued and outstanding immediately prior to closing of the transaction will remain issued and outstanding in accordance with their terms and shall not be affected by the share exchange, subject to the fact that Santander may decide at any time to redeem the Webster Virginia preferred stock in accordance with their respective terms.
Effective Time and Closing of the Transaction
The effective time of the reincorporation merger will be such time on the date of closing of the transaction that is agreed by Santander and Webster and is specified in the articles of merger filed with the Virginia State Corporation Commission and in the certificate of merger filed with the Secretary of State of the State of Delaware or, if no such time is specified, upon the issuance of a certificate of merger by the Virginia State Corporation Commission and the acceptance of the certificate of merger by the Secretary of State of the State of Delaware.
The effective time of the share exchange will be such time on the date of closing of the transaction that is agreed by Santander and Webster or Webster Virginia and is specified in the articles of share exchange filed with the Virginia State Corporation Commission or, if no such time is specified, upon the issuance of a certificate of share exchange by the Virginia State Corporation Commission.
The transaction will close on (i) the first business day of the month following the date on which each of the conditions to closing of the transaction (other than those conditions that by their nature can only be satisfied at closing of the transaction, but subject to satisfaction or (to the extent permitted by law or regulation) waiver by the party or parties entitled to the benefit thereof at closing of the transaction) have been satisfied or waived in accordance with the transaction agreement (the first date on which such conditions are satisfied or waived, the “closing trigger date”); provided, that if the closing trigger date is less than ten business days prior to the first business day of such following month, closing of the transaction will occur on the first business day of the next succeeding calendar month so long as the end date is not before the first business day of such next succeeding calendar month; provided, further, if the end date would occur (1) on or following the third business day following the closing trigger date, but (2) prior to the date that closing of the transaction would otherwise be scheduled to occur pursuant to (i), then closing of the transaction will instead occur on the third business day following the closing trigger date; provided, further, that Santander may, in its sole discretion, elect to have closing of the transaction occur on any date that is at most five business days after the closing trigger date but prior to the end date, or (ii) on such other date as shall be agreed in writing between Santander and Webster.
The transaction is currently expected to close in the second half of 2026. However, Santander and Webster cannot assure you when or if the transaction will close. The obligations of Santander and Webster to close the transaction are subject to the satisfaction or waiver of certain closing conditions contained in the transaction agreement, including the receipt of required approvals of Webster’s stockholders and Santander’s shareholders and the requisite regulatory approvals. As a result, closing of the transaction is expected to take place no earlier than approximately six weeks after the special meeting. If the transaction has not occurred on or before the end date, either Santander or Webster may terminate the transaction agreement, unless the failure to close the transaction by such date is because of a breach of the transaction agreement caused by the party seeking termination.
Consideration to Be Received in the Transaction
Immediately following the reincorporation merger, Santander will acquire all outstanding shares of Webster Virginia common stock through a statutory share exchange, and each share of Webster Virginia common stock will be converted into the right to receive (i) 2.0548 Santander ADSs and (ii) $48.75 in cash, without interest.
The transaction agreement provides that Webster’s stockholders may elect to receive the share consideration in the form of Santander ordinary shares, in account entry form, rather than in the form of Santander ADSs unless Santander determines, at least ten business days before the effective time of the reincorporation merger, after consultation with the Depositary of Santander ADSs, that is not reasonably practicable to permit such an election, then solely Santander ADSs will be delivered to holders of shares of Webster Virginia common stock as share consideration in the transaction.
Santander determined, in accordance with the transaction agreement, that it is not reasonably practicable to permit Webster’s stockholders to elect to receive Santander ordinary shares. As a result, the share consideration in the transaction will consist of Santander ADSs.

Webster’s stockholders who receive Santander ADSs in the transaction may, during a specified period following closing of the transaction, exchange such Santander ADSs for Santander ordinary shares at no cost to the investor, subject to completion of any applicable procedures and certifications.
In addition, at the effective time of the reincorporation merger, each outstanding share of Webster Series F preferred stock and Webster Series G preferred stock will be converted into one share of Webster Virginia Series F preferred stock and Webster Virginia Series G preferred stock, respectively.
No fractional Santander ADSs will be allotted to any holder of shares of Webster common stock in the transaction. Fractional entitlements to Santander ADSs will be aggregated and sold in the market by the exchange agent and the net proceeds distributed pro rata to holders of shares of Webster common stock entitled to them. Santander will bear the cost of any such sales. There can be no assurance as to the cash amount that will be distributed to holders of shares of Webster common stock in lieu of fractional entitlements.
Equity-Based Awards
Upon the terms and subject to the conditions of the transaction agreement, outstanding Webster equity-based awards will be treated as follows:
•
prior to the effective time of the reincorporation merger, (i) all outstanding Webster RSAs held by non-employee directors, (ii) 50% of outstanding Webster RSAs granted prior to the date of the transaction agreement that are not held by non-employee directors and remain unvested as of such time and (iii) all outstanding Webster PSAs will fully vest and become shares of Webster common stock, subject to all required withholding taxes. Like other Webster common stock, these shares will be converted into shares of Webster Virginia common stock, which will be converted into the exchange consideration on a per share basis. The performance goals for the Webster PSAs will be deemed satisfied at the greater of target and actual performance (as determined by the compensation committee of the Webster board prior to the effective time of the reincorporation merger in consultation with Santander);

•
at the effective time of the reincorporation merger, (i) the remaining 50% of outstanding Webster RSAs granted prior to the date of the transaction agreement that are not held by non-employee directors and (ii) all outstanding Webster RSAs granted on or after the date of the transaction agreement that are not held by non-employee directors will be converted into Converted RSAs; and

•
at the effective time of the share exchange, all Converted RSAs will be cancelled for the right to receive Converted Santander RSAs, with the number of Santander ordinary shares underlying such awards calculated based on the value of the exchange consideration (with the cash consideration component converted into a number of shares based on the volume weighted average trading price of Santander ordinary shares on the Spanish Stock Exchanges for the five consecutive trading days ending on the trading day immediately preceding the closing date of the transaction). The Converted Santander RSAs will otherwise continue to be subject to the same terms and conditions as applied to the corresponding Webster RSAs immediately prior to the effective time of the reincorporation merger.

Employee Stock Purchase Plan
Pursuant to the transaction agreement, the Webster board or its compensation committee, as applicable, has agreed to take all requisite actions pursuant to the terms of the ESPP to (i) preclude the commencement of any new offering periods after the date of the transaction agreement (except for the offering period under the ESPP in effect as of such date); (ii) ensure that each purchase right under the ESPP outstanding under the offering period in effect as of such date will be exercised as of no later than three business days prior to the final exercise date; (iii) ensure that each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of Webster common stock in accordance with the ESPP as of the final exercise date; and (iv) cause the ESPP to be terminated effective as of immediately prior to, and subject to, the effective time of the reincorporation merger.
Conversion of Shares; Exchange of Certificates
The conversion of uncertificated Webster Virginia common stock (which had been Webster common stock until closing of the reincorporation merger, and whether held through the Depository Trust Company (“DTC”) or directly on Webster’s share register prior to the closing of the reincorporation merger) into the right to receive the exchange consideration will occur automatically at the effective time of the share exchange without any action on the part of holders.

With respect to certificated Webster Virginia common stock, promptly after the effective time of the share exchange, the exchange agent will mail each such holder of record of certificates that prior to the share exchange represented Webster Virginia common stock (and prior to the reincorporation merger represented Webster common stock) a letter of transmittal containing instructions regarding how to surrender these certificate(s) in exchange for the exchange consideration and any cash in lieu of fractional shares to be paid in consideration therefor. The letter of transmittal will also provide a telephone number where you can obtain information about how to exchange any Santander ADSs you receive in the transaction for Santander ordinary shares at no charge to you during a specified period following closing of the transaction subject to completion of any applicable procedures and certifications. Santander will, before the effective time of the share exchange, appoint an exchange agent in the transaction that will receive your complete letters of transmittal, exchange certificates for the exchange consideration, and perform other duties as set forth in an exchange agent agreement.
Upon proper surrender of any such certificate for exchange and cancellation to the exchange agent, together with a completed and duly executed letter of transmittal, each holder will be entitled to receive in exchange therefor, as applicable, (i) that number of whole Santander ADSs in account entry form to which the holder of such Webster Virginia certificate will have become entitled pursuant to the share exchange, (ii) a check in an amount equal to the cash consideration multiplied by the number of shares of Webster Virginia common stock previously represented by such Webster Virginia certificate and (iii) a check representing the amount of (1) any cash in lieu of fractional shares that such holder has the right to receive in respect of the certificate being surrendered and (2) any dividends or distributions which the holder thereof has the right to receive pursuant to the transaction agreement. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Webster Virginia common stock certificates.
If a certificate for Webster Virginia common stock has been lost, stolen or destroyed, the exchange agent will issue the exchange consideration properly payable under the transaction agreement upon receipt of an affidavit as to that loss, theft or destruction and, if reasonably required by Santander or the exchange agent, the posting by such person of a bond in such amount as Santander may determine is reasonably necessary as indemnity against any claim of loss, theft or destruction.
Dividends and Distributions
Until Webster common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the share exchange with respect to Santander ordinary shares (including those underlying the Santander ADSs) into which shares of Webster Virginia common stock may have been converted will accrue but will not be paid. Santander will pay to former holders of Webster Virginia common stock any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Webster common stock certificates.
Termination of the Exchange Fund
Any portion of the exchange consideration that remains unclaimed by holders of Webster Virginia common stock 12 months after the effective time of the share exchange will be paid to Webster Virginia in the form of cash. After such time, any former holders of Webster Virginia common stock who have not complied with the exchange procedures described in the transaction agreement and surrendered their certificates will be entitled to look only to Webster Virginia to receive the exchange consideration, any consideration in lieu of fractional shares and any accrued and unpaid dividends and distributions on the Santander ordinary shares, in each case without any interest thereon. Notwithstanding the foregoing, none of Santander, Webster Virginia, the exchange agent or any other person will be liable to any former holder of shares of Webster Virginia common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Representations and Warranties
Each of Santander and Webster has made representations and warranties to the other regarding, among other things:
•	corporate matters, including due organization and qualification;
•
authority relative to execution and delivery of the transaction agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transaction;

•	governmental filings and consents necessary to close the transaction;
•	financial statements;
•	litigation;
•	the absence of certain changes or events;
•	brokers’ fees payable in connection with the transaction; and
•	the accuracy of information supplied in public filings, and for inclusion in this document and other similar documents.
In addition, Webster has made other representations and warranties about itself to Santander as to:
•	capitalization;
•	employee matters and benefit plans;
•	anti-money laundering and customer information security matters;
•	loans extended by Webster;
•	the absence of undisclosed liabilities;
•	the receipt of a fairness opinion from one of its financial advisors;
•	derivative instruments;
•	insurance coverage;
•	compliance with applicable laws;
•	intellectual property;
•	tax matters;
•	the timely filing of regulatory reports;
•	matters relating to certain contracts;
•	investment securities;
•	real property;
•	environmental liabilities; and
•	the absence of related party transactions.
Additionally, Webster made representations concerning organization, capitalization, corporate authority and required consents with respect to Webster Virginia.
Certain representations and warranties of Santander and Webster are qualified as to “materiality” or “material adverse effect.” The accuracy of each party’s representations and warranties, subject to certain materiality and material adverse effect standards, is a condition to closing of the transaction. See “—Conditions to Closing of the Transaction.”
For purposes of the transaction agreement, a “material adverse effect” is defined, with respect to either party, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by the transaction agreement. However, with respect to clause (i), a material adverse effect will not be deemed to include any effect to the extent resulting from:
•	changes, after the date of the transaction agreement, in GAAP or regulatory accounting requirements;
•	changes, after the date of the transaction agreement, in laws, rules or regulations of general applicability;
•
changes, after the date of the transaction agreement, in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets);

•
a decline in the trading price of such party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

•
the public disclosure or consummation of the transactions contemplated by the transaction agreement or of the transaction agreement or actions expressly required by the transaction agreement or that are taken with the prior written consent of Santander, subject to certain exceptions;

•	any outbreak or escalation, after the date of the transaction agreement, of hostilities, declared or undeclared acts of war or terrorism; or
•
changes, after the date of the transaction agreement, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural disasters or from any outbreak of any disease, epidemic, pandemic or other public health event;

except, with respect to the first, second and third bullets described above, to the extent that such changes or events do not have a materially disproportionate effect on such party and its subsidiaries, taken as a whole, as compared to other financial institutions operating in the same geographic areas as such party and its subsidiaries.
Conduct of Business Pending the Share Exchange
Webster has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the share exchange. Webster has agreed to, and to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and prudential supervisory requirements and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all permits, (iii) keep available the services of its directors, officers, and employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. Webster further has agreed that, with certain exceptions, Webster and Webster Virginia will not, and will not permit any of their respective subsidiaries to, among other things, undertake the following actions without Santander’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):
•	amend its articles of incorporation, bylaws or other similar organizational documents;
•
with certain exceptions, make, declare, pay or set a record date for any dividends or other distributions on, or directly or indirectly redeem, purchase or otherwise acquire (including under any share repurchase program of Webster or any of its subsidiaries), any share of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities;

•
(i) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any its or any of its subsidiaries’ securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any of its or any of its subsidiaries’ securities, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms, (ii) adjust, split, combine or reclassify any capital stock or (iii) amend any term of any security of Webster or any of its subsidiaries (in each case, whether by merger, consolidation or otherwise);

•
grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any of its or any of its subsidiaries’ shares of capital stock or other equity or voting securities;

•	with certain exceptions, make any capital expenditures;
•	with certain exceptions, make any investment in or acquisition of any other person or the property or assets of any other person;
•
sell, lease, mortgage, dispose or otherwise transfer, encumber, or create or incur any lien on, its or its subsidiaries’ assets, securities, properties, interests or businesses (other than intellectual property), to any individual, corporation or other entity (other than a wholly-owned subsidiary of Webster), or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) in the ordinary course of business consistent with past practice, and (ii) up to a maximum aggregate amount of $15,000,000 per calendar quarter;
•
sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any lien (other than a permitted lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material owned intellectual property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;

•	with certain exceptions, make or acquire any loans or issue a commitment or renew or extend an existing commitment for any loan, or amend or modify in any material respect any existing loan;
•	with certain exceptions, incur any indebtedness for borrowed money;
•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
•
outside the ordinary course of business consistent with past practices, enter into any material contract, or terminate, amend or modify in any material respect, any material contract, or otherwise waive, release or assign any of its or any of its subsidiaries’ material rights, claims or benefits;

•
except as required by an employee plan, (i) grant or increase any severance or termination pay (or amend any existing severance or termination arrangement with), (ii) enter into any employment, consultancy, deferred compensation, severance, change in control, retention, transaction bonus or incentive, retirement or other similar agreement or arrangement (or amend any such existing agreement or arrangement), (iii) increase compensation, bonus or other benefits payable to any of its or its subsidiaries’ employees who either (1) is at the level of Senior Managing Director or above and has a base salary of $300,000 or more or (2) has a total annual target compensation of $800,000 or more, (iv) grant any new awards, or amend or modify the terms of any outstanding awards, under any employee plan or take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee plan; (v) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, equity-based compensation or other benefit plan or arrangement covering any of its subsidiaries’ directors, officers, employees or independent contractors or (vi) hire or terminate (other than for cause) any employee who either (1) is at the level of Senior Managing Director or above and has a base salary of $300,000 or more or (2) has a total annual target compensation of $800,000 or more;

•
implement or adopt any change in its methods of accounting, except as required by generally accepted accounting principles or certain other regulatory guidelines, as agreed to by Webster’s independent public accountants;

•
settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $1,000,000 individually or $3,000,000 in the aggregate (in each case net of insurance proceeds) and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of Webster, Webster Virginia or their respective subsidiaries;

•
make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), settle or compromise any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•
materially restructure or materially change its investment securities portfolio or its derivatives portfolios or interest rate exposure or gap position except in the ordinary course of business consistent with past practice (and in consultation with Santander), through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
make any material changes not in the ordinary course of business in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans, credit, facilities, extensions of credit or other products or transactions that generate credit, counterparty credit, or market risk exposures, (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, or (iii) its deposits and other main categories of funding sources, in each case except as required by law or requested by a regulatory agency;
•
enter into any material new line of business, exit any material existing line of business, or materially change its lending, investment, underwriting, risk, asset liability management or other banking or operating policies, securitization or servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) outside of the ordinary course of business, except as required by applicable law or policies imposed by any governmental authority;

•
make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Webster or its subsidiaries, or to acquire or sell or agree to acquire or sell, any branch office, loan production office, or other significant office or operations facility or any deposit liabilities in connection therewith; or

•	agree, resolve or commit to do any of the actions prohibited by the preceding bullets.
The transaction agreement also contains covenants relating to the preparation of this document, and access to information and public announcements with respect to the transactions contemplated by the transaction agreement.
Reasonable Best Efforts
Webster has agreed to call, establish a record date for, convene and hold a meeting of its stockholders as soon as is reasonably practicable for the purposes of the approval by the holders of Webster common stock of the transaction proposal. Subject to the non-solicitation provisions of the transaction agreement, the Webster board will maintain the Webster board recommendation. Santander has agreed to call and hold a shareholders’ meeting for the purpose of approving the capital increase required to issue the Santander ordinary shares underlying the Santander ADSs to be delivered to Webster’s stockholders as share consideration in the transaction, and to delegate to the Santander board the authority to execute such capital increase. Santander and Webster will use their reasonable best efforts to obtain such approvals. Each of Webster and Santander have agreed that except under very limited circumstances, it will not adjourn or postpone its respective stockholders’ and shareholders’ meeting.
Webster has agreed that, unless the transaction agreement is terminated in accordance with its terms, the special meeting will be convened and Webster will submit the transaction agreement to a vote of Webster’s stockholders.
Webster and Santander have agreed not to take any action that would cause any takeover statute to become applicable and to take all necessary steps to exempt (or ensure the continued exemption of) the transaction and any other transaction contemplated in the transaction agreement from any applicable takeover statute. If any takeover statute became applicable, Webster and Santander have agreed to take such actions as are necessary to eliminate or minimize the effects of any such applicable takeover statute on the transactions contemplated in the transaction agreement.
Except as provided in the transaction agreement, Webster and Santander have agreed to give the other party prompt notice of certain communications, any shareholder litigation against such party or such party’s directors and officers, relating to the transactions contemplated by the transaction agreement or any effect, change, event, circumstance, condition, occurrence or development that (i) has had or would reasonably be expected to have a material adverse effect on Webster or Santander, as applicable, or (ii) that Webster or Santander, as applicable, believes would or would reasonably be expected to cause or constitute a material breach of any such party’s representations, warranties, obligations, covenants or agreements contained in the transaction agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure to meet a condition to closing.
No Solicitation of Alternative Transactions
Webster has agreed from and after the date of the transaction agreement until the earlier of the effective time of the share exchange and the termination of the transaction agreement in accordance with its terms, that neither it nor any of its subsidiaries will, nor will Webster or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:
•
solicit, initiate, or take any action to facilitate or encourage the submission of any Acquisition Proposal by a third party or otherwise initiate any process that is intended to, or is reasonably likely to lead to the making of an Acquisition Proposal by any third party;

•
enter into, engage or participate in any discussion or negotiations with, furnish any information relating to Webster or any of its subsidiaries or afford any access to the business, properties, assets, books or records of Webster or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage in any manner any effort by any third party that is seeking to make, or has made, an Acquisition Proposal;

•
fail to make, withdraw, qualify or modify in a manner adverse to Santander, the Webster board recommendation (or (i) fail to publicly confirm the Webster board recommendation within five business days of a written request by Santander to do so, or (ii) recommend an Acquisition Proposal made by a third party) (an “adverse recommendation change”);

•	grant to any third party any waiver under, or any release from, any standstill or similar agreement;
•	exempt any transaction (except the transactions contemplated by the transaction agreement) or person (other than Santander or its affiliates) from any takeover statute;
•
enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the transaction agreement); or

•	agree or commit to take any of the actions described above.
However, at any time prior to the receipt of Webster’s stockholders’ approval to the adoption of the transaction agreement:
•
Webster may, following receipt of an unsolicited bona fide Acquisition Proposal that the Webster board determines in good faith, after consultation with financial and legal advisors, constitutes or is reasonably likely to result in, a Superior Proposal (as defined below), Webster, directly or indirectly, may furnish nonpublic information to, or enter into discussions with, any third party in connection with such Acquisition Proposal if and only to the extent that (i) Webster is not then in breach of its non-solicitation obligations under the transaction agreement, and (ii) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such third party, the Webster board receives from such third party an executed confidentiality agreement containing confidentiality provisions that are not less restrictive on such third party than the confidentiality agreement between Webster and Santander and that permits Webster to comply with its notice obligations under the transaction agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Santander) is provided or made available to Santander, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party; and

•
the Webster board may make an adverse recommendation change, but only following (i) receipt of a Superior Proposal or (ii) the occurrence of an Intervening Event (as defined below); provided that the Webster board may not make such adverse recommendation change unless (1) Webster promptly notifies Santander in writing at least four business days before taking such action of its intention to do so which notice will, if the adverse recommendation change is in response to a Superior Proposal, attach the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, and (2) at the end of such four business day period, the Webster board takes into account any proposed modifications to the transaction agreement or the terms of the transaction by Santander and determines that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under Delaware Law;

provided that, in each case, the Webster board may take such action only if the Webster board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.
Webster has agreed:
•	not to take any of the actions referred to in the two preceding bullets unless it notifies Santander of its intention to take such action;
•
to notify Santander promptly (but in no event later than 24 hours) after receipt by it or any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of any Acquisition Proposal, any inquiry which could reasonably be expected to lead to an Acquisition Proposal or any request for information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries’ business, properties, assets, books or records by any third party in connection with an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal; and
•	to provide to Santander relevant information regarding any Acquisition Proposal or request for information.
As used in the transaction agreement, “Acquisition Proposal” means any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Webster and its subsidiaries, or any acquisition, purchase or assumption, directly or indirectly, of 25% or more of any class of equity or voting securities of Webster or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Webster, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning 25% or more of any class of equity or voting securities of Webster or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Webster, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Webster or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Webster.
As used in the transaction agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal on terms that the Webster board determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all terms and conditions of the Acquisition Proposal, including, the value offered to Webster’s stockholders, any break-up fees, expense reimbursement provisions and conditions to consummation, any financing or capital provided or to be provided by such third party and the certainty that the Acquisition Proposal will be consummated, are more favorable than the reincorporation merger and the share exchange from a financial point of view to the stockholders of Webster common stock (provided for the purposes of this definition that each reference to 25% in the definition of “Acquisition Proposal” will be deemed to be a reference to 51%).
As used in the transaction agreement, “Intervening Event” means any effect, change, event, circumstance, condition, occurrence or development arising after the date of the transaction agreement that (i) is not known by, nor reasonably foreseeable to, the Webster board as of the date of the transaction agreement and (ii) does not relate to any Acquisition Proposal; provided, that, for the avoidance of doubt, none of the following will be considered or taken into account in determining whether an Intervening Event has occurred: (1) the receipt, terms or existence of any Acquisition Proposal or any matter relating thereto, (2) changes in the trading price or trading volume, taken alone, of the shares of Webster common stock or the Santander ordinary shares or the Santander ADSs (it being understood that, in each case, the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or general developments or changes in the banking industry or in the credit, debt, financial or capital markets or in interest, currency or exchange rates, (3) the fact alone that Webster meets or exceeds (or Santander falls short of) any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by Webster (or under-performance by Santander) may be taken into account to the extent not otherwise excluded by this definition) or (4) any effect, change, event, circumstance, condition, occurrence or development resulting from a breach of the transaction agreement by Webster or any of its subsidiaries.
Employee Matters
Santander has agreed that, for a period of one year following closing of the transaction, it (or one of its affiliates) will provide to each employee of Webster or any of its subsidiaries as of the closing date of the transaction who continues employment with Webster Virginia or any of its affiliates (each, a “continuing employee”) with (i) base salary or base wages and target annual cash bonus opportunity that are no less favorable in the aggregate than those provided to such continuing employee immediately prior to closing of the transaction; provided that in no event will a continuing employee’s base salary or base wages be less than that provided to such continuing employee immediately prior to closing of the transaction; (ii) the target grant date value of annual long-term incentive opportunities that is no less favorable than that in effect for such continuing employee immediately prior to the effective time of the share exchange, provided that Santander (or one of its affiliates) may substitute cash-based compensation having an equivalent grant date value; (iii) sales and commissions plan opportunities and employee and fringe benefits (excluding severance (which will be provided consistent with clause (iv)), change in control or other transaction-related benefits, deferred compensation, supplemental retirement, defined benefit pension benefits, retiree health and welfare benefits, and equity and equity-related incentive compensation and retention) that are no less favorable in the aggregate than those provided to such continuing employee immediately prior to the effective time of the share exchange, and (iv) severance benefits that are no less favorable than those under Webster’s severance policy; provided that Santander (or one of its affiliates) will be permitted to make adjustments to the compensation provided to continuing employees who qualify as “Identified Staff” to the extent required by the European Union’s Capital Requirements Directive and in a manner that does not reduce the annual base salary or wages of a continuing employee or otherwise defer the amount of the total annual cash compensation payable to a continuing employee in any calendar year from that applicable prior to the effective time of the share exchange (it being understood that the annual base salary of a continuing employee who is “Identified Staff” will be increased as necessary to ensure the foregoing).
In addition, with respect to any employee benefit plan or arrangement maintained by Santander or any of its affiliates, including Webster Virginia, in which any continuing employee participates after closing of the transaction, Santander has agreed to give such continuing employee full credit (for all purposes, other than for benefit accruals under any defined benefit pension plan or retiree medical plan) for service with Webster or any of its subsidiaries (or predecessor employers to the extent Webster provided such past service credit) to the same extent that such service was recognized as of the closing date of the transaction under a comparable plan of Webster and its subsidiaries in which such continuing employee participated; provided that the foregoing does not result in a duplication of benefits for the same period of service.
Additionally, Santander (or one of its affiliates) has agreed to, or to cause Webster Virginia to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the continuing employees under any welfare benefit plans that such employees may be eligible to participate in after the effective time of the share exchange and (ii) for the year in which the effective time of the share exchange occurs, use commercially reasonable efforts to provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time of the share exchange in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the effective time of the share exchange.
Finally, with respect to the performance period under Webster’s annual cash incentive plans in effect for the Webster’s fiscal year in which closing of the transaction occurs (not including any commission plans), Santander shall (or shall cause one of its affiliates, including Webster Virginia, to) pay bonuses to each continuing employee for such fiscal year that are no less than the amount of the incentive award earned by such continuing employee based on the greater of target and actual level of performance (as determined in the ordinary course and consistent with past practice and through the latest practicable date prior to closing of the transaction as reasonably determined in good faith by Webster’s compensation committee) (such greater amount, the “short-term incentives”). Any employees who remain employed following the closing date of the transaction will remain eligible to be paid the short-term incentives at the time annual bonuses are normally paid pursuant to the applicable annual cash incentive plan. Any employee who is terminated under circumstances that entitle them to severance under a Webster benefit plan following the closing date of the transaction and prior to the payment date will be entitled to receive a prorated portion of the short-term incentive, subject to execution of a release of claims.
Indemnification and Insurance
The transaction agreement provides that, for six years after the effective time of the share exchange, Webster Virginia will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now or has been at any time prior to the date of the transaction agreement or who becomes prior to the effective time of the share exchange, an officer or a director of Webster or any of its subsidiaries, including Webster Virginia (each such person, an “indemnified person”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of Webster or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective time of the share exchange, whether asserted or claimed prior to, or at or after, the effective time of the share exchange, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the transaction agreement by Webster pursuant to the Webster charter, the Webster bylaws and indemnification agreements with certain directors and officers of Webster and its subsidiaries existing as of the date of the transaction agreement; provided that, in the case of advancement of expenses, any indemnified person to whom expenses are advanced provides an undertaking in a form reasonably acceptable to Santander to repay such advances if it is ultimately determined that such indemnified person is not entitled to indemnification.
In addition, the transaction agreement provides that Santander will cause Webster Virginia to continue in full force and effect for a period of six years from the effective time of the share exchange the provisions in existence in Webster Virginia’s articles and Webster Virginia’s bylaws regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.
The transaction agreement also provides that, for six years after the effective time of the share exchange, Webster Virginia will provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the share exchange covering each indemnified person currently covered by Webster’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the transaction agreement (provided, that Webster may elect to purchase a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Santander providing substantially equivalent benefits to the indemnified persons) (in each case, to the extent commercially available); provided that, in satisfying its obligations, Webster Virginia will not pay in the aggregate in excess of 350% of the amount per annum Webster paid in its last full fiscal year; and provided further that, if the aggregate premiums of such insurance coverage exceed such amount, Webster Virginia will obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the share exchange, for a cost not exceeding such amount.
Webster Virginia Shareholder Vote
Promptly following the organization of Webster Virginia, Webster, as the sole shareholder of Webster Virginia common stock, will approve the reincorporation merger and the share exchange and waive any rights to dissent from the share exchange pursuant to certain provisions of the VSCA.
Corporate Governance
Pursuant to the terms of the transaction agreement, effective as of the effective time of the share exchange, each of (i) Mr. John R. Ciulla, (ii) Mr. Luis Massiani and (iii) two additional members of the Webster board to be mutually agreed by Santander and Webster shall become members of the respective boards of directors of SHUSA and Santander Bank.

Conditions to Closing of the Transaction
The respective obligations of Santander and Webster to close the transaction are subject to the satisfaction at or prior to the closing of the transaction of the following conditions:
•	the approval by Santander’s shareholders of the capital increase of Santander necessary for effecting the transaction and the approval of the transaction proposal by Webster’s stockholders;
•	the absence of any applicable law which prohibits or makes illegal the consummation of the reincorporation merger or the share exchange;
•
the effectiveness of the registration statement with respect to the Santander ordinary shares underlying the Santander ADSs to be issued to Webster’s stockholders and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose and not withdrawn;

•
the filing of an exemption document, or the verification and registration of a prospectus for the purposes of the Prospectus Regulation, relating to the issuance of Santander ordinary shares with the CNMV;

•
the receipt by Santander of the necessary report of an independent expert appointed by the Commercial Registry of Santander validating the valuation of Webster Virginia’s common stock that will be acquired by Santander as a result of the share exchange used to set the exchange ratio;

•	the capital increase of Santander necessary for effecting the transaction having been granted before a Spanish public notary;
•	the approval of the listing of Santander ADSs to be issued in the transaction on the NYSE, subject to official notice of issuance;
•
the accuracy of the representations and warranties of the other party contained in the transaction agreement generally as of the date on which the transaction agreement was executed and as of the closing date, subject to certain materiality and material adverse effect standards contained in the transaction agreement, and the receipt by each party of a certificate signed on behalf of the other party confirming such accuracy;

•
the performance by the other party in all material respects of the obligations required to be performed by it under the transaction agreement at or prior to the effective time of the share exchange, and the receipt by each party of a certificate signed on behalf of the other party confirming such performance; and

•
all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and with respect to Santander’s obligation to close the transaction, the absence of a materially burdensome regulatory condition.

The approval by Santander’s shareholders of the capital increase of Santander necessary for effecting the transaction was obtained on March 27, 2026. No assurance can be provided as to when or if all of the other conditions to the transaction can or will be satisfied or waived by the appropriate party. As of the date of this document, Santander and Webster have no reason to believe that any of these conditions will not be satisfied.
Termination of the Transaction Agreement
General
The transaction agreement may be terminated at any time prior to the effective time of the reincorporation merger, whether before or after approval of the matters presented in connection with the transaction by the stockholders of Webster or Santander:
•	by mutual written agreement of Webster and Santander;
•	by either Webster or Santander if:
•	the transaction has not occurred on or before the end date (other than because of a breach of the transaction agreement caused by the party seeking termination);
•
any governmental authority required to grant a requisite regulatory approval has denied approval of either the reincorporation merger or the share exchange and such denial has become final and nonappealable or there has been any applicable law that (i) makes the consummation of the reincorporation merger and/or the share exchange illegal or otherwise prohibited or (ii) enjoins Webster, Santander or Webster Virginia from consummating the reincorporation merger and/or the share exchange and such injunction has become final and nonappealable;
•	the approval by Webster’s stockholders of the transaction proposal has not been obtained upon a vote taken at the special meeting or at any adjournment or postponement thereof;
•
the approval by Santander’s shareholders of the capital increase and the delegation to the Santander board for the execution of such capital increase has not been obtained upon a vote taken at the relevant Santander shareholders’ meeting or at any adjournment or postponement thereof; or

•
the other party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the transaction agreement (or any such representation or warranty has ceased to be true), which breach or failure to be true or failure to perform, either individually or in the aggregate with all other breaches by the breaching party (or failures of such representations or warranties to be true), (i) would give rise to the failure of certain of the conditions to closing set forth in the transaction agreement to be satisfied and (ii) is either incurable or, if curable, was not cured by the breaching party by the earlier of (1) 30 days following receipt by the breaching party of written notice of such breach or failure and (2) the end date; provided that, at the time of delivery of such written notice, the non-breaching party shall not be in a material breach of its obligations under the transaction agreement.

The transaction agreement may also be terminated by Santander if:
•
prior to the special meeting, an adverse recommendation change has occurred or there has been an intentional and material breach by Webster of its non-solicitation obligations under the transaction agreement; or

•
prior to the effective time of the reincorporation merger, any governmental authority required to grant a requisite regulatory approval has denied approval of the transactions contemplated in the transaction agreement and such denial has become final and nonappealable or any governmental authority of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal closing of the transaction (or on a final and nonappealable basis has determined not to grant such approval without the imposition of a materially burdensome regulatory condition).

Effect of Termination
In the event the transaction agreement is terminated as described above, the transaction agreement will become void and of no effect and neither Santander nor Webster nor any of their respective subsidiaries (or any stockholder, director, officer, employee, agent, consultant or representative of Santander or Webster or any of their respective subsidiaries) will have any liability under the transaction agreement, except that if such termination results from the intentional and material failure of either party to perform a covenant, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure (including the loss to the stockholders of Webster of the benefits of the transactions contemplated by the transaction agreement, including, the loss of the premium to which the stockholders of Webster would have been entitled, in each case to the extent incurred or suffered as a result of such failure).
Additionally, certain designated provisions of the transaction agreement, including those regarding the treatment of confidential information, the payment of expenses, governing law and jurisdiction, will survive the termination.
Termination Fee
Webster has agreed to pay Santander a termination fee in the amount of $489.0 million in the following circumstances:
•
if (i) the transaction agreement is terminated by (1) either Webster or Santander because closing of the transaction has not occurred by the end date without the approval of the transaction proposal by Webster’s stockholders having been obtained, (2) Santander, because the approval of the transaction proposal by Webster’s stockholders has not been obtained (other than in the circumstances contemplated in the bullet below), or (3) Santander, because Webster has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the transaction agreement (or any such representation or warranty has ceased to be true), which breach or failure to be true or failure to perform, either individually or in the aggregate with all other breaches by Webster (or failures of such representations or warranties to be true), (a) would give rise to the failure of certain of the conditions to closing set forth in the transaction agreement to be satisfied and (b) is either incurable or, if curable, was not cured by Webster by the earlier of (A) 30 days following receipt by Webster of written notice of such breach or failure and (B) the end date; provided that, at the time of delivery of such written notice, Santander shall not be in a material breach of its obligations under the transaction agreement, (ii) prior to such termination, a bona fide Acquisition Proposal has been publicly announced or otherwise communicated to the Webster board, senior management of Webster or Webster’s stockholders (and not withdrawn at least two business days prior to the special meeting), and (iii) within 12 months of the date of such termination, Webster or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above); or
•
if the transaction agreement is terminated by Santander because, prior to the special meeting, an adverse recommendation change has occurred or there has been an intentional and material breach by Webster of its non-solicitation obligations under the transaction agreement, or if the transaction agreement is terminated by Webster or Santander because the approval by Webster’s stockholders of the transaction proposal and the transaction has not been obtained upon a vote taken at the special meeting or at any adjournment or postponement thereof at a time when the transaction agreement was terminable by Santander because, prior to the special meeting, an adverse recommendation change had occurred or there had been an intentional and material breach by Webster of its non-solicitation obligations under the transaction agreement.

For purposes of determining whether the termination fee is payable, the term “Acquisition Proposal” has the meaning described under “The Transaction Agreement—No Solicitation of Alternative Transactions;” except that the 25% thresholds are treated as references to “51%.”
Amendment of the Transaction Agreement
At any time and from time to time prior to the effective time of the share exchange, any party may, to the extent legally allowed and except as otherwise set forth in the transaction agreement, (i) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable; (ii) waive any inaccuracies in the representations and warranties made to such party contained in the transaction agreement or in any document delivered pursuant thereto; and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained in the transaction agreement; provided that any provision of the transaction agreement may be amended or waived prior to the effective time of the share exchange if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the transaction agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after any approval of the transaction agreement by Webster’s stockholders or Santander’s shareholders, there may not be, without further approval of Webster’s stockholders or Santander’s shareholders, as applicable, any amendment of the transaction agreement that by law requires such further approval.
Fees and Expenses
Except as described above under “—Termination of the Transaction Agreement—Termination Fee,” or otherwise provided in the transaction agreement, all costs and expenses incurred in connection with the transaction agreement will be paid by the party incurring such expenses.

Material U.S. Federal Income Tax Considerations
This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
The following are the material U.S. federal income tax considerations relevant to the transaction for “U.S. holders” (as defined below) of shares of Webster common stock whose shares are exchanged for Santander ADSs and the cash consideration (including cash in lieu of fractional shares) in the transaction. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial authorities and administrative rulings, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. In addition, this discussion is based on the Convention between the United States of America and Spain for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income, together with the related Protocol (for purposes of this section and the section entitled “Spanish Tax Considerations,” the “Treaty”). No rulings have been requested from the U.S. Internal Revenue Service (the “IRS”) and there can be no guarantee that the IRS would not challenge, possibly successfully, the treatment described below.
As used herein, a “U.S. holder” is a beneficial owner of shares of Webster common stock that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. Holders of shares of Webster common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.
The following does not discuss all aspects of U.S. federal income taxation of the transaction that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules, such as dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, regulated investment companies, real estate investment trusts, U.S. holders that are subject to the mark-to-market tax accounting rules, U.S. holders that own or are deemed to own 10% or more of Santander ordinary shares by vote or value, tax-exempt organizations, U.S. holders subject to any minimum tax, persons whose functional currency is not the U.S. dollar, U.S. holders who hold shares of Webster common stock or Santander ADSs as part of a straddle, constructive sale or conversion transaction or other integrated investment, U.S. holders that acquired Webster common stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who exercise statutory appraisal rights. In addition, it does not address the U.S. federal income tax consequences to U.S. holders that do not hold Webster common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address any aspect of U.S. state, local, non-U.S., estate, gift or other tax law that may be applicable to a U.S. holder.
The tax consequences to U.S. holders that hold Webster common stock through a partnership or other pass-through entity, generally, will depend on the status of the U.S. holder and the activities of the partnership. Partners in a partnership or other pass-through entity holding shares of Webster common stock should consult their tax advisors.
In general, for U.S. federal income tax purposes, U.S. holders of the Santander ADSs will be treated as the owners of the underlying Santander ordinary shares represented by those ADSs. Accordingly, no gain or loss will be recognized if a U.S. holder exchanges Santander ADSs for the underlying Santander ordinary shares represented by those ADSs. Certain Treasury Regulations (the “Foreign Tax Credit Regulations”) may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties. The IRS released a notice in 2023 which indicates that the Treasury Department and the IRS are considering amendments to the Foreign Tax Credit Regulations and provides temporary relief from certain provisions of these new regulations for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). Accordingly, U.S. holders that are not eligible for Treaty benefits should consult their tax advisers regarding the creditability or deductibility of any Spanish taxes imposed on dividends on, or dispositions of, Santander ADSs. The discussions below regarding the creditability of any Spanish taxes do not address the foreign tax credit consequences to holders of Santander ADSs that do not qualify for the benefits of the Treaty.

Exchange of Shares of Webster Common Stock for Santander ADSs and Cash Consideration Pursuant to the Transaction
The receipt of Santander ADSs and cash consideration in exchange for shares of Webster common stock pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Webster common stock are exchanged for Santander ADSs in the transaction will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Santander ADSs on the date of the exchange and the cash consideration (including any cash received in lieu of fractional entitlements to Santander ADSs) received with respect to such shares of Webster common stock and the U.S. holder’s adjusted tax basis in such shares of Webster common stock. Gain or loss will be determined separately for each block of Webster common stock (shares of Webster common stock acquired at the same cost in the same transaction generally will be treated as a single block) exchanged for cash consideration and Santander ADSs pursuant to the transaction. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of the consummation of the transaction. Long-term capital gains of individuals are currently generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. A U.S. holder will have a tax basis in the Santander ADSs received equal to their fair market value on the closing date of the transaction, and the U.S. holder’s holding period with respect to such Santander ADSs will begin on the day after the date of the exchange.
Taxation of Distributions on Santander ADSs
Subject to the discussion of the passive foreign investment company rules below, to the extent paid out of Santander’s current or accumulated earnings and profits (as determined in accordance with U.S. federal income tax principles), distributions, including the amount of any Spanish withholding tax, made with respect to Santander ADSs (or Santander ordinary shares) (other than certain pro rata distributions of Santander’s capital stock or rights to subscribe for shares of Santander’s capital stock) will be includible in the income of a U.S. holder as foreign source ordinary dividend income. Because Santander does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. holders as dividends. These dividends will not be eligible for the “dividends received deduction” generally allowed to corporations receiving dividends from domestic corporations under the Code. The amount of the distribution will equal the U.S. dollar value of the euros received, calculated by reference to the exchange rate in effect on the date that distribution is received (which, for U.S. holders of Santander ADSs, will be the date that distribution is received by the Depositary), whether or not the Depositary or U.S. holder in fact converts any euros received into U.S. dollars at that time. If the euros are converted into U.S. dollars on the date of receipt, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. holder may have foreign currency gain or loss if the euros are converted into U.S. dollars after the date of receipt. Any gains or losses resulting from the conversion of euros into U.S. dollars will be treated as ordinary income or loss, as the case may be, of the U.S. holder and will be U.S. source.
Subject to generally applicable limitations that may vary depending upon a U.S. holder’s individual circumstances, including satisfaction of certain minimum holding period requirements, under current law, dividends paid to certain non-corporate U.S. holders may be taxable at rates applicable to long-term capital gains. Non-corporate holders should consult their own tax advisors to determine the implications of the rules regarding the availability of the reduced rate in their particular circumstances.
Subject to certain generally applicable limitations that may vary depending upon a U.S. holder’s circumstances, a U.S. holder electing to apply the benefits of the Treaty will be entitled to a credit against its U.S. federal income tax liability for Spanish income taxes withheld at a rate not exceeding the rate provided by the Treaty. Spanish income taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against such US Holder’s federal income tax liability. See “Spanish Tax Considerations—Spanish Refund Procedure” for a discussion of how to obtain a refund of amounts withheld in excess of the applicable Treaty rate. The limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Instead of claiming a credit, a U.S. holder electing to apply the benefits of the Treaty may, at its election, deduct such otherwise creditable Spanish taxes in computing taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The rules governing foreign tax credits are complex and, therefore, U.S. holders are urged to consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits.

Sale and Other Disposition of Santander ADSs
Subject to the discussion of the passive foreign investment company rules below, gain or loss realized by a U.S. holder on the sale or exchange of Santander ADSs will be subject to U.S. federal income tax as capital gain or loss (and will be long-term capital gain or loss if the U.S. holder held the Santander ADSs for more than one year) in an amount equal to the difference between the U.S. holder’s tax basis in the Santander ADSs and the amount realized on the disposition, which amount will include any Spanish taxes payable by, or on behalf of, the U.S. holder in connection with such disposition. Gain or loss, if any, will be U.S. source for foreign tax credit purposes. The deductibility of capital losses is subject to limitations. Long-term capital gain of a non-corporate U.S. holder is generally taxed at a preferential rate.
However, U.S. holders that are eligible for benefits under the Treaty may be able to elect to treat the gain as foreign-source income under the Treaty and claim a foreign tax credit in respect of Spanish taxes on disposition gains. The Foreign Tax Credit Regulations generally preclude a U.S. holder from claiming a foreign tax credit with respect to Spanish income taxes on gains from dispositions of common shares if the U.S. holder does not elect to apply the benefits of the Treaty. However, in that case it is possible that any Spanish taxes on disposition gains may either be deductible or reduce the amount realized on the disposition. The rules governing foreign tax credits and the deductibility of foreign taxes are complex. U.S. holders are urged to consult their own tax advisers regarding the consequences of the imposition of any non-U.S. tax on disposition gains and the creditability or deductibility of the non-U.S. taxes in their particular circumstances (including any applicable limitations).
Passive Foreign Investment Company Rules
Santander believes that it was not a “passive foreign investment company” (a “PFIC”), for U.S. federal income tax purposes for the taxable year 2025 and does not expect to become a PFIC for the foreseeable future. However, because Santander’s PFIC status depends upon the composition of Santander’s income and assets and the market value of Santander’s assets (including, among others, less than 25% owned equity investments) from time to time, and upon certain proposed Treasury Regulations that are not yet in effect but are proposed to become effective for taxable years after December 31, 1994, there can be no assurance that Santander was not or will not be a PFIC for any taxable year. In addition, if certain proposed Treasury Regulations are finalized in their current form, Santander’s PFIC status will also depend on the location of activities that produce active banking income and the location of Santander’s customers.
If Santander were treated as a PFIC for any taxable year in which a U.S. holder owns Santander ADSs, any gain recognized by a U.S. holder on a sale or other disposition of Santander ADSs would be allocated ratably over the U.S. holder’s holding period for the Santander ADSs. The amounts allocated to the taxable year of the sale or other exchange and to any year before Santander became a PFIC would be taxed as ordinary income. The amount allocated to all other taxable years would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for the applicable taxable year, and an interest charge would be imposed on the tax allocated to each of those taxable years. Further, any distribution in respect of Santander ADSs in excess of 125% of the average of the annual distributions on Santander ADSs received by the U.S. holder during the preceding three years or the U.S. holder’s holding period, whichever is shorter, would be subject to taxation as described above. Certain elections (including a mark to market election) may be available to U.S. persons that may result in alternative treatments of the Santander ADSs.
In addition, if Santander were to be treated as a PFIC in a taxable year in which it paid a dividend or the prior taxable year, the reduced dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply.
If Santander was a PFIC for any taxable year during which a U.S. holder owned the Santander ADSs, the U.S. holder would generally be required to file IRS Form 8621 with its annual U.S. federal income tax return, subject to certain exceptions.
Backup Withholding and Information Reporting
A U.S. holder may be subject to backup withholding on the delivery of Santander ADSs and the cash consideration (including any cash received in lieu of fractional entitlements to Santander ADSs) to which such U.S. holder is entitled pursuant to the transaction and on payments of dividends and sales proceeds made within the United States or through certain U.S.-related financial intermediaries, unless the U.S. holder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Such delivery or payment may also be subject to information reporting. Each U.S. holder should complete and sign the substitute IRS Form W-9 that will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Spanish Tax Considerations
The discussion set out below summarizes certain material Spanish taxation considerations relating to the acquisition, ownership and disposition of Santander ADSs by a Qualifying Stockholder (as defined below). This summary is based on current Spanish law and practice, which are subject to change, possibly with retroactive effect.
The following description is intended as a general guide only. It applies solely to holders of Santander ADSs that are resident in the United States for the purposes of the Treaty and are entitled to its benefits and who (i) do not carry on business activities through a permanent establishment in Spain to which their Santander ADSs are effectively connected, and (ii) do not act through a non-cooperative jurisdiction for Spanish tax purposes (as defined in the First Additional provision of Law 36/2006, of November 29, on measures for the prevention of tax fraud, as amended by Law 11/2021, of July 9, and Order HFP/115/2023, of February 9) (a “Qualifying Stockholder”).
This summary does not purport to be a complete analysis or description of all the potential tax consequences arising from the acquisition, ownership or disposition of Santander ADSs. Nor does it address all tax considerations that may be relevant to all categories of prospective investors, some of whom may be subject to special rules. In particular, this section does not address the Spanish tax consequences applicable to “look-through” entities (such as trusts or estates) that may be subject to the tax regime applicable to non-Spanish entities under the Spanish NRIT Tax Law, approved by Royal Legislative Decree 5/2004, of March 5 (the “Spanish NRIT Law”), to individuals who acquire the Santander ADSs by reason of employment, or to pension funds or collective investment undertakings in transferrable securities.
Holders of Santander ADSs who do not fall within the above definition of “Qualifying Stockholder” or who are uncertain as to their tax status or obligations, should consult their own professional advisors without delay.
This summary of certain material Spanish taxation considerations is provided for general information purposes only and does not constitute tax advice. Holders are strongly encouraged to consult their tax advisors regarding the application of Spanish tax law to their particular circumstances, as well as any tax consequences arising under the laws of any other relevant taxing jurisdiction or pursuant to any applicable tax treaty.
Spanish Tax Considerations Relating To The Transaction
As general rule, no charge to Spanish tax (including Spanish Transfer Tax or Value Added Tax) will arise to Qualifying Stockholders in respect of the share exchange or the receipt by them of Santander ADSs. In particular, a Qualifying Stockholder whose shares of Webster common stock are exchanged for Santander ADSs and cash in the transaction shall not be subject to Spanish NRIT pursuant to the Spanish NRIT Law.
The acquisition (other than pursuant to a gift or inheritance) of Santander ADSs shall generally be subject to Spanish Financial Transactions Tax (“FTT”) at a rate of 0.2%, unless the delivery of such Santander ADSs qualifies as a primary market transaction under Law 5/2020, of October 15, of Financial Transactions Tax (the “Spanish FTT Law”). Accordingly, the delivery of Santander ADSs in connection with the share capital increase undertaken by Santander in connection with the transaction shall be exempt from Spanish FTT.
Taxation of Dividends
Under the Spanish NRIT Law, dividends are generally subject to NRIT at a 19% rate. This tax rate may be reduced under the provisions of the Treaty.
In particular, withholding tax shall be applicable by Santander on the gross amount of dividends at the general tax rate referred to above, following the procedures set forth by the Order of April 13, 2000. However, under the Treaty and subject to the fulfilment of certain requirements, Qualifying Stockholders may be entitled to a general reduced rate of 15%.
To benefit from the Treaty’s general reduced rate of 15%, the corresponding Qualifying Stockholder shall provide the Depositary with a certificate from the IRS stating that to the knowledge of the IRS, such Qualifying Stockholder is a resident of the United States within the meaning of the Treaty. The IRS certificate will be valid for one year from the date of issue, unless it includes a specific year for which a tax resident is considered, in which case the certificate will be deemed applicable during that year.
According to the Order of April 13, 2000, to get a direct application of the Treaty-reduced rate of 15%, the certificate referred to above shall be provided to the Depositary before the tenth day following the end of the month in which the dividends were distributed by Santander. If the Qualifying Stockholder fails to timely provide the Depositary with the required documentation, the Qualifying Stockholder may obtain a refund of the amount withheld exceeding 15% that would result from the Spanish tax authorities in accordance with the procedures below.
Spanish Refund Procedure
According to Spanish Regulations on NRIT, approved by Royal Decree 1776/2004, dated July 30, 2004, as amended, and the Order EHA/3316, dated December 17, 2010, a refund of the amount withheld in excess of the rate provided by the Treaty can be obtained from the relevant Spanish tax authorities. To pursue the refund claim, the Qualifying Stockholder shall be required to file all of the following:
•	the applicable Spanish Tax Form (as of the date of this document, Form 210),
•	the certificate of tax residence referred to in the preceding section, and
•	evidence that NRIT was withheld with respect to the Qualifying Stockholder.
For the purposes of the Spanish refund procedure, the Qualifying Stockholder would be required to file Form 210 (together with the corresponding documentation) within the period from February 1 of the year following the year in which the NRIT was withheld and ending four years after the end of the filing period in which those withholding taxes were reported and paid. The Spanish tax authorities must make the refund within six months after the refund claim is filed. If such period lapses without receipt of the refund, the Qualifying Stockholder is entitled to receive interest for late payment on the amount of the refund claimed. For further details, prospective holders should consult their tax advisors.
Taxation of Capital Gains
Under Spanish tax law, any capital gains derived from the transfer of securities issued by Spanish tax residents are deemed to be Spanish-source income and, therefore, are taxable in Spain. Capital gains and losses will be calculated separately for each transaction, and losses may not be offset against capital gains.
As a result, income from the sale of Santander ADSs will in general be treated as capital gains for Spanish tax purposes subject to NRIT at a 19% rate, unless the Treaty applies. Under the Treaty, capital gains realized by Qualifying Stockholders upon the disposition of Santander ADSs will not be taxed in Spain. For these purposes, Qualifying Stockholders are required to establish that they are entitled to the exemption by providing to the relevant Spanish tax authorities an IRS certificate of residence in the United States, together with the appropriate Spanish 210 Form, between January 1 and January 20 of the calendar year following the year in which the transfer of Santander ADSs occurred.
Spanish Wealth Tax (Impuesto sobre el Patrimonio)
Qualifying Stockholders, who are individuals, may be subject to the Spanish wealth tax pursuant to Spanish Law 19/1991, which imposes a tax on property and rights located in Spain or that can be exercised within the Spanish territory on the last day of any year. The Spanish tax authorities might take the view that all ADSs representing shares of Spanish corporations are located in Spain for Spanish tax purposes. If such a view were to prevail, Qualifying Stockholders who held Santander ADSs on the last day of any year would be subject to the Spanish wealth tax for such year, which would be calculated based on the average market value of Santander ordinary shares during the last quarter of such year (this average price of listed shares is published in the Official State Gazette every year). Notwithstanding the above, the first €700,000 of net wealth owned by an individual (resident or non-resident) will be exempt from taxation.
As a result of the above, Qualifying Stockholders who hold or held Santander ADSs, or other assets or rights located in Spain according to Spanish wealth tax law, on the last day of the year, the combined value of which exceeds €700,000 might be subject to the Spanish wealth tax on that excess amount at marginal rates varying between 0.2% and 3.5%, and would be obliged to file the corresponding wealth tax return.
Solidarity Tax on Large Fortunes (Impuesto Temporal de Solidaridad de las Grandes Fortunas)
On December 28, 2022, Law 38/2022 introduced a solidarity tax on large fortunes as a temporary measure that would be implemented in 2023 and 2024 for the 2022 and 2023 tax years. This is a complementary tax to Spanish wealth tax for high net-worth individuals, which is charged on net assets over €3 million establishing a progressive tax rate from 0% up to €3 million, 1.7% up to €5.3 million, 2.1% up to €10 million and to 3.5% for a net wealth of over €10 million. The Royal Decree-Law of December 28, 2023 extended indefinitely its application and added the exemption from taxation for the first €700,000 euros for non-resident taxpayers.

Because of its complementary nature with the current wealth tax, the legislative text provides that the amount an individual pays in wealth tax may be deducted from the solidarity tax in order to avoid double taxation between the solidarity tax and the wealth tax.
Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)
Transfers of Santander ADSs upon death or by gift are subject to Spanish inheritance and gift taxes pursuant to Spanish Law 29/1987 if the transferee is a resident of Spain for tax purposes, or if the Santander ADSs are located in Spain at the time of gift or death, or the rights attached thereto could be exercised or have to be fulfilled in the Spanish territory, regardless of the residence of the beneficiary. In this regard, the Spanish tax authorities might determine that all ADSs representing shares of Spanish corporations are located in Spain for Spanish tax purposes. The applicable tax rate, after applying all relevant factors, ranges between 0% and 81.6% for individuals. Non-Spanish resident taxpayers (both EU and non-EU citizens) receiving assets located in Spain by way of inheritance or donation will be eligible to apply the same benefits or tax reductions that a Spanish resident taxpayer of such region would be entitled to recognize.
Gifts granted to corporations that are non-resident in Spain are subject to NRIT at a 19% rate on the fair market value of the shares as a capital gain. If the donee is a U.S. corporation, the exclusions available under the Treaty described in the section “—Taxation of Capital Gains” above will be applicable.
Transfer Tax and VAT
The subscription, acquisition, and transfer of Santander ADSs shall generally be exempt from Spanish Transfer Tax and Value Added Tax. No Spanish Stamp Duty or registration tax shall be payable in connection with such subscription, acquisition, or transfer.
Compliance
In certain circumstances, the Spanish tax authorities may impose penalties for failure to comply with the Spanish tax requirements described above. In some cases, such penalties may be calculated based on the amount of tax payable.
Spanish FTT
The acquisition of Santander ADSs or Santander ordinary shares will be subject to Spanish FTT at a 0.2% tax rate except for (i) the acquisition of Santander ordinary shares exclusively aimed at the issuance of Santander ADSs; (ii) the acquisition of Santander ADSs in exchange for the supply of the Santander ordinary shares that will be represented by the depositary receipts; and (iii) transactions to cancel Santander ADSs via supply of the Santander ordinary shares represented by them.
Prospective investors are advised to seek their own professional advice regarding the potential implications of the Spanish FTT.

Information About the Companies
Santander
Santander is the parent company of the Santander Group. It was established on March 21, 1857 and incorporated in its present form by a public deed executed in Santander, Spain, on January 14, 1875. Santander is incorporated under, and governed by, the laws of Spain as a company with unlimited duration and with limited liability (sociedad anónima).
The Santander Group is a group of banking and financial companies that operates principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a wide range of financial products. As of December 31, 2025, Santander had a stock market capitalization of €147.9 billion, total assets of €1,867.5 billion and total equity of €112.7 billion. For the year ended December 31, 2025, it reported total income and attributable profit of €58.3 billion and €14.1 billion, respectively. As of December 31, 2025, it employed approximately 187,539 people and had 6,765 branches and approximately 174 million customers worldwide. Santander ordinary shares trade on the Spanish Stock Exchanges through the Automated Quotation System under the ticker symbol “SAN.” Santander ordinary shares are also listed on the London (in the form of CREST depository interests) and Warsaw stock exchanges under the ticker symbol “BNC” and “SAN,” respectively, and in the International Quotation System of the Mexican stock exchange under the ticker symbol “SANN.” Santander ADSs trade on the NYSE under the ticker symbol “SAN.”
The principal executive office of Santander is located at Avenida de Cantabria, s/n, 28660 Boadilla del Monte, Madrid, Spain, and its telephone number at that location is +34-91-289-9239. Santander’s Internet website is www.santander.com.
Additional information about Santander and its subsidiaries is included in the documents incorporated by reference herein. See “Where You Can Find More Information.”
Webster
Webster is a Delaware corporation that serves as the holding company for Webster Bank and its Healthcare Financial Services segment. Webster serves consumers, businesses, not-for-profit organizations and governmental entities in Connecticut, Massachusetts, Rhode Island and metro New York City, with a distribution network of 195 banking centers as of December 31, 2025, as well as a full range of online and mobile banking services. Webster Bank is a commercial bank that provides a wide range of financial products and services to businesses, individuals, and families across three differentiated lines of business: Commercial Banking, Healthcare Financial Services and Consumer Banking. Webster delivers customized financial solutions, while also providing employee benefits solutions through HSA Bank and serving as a professional administrator of medical insurance claim settlements through Ametros. Webster Bank is a member of the FDIC and an equal housing lender. As of December 31, 2025, Webster had consolidated total assets of approximately $84.1 billion, total loans and leases of approximately $56.6 billion, total deposits of approximately $68.8 billion, total shareholders’ equity of approximately $9.5 billion and 182,778,045 shares of Webster common stock issued and 161,216,008 shares of Webster common stock outstanding.
The shares of Webster common stock are traded on the NYSE under the symbol “WBS.”
Webster’s principal executive office is located at 200 Elm Street, Stamford, CT 06902, and its telephone number at that location is +1 (203) 578-2202.
Additional information about Webster and its subsidiaries is included in Webster’s 2025 Form 10-K, which is incorporated by reference in this document. See “Where You Can Find More Information.”
Webster Virginia
Webster Virginia was incorporated in Virginia on January 30, 2026 and is a direct, wholly-owned subsidiary of Webster, formed by Webster solely for purposes of completing the transaction with Santander. Webster Virginia has not engaged and, prior to the transaction, will not engage in any activities other than activities incidental to its formation and continued existence and in connection with or contemplated by the transaction agreement. The address of the principal executive office of Webster Virginia is 200 Elm Street, Stamford, CT 06902 and its telephone number is +1 (203) 578-2202.

Webster Common Stock Ownership of Directors and Executive Officers
The following table sets forth certain information as of the record date with respect to the beneficial ownership of shares of Webster common stock by:
•	each of the Webster’s directors;
•	each of Webster’s executive officers;
•	all of Webster’s directors and executive officers as a group; and
•	each person or group known to beneficially own more than 5% of the outstanding shares of Webster common stock.
The amounts and percentages of shares of Webster common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under such regulations, a person is deemed to be a “beneficial owner” of a security if such person has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership of such security at any time within 60 days.
Unless otherwise indicated, each of the beneficial owners listed herein holds, to Webster’s knowledge, sole voting and investment power over the shares listed as beneficially owned, and such shares are not pledged as security. Shares indicated as being subject to options are shares issuable within 60 days following the record date.

Name of Beneficial Owner	Shares of Webster Common Stock Beneficially Owned	Percent of Common Stock
Directors
Mona Aboelnaga Kanaan	14,216	*
William L. Atwell	30,915	*
John P. Cahill	26,810	*
Frederick J. Crawford	1,515	*
William D. Haas	4,665	*
E. Carol Hayles	12,389	*
Maureen B. Mitchell	15,656	*
Laurence C. Morse	25,237	*
Richard O’Toole	37,193	*
Mark Pettie	34,397	*
Lauren C. States	14,345	*
William E. Whiston	21,032	*
Executive Officers
John R. Ciulla	315,025	*
Neal Holland	51,285	*
Luis R. Massiani	149,954	*
Christopher J. Motl	94,299	*
Charles L. Wilkins	44,147	*
Kristy Berner	24,181	*
Elzbieta Cieslik	19,909	*
Javier L. Evans	29,209	*
James Griffin	35,932	*
Benjamin Krynick	16,753	*
Vikram Nafde	33,109	*
Jason Schugel	20,664	*
Jason Soto	42,560	*
Marissa Weidner	18,311	*
All current directors and executive officers as a group (26 persons)	1,133,708	*

Name of Beneficial Owner	Shares of Webster Common Stock Beneficially Owned	Percent of Common Stock
Other Principal Holders (1)
The Vanguard Group(2)	18,123,598	10.55%
BlackRock, Inc.	15,387,792	8.4%
FMR LLC	9,906,975	5.8%

*	Less than one percent.
(1)
Based on information in the most recent Schedule 13D or 13G (or amendment thereto) filed with the SEC pursuant to the Exchange Act, unless otherwise indicated. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)
The Vanguard Group reported on Amendment No. 15 to its Schedule 13G filed on March 11, 2024, that it had shared voting power over 87,402 shares, sole dispositive power over 17,853,579 shares and shared dispositive power over 270,019 shares. The Vanguard Group subsequently reported on Amendment No. 16 to its Schedule 13G filed on March 27, 2026 that on January 12, 2026, The Vanguard Group, Inc. went through an internal realignment and certain of its subsidiaries or business divisions of its subsidiaries that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, Inc. will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group, Inc., and that The Vanguard Group, Inc. no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions.

Comparison of Your Rights as a Holder of Shares of Webster
Common Stock and Your Rights as a Potential Holder of
Santander ADSs
Santander is a company (sociedad anónima) organized under the laws of Spain and is governed by the Spanish Companies Act. As Santander is a Spanish company, the rights of holders of Santander ordinary shares are governed directly, and the rights of holders of Santander ADSs are governed indirectly, by Spanish law and by Santander’s bylaws. In addition, the rights of holders of Santander ADSs are governed by New York law and the deposit agreement under which the Santander ADSs are issued. Webster is a Delaware corporation and is governed by the DGCL. The rights of Webster’s stockholders are governed by Delaware law and by Webster’s articles of incorporation and bylaws. See “Description of Santander Ordinary Shares” and “Description of Santander American Depositary Shares” for more information about, respectively, Santander ordinary shares and Santander ADSs. The share consideration in the transaction will consist of Santander ADSs.
The rights of stockholders under Delaware law and the rights of shareholders under Spanish law differ in certain respects. The following discussion of the material differences between the rights of Webster’s stockholders and Santander’s shareholders is only a summary and does not purport to be a complete description of these differences. The following discussion is qualified in its entirety by reference to the DGCL and the Spanish Companies Act, as well as the Webster articles of incorporation and the Webster bylaws, copies of which are on file with the SEC, and the full text of Santander’s bylaws, which are filed as exhibit to the registration statement in which this document is included. For information on how you can obtain copies of these documents, see “Where You Can Find More Information.”

Webster	Santander
CORPORATE GOVERNANCE
Webster’s fourth amended and restated certificate of
incorporation, as further amended from time to time (the “Webster charter”), its amended and restated bylaws (the “Webster bylaws”) and the DGCL govern the rights of holders of shares of Webster common stock.

The rights attached to Santander ordinary shares are governed by Santander’s bylaws, its rules and regulations for the shareholders’ meeting and the Spanish Companies Act, as amended from time to time.

AUTHORIZED CAPITAL STOCK
Authorized Shares. At April 17, 2026, the total number of authorized shares of Webster capital stock was 403,000,000 shares, consisting of 400,000,000 shares of Webster common stock, par value $0.01 per share, and 3,000,000 shares of Webster preferred stock, par value $0.01 per share.

Issued Shares. Santander’s share capital is represented by Santander ordinary shares with a par value of €0.50 each. All Santander ordinary shares belong to the same class and series, and carry the same rights, including as to voting and dividends.

The Webster charter provides that the Webster board is authorized, by resolution or resolutions, from time to time, adopted and by filing a certificate pursuant to the applicable provisions of the DGCL, to provide for the issuance of serial preferred stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

At April 17, 2026, Santander had a share capital of €7,344,659,751 represented by 14,689,319,502 Santander ordinary shares. All ordinary shares are fully paid, nonassessable and represented in book-entry form only.

Under Spanish law, the authority to increase share capital rests with Santander’s shareholders. However, Santander’s shareholders may delegate to the Santander board the authority to execute capital increases in accordance with Article 297.1(a) of the Spanish Companies Act.

Webster	Santander

Additionally, under Article 297.1(b) of the Spanish Companies Act, Santander’s shareholders may delegate to the board of directors the authority to approve, on one or more occasions, capital increases, for cash consideration, up to no more than 50% of Santander’s share capital, subject to certain limits established under the Spanish Companies Act.

Santander’s bylaws are fully aligned with Spanish law, and do not establish any different conditions for share capital increases.

VOTING RIGHTS. ACTION BY WRITTEN CONSENT
Voting Rights. The holders of shares of Webster common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote.	Voting Rights. Each ordinary share of Santander entitles its holder to one vote at the Santander shareholders’ meeting. Santander’s bylaws do not contain provisions regarding cumulative voting.

Action by Written Consent. The Webster charter permits stockholder action by unanimous written consent.	Action by Written Consent. The Spanish Companies Act does not permit matters reserved to the shareholders’ meeting to be decided without convening a meeting.

AMENDMENT TO THE ARTICLES OF INCORPORATION
Under Delaware law, amendments to a corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. Delaware law also permits a corporation to require in its certificate of incorporation a greater proportion of voting power to approve a specified amendment.

Not applicable. Under the Spanish Companies Act, the provisions set out in the articles of incorporation (escritura de constitución), which regulate a company throughout its existence, are incorporated into and reflected in its bylaws.

The Webster charter provides that the amendment of the charter requires the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Webster board called for such purpose and, thereafter, the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting.

The Webster charter provides that any amendment to the provisions set forth in the articles entitled “Amendment of Certificate of Incorporation” or “Certain Business Combinations” requires the affirmative vote of the holders of at least 80% of the shares entitled to vote thereon rather

Webster	Santander
than a majority.
The Webster charter provides that any amendment to the provisions set forth in the articles entitled “Directors,” “Bylaws,” “Special Meetings,” “Approval for Acquisitions of Control and Offers to Acquire Control,” “Criteria for Evaluating Certain Officers,” “Anti-Greenmail” or “Shareholder Action” requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon rather than a majority.

AMENDMENT TO THE BYLAWS
The Webster charter and the Webster bylaws provide that the Webster board or Webster’s stockholders may amend the Webster bylaws. Such action by the Webster board requires the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Webster board called for such purpose. Such action by Webster’s stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for such purpose.
Under the Spanish Companies Act, shareholders have the authority to amend any provision of a company’s bylaws.

In general, the board of directors may not amend a company’s bylaws. However, Santander’s bylaws allow the Santander board to make certain limited amendments, such as relocating the registered office within the same municipality or modifying, deleting or transferring the corporate website.

Amendments to Santander’s bylaws, as well as other matters such as the issuance of debentures, capital increases or reductions, or the transformation, merger, split-off, or assignment of assets and liabilities, require at the relevant Santander shareholders’ meeting (i) a quorum of at least 50% of the subscribed voting capital on first call, or at least 25% on second call; and (ii) the favorable vote of more than half of the votes corresponding to the Santander ordinary shares represented in person or by proxy, except when on second call shareholders representing less than 50% of the subscribed share capital with the right to vote are in attendance, in which case the favorable vote of two-thirds of the share capital represented in person or by proxy is required.

Any amendments to the bylaws of a Spanish bank must be submitted to the ECB for approval. As an exception, the following amendments do not require approval and only need to be notified: (i) a relocation of registered office within Spain; (ii) a capital increase; (iii) amendments to align the bylaws with mandatory legislation; and (iv) other amendments that the ECB or the Bank of Spain have deemed unnecessary to request approval for, following a previous consultation.

Webster	Santander
RIGHT TO DIVIDENDS
The holders of shares of Webster common stock and any class or series of stock entitled to participate with the holders of shares of Webster common stock are entitled to receive dividends declared by the Webster board out of any assets legally available for distribution. The Webster board may not declare, and Webster may not pay, dividends or other distributions, unless Webster has paid or the Webster board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over shares of Webster common stock.

Santander shareholders are entitled to participate in any dividend distribution, or any other form of shareholders remuneration, in proportion to the paid-in capital represented by their ordinary shares.

Santander is not required to distribute any mandatory dividends to its shareholders.

APPRAISAL / SEPARATION RIGHTS
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Separation Rights. Under the Spanish Companies Act, shareholders do not generally have the right to require a company to purchase their shares. As an exception, in limited circumstances (such as a material change in the corporate purpose or the relocation of the registered office to another country) shareholders who did not vote in favor of the corresponding resolution may request that the company purchase their shares. For listed shares, the purchase price shall be the average market price of the shares over the preceding quarter.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the applicable transaction agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i) – (iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides. The Webster charter does not provide for appraisal rights in any additional circumstance.

PREEMPTIVE RIGHTS
The holders of shares of Webster common stock have no preemptive rights to subscribe for a proportionate share of any additional securities issued by Webster before such securities are offered to others.

In the event of a capital increase by means of cash contributions, each shareholder has a preferential right by operation of law to subscribe for Santander ordinary shares in proportion to its shareholding. The same right

Webster	Santander

is vested in shareholders upon the issuance of convertible debt. However, preemptive rights of shareholders may be excluded under certain circumstances by specific approval at the Santander shareholders’ meeting (or, upon its delegation, by the Santander board) and preemptive rights are deemed excluded by operation of law for certain share issuances, including, among others, when in the relevant capital increase when Santander’s shareholders approve:

• capital increases following conversion of convertible bonds into Santander ordinary shares;

  •
capital increases due to the absorption of another company or the absorption of spun-off assets of another company, provided the new Santander ordinary shares are issued in exchange for such other company or spun-off assets; or

• capital increases due to Santander’s tender offer for securities using Santander ordinary shares as all or part of the consideration.

If capital is increased by the issuance of new Santander ordinary shares in return for capital from certain reserves, the resulting new Santander ordinary shares are distributed pro rata to existing shareholders.

ATTENDANCE AND VOTING AT MEETINGS OF STOCKHOLDERS/SHAREHOLDERS
Every holder of record of shares of Webster common stock as of the applicable record date has the right to notice of, and to vote, in person or by proxy, at any stockholders’ meeting.
Each Santander ordinary share entitles its holder to one vote. Registered holders of any number of Santander ordinary shares who are current in the payment of capital calls are entitled to attend the Santander shareholders’ meetings.

Only registered holders of Santander ordinary shares of record at least five days prior to the day on which a meeting is scheduled to be held may attend and vote at the Santander shareholders’ meetings.

Any Santander ordinary share may be voted by proxy.

From the date the notice for the Santander shareholders’ meeting is published, Santander’s corporate website must provide the full text of all resolutions proposed by the Santander board on the different agenda items, along with information on how shareholders may grant representation to an individual or legal entity. The corporate website must also specify the procedures and requirements for electronic delegation and online voting.

In certain circumstances, mandatory voting restrictions may apply to Santander’s ordinary shares if their holders face potential conflicts of interest, as established by the

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Spanish Companies Act or other applicable laws.
SPECIAL MEETINGS OF STOCKHOLDERS/SHAREHOLDERS
The Webster charter provides that special meetings of stockholders may be called at any time but only by the chairman of the Webster board, the president of Webster or the Webster board.
Santander holds its annual shareholders’ meeting during the first six months of each fiscal year on a date fixed by the Santander board. Extraordinary meetings may be called from time to time by the Santander board whenever the Santander board considers it advisable for corporate interests, and whenever so requested by shareholders representing at least 3% of Santander’s outstanding share capital.

Notices of all meetings must be published at least one month prior to the scheduled meeting date, unless a different period is established by law. Such notices must be published in the Official Gazette of the Commercial Registry or in one of the national newspapers with the largest circulation in Spain, as well as on the CNMV’s website and Santander’s website. In addition, under Spanish law, the meeting agenda must be sent to the CNMV and the Spanish Stock Exchanges and published on Santander’s website.

STOCKHOLDER/SHAREHOLDER PROPOSALS AND NOMINATIONS
The Webster bylaws establish procedures that stockholders must follow to nominate persons for election to the Webster board or bring business before an annual meeting of stockholders. A stockholder making a nomination or proposing business must provide notice in writing, delivered to or mailed and received at the principal executive officers of Webster not less than 30 days nor more than 90 days prior to the corresponding meeting of stockholders; provided, however, that in the event that less than 45 days’ notice or prior public disclosure of the date of such meeting is given or made to stockholders, notice by a stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of such meeting was mailed or such public disclosure was made.

A stockholder’s notice for proposing business must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Webster’s books, of the stockholder proposing such business, (iii) the class and number of shares of Webster which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Shareholders representing at least 3% of Santander’s share capital may request the publication of a supplement to the notice convening a Santander shareholders’ meeting, including the addition of one or more items to the agenda. This right must be exercised by verifiable notice received at Santander’s registered office within five days following publication of the original notice of meeting. The supplement to the notice shall be published at least 15 days prior to the date scheduled for the Santander shareholders’ meeting.

In addition, pursuant to the Spanish Companies Act, shareholders whose aggregate shareholdings are equal to or greater than the result of dividing the total share capital by the number of directors are entitled to appoint a corresponding proportion of the members of the board of directors, disregarding fractions. Shareholders who exercise this right may not vote on the appointment of the remaining directors.

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A stockholder’s notice to nominate persons for election to the Webster board must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of Webster common stock which are beneficially owned by such person and (4) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving notice, (1) the name and address, as they appear on Webster’s books, of such stockholder and (2) the class and number of shares of Webster which are beneficially owned by such stockholder. At the request of the Webster board, any person nominated by the Webster board for election as a director must furnish to Webster’s Corporate Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

The chairman of a meeting may, if the facts warrant, determine and declare to such meeting that a nomination or other business proposal was not made in accordance with procedures prescribed by the Webster bylaws, and if they should so determine, shall so declare to the meeting such that the defective nomination or other business proposal is disregarded.

STOCKHOLDER/SHAREHOLDER SUITS
Under Delaware law, stockholders may bring derivative actions on behalf of the corporation to enforce the rights of the corporation. Prior to bringing an action, a stockholder plaintiff is required to make a demand on the directors of the corporation to assert the claim, unless it is able to show that making such a demand would be futile. In order to maintain a derivative suit, a person must have been a stockholder at the time of the transaction that is the subject of the suit and must also generally maintain its status as a stockholder throughout the duration of the suit.

In certain circumstances, class action lawsuits are available to stockholders.

Pursuant to the Spanish Companies Act, a company may bring a corporate action for liability (acción social de responsabilidad) against its directors upon the approval of a resolution by the Santander shareholders’ meeting to that effect. Such a resolution may be proposed and voted on at any Santander shareholders’ meeting, even if it is not included on the meeting agenda.

Notwithstanding the foregoing, pursuant to the Spanish Companies Act, shareholders representing at least 3% of a company’s share capital may jointly initiate such action if:

• such company’s directors have failed to convene a shareholders’ meeting to vote on such action following a request by shareholders representing at least 3% of such company’s share capital;
• such company has not commenced the action within one month after the shareholders’ meeting approved the resolution authorizing such action; or

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• such company’s shareholders’ meeting has resolved not to bring the corporate action for liability.

Moreover, shareholders holding at least 3% of a company’s share capital may directly initiate the action (without needing to request the calling of a shareholders’ meeting) if the action is based on a breach of a director’s duty of loyalty (deber de lealtad).

A corporate action for liability may be brought solely to remedy or restore damage caused by the director(s) to the company and may not be used to seek compensation for individual damage suffered by shareholders.

Under Spanish law, class actions are not available to shareholders pursuing claims against a company’s directors. Pursuant to the Spanish Companies Act, any shareholder whose interests have been directly damaged by acts or resolutions of a company’s directors may bring individual proceedings against such directors (acción individual de responsabilidad) to seek remedy or compensation for such direct or indirect damages.

RIGHTS OF INSPECTION
Under Delaware law, stockholders have the right to inspect during normal business hours the corporation’s stock ledger, a list of the corporation’s stockholders and other books and records of the corporation, after making a written demand stating their purpose so long as the purpose is reasonably related to the person’s interest as a stockholder. The Webster bylaws provide that a list of stockholders entitled to vote at a meeting will be produced and kept at the time and place of such meeting
Under Spanish law, a shareholder is entitled to:

•
request information relating to matters included on the agenda of a shareholders’ meeting (i) in writing, up to and including the fifth day prior to the meeting; and/or (ii) verbally during the meeting. Santander’s directors are required to provide the requested information unless disclosure is unnecessary for the protection of shareholders’ rights, or there are during the whole time thereof, and may be inspected by any Webster’s stockholder who is present at such meeting. If the meeting is to be held solely by means of remote communication, the list will be open to the examination of any Webster’s stockholder during the whole time of such meeting on a reasonably accessible electronic network, and the information required to access such list will be provided with the notice of the meeting.

objective grounds to believe that it could be used for non-corporate purposes or that it could be detrimental to the company. However, the directors may not refuse to provide such information if the request is supported by shareholders representing at least 25% of such company’s share capital. As a listed company, Santander shareholders may also request, up to and including the fifth day prior to a Santander shareholders’ meeting, additional information or clarification regarding any information made publicly available by Santander and submitted to the CNMV since the last Santander shareholders’ meeting, as well as regarding the report of Santander’s external auditor;

• obtain from the company the annual accounts submitted for approval at the annual shareholders’ meeting;

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•
inspect the mandatory reports and information that the board of directors is required to provide in connection with certain corporate actions, such as mergers, split-offs or certain share capital increases, and request that such documents be delivered or sent to them free of charge;

•
if applicable, obtain the reasoned proposal for the directors’ remuneration policy, together with the full text of the policy and the specific report issued by the remuneration committee, and request that these be delivered or sent to such shareholder free of charge; and

•
access, on the company’s corporate website and at its registered office, to the full text of all other documents and proposed resolutions submitted to the shareholders’ for binding or consultative vote (among others, the annual report on directors’ remuneration).

Santander must publish the resolutions approved by the Santander shareholders’ meeting and the results of the voting on Santander’s corporate website within five days after the meeting.

In addition, shareholders of Santander who, individually or collectively, hold at least 3% of Santander’s share capital, as well as shareholders’ associations representing at least 1% of Santander’s share capital, are entitled to obtain shareholder information (including addresses and contact details) solely for the purpose of exercising their rights and safeguarding their common interests.

Apart from the general right to information described above, shareholders of a Spanish public company do not have the right to inspect the company’s documents, contracts, books or other information.
Notwithstanding the foregoing, Santander’s bylaws grant Santander shareholders the right to inspect the attendance list of the Santander shareholders’ meetings during the meeting.

BOARD OF DIRECTORS

Size and Classification of Board of Directors
The Webster charter and the Webster bylaws provide that the Webster board shall consist of not less than seven nor more than 15 directors. Within such limits, the number of directors is determined by resolution of the Webster board. Currently, the Webster board has 13 directors. All directors are elected annually.
Santander’s bylaws establish that the Santander board shall consist of a minimum of 12 and a maximum of 17 members, with the current board comprising 15 directors.

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Santander’s bylaws provide that a director’s term of office is three years, although directors may be reappointed. Additionally, Santander’s bylaws require that each year the term of office of one-third of Santander’s directors must expire and that such directors must either retire or be reappointed. The directors to retire or be reappointed must be those who have served for a longer time period after their most recent appointment.

Election
Each director of the Webster board is elected by the vote of the majority of the votes cast with respect to such director at any meeting for the election of directors at which a quorum is present; provided that if the number of nominees exceeds the number of directors to be elected, the directors are elected by the vote of a plurality of the Webster shares represented in person, by remote communication or by proxy at any such meeting and entitled to vote on the election of directors.

Each share of Webster common stock carries one vote per director to be elected. Holders of shares of Webster common stock are not entitled to cumulate their votes in the election of directors.
Directors are generally appointed by the shareholders’ meeting.

Under Spanish law, shareholders who voluntarily aggregate their shares to reach an amount of share capital equal to or greater than the result of dividing the company’s total share capital by the number of members of the board of directors are entitled to appoint the number of directors corresponding to that proportion, disregarding fractions. Shareholders exercising this right may not vote on the appointment of any remaining directors.

Removal
The Webster charter provides that no director may be removed except by an affirmative vote of at least two-thirds of the total votes eligible to be voted by stockholders at a duly constituted meeting of stockholders called for such purpose. At least 30 days prior to such meeting, written notice must be sent to the director or directors whose removal will be considered at such meeting.
Under Spanish law, shareholders may remove a director at any time without cause by approving the relevant resolution at a shareholders’ meeting.
Vacancies
The Webster charter and the Webster bylaws provide that any vacancy and newly created directorship resulting from any increase in the authorized number of directors may be filled, for the unexpired term, by the concurring vote of a majority of the directors then in office, whether or not there is a quorum. Any director so chosen will hold office until the next annual meeting of stockholders and until such director’s successor has been elected.

The Santander board has the authority to fill any board vacancies on an interim basis until the next Santander shareholders’ meeting, at which point the shareholders may confirm or revoke the appointment. If a vacancy arises after the notice for a Santander shareholders’ meeting has been issued but before such meeting takes place, the Santander board may appoint a director, and the appointee will serve until the following Santander shareholders’ meeting.

A director appointed to fill a vacancy on an interim basis is not required to be a shareholder of Santander. If the Santander board does not make an interim appointment as described above, or if the Santander shareholders decide to revoke the appointment of a director provisionally appointed by the Santander board, the Santander shareholders may appoint another person to fill the vacancy.

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Board Committees
The Webster bylaws provide that the Webster board may, by a majority vote, designate the chief executive officers and two or more other directors to constitute an executive committee, with the chairman of the board serving as chairman of the executive committee unless a different director is designated as chairman by the Webster board. The Webster bylaws also provide that the Webster board shall establish an audit committee and a stock option committee. The Webster board may establish such other committees that the Webster board determines to be necessary or appropriate for the conduct of business of Webster.

As of the date of this document, Webster has, in addition to the executive committee, an audit committee, a compensation and human resources committee, a nominating and corporate governance committee, a risk committee and a technology committee.

Pursuant to Santander’s bylaws, the Santander board may establish an executive committee with delegated general decision-making authority. Such executive committee shall consist of a minimum of five and a maximum of 12 members, with the current executive committee comprising five directors.

The Santander board may also create committees with supervisory, advisory, informational and proposal functions in areas within its competence, and shall, in all cases, establish the committees required by applicable law, including a nominations committee, a remuneration committee, a risk, regulation and compliance committee, and an audit committee.

As of the date of this document, Santander has, in addition to the executive committee, an audit committee, a nominations committee, a remuneration committee, a risk supervision, regulation and compliance committee, a responsible banking, sustainability and culture committee and an innovation and technology committee.

Director Liability and Indemnification
The Webster charter provides that no director will be personally liable to Webster or Webster’s stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Pursuant to the Spanish Companies Act and Santander’s bylaws, directors of Santander are liable to the company, its shareholders and its creditors for any damage resulting from acts or omissions that breach applicable law, Santander’s bylaws or the duties inherent to their office, provided that such acts or omissions involve willful misconduct (dolo) or negligence (culpa).

Santander directors are covered by Santander’s civil liability insurance policy.

The Webster bylaws provide that, subject to certain exceptions provided below, Webster must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of Webster) by reason of the fact he is or was a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, and any appeals therein, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself,

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create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Further, subject to certain exceptions provided below, Webster must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Webster to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of Webster, or is or was serving at the request of Webster as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination (as set forth below) that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

Any indemnification under the Webster bylaws (unless ordered by a court) may be made by Webster only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because such director, officer, trustee, employee or agent has met the applicable standard of conduct set forth in the Webster bylaws and, if applicable, is fairly and reasonably entitled to indemnity as set forth in the proviso in the Webster bylaws, as the case may be. Such determination must be made (i) by the Webster board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by Webster’s stockholders. To the extent, however, that a director, officer, trustee, employee or agent of Webster has been successful on the merits or otherwise

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in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case. No director, officer, trustee, employee or agent of Webster may be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire Webster board.

Notwithstanding any contrary determination, any director, officer, trustee, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Webster bylaws. The basis of such indemnification by a court will be a determination by such court that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in the two immediately preceding paragraphs above. Notwithstanding any of the foregoing, unless otherwise required by law, no director, officer, trustee, employee or agent of Webster will be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire Webster board.

Expenses incurred in connection with a threatened or pending action, suit or proceeding may be paid by Webster in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee or agent to repay such amount if it is determined that he is not entitled to be indemnified by Webster as authorized in the Webster bylaws. Webster may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of Webster, or is or was serving at the request of Webster as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Webster would have the power or the obligation to indemnify him against such liability under the provisions of the Webster bylaws.

Notwithstanding anything else to the contrary, no indemnification may be paid by Webster if such indemnification violates the application restrictions on indemnification set forth in Section 18(k) of the Federal Deposit Insurance Act.

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ANTI-TAKEOVER PROVISIONS

Business Combinations
Webster has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (for purposes of this paragraph, an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the Webster board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans or (iii) the transaction is approved by the Webster board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).
Not applicable.
In addition, subject to certain exceptions set forth in the Webster charter, the Webster charter requires the affirmative vote of the holders of at least 80% of the total number of outstanding shares of voting stock for certain business combinations with any stockholder that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of Webster, or is an affiliate of Webster and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of Webster.

When evaluating offers for certain business combinations, including mergers, consolidations, sales of assets and tender or exchange offers for shares of Webster common stock, the Webster board is required to give due consideration to all relevant factors, including without limitation the economic effects of acceptance of such offer on (i) depositors, borrowers and employees of

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the insured institution subsidiary or subsidiaries of Webster, and on the communities in which such subsidiary or subsidiaries operate or are located and (ii) the ability of such subsidiary or subsidiaries to fulfill the objectives of an insured institution under applicable federal statutes and regulations.

Mandatory Tender Offer
Not applicable.
Under Spanish law, a mandatory tender offer at a price established by law shall be launched for all shares of the target company, as well as any other securities that may directly or indirectly confer the right to subscribe for or acquire such shares (including convertible and exchangeable bonds), whenever any person acquires control of a Spanish company listed on the Spanish Stock Exchanges. As an exception, takeover regulations shall not apply to acquisitions of control resulting from the exercise of any resolution tools provided under the applicable regulations on the recovery and resolution of credit institutions.

For these purposes, control of a target company is considered to be acquired, whether individually or jointly, if any person or group of persons acquires, directly or indirectly (i) 30% or more of the voting rights in the company, or (ii) less than 30% of the voting rights in the company but, within 24 months of the acquisition, has been responsible for appointing more than half of the target company’s board of directors. In addition, voluntary public tender offers for the acquisition of shares in Spanish listed companies (that is, offers that do not result in the acquisition of control of the target company or trigger an obligation to launch a mandatory public tender offer) are also subject to the authorization of the CNMV and to the provisions of the Securities Markets and Investment Services Law and Royal Decree 1066/2007, although, among other exceptions, they are not subject to the requirement to set a regulated price.

If a tender offer for all the shares of a listed company is accepted by holders of 90% or more of the voting rights attached to the shares to which the offer was addressed, and the offeror consequently holds 90% or more of the target company’s voting capital, holders of the remaining ordinary shares may require the offeror to acquire all such outstanding shares, and the offeror may require these shareholders to sell their shares to the offeror, at a price regulated by Spanish law.

DUTIES OF DIRECTORS
The board of directors is responsible for managing the business and affairs of a corporation under Delaware	Under Spanish law, the board of directors is responsible for the management and representation of a company,

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law. In discharging that responsibility, directors of Delaware corporations owe a duty of care and a duty of loyalty to the corporation, as well as to its stockholders. The Delaware courts have made clear that directors are required to exercise an informed business judgment in the performance of their duties. To do so, directors must have informed themselves of all material information reasonably available to them.

although certain matters are reserved for the shareholders’ meeting, which may also grant mandates to the board of directors regarding management matters. In line with Santander’s internal rules and regulations and corporate governance best practices, the Santander board also has a general duty of supervision.

Directors are required to comply with the duties established by law, the company’s bylaws and the regulations governing the shareholders’ meeting and the board of directors. These duties include the following:

•
to act with diligence in the management of the company. In particular, directors must perform their duties with the care of an “orderly businessperson” (ordenado empresario), taking into account the nature of their position and the duties assigned to them. A director shall devote sufficient time to the company, adopt appropriate measures to manage and supervise its affairs and diligently request and obtain from the company the information necessary to fulfill such director’s duties; and

•
to comply with their duty of loyalty (deber de lealtad). In particular, directors must carry their responsibilities with the loyalty of a “faithful representative” (fiel representante), acting in good faith and in the best interest of the company. The Spanish Companies Act establishes certain obligations and prohibitions as part of this duty, including (i) not using their powers as director for purposes other than those for which they were granted, (ii) maintaining the confidentiality of non-public information, even after leaving office, except in cases where disclosure is permitted or required by law, and (iii) taking the necessary measures to prevent conflicts of interests between their personal interests and those of the company or their duties as director. In addition, the Spanish Companies Act sets out certain actions that directors are prohibited from taking to comply with their duty to avoid conflicts of interest.

Under the Spanish Companies Act, certain specific obligations related to conflicts of interest, which form part of the duties of loyalty, may be waived by the board of directors or the shareholders’ meeting (depending on the specific prohibition and the circumstances of the case) provided that certain conditions are met.

In addition to the foregoing, Spanish banking regulations require directors to meet standards of professional and commercial integrity, as well as possess the relevant knowledge and expertise.

Description of Santander Ordinary Shares
The following summary of material considerations concerning the share capital of Santander briefly describes certain material provisions of Santander’s bylaws and Spanish law relating to the share capital of Santander. Because it is a summary it is not meant to be complete, is qualified by reference to the applicable Spanish laws and Santander’s bylaws and does not contain all the information that may be important to you. Copies of Santander’s bylaws are incorporated by reference and will be furnished to Webster’s stockholders upon request.
Issued Share Capital
Santander’s share capital is represented by Santander ordinary shares with a par value of €0.50 each. All Santander ordinary shares belong to the same class and carry the same rights, including as to voting and dividends.
There are no outstanding bonds or securities convertible into Santander ordinary shares, other than the contingent convertible preferred securities (“CCPS”) referred to below under “—Changes in capital.”
At April 17, 2026, Santander had a share capital of €7,344,659,751 represented by 14,689,319,502 Santander ordinary shares.
Certain Provisions Regarding Shareholder Rights
Santander’s bylaws provide for only one class of Santander ordinary shares, granting all holders the same rights. Each Santander ordinary share entitles the holder to one vote. Santander does not have a voting cap, fully conforming to the principle of one share, one vote, one dividend.
Santander may issue non-voting Santander ordinary shares for a nominal amount of not more than one-half of the paid-up share capital, and redeemable Santander ordinary shares for a nominal amount of not more than one-fourth of its share capital. Santander’s bylaws do not contain any provisions relating to sinking funds.
Santander’s bylaws do not specify what actions or quorums are required to change the rights of holders of Santander ordinary shares. Under Spanish law, the rights of holders of Santander ordinary shares may only be changed by an amendment to Santander’s bylaws that complies with the requirements explained below under “—Meetings and Voting Rights.”
Meetings and Voting Rights
Santander holds its annual shareholders’ meeting during the first six months of each fiscal year on a date fixed by the Santander board. Extraordinary meetings may be called from time to time by the Santander board whenever the Santander board considers it advisable for corporate interests, and whenever so requested by shareholders representing at least 3% of Santander’s outstanding share capital. Notices of all meetings must be published at least one month prior to the scheduled meeting date, unless a different period is established by law. Such notices must be published in the Official Gazette of the Commercial Registry or in one of the national newspapers with the largest circulation in Spain, as well as on the CNMV’s website and Santander’s website. In addition, under Spanish law, the meeting agenda must be sent to the CNMV and the Spanish Stock Exchanges and published on Santander’s website.
Each Santander ordinary share entitles its holder to one vote. Registered holders of any number of Santander ordinary shares who are current in the payment of capital calls are entitled to attend the Santander shareholders’ meetings. Santander’s bylaws do not contain provisions regarding cumulative voting.
Only registered holders of Santander ordinary shares of record at least five days prior to the day on which a meeting is scheduled to be held may attend and vote at the Santander shareholders’ meetings. As a registered shareholder, the Depositary will be entitled to vote the Santander ordinary shares underlying the Santander ADSs. The deposit agreement requires the Depositary to accept voting instructions from holders of Santander ADSs and to execute such instructions to the extent permitted by law.
Resolutions at the Santander shareholders’ meetings are passed provided that, regarding the voting capital present or represented at the meeting, the number of votes in favor is higher than the number of votes against, except for the foregoing cases in which the law and Santander’s bylaws require a greater majority.
In accordance with Spanish law, a quorum on first call for a duly constituted ordinary or extraordinary shareholders’ meeting requires the presence in person or by proxy of shareholders representing at least 25% of the subscribed voting capital. On the second call there is no quorum requirement.

Notwithstanding the above, a quorum of at least 50% of the subscribed voting capital is required on the first call for a duly constituted ordinary or extraordinary shareholders’ meeting voting any of the following actions:
•	the issuance of debentures;
•	the increase or reduction of Santander’s share capital, the exclusion or limitation of pre-emptive rights, or the relocation of the registered office to another country;
•	the transformation, merger, split-off, or assignment of assets and liabilities; and
•	any other amendment of Santander’s bylaws.
A quorum of 25% of Santander’s subscribed voting capital is required for a duly constituted ordinary or extraordinary shareholders’ meeting voting on such actions on the second call.
For the valid approval of all the actions listed on the bullets above the favorable vote of more than half of the votes corresponding to the Santander ordinary shares represented in person or by proxy at the Santander shareholders’ meeting is required, except when on second call shareholders representing less than 50% of the subscribed share capital with the right to vote are in attendance, in which case the favorable vote of two-thirds of the share capital represented in person or by proxy at the shareholders’ meeting is required.
Changes in Capital
Under Spanish law, the authority to increase share capital rests with Santander’s shareholders. However, Santander’s shareholders may delegate to the Santander board the authority to execute capital increases in accordance with Article 297.1(a) of the Spanish Companies Act. Additionally, under Article 297.1(b) of the Spanish Companies Act, Santander’s shareholders may delegate to the board of directors the authority to approve, on one or more occasions, capital increases, for cash consideration, up to no more than 50% of Santander’s share capital, subject to certain limits established under the Spanish Companies Act. Santander’s bylaws are fully aligned with Spanish law, and do not establish any different conditions for share capital increases.
In 2026, the Santander board was authorized by the Santander shareholders’ meeting to approve or execute the following capital increases:
•
Authorized capital to 2027: Shareholders at the 2026 Santander shareholders’ meeting granted authorization to the Santander board to increase Santander’s share capital on one or more occasions by up to €3,672,329,875.50 (50% of Santander’s share capital at the time of such shareholders’ meeting). The Santander board can issue Santander ordinary shares for cash consideration with or without pre-emptive rights for shareholders. The Santander board was granted this authorization for a period of three years (until March 27, 2029). Shareholders at the 2026 Santander shareholders’ meeting also revoked, to the extent unused, the authorization granted at the Santander shareholders’ meeting held on March 22, 2024).

Santander ordinary shares without pre-emptive rights under this authorization can be issued in an aggregate amount that, together with existing Santander ordinary shares without pre-emptive rights, shall not exceed €734,465,975 (10% of Santander’s share capital at the time of the 2026 Santander shareholders’ meeting, rounded down).
However, under the Spanish Companies Act, this limit does not apply to capital increases to convert CCPS (which shall be converted into newly-issued Santander ordinary shares if the CET1 ratio falls below a predetermined threshold). This authorization was used for the CCPS issues carried out in 2025.
•
Capital increases approved for contingent conversion of CCPS: Santander issued CCPS that qualify as regulatory Additional Tier 1 (AT1) instruments which would be converted into newly-issued Santander ordinary shares if the CET1 ratio fell below a predetermined threshold. Each issue was backed by a capital increase approved under the authorization granted to the Santander board by Santander’s shareholders.

The execution of these capital increases is, therefore, contingent and has been delegated to the Santander board. The Santander board has the authority to issue additional CCPS and other convertible securities and instruments in accordance with a resolution passed at the 2026 Santander’s shareholder’s meeting, which is valid for a period of five years (until March 27, 2031), that allows convertible instruments and securities to be issued for up to €10 billion or an equivalent amount in another currency. Any capital increase resulting from the conversion of Santander ordinary shares and other convertible instruments will occur according to the capital increase authorization made at the time those instruments were issued. Shareholders at the 2026 Santander shareholders’ meeting also revoked, to the extent unused, the authorization granted at the Santander shareholders’ meeting held on March 31, 2023.
Trading by Santander’s Subsidiaries in Santander Ordinary Shares
Santander and/or some of its subsidiaries, in accordance with customary practice in Spain, and as permitted under the relevant European regulations and according to internal policy, have regularly purchased and sold Santander ordinary shares for their own account.
Santander’s trading activities in Santander ordinary shares is driven by orders, which are matched by the market’s computer system according to price and time entered. Santander’s broker (which is Santander S.A., after the absorption of Santander Investment Bolsa, S.V., S.A.U and Popular Bolsa, S.V., S.A.U.), and the other brokers authorized to trade on the continuous market (“Member Firms”) are not required to and do not serve as market makers maintaining independently established bid and ask prices. Rather, Member Firms place orders for their customers, or for their own account, into the market’s computer system. If an adequate counterparty order is not available on the continuous market at that time, the Member Firm may solicit counterparty orders from among its own clients and/or may accommodate the client by filling the client’s order as principal.
Pursuant to the Spanish Companies Act, Santander is prohibited from subscribing its own ordinary shares (i.e., in the primary market) and may only repurchase (i.e., in the secondary market) its own ordinary shares within certain limits and in compliance with the following requirements:
•
The repurchase must be previously authorized by Santander’s shareholders in a resolution establishing the maximum number of Santander ordinary shares to be acquired, the ownership title for the acquisition, the minimum and maximum acquisition price (if not pursuant to a gift or inheritance) and the duration of the authorization, which may not exceed five years from the date of the resolution.

•
The repurchase, including the Santander ordinary shares already acquired and currently held by Santander, or any person or company acting in Santander’s name or on its behalf, must not bring Santander net equity below the aggregate amount of Santander share capital and legal or non-distributable reserves. For these purposes, net equity means the amount resulting from the application of the criteria used to draw up the financial statements, subtracting the amount of profits directly allocated to such net equity, and adding the amount of share capital subscribed but not called and the share capital par value and issue premium recorded in the accounts as liabilities.

•
The aggregate par value of the Santander ordinary shares directly or indirectly repurchased, together with the aggregate par value of the Santander ordinary shares already held by Santander, must not exceed 10% of the total outstanding capital stock of Santander.

•
Santander ordinary shares repurchased for valuable consideration must be fully paid up. A repurchase shall be considered null and void if (i) the Santander ordinary shares are partially paid up, except in the case of free repurchase, or (ii) the Santander ordinary shares entail ancillary obligations.

•
Treasury shares lack voting and economic rights (for example, the right to receive dividends and other distributions and liquidation rights). Such economic rights, except the right to receive bonus shares, will accrue proportionately to all the shareholders. Treasury shares are counted for purposes of establishing the quorum for shareholders’ meetings as well as for the majority voting requirements to pass resolutions at shareholders’ meetings.

Spanish Royal Decree 1362/2007, of October 19, requires that the CNMV be notified each time the acquisition of treasury stock made since the last notification reaches 1% of the voting rights of Santander, regardless of any other preceding sales. The Spanish Companies Act establishes, in relation to the Santander ordinary shares held in treasury by Santander and its affiliates, that the exercise of the right to vote and other non-financial rights attached to them shall be suspended. Financial rights arising from treasury stock held directly by Santander, with the exception of the right to the allotment of new bonus shares, shall be attributed proportionately to the other outstanding Santander ordinary shares.
The portion of overall trading volume in Santander ordinary shares transacted by subsidiaries of the Santander Group continues to vary from day to day and from month to month, and is expected to continue to do so in the future. In 2025, 23.8% of the total volume traded in Santander ordinary shares executed on the Spanish Stock Exchanges was transacted by Santander. The portion of trading volume in Santander ordinary shares attributable to purchases and sales as principal by Santander’s companies (treasury shares) was approximately 4.7% in the same period. The monthly average percentage of outstanding Santander ordinary shares held by Santander’s subsidiaries ranged from 0.01% to 1.47% in 2025. At December 31, 2025, Santander and its subsidiaries held 11,077,291 Santander ordinary shares (0.08% of Santander’s total capital stock as of that date).
Dividends and Share Buybacks
For 2025, the Santander board continued the policy of allocating approximately 50% of Santander’s consolidated net reported profit (excluding non-cash, non-capital ratios impact items) to shareholder remuneration, distributed almost evenly to cash dividends and share buybacks.
Additionally, on February 5, 2025, Santander announced its objective to allocate up to €10 billion to share buybacks in relation to its 2025 and 2026 results, as well as expected capital excess. As part of this target, on May 5, 2025 Santander announced its intention to distribute approximately 50% of the capital released upon completion of the sale of its 49% stake in Santander Bank Polska S.A., through a share buyback of approximately €3.2 billion in early 2026 and that, as a result, it could exceed the €10 billion target. Upon announcing the agreements to acquire TSB Plc and Webster on July 1, 2025 and February 3, 2026, respectively, Santander confirmed its goal to distribute at least €10 billion in share buybacks in relation to its 2025 and 2026 results and excess capital.
Interim Remuneration
On July 29, 2025, the Santander board resolved to execute a share buyback program worth up to €1,700 million (equivalent to approximately 25% of Santander’s consolidated net reported profit in the first six months of 2025); and on September 30, 2025, the Santander board resolved to pay an interim cash dividend against the results for the year ended December 31, 2025 of €0.115 per Santander ordinary share entitled to such dividend (equivalent to approximately 25% of Santander’s consolidated net reported profit in the first six months of 2025), which was paid from November 3, 2025.
Final Remuneration
On February 3, 2026, the Santander board resolved to implement a share buyback program worth up to €5,030 million, for which the appropriate regulatory authorization had already been obtained, and the execution of which began on February 4, 2026. Under the shareholder remuneration policy in relation to the results for the year ended December 31, 2025, €1,830 million of such buyback program correspond to approximately 25% of Santander’s consolidated underlying profit for the second half of 2025. The remaining amount corresponds to an extraordinary share buyback of €3,200 million, equivalent to approximately 50% of the CET1 capital generated in January 2026 following completion of the sale of 49% of Santander Bank Polska S.A. to Erste Group.
On March 27, 2026, the Santander’s general shareholders’ meeting approved a final cash dividend in the gross amount of €0.125 per Santander ordinary share entitled to such dividend. The dividend will be payable from May 5, 2026.
Once the above-mentioned actions are completed, total shareholder remuneration for 2025 will be €7,050 million (approximately 50% of Santander’s consolidated net reported profit—excluding non-cash, non-capital ratios impact items—in 2025), split almost evenly between cash dividends (€3,520 million) and share buybacks (€3,530 million). These amounts have been estimated assuming that, as a consequence of the partial execution of the share buyback program announced on February 3, 2026, the number of outstanding Santander ordinary shares entitled to a final cash dividend will be 14,568,470,446 and that, as planned, the capital increase approved by the general shareholders’ meeting in relation to the acquisition of Webster will not be executed before May 5, 2026. Therefore, the aggregate amount of the supplementary dividend may be lower if more shares than expected are acquired under the buyback program, or higher if less shares are acquired under the buyback program or if the capital increase submitted to the next general shareholders’ meeting in relation to the acquisition of Webster is executed before May 5, 2026.
Since 2021 and including the total share buyback currently underway, Santander will have returned €16.2 billion to shareholders via share buybacks, and will have repurchased around 18% of its outstanding Santander ordinary shares.
Shareholder Remuneration Policy
The Santander board intends (i) to apply an ordinary shareholder remuneration policy for the results for the years ended December 31, 2026 to 2028 that entails allocating approximately 50% of Santander’s consolidated underlying profit (therefore, excluding extraordinary results) (excluding non-cash, non-capital ratios impact items), split approximately evenly between cash dividends and share buybacks for the year ended December 31, 2026, and (ii) to distribute to shareholders any excess capital at the end of the 2026-2028 period. From the results for the year ended December 31, 2027, the ordinary shareholder remuneration policy is expected to comprise around 35% of Santander’s consolidated underlying profit (on the same basis) in cash dividends and around 15% in share buybacks.
The execution of the ordinary shareholder remuneration policy and the distribution to shareholders of any excess capital at the end of the 2026-2028 period is subject to corporate and regulatory decisions and approvals, including, in the case of each share buyback program, approval by the ECB and the publication of a relevant information notice describing the terms of such share buyback program.
Preemptive Rights
In the event of a capital increase by means of cash contributions, each shareholder has a preferential right by operation of law to subscribe for Santander ordinary shares in proportion to its shareholding. The same right is vested in shareholders upon the issuance of convertible debt. However, preemptive rights of shareholders may be excluded totally or partially under certain circumstances by specific approval at the Santander shareholders’ meeting (or, upon its delegation, by the Santander board) and preemptive rights are deemed excluded by operation of law for certain share issuances, including, among others, when in the relevant capital increase when Santander’s shareholders approve:
•	capital increases following conversion of convertible bonds into Santander ordinary shares;
•
capital increases due to the absorption of another company or the absorption of spun-off assets of another company, provided the new Santander ordinary shares are issued in exchange for such other company or spun-off assets; or

•	capital increases due to Santander’s tender offer for securities using Santander ordinary shares as all or part of the consideration.
If capital is increased by the issuance of new Santander ordinary shares in return for capital from certain reserves, the resulting new Santander ordinary shares are distributed pro rata to existing shareholders.
Redemption
Santander’s bylaws do not contain any provisions relating to the redemption of Santander ordinary shares except as set forth in connection with capital reductions. Nevertheless, pursuant to Spanish law, redemption rights may be created at a duly held shareholders’ meeting. Such meeting shall establish the specific terms of any redemption rights created.
Registration and Transfers
Santander ordinary shares are in book-entry form in the Iberclear system. Santander maintains a registry of shareholders. Santander does not recognize, at any given time, more than one person as the person entitled to vote each share in the Santander shareholders’ meeting.
Under Spanish law and regulations, transfers of Santander ordinary shares quoted on a stock exchange are normally made through a Sociedad o Agencia de Valores, credit entities and investment services companies that are members of the Spanish Stock Exchanges.
Transfers executed through stock exchange systems are implemented pursuant to the stock exchange clearing and settlement procedures of Iberclear.
Transfers executed over-the-counter are implemented pursuant to the general legal regime for book-entry transfer, including registration by Iberclear.
New Santander ordinary shares may not be transferred until the capital increase is registered with the Commercial Registry.
Liquidation Rights
Upon a liquidation of Santander, its shareholders are entitled to receive pro rata any assets remaining after the payment of Santander’s debts, taxes and expenses of the liquidation. Holders of non-voting Santander ordinary shares, if any, would be entitled to receive reimbursement of the amount paid before any amount is distributed to the holders of voting Santander ordinary shares.

Change of Control
Santander’s bylaws do not contain any provisions that would have an effect of delaying, deferring or preventing a change in control of Santander and that would operate only with respect to a merger, acquisition or corporate restructuring involving Santander or any of its subsidiaries. Nonetheless, certain aspects of Spanish law may delay, defer or prevent a change of control of Santander or any of its financial subsidiaries in the event of a merger, acquisition or corporate restructuring.
Restrictions on Voting Rights or Free Transfer of Santander Ordinary Shares
There are no legal or bylaw restrictions on the exercise of voting rights except for those resulting from the failure to comply with applicable regulations.
There are no non-voting or multiple-voting Santander ordinary shares, or Santander ordinary shares that give preferential treatment in the distribution of dividends, or Santander ordinary shares that limit the number of votes that can be cast by a single shareholder, or quorum requirements or qualified majorities other than those established by law.
The transferability of the Santander ordinary shares is not restricted by Santander’s bylaws or laws or regulations. Likewise, there are no bylaw restrictions on the exercise of voting rights (except where an acquisition has been made in breach of legal or regulatory provisions).
Further, Santander’s bylaws do not include any neutralization provisions which apply in the event of a tender offer or takeover bid.
Significant Shareholders
As of December 31, 2025, there was no holder of a significant shareholding greater than 3% of the voting Santander ordinary shares registered with the CNMV (minimum threshold provided under Spanish law to disclose a significant holding in a listed company).
Though the following shareholding held by an asset manager was registered with the CNMV as at December 31, 2025, its related notification states that the Santander ordinary shares are being held on behalf of third parties (funds or other investment entities or the portfolios they manage) and that none of them exceeds 3% of the voting rights that Santander ordinary shares afford:
•	On July 4, 2025, asset manager BlackRock Inc. reported a significant shareholding of 6.861% of voting Santander ordinary shares, reflecting a decrease from its previous reporting of 6.875%.
Likewise, though as at December 31, 2025 certain custodians appeared in Santander’s shareholder registry as holding more than 3% of Santander’s share capital, we understand that those Santander ordinary shares were held on behalf of other investors, none of whom exceeded that threshold individually. These custodians were State Street Bank (13.90%), Chase Nominees Limited (7.50%),The Bank of New York Mellon Corporation (7.18%), Citibank (6.40%), BNP Paribas (3.74%), Caceis Bank (3.57%) and The Northern Trust (3.06%).
There may be some overlap in the holdings declared by the above-mentioned custodians and asset managers.
As of December 31, 2025, neither Santander's shareholder registry nor the CNMV’s registry showed any shareholder residing in a non-cooperative jurisdiction with a shareholding equal to, or greater than, 1% of Santander’s share capital (which is the mandatory disclose threshold applicable to such investors under Spanish law).
The acquisition of significant ownership interests is regulated mainly by:
•	Regulation (EU) 1024/2013 of the Council of October 15, 2013, conferring specific tasks on the ECB relating to the prudential supervision of credit institutions.
•	Act 10/2014, of June 26, on the organization, supervision and solvency of credit institutions and its implementing regulation, Spanish Royal Decree 84/2015, of February 13.
•	Act 6/2023, of March 17, on the Securities Markets and on Investment Services.
The acquisition of a significant stake in Santander may also require the authorization of other domestic and foreign regulators with supervisory powers over Santander and its subsidiaries’ activities and Santander ordinary shares listings or other actions in connection with those regulators or subsidiaries, and other authorities pursuant to foreign investment regulations in Spain and other countries where Santander operates.

Description of Santander American Depositary Shares
The following description of Santander ADSs is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the deposit agreement which is attached as an exhibit to the registration statement of which this document forms a part. Santander encourages you to read the deposit agreement for additional information, which can be found as an exhibit to the registration statement of which this document forms a part. Capitalized terms used in this section shall have the meaning stated herein or the meaning stated in the deposit agreement.
American Depositary Receipts
The Santander ADSs have been listed and traded on the NYSE since July 30, 1987. Each Santander ADS represents the right to receive one Santander ordinary share and may be evidenced by a Santander ADR. Under the deposit agreement, pursuant to which Santander ADSs have been issued, Citibank, N.A. is the Depositary. The Depositary’s office is located at 388 Greenwich Street, New York, N.Y. 10013.
At December 31, 2025, Santander had a total of 618,232,705 Santander ADSs outstanding of which 5,408,827 were held by 9,762 registered holders with the Depositary. Since certain of such Santander ordinary shares and Santander ADSs are held by nominees, the number of record holders is not representative of the number of beneficial owners. Santander’s directors and executive officers owned 1,041,886 Santander ADSs as of December 31, 2025, according to the information of the CNMV.
The Depositary may collect any of its fees by deducting those fees from any distributions payable to holders or beneficial owners, or by selling a portion of distributable property to pay the fees. The Depositary may also collect its annual fee for Depositary services and its fees for any other charges incurred by deducting those fees from any distributions or by directly billing Santander ADS holders.
The Depositary may convert currency itself and/or through any of its agents (which may be a division, branch or affiliate of the Depositary) and, in those cases, acts as principal and retains from the currency being converted the fees, expenses, transaction spreads, taxes and other charges in connection with such conversion. The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Santander ADS holders, subject to the Depositary’s obligations under the deposit agreement.
The Depositary may reimburse Santander for certain expenses incurred by it in respect of the Santander ADR program established pursuant to the deposit agreement, by making available a portion of the Santander ADS fees charged in respect of the Santander ADR program or otherwise, upon such terms and conditions as Santander and the Depositary agree from time to time. Santander shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and Santander may agree from time to time. Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between Santander and the Depositary.
In 2025, the Depositary made direct payments and reimbursements to Santander in the gross amount of $14,778, 462.3 for expenses related to investor relations with no withholding for tax purposes in the United States.
Limitations of Delivery, Transfer and Surrender of Santander ADSs
As a condition precedent to the execution and delivery, registration of issuance, transfer, split-up, combination or surrender of any Santander ADSs or the delivery of any distribution thereon, or the withdrawal of any Deposited Securities, the Depositary, Custodian or Registrar may require (i) payment from the depositor of Santander ordinary shares or the presenter of Santander ADSs of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Santander ordinary shares being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary as provided in the deposit agreement, (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature, and (iii) compliance with (1) any laws or governmental regulations relating to the execution and delivery of Santander ADRs or Santander ADSs or the withdrawal of Deposited Securities, and (2) with any regulations Santander and the Depositary may establish consistent with the provisions of the deposit agreement.
The issuance and delivery of Santander ADSs against deposit of Santander ordinary shares generally or against deposit of particular Santander ordinary shares may be suspended, or the registration of transfer of Santander ADSs in particular instances may be refused, or the registration of transfer of outstanding Santander ADSs generally may be suspended, during any period when the transfer books of Santander, the Depositary or the Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary or Santander at any time or from time to time because of any requirement of law or regulation, or any government or governmental body or commission, or under any provision of the deposit agreement, or for any other reason. Notwithstanding anything to the contrary in the deposit agreement, the surrender of outstanding Santander ADSs and withdrawal of Deposited Securities may not be suspended, subject only to (i) temporary delays caused by closing of the transfer books of the Depositary or Santander or the Registrar, if applicable, or the deposit of Santander ordinary shares in connection with voting at a Santander shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Santander ADSs or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Instruction I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).
The Depositary will not knowingly accept for deposit under the deposit agreement (i) any Restricted Securities (except as contemplated by Section 2.14 of the deposit agreement) nor (ii) any fractional Santander ordinary shares or fractional Deposited Securities nor (iii) a number of Santander ordinary shares or Deposited Securities which upon application of the Santander ADSs to Santander ordinary shares ratio would give rise to fractional Santander ADSs. No Santander ordinary shares shall be accepted for deposit unless accompanied by evidence, if any is required by the Depositary, that is reasonably satisfactory to the Depositary or the Custodian that all conditions to such deposit have been satisfied by the person depositing such Santander ordinary shares under the laws and regulations of Spain and any necessary approval has been granted by any applicable governmental body in Spain, if any. The Depositary may issue Santander ADSs against evidence of rights to receive Santander ordinary shares from Santander, any agent of Santander or any custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the Santander ordinary shares. Such evidence of rights shall consist of written blanket or specific guarantees of ownership of Santander ordinary shares furnished by Santander or any such custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the Santander ordinary shares.
The Depositary shall, at the request and expense of Santander, establish procedures enabling the deposit under the deposit agreement of Santander ordinary shares that are Restricted Securities in order to enable the holder of such Santander ordinary shares to hold its ownership interests in such Restricted Securities in the form of Santander ADSs issued under the terms of the deposit agreement.
Distributions
Cash Distributions
Whenever Santander intends to make a distribution of a cash dividend or other cash distribution in respect of any Deposited Securities, Santander shall give notice thereof to the Depositary at least 20 days (or such other number of days as mutually agreed to in writing by the Depositary and Santander) prior to the proposed distribution specifying, inter alia, the record date applicable for determining the holders of Deposited Securities entitled to receive such distribution. Upon the timely receipt of such notice, the Depositary shall establish the Santander ADS record date upon the terms described in Section 4.9 of the deposit agreement.
Upon confirmation of the receipt of (i) any cash dividend or other cash distribution in respect of any Deposited Property (whether from Santander or otherwise), or (ii) proceeds from the sale of any Deposited Property held in respect of the Santander ADSs under the terms thereof, the Depositary will (1) if any amounts are received in a currency other than the U.S. dollar, promptly convert or cause to be converted such cash dividend, distribution or proceeds into U.S. dollars (subject to the terms and conditions of Section 4.8 of the deposit agreement), (2) if applicable and unless previously established, establish the Santander ADS record date upon the terms described in Section 4.9 of the deposit agreement, and (3) distribute promptly the amount thus received (net of (a) applicable fees and charges, and (b) applicable taxes required to be withheld in connection with the distribution) to the holders entitled thereto as of the Santander ADS record date in proportion to the number of Santander ADSs held as of the Santander ADS record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to holders of Santander ADSs outstanding at the time of the next distribution.

If Santander, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities, or from any cash proceeds from the sales of Deposited Property, an amount on account of taxes, duties or other governmental charges, the amount distributed to holders of the Santander ADSs shall be reduced accordingly. Such withheld amounts shall be forwarded by Santander, the Custodian or the Depositary to the relevant governmental authority. Evidence of payment thereof by Santander shall be forwarded by Santander to the Depositary upon request.
The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of Santander ADSs until the distribution can be effected or the funds that the Depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions other than Cash, Santander Ordinary Shares or Rights to Purchase Santander Ordinary Shares
1.
Whenever Santander intends to distribute to the holders of Deposited Securities property other than cash, Santander ordinary shares or rights to purchase additional Santander ordinary shares, Santander shall give timely notice thereof to the Depositary and shall indicate whether or not it wishes such distribution to be made to holders of Santander ADSs. Upon receipt of a notice indicating that Santander wishes such distribution to be made to holders of Santander ADSs, the Depositary shall consult with Santander, and Santander shall assist the Depositary, to determine whether such distribution to holders is lawful and reasonably practicable. The Depositary shall not make such distribution unless (i) Santander shall have requested the Depositary to make such distribution to holders, (ii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the deposit agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable.

2.
Upon receipt of satisfactory documentation and the request of Santander to distribute property to holders of Santander ADSs and after making the requisite determinations set forth in (1) above, the Depositary shall distribute the property so received to the holders of record, as of the Santander ADS record date, in proportion to the number of Santander ADSs held by them respectively and in such manner as the Depositary may reasonably deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any applicable taxes required to be withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem reasonably practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

3.
If (i) Santander does not request the Depositary to make such distribution to holders or requests the Depositary not to make such distribution to holders, (ii) the Depositary does not receive satisfactory documentation within the terms of Section 5.7 of the deposit agreement, or (iii) the Depositary determines that all or a portion of such distribution is not reasonably practicable, the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem practicable and shall (i) cause the proceeds of such sale, if any, to be converted into U.S. dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) to the holders as of the Santander ADS record date upon the terms of Section 4.1 of the deposit agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property for the account of the holders in any way it deems reasonably practicable under the circumstances.

4.
Neither the Depositary nor Santander shall be liable for (i) any failure to accurately determine whether it is lawful or practicable to make the property described in Section 4.5 of the deposit agreement available to holders in general or any holders in particular, nor (ii) any loss incurred in connection with the sale or disposal of such property.

Distribution in Santander Ordinary Shares
Whenever Santander intends to make a distribution that consists of a dividend in, or free distribution of, Santander ordinary shares, Santander shall give notice thereof to the Depositary at least 20 days (or such other number of days as mutually agreed to in writing by the Depositary and Santander) prior to the proposed distribution, specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such distribution. Upon the timely receipt of such notice from Santander, the Depositary shall establish the Santander ADS record date upon the terms described in Section 4.9 of the deposit agreement.
Upon receipt of confirmation from the Custodian of the receipt of the Santander ordinary shares so distributed by Santander, the Depositary shall either (i) subject to Section 5.9 of the deposit agreement, distribute to the holders as of the Santander ADS record date in proportion to the number of Santander ADSs held as of the Santander ADS record date, additional Santander ADSs, which represent in the aggregate the number of Santander ordinary shares received as such dividend, or free distribution, subject to the other terms of the deposit agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) applicable taxes required to be withheld), or (ii) if additional Santander ADSs are not so distributed, take all actions necessary so that each Santander ADS issued and outstanding after the Santander ADS record date shall, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of Santander ordinary shares distributed upon the Deposited Securities represented thereby (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) applicable taxes required to be withheld). In lieu of delivering fractional Santander ADSs, the Depositary shall sell the number of Santander ordinary shares or Santander ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms described in Section 4.1 of the deposit agreement.
In the event that the Depositary determines that any distribution in property (including Santander ordinary shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, Santander and its counsel, after consultation with the Depositary, reasonably determine that the Santander ordinary shares must be registered under the Securities Act or other laws in order to be distributed to holders (and no such registration statement has been declared effective), the Depositary may dispose of all or a portion of such property (including Santander ordinary shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable, and the Depositary shall distribute the net proceeds of any such sale (after deduction of (a) applicable taxes required to be withheld and (b) fees and charges of, and expenses incurred by, the Depositary) to holders entitled thereto upon the terms described in Section 4.1 of the deposit agreement. The Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the deposit agreement.
Elective Distributions in Cash or Santander Ordinary Shares
Whenever Santander intends to make a distribution payable at the election of the holders of Deposited Securities in cash or in additional Santander ordinary shares, Santander shall give notice thereof to the Depositary at least 45 days (or such other number of days as mutually agreed to in writing by the Depositary and Santander) prior to the proposed distribution specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such elective distribution and whether or not it wishes such elective distribution to be made available to holders of Santander ADSs. Upon the timely receipt of a notice indicating that Santander wishes such elective distribution to be made available to holders of Santander ADSs, the Depositary shall consult with Santander to determine, and Santander shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the holders of Santander ADSs. The Depositary shall make such elective distribution available to holders only if (i) Santander shall have timely requested that the elective distribution be made available to holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the deposit agreement. If the above conditions are not satisfied or if Santander requests such elective distribution not to be made available to holders of Santander ADSs, the Depositary shall establish the Santander ADS record date on the terms described in Section 4.9 of the deposit agreement and, to the extent permitted by law, distribute to the holders, on the basis of the same determination as is made in Spain in respect of the Santander ordinary shares for which no election is made, either (i) cash upon the terms described in Section 4.1 of the deposit agreement or (ii) additional Santander ADSs representing such additional Santander ordinary shares upon the terms described in Section 4.2 of the deposit agreement. If the above conditions are satisfied, the Depositary shall establish a Santander ADS record date on the terms described in Section 4.9 of the deposit agreement and establish procedures to enable holders to elect the receipt of the proposed distribution in cash or in additional Santander ADSs. Santander shall assist the Depositary in establishing such procedures to the extent necessary. If a holder elects to receive the proposed distribution (i) in cash, the distribution shall be made upon the terms described in Section 4.1 of the deposit agreement, or (ii) in Santander ADSs, the distribution shall be made upon the terms described in Section 4.2 of the deposit agreement. Nothing herein shall obligate the Depositary to make available to holders a method to receive the elective distribution in Santander ordinary shares (rather than Santander ADSs). There can be no assurance that holders generally, or any holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Santander ordinary shares.
Distribution of Rights to Purchase Additional Santander ADSs
Distribution to ADS holders. Whenever Santander intends to distribute to the holders of the Deposited Securities rights to subscribe for additional Santander ordinary shares, Santander shall give notice thereof to the Depositary at least 45 days (or such other number of days as mutually agreed to in writing by the Depositary and Santander) prior to the proposed distribution specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such distribution and whether or not it wishes such rights to be made available to holders of Santander ADSs. Upon the timely receipt of a notice indicating that Santander wishes such rights to be made available to holders of Santander ADSs, the Depositary shall consult with Santander to determine, and Santander shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such rights available to the holders. The Depositary shall make such rights available to holders only if (i) Santander shall have timely requested that such rights be made available to holders, (ii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the deposit agreement, and (iii) the Depositary shall have determined that such distribution of rights is reasonably practicable. In the event any of the conditions set forth above are not satisfied or if Santander requests that the rights not be made available to holders of Santander ADSs, the Depositary shall proceed with the sale of the rights as contemplated in Section 4.4(b) of the deposit agreement. In the event all conditions set forth above are satisfied, the Depositary shall establish the Santander ADS record date (upon the terms described in Section 4.9 of the deposit agreement) and establish procedures to (i) distribute rights to purchase additional Santander ADSs (by means of warrants or otherwise), (ii) enable the holders to exercise such rights (upon payment of the subscription price and of the applicable (1) fees and charges of, and expenses incurred by, the Depositary and (2) taxes), and (iii) deliver Santander ADSs upon the valid exercise of such rights. Santander shall assist the Depositary to the extent necessary in establishing such procedures. Nothing herein shall obligate the Depositary to make available to the holders a method to exercise rights to subscribe for Santander ordinary shares (rather than Santander ADSs).
Sale of Rights. If (i) Santander does not timely request the Depositary to make the rights available to holders or requests that the rights not be made available to holders, (ii) the Depositary fails to receive satisfactory documentation within the terms of Section 5.7 of the deposit agreement, or determines it is not reasonably practicable to make the rights available to holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public or private sale) as it may deem practicable. Santander shall assist the Depositary to the extent necessary to determine such legality and practicability. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable (i) fees and charges of, and expenses incurred by, the Depositary and (ii) taxes) upon the terms set forth in Section 4.1 of the deposit agreement.
Lapse of Rights. If the Depositary is unable to make any rights available to holders upon the terms described in Section 4.4(a) of the deposit agreement or to arrange for the sale of the rights upon the terms described in Section 4.4(b) of the deposit agreement, the Depositary shall allow such rights to lapse.
The Depositary shall not be liable for (i) any failure to accurately determine whether it may be lawful or practicable to make such rights available to holders in general or any holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or exercise, or (iii) the content of any materials forwarded to the holders on behalf of Santander in connection with the rights distribution.
Notwithstanding anything to the contrary in Section 4.4 of the deposit agreement, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for Santander to offer such rights or such securities to holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the holders (i) unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect or (ii) unless Santander furnishes the Depositary opinion(s) of counsel for Santander in the United States and counsel to Santander in any other applicable country in which rights would be distributed, in each case reasonably satisfactory to the Depositary, to the effect that the offering and sale of such securities to holders and beneficial owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws.
In the event that Santander, the Depositary or the Custodian shall be required to withhold and do withhold from any distribution of Deposited Property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the holders of Santander ADSs shall be reduced accordingly. In the event that the Depositary determines that any distribution of Deposited Property (including Santander ordinary shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such Deposited Property (including Santander ordinary shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.
There can be no assurance that holders generally, or any holder in particular, will be given the opportunity to receive or exercise rights on the same terms and conditions as the holders of Santander ordinary shares or be able to exercise such rights. Nothing herein shall obligate Santander to file any registration statement in respect of any rights or Santander ordinary shares or other securities to be acquired upon the exercise of such rights.
Voting of Deposited Securities
As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall fix the Santander ADS record date in respect of such meeting or solicitation of consent or proxy in accordance with Section 4.9 of the deposit agreement. The Depositary shall, if requested by Santander in writing at least 30 days prior to the date of such vote or meeting, at Santander’s expense and provided no U.S. legal prohibitions exist, distribute to holders as of the Santander ADS record date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that the holders at the close of business on the Santander ADS record date will be entitled, subject to any applicable law, the provisions of the deposit agreement, the articles of association or similar documents of Santander and the provisions of or governing the Deposited Securities (which provisions, if any, shall be summarized in pertinent part by Santander), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such holder’s Santander ADSs, and (c) a brief statement as to the manner in which such voting instructions may be given.
Notwithstanding anything contained in the deposit agreement or any Santander ADR, with Santander’s prior written consent, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the Santander ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the holders a notice that provides holders with, or otherwise publicizes to holders, instructions on how to retrieve such materials or receive such materials upon request (e.g., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).
Voting instructions may be given only in respect of a number of Santander ADSs representing an integral number of Deposited Securities. Upon the timely receipt from a holder of Santander ADSs as of the Santander ADS record date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the deposit agreement, the articles of association or similar documents of Santander and the provisions of the Deposited Securities, to vote, cause the Custodian to vote or give voting instructions with respect to the Deposited Securities (in person or by proxy) represented by such holder’s Santander ADSs in accordance with such voting instructions. If the Depositary does not receive voting instructions from a holder as of the Santander ADS record date on or before the date established by the Depositary for such purpose, such holder shall be deemed, and the Depositary shall deem such holder, to have instructed the Depositary to give a discretionary proxy to a person designated by Santander to vote the Deposited Securities; provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which Santander informs the Depositary that (i) Santander does not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Deposited Securities may be adversely affected.
Deposited securities represented by Santander ADSs for which no timely voting instructions are received by the Depositary from the holder shall not be voted (except as otherwise contemplated herein). Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, the Deposited Securities represented by Santander ADSs, except pursuant to and in accordance with the voting instructions timely received from holders or as otherwise contemplated herein. If the Depositary timely receives voting instructions from a holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such holder’s Santander ADSs, the Depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.
Notwithstanding anything else contained in the deposit agreement or any Santander ADR, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation of consents or proxies, of holders of Deposited Securities if the taking of such action would violate U.S. laws. Santander agrees to take any and all actions reasonably necessary and as permitted by the laws of Spain to enable holders and beneficial owners to exercise the voting rights accruing to the Deposited Securities and to deliver to the Depositary an opinion of U.S. counsel addressing any actions reasonably requested to be taken if so requested in writing by the Depositary.
There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable the holder to return voting instructions to the Depositary in a timely manner.
Reports
The Depositary shall make available for inspection by holders at its principal office any reports and communications, including any proxy soliciting materials, received from Santander which are both (i) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Property and (ii) made generally available to the holders of such Deposited Property by Santander. The Depositary shall also provide or make available to holders copies of such reports when furnished by Santander pursuant to Section 5.6 of the deposit agreement.
Maintenance of Office and Transfer Books by the Registrar
Until termination of the deposit agreement in accordance with its terms, the Registrar shall maintain in the Borough of Manhattan, the City of New York, an office and facilities for the issuance and delivery of Santander ADSs, the acceptance for surrender of Santander ADSs for the purpose of withdrawal of Deposited Securities, the registration of issuances, cancellations, transfers, combinations and split ups of Santander ADSs and, if applicable, to countersign Santander ADRs evidencing the Santander ADSs so issued, transferred, combined or split-up, in each case in accordance with the provisions of the deposit agreement. The Registrar shall keep books for the registration of Santander ADSs which at all reasonable times shall be open for inspection by Santander and by the holders of such Santander ADSs, provided that such inspection shall not be, to the Registrar’s knowledge, for the purpose of communicating with holders of such Santander ADSs in the interest of a business or object other than the business of Santander or other than a matter related to the deposit agreement or the Santander ADSs.
The Registrar may close the transfer books with respect to the Santander ADSs, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of Santander subject, in all cases, to Section 7.8(a) of the deposit agreement.
If any Santander ADSs are listed on one or more stock exchanges or automated quotation systems in the United States, the Depositary shall act as Registrar or, with written notice given as promptly as practicable to Santander, appoint a Registrar or one or more co-registrars for registration of issuances, cancellations, transfers, combinations and split-ups of Santander ADSs and, if applicable, to countersign Santander ADRs evidencing the Santander ADSs so issued, transferred, combined or split-up, in accordance with any requirements of such exchanges or systems. Such Registrar or co-registrars may be removed and a substitute or substitutes appointed by the Depositary, upon written notice given as promptly as practicable to Santander.
At the written request of Santander, Santander shall have the right to (i) at all reasonable times inspect transfer and registration records of the Depositary or its agent and take copies thereof and (ii) require the Depositary or its agent, the Registrar and any co-registrars to supply copies, as promptly as practicable, of such portions of such records as Santander may request.
Notices and Reports
On or before the first date on which Santander gives notice, by publication or otherwise, of any meeting of holders of Santander ordinary shares or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of Deposited Securities, Santander shall transmit to the Depositary and the Custodian a copy of the notice thereof in the English language but otherwise in the form given or to be given to holders of Santander ordinary shares or other Deposited Securities. Upon written request, Santander shall also furnish to the Custodian and the Depositary a summary, in English, of any applicable provisions or proposed provisions of the articles of association or similar documents of Santander that may be relevant or pertain to such notice of meeting or be the subject of a vote thereat.
Santander will also transmit to the Depositary (i) an English language version of the other notices, reports and communications which are made generally available by Santander to holders of Santander ordinary shares or other Deposited Securities and (ii) the English language versions of Santander’s annual and semi-annual reports prepared in accordance with the applicable requirements of the SEC. The Depositary shall arrange, at the request of Santander and at Santander’s expense, to provide copies thereof to all holders or make such notices, reports and other communications available to all holders on a basis similar to that for holders of Santander ordinary shares or other Deposited Securities or on such other basis as Santander may advise the Depositary or as may be required by any applicable law, regulation or stock exchange requirement. Santander has delivered to the Depositary and the Custodian a copy of the articles of association or similar documents of Santander along with the provisions of or governing the Santander ordinary shares and any other Deposited Securities issued by Santander in connection with such Santander ordinary shares, and, upon written request, as promptly as practicable upon any amendment thereto or change therein, Santander shall deliver to the Depositary and the Custodian a copy of such amendment thereto or change therein. The Depositary may rely upon such copy for all purposes of the deposit agreement.
The Depositary will, at the expense of Santander, make available a copy of any such notices, reports or communications issued by Santander and delivered to the Depositary for inspection by the holders of the Santander ADSs at the Depositary’s principal office, at the office of the Custodian and at any other designated transfer office.
Amendment and Termination
Amendment/Supplement
Subject to the terms and conditions of Section 6.1 of the deposit agreement and applicable law, the Santander ADRs outstanding at any time, the provisions of the deposit agreement and the form of Santander ADR to be issued under the terms of the deposit agreement may at any time and from time to time be amended or supplemented by written agreement between Santander and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the holders or beneficial owners. Any amendment or supplement which shall impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of holders or beneficial owners, shall not, however, become effective as to outstanding Santander ADSs until the expiration of 30 days after notice of such amendment or supplement shall have been given to the holders of outstanding Santander ADSs. Notice of any amendment to the deposit agreement or any Santander ADR shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the holders identifies a means for holders and beneficial owners to retrieve or receive the text of such amendment (e.g., upon retrieval from the SEC’s, the Depositary’s or Santander’s website or upon request from the Depositary). Any amendments or supplements which (i) are reasonably necessary (as agreed by Santander and the Depositary) in order for (1) the Santander ADSs to be registered on Form F-6 under the Securities Act or (2) the Santander ADSs to be settled solely in electronic book entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by holders, shall be deemed not to materially prejudice any substantial existing rights of holders or beneficial owners.
Every holder and beneficial owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such Santander ADSs, to consent and agree to such amendment or supplement and to be bound by the deposit agreement and the Santander ADR, if applicable, as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the holder to surrender such Santander ADS and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require an amendment of, or supplement to, the deposit agreement to ensure compliance therewith, Santander and the Depositary may amend or supplement the deposit agreement and any Santander ADRs at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement and any Santander ADRs in such circumstances may become effective before a notice of such amendment or supplement is given to holders or within any other period of time as required for compliance with such laws, rules or regulations.
Termination
The Depositary shall, at any time at the written direction of Santander, terminate the deposit agreement by distributing notice of such termination to the holders of all Santander ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. If (i) 90 days shall have expired after the Depositary shall have delivered to Santander a written notice of its election to resign, or (ii) 90 days shall have expired after Santander shall have delivered to the Depositary a written notice of the removal of the Depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.4 of the deposit agreement, the Depositary may terminate the deposit agreement by distributing notice of such termination to the holders of all Santander ADSs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The date so fixed for termination of the deposit agreement in any termination notice so distributed by the Depositary to the holders of Santander ADSs is referred to as the “termination date.” Until the termination date, the Depositary shall continue to perform all of its obligations under the deposit agreement, and the holders and beneficial owners will be entitled to all of their rights under the deposit agreement.
If any Santander ADSs shall remain outstanding after the termination date, the Registrar and the Depositary shall not, after the termination date, have any obligation to perform any further acts under the deposit agreement, except that the Depositary shall, subject, in each case, to the terms and conditions of the deposit agreement, continue to (i) collect dividends and other distributions pertaining to Deposited Securities, (ii) sell Deposited Property received in respect of Deposited Securities, (iii) deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any other Deposited Property, in exchange for Santander ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the holders and beneficial owners, in each case upon the terms set forth in Section 5.9 of the deposit agreement), and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the deposit agreement.
At any time after the termination date, the Depositary may sell the Deposited Property then held under the deposit agreement and shall after such sale hold un-invested the net proceeds of such sale, together with any other cash then held by it under the deposit agreement, in an un-segregated account and without liability for interest, for the pro rata benefit of the holders whose Santander ADSs have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the deposit agreement except (i) to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the holders and beneficial owners, in each case upon the terms set forth in Section 5.9 of the deposit agreement), and (ii) as may be required at law in connection with the termination of the deposit agreement. After the termination date, Santander shall be discharged from all obligations under the deposit agreement, except for its obligations to the Depositary under Sections 5.8, 5.9 and 7.6 of the deposit agreement. The obligations under the terms of the deposit agreement of holders and beneficial owners of Santander ADSs outstanding as of the termination date shall survive the termination date and shall be discharged only when the applicable Santander ADSs are presented by their holders to the Depositary for cancellation under the terms of the deposit agreement (except as specifically provided in the deposit agreement).

Fees
Under the terms of the deposit agreement, holders of Santander ADSs are subject to the following fees:

Service	Fees
Issuance of Santander ADSs (e.g., an issuance of Santander ADSs upon a deposit of Santander ordinary shares, upon a change in the Santander ADS(s)-to-Santander ordinary shares ratio, or for any other reason), excluding Santander ADS issuances as a result of distributions of Santander ordinary shares
Up to U.S. 5¢ per Santander ADS issued

Cancellation of Santander ADSs (e.g., a cancellation of Santander ADSs for delivery of Deposited Property, upon a change in the Santander ADS(s)-to-Santander ordinary shares ratio, or for any other reason)
Up to U.S. 5¢ per Santander ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per Santander ADS held

Distribution of Santander ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional Santander ADSs	Up to U.S. 5¢ per Santander ADS held

Distribution of securities other than Santander ADSs or rights to purchase additional Santander ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per Santander ADS held

ADS Services	Up to U.S. 5¢ per Santander ADS held on the applicable Santander record date(s) established by the Depositary

Registration of Santander ADSs transfers (e.g., upon a registration of the transfer of registered ownership of Santander ADSs, upon a transfer of Santander ADSs into DTC and vice versa, or for any other reason)
Up to U.S. 5¢ per Santander ADS (or fraction thereof) transferred

Conversion of Santander ADSs of one series for Santander ADSs of another series (e.g., upon conversion of Partial Entitlement Santander ADSs for Full Entitlement Santander ADSs, or upon conversion of Restricted Santander ADSs (each as defined in the deposit agreement) into freely transferable Santander ADSs, and vice versa).
Up to U.S. 5¢ per Santander ADS (or fraction thereof) converted

Webster’s stockholders who receive Santander ADSs in the transaction may, during a specified period following closing of the transaction, exchange such Santander ADSs for Santander ordinary shares at no cost to the investor, subject to completion of any applicable procedures and certifications.

Santander Market Activities Involving Santander Ordinary Shares
Since the announcement of the transaction, Santander, through certain identifiable business units, and certain of its affiliates have engaged and intend to continue to engage in various dealing and brokerage activities involving Santander ordinary shares outside the United States.
Among other things, Santander, either directly or through an affiliate, has engaged in dealings in Santander ordinary shares from time to time, and intends to continue to do so, for its own account (i) to provide liquidity for Santander’s shares or to supply additional securities, as needed, and (ii) to fulfil its obligations under employee share ownership and incentive share programs. In addition, since the announcement of the transaction, Santander, through Goldman Sachs International, has purchased Santander ordinary shares in connection with Santander’s €5,030 million share buy-back program. For further information, see the Santander 2026 Share Buy-Back Program 6-K. Neither Santander nor Goldman Sachs International will engage in purchases of Santander ordinary shares in connection with Santander’s €5,030 million share buy-back program during the proxy solicitation period.
Certain mutual fund management companies, pension fund management companies, asset management companies, wealth management companies and insurance companies that are affiliates of Santander may have purchased and sold, and may continue to purchase and sell, Santander ordinary shares and derivatives, as part of their ordinary investing activities and/or as part of the investment selections made by their clients. Santander, through its derivatives business units, has also engaged, and intends to continue to engage, in dealings in Santander ordinary shares and derivatives for the accounts of their respective customers for the purpose of market making of derivatives or of hedging their respective positions established in connection with certain derivatives activities (including listed and over-the-counter as options, warrants, convertible securities and other structured products related to Santander ordinary shares or baskets or indices including Santander ordinary shares, as well as index futures on the foregoing) relating to Santander ordinary shares entered into by Santander and its affiliates and their respective customers. Santander, through its brokerage business units, has also engaged, and intends to continue to engage, in unsolicited brokerage transactions in Santander ordinary shares with Santander’s customers. Santander, through certain identifiable business units, has also engaged, and intends to continue to engage, in stock borrowing/lending transactions and customer dividend reinvestment plan activities involving Santander ordinary shares. These activities occurred and are expected to continue to occur through the automatic quotation system, on the Spanish Stock Exchanges, the stock exchanges of London and Warsaw, the International Quotation System of the Mexican stock exchange and in the over-the-counter market in Spain or elsewhere outside the United States.
In addition, Santander’s affiliates in the United States also have engaged and may continue to engage in unsolicited brokerage and wealth management transactions in Santander ordinary shares and Santander ADSs in the United States. Santander is not obliged to make a market in Santander ordinary shares and any such market making may be discontinued at any time. All of these activities could have the effect of preventing or retarding a decline in the market price of the Santander ordinary shares.
All of the foregoing activities will be effected in the ordinary course of business consistent with past practice, not for the purpose of facilitating the distribution, and will not include any repurchases or redemptions of Santander ordinary shares or Santander ADSs, by or on behalf of Santander, during the proxy solicitation period.

ADDITIONAL INFORMATION
Legal Experts
The validity of the Santander ordinary shares underlying the Santander ADSs to be issued to Webster’s stockholders in connection with the share exchange will be passed upon by Uría Menéndez Abogados, S.L.P., Spanish counsel to Santander.
Experts
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to the Annual Report on Form 20-F of Banco Santander, S.A. for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores, S.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Webster as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, apearing in Webster’s Annual Report on Form 10-K for the year ended December 31, 2025 and management’s assessment of the effectiveness of Webster’s internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.
Enforceability of Civil Liabilities Under U.S. Securities Laws
Santander is a company (sociedad anónima) organized under the laws of Spain. Substantially all of the directors and executive officers of Santander, and certain of the experts named in this document, are not residents of the United States and all or a substantial portion of its assets and its directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. Santander is advised by its Spanish legal counsel that there is doubt as to the enforceability in Spain in original actions or in actions, for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States. Santander has submitted to the jurisdiction of New York state and U.S. federal courts sitting in New York City for the purpose of any suit, action or proceeding arising out of the transaction agreement.

WHERE YOU CAN FIND MORE INFORMATION
General
Each of Santander and Webster files annual reports with, and furnishes other reports and information to, the SEC. You may read and copy any document Santander or Webster files with or furnishes to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at +l-800-SEC-0330 for further information on the operation of the public reference room. Santander’s and Webster’s SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.
Santander has filed a registration statement on Form F-4 to register with the SEC the Santander ordinary shares underlying the Santander ADSs to be issued to Webster’s stockholders. This document is part of the registration statement on Form F-4 and constitutes a document of Santander. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
Santander is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Santander is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Santander is required to (i) file its annual report on Form 20-F with the SEC within four months after the end of each fiscal year and (ii) furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Santander in Spain or filed with the CNMV, or distributed or required to be distributed by Santander to its shareholders. Santander is not required to file periodic reports on Form 10-Q or Form 8-K and is not required to file financial statements prepared in accordance with U.S. GAAP. In addition, Santander is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act and certain information may be provided by Santander in accordance with Spanish law, which may differ in scope, substance or timing from such disclosure requirements under the Exchange Act. Furthermore, as a foreign private issuer, Santander is also permitted, and intends to continue, to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of the NYSE for domestic U.S. issuers.
Santander
Santander makes available free of charge through its website accessible at www.santander.com all of Santander’s reports and other information filed with or furnished to the SEC. With the exception of the reports specifically incorporated by reference in this document as set forth in “—Incorporation of Certain Documents By Reference,” material contained on or accessible through Santander’s website is not incorporated into this document. You may also request a copy of Santander’s filings at no cost, by writing or calling Santander at the following address:
Banco Santander, S.A.
New York Branch
437 Madison Avenue
New York, New York 10022
Attention: Investor Relations
Telephone: +1 (212) 350-3500
Email: investor@gruposantander.com
or
Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria, s/n
Edificio Pereda, 1a planta
28660 Boadilla del Monte
Madrid, Spain
Attention: Investor Relations
Telephone: +34-91-289-9239
Email: investor@gruposantander.com
Santander ADSs are traded on the NYSE under the symbol “SAN.” You may inspect Santander’s reports filed with or furnished to the SEC and other information concerning Santander at the offices of the NYSE, 10 Broad Street, New York, New York 10005. In addition, Citibank, N.A., as provided in the deposit agreement, arranges at the request of

Santander and at its expense, to provide copies of English language versions of Santander’s notices, reports and communications and Santander’s annual and semi-annual reports which are made generally available by Santander to holders of Santander ordinary shares. Any record holder of Santander ADSs may read such reports, notices or summaries thereof, and communications at Citibank, N.A. office located at 388 Greenwich Street, New York, New York 10013.
Santander ordinary shares trade on the Spanish Stock Exchanges through the Automated Quotation System under the ticker symbol “SAN.” Santander ordinary shares are also listed on the London (in the form of CREST depository interests) and Warsaw stock exchanges under the ticker symbol “BNC” and “SAN,” respectively. You may read copies of Santander’s annual reports, accounts and other financial information and offering documents at the offices of the CNMV, Calle Edison, 4, 28006 Madrid. Some Santander Spanish securities commission filings are also available at the website maintained by the CNMV at www.cnmv.es. Information regarding Santander is also available at the Commercial Registry of Santander.
Webster
The reports and other information filed by Webster with the SEC are available on Webster’s website at www.investors.websterbank.com/financials/sec-filings. With the exception of the reports specifically incorporated by reference in this document as set forth in “—Incorporation of Certain Documents By Reference,” material contained on or accessible through Webster’s website is not incorporated into this document. You may also request a copy of Webster’s filings at no cost, by writing or calling Webster at the following address:
Webster Financial Corporation
200 Elm Street
Stamford, Connecticut 06902
Attention: Investor Relations
Telephone: +1 (212) 309-7646
Webster common stock is listed on the NYSE under the symbol “WBS.” Webster is subject to the informational requirements of the SEC and the NYSE and files reports and other information relating to its business, financial condition and other matters. You may read such reports, statements and other information, including the annual and quarterly financial statements of Webster, at the offices of the NYSE, 10 Broad Street, New York, New York 10005.
This document includes the web addresses of the SEC, the CNMV, Santander and Webster as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.
In order for you to receive timely delivery of the documents in advance of the special meeting, Santander or Webster, as applicable, should receive your request no later than May 18 , 2026, which is five business days before the special meeting.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this document is being delivered to holders of shares of Webster common stock residing at the same address, unless such holders of shares of Webster common stock have notified Webster of their desire to receive multiple copies of this document.
Webster will promptly deliver, upon oral or written request, a separate copy of the document to any holder of shares of Webster common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Webster Investor Relations at +1 (212) 309-7646 or Webster’s proxy solicitor, Sodali & Co., by calling toll-free at +1 (800) 662-5200, or via email to WBSinfo@investor.sodali.com.
Incorporation of Certain Documents by Reference
This document incorporates by reference certain information that Santander and Webster have filed with or furnished to the SEC, which means that Santander and Webster disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that each of Santander and Webster files later with or furnishes later to the SEC will automatically update and supersede this information to the extent specified in such later filings.
This document incorporates by reference the following documents listed below that Santander has previously filed with or furnished to the SEC:

Santander SEC Filings (File No. 001-12518; CIK No. 0000891478)	Period or Date Filed or Furnished
Annual Report on Form 20-F	Year ended December 31, 2025 (Filed on February 27, 2026)
Report on Form 6-K containing certain information regarding Santander’s share buy-back program (the “Santander 2026 Share Buy-Back Program 6-K”)	Furnished to the SEC on February 4, 2026
Report on Form 6-K containing certain information regarding Santander’s call of its annual general shareholders’ meeting (Accession No. 0000950103-26-002603) (the “Santander 2026 AGM Call 6-K”)	Furnished to the SEC on February 25, 2026
Report on Form 6-K containing Santander’s shareholders approval of the capital increase of Santander necessary for effecting the transaction (Accession No. 0000950103-26-004735) (the “Santander 2026 AGM 6-K”)
Furnished to the SEC on March 27, 2026
Report on Form 6-K restating certain financial information included in Santander’s Annual Report on Form 20-F and containing restated financial statements for the years ended December 31, 2025, 2024 and 2023
Filed with the SEC on April 1, 2026

This document incorporates by reference the following documents listed below that Webster has previously filed with the SEC:

Webster SEC Filings (File No. 001-31486; CIK No. 0000801337)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2025 (Filed on February 27, 2026)
Current Reports on Form 8-K	January 9, 2026, January 23, 2026, February 3, 2026, and February 6, 2026 (other than the portions of those documents not deemed to be filed)

Santander and Webster also incorporate by reference additional documents that either company files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this document and (i) in the case of Santander, prior to the date the offering is terminated, and (ii) in the case of Webster, prior to the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 20-F filed by Santander or Form 10-K filed by Webster, Quarterly Reports on Form 10-Q filed by Webster, Current Reports furnished or filed by Webster on Form 8-K and certain Current Reports, but only to the extent designated within such Current Reports, furnished by Santander on Form 6-K.
Any statement contained in any of the documents incorporated by reference herein is deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or a document incorporated by reference dated as of a subsequent date modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.
Santander and Webster also incorporate by reference the transaction agreement attached to this document as Annex A.
Santander has supplied all information contained or incorporated by reference in this document relating to Santander and Webster has supplied all information relating to Webster.
Documents incorporated by reference are available from Santander and Webster without charge, excluding exhibits to those documents unless specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the addresses listed above in “—General—Santander” and “—General—Webster.”

Neither Santander nor Webster has authorized anyone to give any information or make any representation about the transaction or their companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A
TRANSACTION AGREEMENT

dated as of

February 3, 2026

by and among
WEBSTER FINANCIAL CORPORATION

BANCO SANTANDER, S.A.

and
WEBSTER VIRGINIA CORPORATION

Exhibits
Exhibit A – Form of Plan of Merger	A-65
Exhibit B – Form of Plan of Share Exchange	A-68

TRANSACTION AGREEMENT
TRANSACTION AGREEMENT (this “Agreement”) dated as of February 3, 2026, by and among WEBSTER FINANCIAL CORPORATION, a Delaware corporation (the “Company”), BANCO SANTANDER, S.A., a Spanish sociedad anónima (“Parent”), and WEBSTER VIRGINIA CORPORATION, a Virginia corporation and wholly owned subsidiary of the Company (“Company Virginia Sub”).
WHEREAS, the Parent Board (as defined herein), the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Company Virginia Sub (the “Company Virginia Sub Board”) have approved the strategic business combination transactions provided for herein (the “Transaction”) whereby (1) the Company will merge with and into Company Virginia Sub, with Company Virginia Sub surviving such merger (the “Reincorporation Merger”), and (2) immediately following the Reincorporation Merger, Company Virginia Sub, as the surviving corporation in the Reincorporation Merger, will become a wholly owned subsidiary of Parent pursuant to a statutory share exchange (the “Share Exchange”) in accordance with the Virginia Stock Corporation Act (the “VSCA”);
WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code;
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction; and
WHEREAS, simultaneous with entering into this Agreement, Parent has entered into an employment offer letter with each of the individuals set forth on Section 1.1(a) of the Company Disclosure Schedule with respect to their ongoing employment and/or services to Parent and its Affiliates from and after the Exchange Effective Time.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries, or any acquisition, purchase or assumption, directly or indirectly, of 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition and the definition of “Subsidiary”, “control” means, as used with respect to any person, possession of the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, including, but not limited to, as the term “control” is defined under, and interpreted in accordance with, Section 2(a)(2) of the BHC Act (12 U.S.C. § 1841(a)(2)).
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“Applicable Data Protection Laws” means any and all Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information, including the California Consumer Privacy Act of 2018, the EU 2016/679 General Data Protection Regulation and the equivalent thereof under the laws of the United Kingdom and the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.
“Applicable Data Protection Requirements” means any and all (i) Applicable Data Protection Laws and (ii) internal and external policies and procedures (including any information security program adopted pursuant to 12 C.F.R. Part 364), binding industry standards, and restrictions and requirements contained in any Contract to which the Company or any of its Subsidiaries is bound, in each case, under this clause (ii), relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.
“Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Award Conversion Ratio” means an amount equal to the sum of (a) the Exchange Ratio, plus (b) the quotient (rounded to four decimal places) obtained by dividing (i) the Cash Consideration by (ii) the Parent Measurement Price.
“BHC Act” means the Bank Holding Company Act of 1956, as amended.
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain are authorized or required by Applicable Law to close; provided that, solely for purposes of determining the Closing Date, the term “Business Day” shall also not include any day on which the Secretary of State for the State of Delaware or the Virginia State Corporation Commission is closed.
“CFPB” means the Consumer Financial Protection Bureau.
“Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company as amended from time to time in accordance with the terms thereof and Applicable Law.
“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2024 and the footnotes thereto set forth in the Company 10-K.
“Company Balance Sheet Date” means December 31, 2024.
“Company Bank” means Webster Bank, National Association, a national banking association and wholly-owned subsidiary of the Company.
“Company Bylaws” means the bylaws of the Company as amended from time to time in accordance with the terms thereof and Applicable Law.
“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.
“Company Equity Awards” means the Director Restricted Stock Awards, the Company Restricted Stock Awards and the Company Performance-Based Restricted Stock Awards.
“Company Equity Plan” means the Company’s 2021 Stock Incentive Plan.
“Company Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (i), any effect to the extent resulting from (1) changes, after the date hereof, in GAAP or regulatory accounting requirements, (2) changes, after the date hereof, in laws, rules or regulations of general applicability, (3) changes, after the date hereof, in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (4) a decline in the trading price of the Company’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, (5) the public disclosure or consummation of the transactions contemplated hereby or of this Agreement or actions expressly required by this Agreement or that are taken with the prior written consent of Parent (it being understood and agreed that this clause (5) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby), (6) any outbreak or escalation, after the date hereof, of hostilities, declared or undeclared acts of war or terrorism or (7) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural disasters or from any outbreak of any disease, epidemic, pandemic or other public health event; provided that, in each case listed in clauses (1), (2) and (3) above, only to the extent such changes or events do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other financial institutions operating in the same geographic areas as the Company and its Subsidiaries, or (ii) the Company’s or Company Virginia Sub’s ability to consummate the transactions contemplated by this Agreement.
“Company Qualifying SEC Report” means (a) the Company 10-K and (b) the Company SEC Documents filed on or after the date of filing of the Company 10-K that are filed with the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.
“Company Restricted Stock Award” means each outstanding restricted stock award with respect to shares of Company Common Stock granted under the Company Equity Plan that is solely subject to time-based vesting conditions and is not a Director Restricted Stock Award.
“Company Performance-Based Restricted Stock Award” means each outstanding restricted stock award with respect to shares of Company Common Stock granted under the Company Equity Plan that is subject to performance-based vesting conditions and is not a Director Restricted Stock Award.
“Company SEC Document” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2024, together with any exhibits and schedules thereto and other information incorporated therein.
“ECB” means the European Central Bank.
“Employee Plan” means any (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) employment, severance, change of control, or similar agreement, contract, plan, arrangement or policy or (iii) other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option, restricted stock or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, which is (x) maintained, administered or contributed to by the Company or any ERISA Affiliate for the benefit of any employee or former employee, director or independent contractor of the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has any current or future liability in respect of any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, other than any multiemployer plan as defined in Section 3(37) of ERISA.
“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, environmental contamination or any injury to persons or property from exposure to any Hazardous Substance.
“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means the closing mid-point spot rate of exchange for a particular currency into U.S. dollars on such date as published in the Wall Street Journal first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in New York as at such date.
“Exchange Ratio” means 2.0548.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, U.S. or non-U.S. federal, state or local, governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.
“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.
“Iberclear” means Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal.
“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including the following: (i) all statutory invention registrations, patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations thereof) and all improvements to the inventions disclosed in each such registration, patent and patent application, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress, logos, certifications, Internet domain names, social media identifiers and accounts, corporate names and any and all other indications of origin (whether or not registered), including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights (whether or not registered) and all applications and registrations therefor, works of authorship and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) all trade secrets, know-how, confidential information, technical data, algorithms, formulae, procedures, protocols, rules of thumb, techniques, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) databases and data collections, and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“Intervening Event” means any effect, change, event, circumstance, condition, occurrence or development arising after the date of this Agreement that (i) is not known by, nor reasonably foreseeable to, the Company Board as of the date of this Agreement and (ii) does not relate to any Acquisition Proposal; provided, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (w) the receipt, terms or existence of any Acquisition Proposal or any matter relating thereto, (x) changes in the trading price or trading volume, taken alone, of the Company’s common stock or the Parent Ordinary Shares or the Parent ADSs (it being understood that, in each case, the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or general developments or changes in the banking industry or in the credit, debt, financial or capital markets or in interest, currency or exchange rates, (y) the fact alone that the Company meets or exceeds (or Parent falls short of) any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by the Company (or under-performance by Parent) may be taken into account to the extent not otherwise excluded by this definition) or (z) any effect, change, event, circumstance, condition, occurrence or development resulting from a breach of this Agreement by the Company or any Subsidiary of the Company.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices), and all associated documentation owned, or purported to be owned, by the Company or its Subsidiaries or licensed or leased, or purported to be licensed or leased, to the Company or its Subsidiaries.
“Knowledge” means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the officers of the Company listed on Section 1.01(b) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of the officers of Parent listed on Section 1.01(a) of the Parent Disclosure Schedule.
“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained, or has purported to have obtained, a covenant not to be sued.
“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.
“NYSE” means the New York Stock Exchange.
“OCC” means the Office of the Comptroller of the Currency.
“Owned Intellectual Property” means any and all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.
“Parent Bank Subsidiary” means Santander Bank, N.A., a national banking association and an indirect, wholly-owned Subsidiary of Parent.
“Parent Board” means the Board of Directors of Parent or, as the case may be, any Committee or Director of Parent to whom the Board of Directors has delegated sufficient authority to take the relevant action required of the Board of Directors.
“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.
“Parent IHC Subsidiary” means Santander Holdings USA, Inc., a wholly-owned Subsidiary of Parent.
“Parent Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (i), any effect to the extent resulting from (1) changes, after the date hereof, in IFRS or regulatory accounting requirements, (2) changes, after the date hereof, in laws, rules or regulations of general applicability, (3) changes, after the date hereof, in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (4) a decline in the trading price of Parent Ordinary Shares or the Parent ADSs or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, (5) the public disclosure or consummation of the transactions contemplated hereby or of this Agreement or actions expressly required by this Agreement or that are taken with the prior written consent of the Company (it being understood and agreed that this clause (5) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby), (6) any outbreak or escalation, after the date hereof, of hostilities, declared or undeclared acts of war or terrorism or (7) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural disasters or from any outbreak of any disease, epidemic, pandemic or other public health event; provided that, in each case listed in clauses (1), (2) and (3) above, only to the extent such changes or events do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other financial institutions operating in the same geographic areas as Parent and its Subsidiaries, or (ii) Parent’s ability to consummate the transactions contemplated by this Agreement.
“Parent Measurement Price” means an amount equal to the volume weighted average trading price of a Parent Ordinary Share on the Spanish Stock Exchanges for the five consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), as calculated by Bloomberg Financial LP under the function “VWAP”, and as converted to U.S. dollars at the Exchange Rate.
“Parent Qualifying SEC Report” means (a) Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed on February 28, 2025 and (b) the Parent SEC Documents filed or furnished on or after the date of filing of such Form 20-F that are filed with, or furnished to, the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.
“Person” means an individual, corporation, partnership, limited liability company, bank, association, trust or other entity or organization, including a Governmental Authority, government or political subdivision or an agency or instrumentality thereof.
“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case as defined under Applicable Data Protection Laws.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the European Union or the United Nations Security Council.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Senior Employee” means an employee of the Company or its Subsidiaries at the level of Executive Managing Director (EMD) or above.
“Shares” means shares of Company Common Stock.
“Spanish Stock Exchanges” means the Barcelona, Bilbao, Madrid and Valencia stock exchanges.
“Subsidiary” means, at any time with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person or is otherwise directly or indirectly controlled by such Person, including control as defined under, and interpreted in accordance with, the BHC Act.
“Third Party” means any Person other than Parent and its Affiliates.
“WARN Act” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accelerated Pre-Signing Award	2.05(a)
Accelerated Awards	2.05(a)
Accounts	5.29
Adverse Recommendation Change	7.03
Adviser Compliance Policies	5.30(f)
Agreement	Preamble
Anti-Money Laundering Laws	5.13(f)
Bank Merger	3.07
Board Report	9.01(b)
Capital Increase	6.04
Cash Consideration	3.04(b)
Chosen Courts	12.08
Closing	2.01
Closing Date	2.01
Code	Preamble

Term	Section
Commercial Registry	3.03
Company	Preamble
Company Advisory Agreement	5.30(g)
Company Advisory Client	5.30(g)
Company Advisory Entity	5.30(a)
Company Agent	5.26(a)(i)
Company Board	Preamble
Company Board Recommendation	5.02
Company Common Certificate	2.04
Company Common Stock	2.04
Company Compensation Committee	2.05(a)
Company Disclosure Documents	5.10
Company ESPP	2.06
Company Insurance Subsidiary	5.26(a)(i)
Company Meeting	9.02(a)
Company Performance-Based Restricted Stock Award	2.05(c)
Company Real Property	5.15
Company Restricted Stock Award	2.05(a)
Company SEC Documents	5.08
Company Securities	5.05
Company Series F Preferred Stock	2.04
Company Series F Preferred Stock Certificate	2.04(d)
Company Series G Preferred Stock	2.04(c)
Company Series G Preferred Stock Certificate	2.04(d)
Company Shareholder Approval	5.02
Company Subsidiary Securities	5.06
Company Virginia Exchange Certificate	3.02
Company Virginia Sub	Preamble
Company Virginia Sub Articles	2.07
Company Virginia Sub Board	Preamble
Company Virginia Sub Bylaws	2.08
Company Virginia Sub Certificates	2.04
Company Virginia Sub Common Stock	2.04
Company Virginia Sub Series F Preferred Stock	2.04
Company Virginia Sub Series G Preferred Stock	2.04(c)
Confidentiality Agreement	7.02
Continuing Employees	8.02(a)
Converted Parent Award	2.05(c)
Converted Restricted Stock Award	2.05(a)
CNMV	3.03
Data Breach	5.16(i)
Deed of Capital Increase	3.03
Depositary	3.04(c)
Derivative Transactions	5.24
Director Restricted Stock Award	2.05(a)
DGCL	2.01(a)
Dissenting Shares	2.10
End Date	11.01
Enforceability Exceptions	5.02(a)
Exchange Agent	4.01

Term	Section
Exchange Consideration	3.04(b)
Exchange Effective Time	3.02
Exchange Fund	4.01
Exemption Document	3.03
F-4	5.03
Final Exercise Date	2.06
HSAs	5.29
IHC Merger	3.07
Indemnified Person	8.01
Independent Expert Report	3.03
Investment Advisers Act	5.30(a)
Investment Advisory Services	5.30(a)
Lease	5.15
Letter of Transmittal	4.02
Loans	5.28(a)
Material Contract	5.20
Material Network Partner	5.29
Materially Burdensome Regulatory Condition	9.01(c)
Parent	Preamble
Parent ADSs	3.04
Parent Bylaws	6.01
Parent Meeting	3.03
Parent Ordinary Shares	3.04
Parent SEC Documents	6.07
Parent Shareholder Approval	6.04
PBGC	5.18(c)
Permits	5.13
Permitted Lien	5.15
Prospectus	5.03
Prospectus Regulation	6.03
Proxy Statement	5.03
Registered Intellectual Property	5.16(a)
Regulatory Agencies	5.08(a)
Regulatory Agreement	5.22
Reincorporation Effective Time	2.02
Reincorporation Merger	Preamble
Reports	5.08(a)
Representatives	7.02(a)
Requisite Regulatory Approval	10.02(c)
SCL	3.01
Share Consideration	3.04
Share Exchange	Preamble
Subsidiaries	5.19
Superior Proposal	7.03
Surviving Corporation	2.01
Takeover Statutes	5.02
Tax	5.17
Tax Return	5.17
Tax Sharing Agreements	5.17
Taxing Authority	5.17

Term	Section
Termination Fee	11.02(b)
Transaction	Preamble
Transfer Agent	3.03
VSCA	Preamble

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. The term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. References to “dollars” and “$” means U.S. dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.
ARTICLE 2

THE REINCORPORATION MERGER
Section 2.01. The Reincorporation Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the VSCA, at the Reincorporation Effective Time, the Company shall merge with and into Company Virginia Sub. Company Virginia Sub shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of the Company shall terminate.
(b) Subject to the terms and conditions of this Agreement, the closing of the Reincorporation Merger and the Share Exchange (the “Closing”) will take place by electronic exchange of documents and signatures on (i) the first (1st) Business Day of the month following the date on which each of the conditions set forth in Article 10 (other than those conditions that by their nature can only be satisfied at the Closing, but subject to satisfaction or (to the extent permitted by law or regulation) waiver by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or waived in accordance with this Agreement (the first date on which such conditions are satisfied or waived, the “Closing Trigger Date”); provided, that if the Closing Trigger Date is less than ten (10) Business Days prior to the first (1st) Business Day of such following month, the Closing shall occur on the first (1st) Business Day of the next succeeding calendar month so long as the End Date is not before the first (1st) Business Day of such next succeeding calendar month; provided, further, if the End Date would occur (x) on or following the third (3rd) Business Day following the Closing Trigger Date, but (y) prior to the date that the Closing would otherwise be scheduled to occur pursuant to clause (i), then the Closing shall instead occur on the third (3rd) Business Day following the Closing Trigger Date; provided, further, that notwithstanding this clause (i), Parent may, in its sole discretion, elect to have the Closing occur on any date that is at most five (5) Business Days after the Closing Trigger Date but prior to the End Date, or (ii) on such other date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 2.02. Effective Time. The Company and Company Virginia Sub shall cause the Reincorporation Merger to be consummated by causing the plan of merger, substantially in the form set forth in Exhibit A (the “Plan of Merger”), to be filed along with articles of merger with the Virginia State Corporation Commission and by filing with the Secretary of State of the State of Delaware a certificate of merger, in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the VSCA and the DGCL in connection with the Reincorporation Merger. The Reincorporation Merger shall become effective on the Closing Date at such time that Parent and the Company shall agree and specify in the articles of merger filed with the Virginia State Corporation Commission and in the certificate of merger filed with the Secretary of State of the State of Delaware or, if no such time is specified, upon the issuance of a certificate of merger by the Virginia State Corporation Commission and the acceptance of the certificate of merger by the Secretary of State of the State of Delaware (the “Reincorporation Effective Time”).
Section 2.03. Effect Of Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.
Section 2.04. Conversion Of Shares. (a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, par value $0.01, of the Company (the “Company Common Stock”), (i) each share of Company Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury and the Dissenting Shares) shall be converted into one share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.
(b) All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 2.04(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Common Certificate”, it being understood that any reference herein to “Company Common Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate have been converted pursuant to Section 2.04(a) (such certificates following the Reincorporation Merger, the “Company Virginia Sub Certificates”, it being understood that any reference herein to “Company Virginia Sub Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Virginia Sub Common Stock).
(c) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 5.25% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share, of the Company (the “Company Series F Preferred Stock”), (i) each share of Company Series F Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series F Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (all shares of such newly created series, collectively, the “Company Virginia Sub Series F Preferred Stock”), and (ii) each share of Company Series F Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled. At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 6.50% Non-Cumulative Perpetual Preferred Stock, Series G, par value $0.01 per share, of the Company (the “Company Series G Preferred Stock”), (i) each share of Company Series G Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the

Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series G Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (all shares of such newly created series, collectively, the “Company Virginia Sub Series G Preferred Stock”) (it being agreed that the Company Virginia Sub Series G Preferred Stock shall have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Company Series G Preferred Stock immediately prior to the Reincorporation Effective Time), and (ii) each share of Company Series G Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.
(d) All of the shares of Company Series F Preferred Stock converted into shares of Company Virginia Sub Series F Preferred Stock pursuant to Section 2.04(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series F Preferred Stock Certificate”, it being understood that any reference herein to a “Company Series F Preferred Stock Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Series F Preferred Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series F Preferred Stock into which such shares of Company Series F Preferred Stock represented by such Company Series F Preferred Stock Certificate have been converted pursuant to Section 2.04(c). All of the shares of Company Series G Preferred Stock converted into shares of Company Virginia Sub Series G Preferred Stock pursuant to Section 2.04(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series G Preferred Stock Certificate”) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series G Preferred Stock into which such shares of Company Series G Preferred Stock represented by such Company Series G Preferred Stock Certificate have been converted pursuant to Section 2.04(c).
Section 2.05. Company Equity Awards. The Company and Company Virginia Sub shall take all requisite action set forth in this Section 2.05.
(a) No later than four (4) Business Days prior to the Closing Date, (x) each then-outstanding restricted stock award with respect to shares of Company Common Stock granted under the Company Equity Plan that is held by a non-employee member of the Company Board (each, a “Director Restricted Stock Award”), (y) fifty percent (50%) of each then-outstanding Company Restricted Stock Award granted prior to the date of this Agreement (such fifty percent (50%) portion, an “Accelerated Pre-Signing Award” and it being understood that such fifty percent (50%) shall apply to each tranche of the applicable Company Restricted Stock Award that remains unvested as of such time on a pro rata basis) and (z) each then-outstanding Company Performance-Based Restricted Stock Award ((x), (y) and (z) together, the “Accelerated Awards”) shall, automatically and without any required action on the part of the holder thereof, be fully vested and all restrictions thereon shall lapse, and each share of Company Common Stock underlying such Accelerated Award shall be treated in the same manner as set forth in Section 2.04(a) and Article 3 of this Agreement; provided that the number of shares of Company Common Stock underlying any Company Performance-Based Restricted Stock Award shall be calculated based on the greater of target and actual performance level as reasonably determined in good faith by the compensation committee of the Company Board (the “Company Compensation Committee”) prior to the Closing Date in consultation with Parent.
(b) (i) At the Reincorporation Effective Time, each then-outstanding Company Restricted Stock Award (or portion thereof) that is not an Accelerated Pre-Signing Award shall, automatically and without any required action on the part of the holder thereof, be canceled and converted into a restricted stock award covering shares of Company Virginia Sub Common Stock (each, a “Converted Restricted Stock Award”), and (ii) at the Exchange Effective Time, each Converted Restricted Stock Award shall, automatically and without any required action on the part of the holder thereof, be exchanged for the right to receive a restricted stock award covering Parent Ordinary Shares (each, a “Converted Parent Award”), in each case, on the same terms and conditions (including vesting, dividend rights and termination protection) as were applicable to the Company Restricted Stock Award as of immediately prior to the Reincorporation Effective Time, except that the number of Parent Ordinary Shares subject to the Converted Parent Award will be determined by multiplying (A) the number of shares of Company Common Stock subject thereto by (B) the Award Conversion Ratio, with any fractional shares in the resulting product rounded to the nearest whole share.
(c) For the avoidance of doubt, any amounts relating to cash dividends, if any, with respect to any Company Equity Award that are accrued or accumulated but unpaid as of immediately prior to the Reincorporation Effective Time shall be paid in cash upon (or as soon as practicable after) the vesting of the corresponding Company Equity Award.

(d) Parent shall take such corporate actions that are necessary for the treatment of the Converted Restricted Stock Awards and Converted Parent Awards pursuant to Section 2.05(b), including the registration of Parent ADSs representing Parent Ordinary Shares on Form S-8 to effect the transactions contemplated by Section 2.05(b). Parent shall deliver the consideration contemplated by Sections 2.05(b) and (c), less any applicable Taxes required to be withheld in respect of such consideration (without limiting the generality of Section 4.03), as promptly as practicable after the applicable vesting date of the applicable Converted Parent Award.
Section 2.06. Company ESPP As soon as practicable following the date hereof, the Company Board or the Company Compensation Committee, as applicable, shall take all requisite actions pursuant to the terms of the Company Employee Stock Purchase Plan, as amended and restated (the “Company ESPP”), to (i) preclude the commencement of any new offering periods after the date hereof (except for the offering period under the Company ESPP in effect as of the date of this Agreement); (ii) ensure that each purchase right under the Company ESPP outstanding under the offering period in effect as of the date of this Agreement shall be exercised as of no later than three Business Days prior to the date on which the Exchange Effective Time occurs (the “Final Exercise Date”); (iii) ensure that each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the Company ESPP as of the Final Exercise Date; and (iv) cause the Company ESPP to be terminated effective as of immediately prior to, and subject to, the Reincorporation Effective Time.
Section 2.07. Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Company Virginia Sub shall be the Articles of Incorporation of the Surviving Corporation, with such changes (including in respect of the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Virginia Sub Series F Preferred Stock and the Company Virginia Sub Series G Preferred Stock) as may be mutually agreed upon by the parties hereto, each acting reasonably, to give effect to the transactions contemplated herein (the “Company Virginia Sub Articles”), until thereafter amended in accordance with Applicable Law.
Section 2.08. Bylaws. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the bylaws of Company Virginia Sub shall be the bylaws of the Surviving Corporation, with such changes as may be mutually agreed upon by the parties hereto, each acting reasonably, to give effect to the transactions contemplated herein (the “Company Virginia Sub Bylaws”), until thereafter amended in accordance with Applicable Law.
Section 2.09. Board of Directors; Management. The directors and officers of the Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of Company Virginia Sub immediately after the Reincorporation Effective Time, each to hold office in accordance with the Company Virginia Sub Articles and Company Virginia Sub Bylaws until their respective successors are duly elected or qualified or their earlier resignation, death or removal.
Section 2.10. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, at the Reincorporation Effective Time, by virtue of the Reincorporation Merger, any shares of Company Common Stock held by a holder who properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a share of Company Virginia Sub Common Stock in accordance with Section 2.04(a) and thereafter, at the Exchange Effective Time, represent the right to receive the Exchange Consideration payable in respect of such shares in accordance with Section 3.04(b), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that all Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall, after the Reincorporation Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the applicable provisions of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Reincorporation Effective Time, a share of Company Virginia Sub Common Stock in accordance with Section 2.04(a) and thereafter, at the Exchange Effective Time, the Exchange Consideration payable in respect of such shares in accordance with Section 3.04(b), without interest, upon surrender in the manner provided in Section 4.02 (and provided, further that, to that effect, and unless another reasonably practicable alternative is available with regard to the rights of the Dissenting Shares under this Agreement at Parent’s discretion, Parent shall issue the Parent Ordinary Shares in which the Share Consideration corresponding to the Dissenting Shares would consist, which Parent Ordinary Shares shall (i) be delivered to the holders of the Dissenting Shares who shall have failed to perfect or who shall, after the Reincorporation Effective Time, withdrawn the demand for appraisal or lost the right of appraisal, upon surrender in the manner provided in Section 4.02; or (ii) otherwise be sold on the market, and proceeds thereof shall be used for settlement of any rights that are granted under the applicable provisions of the DGCL to the remaining holders of the Dissenting Shares). The Company shall give Parent: (i) prompt notice of any demand received by the Company prior to the Reincorporation Effective Time to require the Company to purchase any shares of Company Common Stock pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Reincorporation Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and claims, suits, actions or proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Reincorporation Effective Time with respect to any such demand, notice or instrument unless Parent shall have consented in writing to such payment or settlement offer. For the avoidance of doubt, no appraisal or dissenters’ rights will be available in connection with the Share Exchange.
Section 2.11. Tax Consequences. It is intended that the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code.
ARTICLE 3

THE SHARE EXCHANGE
Section 3.01. The Share Exchange. Subject to the terms and conditions of this Agreement, in accordance with the VSCA and the Spanish Corporation Law of 2010 (Texto Refundido de la Ley de Sociedades de Capital aprobado por el Real Decreto Legislativo 1/2010), as amended (the “SCL”), at the Exchange Effective Time, pursuant to the applicable provisions of the VSCA, Company Virginia Sub shall become a subsidiary of Parent through the exchange of each outstanding share of Company Virginia Sub Common Stock for the Exchange Consideration.
Section 3.02. Exchange Effective Time. The parties shall cause the Share Exchange to be consummated by causing the plan of share exchange, substantially in the form set forth in Exhibit B (the “Plan of Share Exchange”), to be filed along with articles of share exchange with the Virginia State Corporation Commission and by making all other filings or recordings required under the VSCA in connection with the Share Exchange. The Share Exchange shall become effective on the Closing Date and immediately following the Reincorporation Effective Time at such time that Parent and the Company or Company Virginia Sub shall agree and specify in the articles of share exchange filed with the Virginia State Corporation Commission or, if no such time is specified, upon the issuance of a certificate of share exchange by the Virginia State Corporation Commission (the “Exchange Effective Time”). At the Exchange Effective Time, by virtue of the Share Exchange and as set forth in the Plan of Share Exchange and the VSCA, Parent shall automatically become the holder and owner of one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock, with the former holders of such outstanding shares being only entitled to receive the Exchange Consideration as provided for in Section 3.04. The Transfer Agent, for the benefit of Parent, shall receive from Company Virginia Sub at the Exchange Effective Time the Company Virginia Exchange Certificate representing Parent’s ownership of all such outstanding shares of Company Virginia Sub Common Stock in exchange for the Exchange Consideration being issued pursuant to Section 3.04. As used in this Agreement, “Company Virginia Exchange Certificate” shall mean the certificate representing the shares of Company Virginia Sub Common Stock being received by Parent pursuant to the terms hereof, which shares shall represent one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock.
Section 3.03. Effects of the Share Exchange. At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA and the separate corporate existence of each of Company Virginia Sub and Parent shall continue and all shares of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by Parent, and Company Virginia Sub shall deliver the Company Virginia Exchange Certificate evidencing such shares to a transfer agent theretofore selected by Parent and reasonably acceptable to the Company (the “Transfer Agent”) pursuant to an agreement between Company Virginia Sub, Parent and the Transfer Agent obligating the Transfer Agent, immediately upon receipt of the Company Virginia Exchange Certificate, to certify to Parent that it has received such Company Virginia Exchange Certificate on behalf and for the benefit of Parent and that Parent is the beneficial and record owner of such shares and that no other shares of Company Virginia Sub Common Stock are outstanding. The Parent Board shall convene a meeting of the holders of Parent Ordinary Shares (the “Parent Meeting”) to submit a proposal for their approval of (i) a capital increase by way of in-kind contributions, which shall not give rise to preferential subscription rights, to be subscribed in exchange for the Company Virginia Sub Common Stock acquired by Parent as a result of the Share Exchange (the “Capital Increase”); and (ii) a delegation to the Parent Board for the execution of the Capital Increase. The execution of the Capital Increase shall (i) be preceded by a report from an independent expert appointed by the Commercial Registry of Santander (Registro Mercantil de Santander, the

“Commercial Registry”), obtained in accordance with Article 67 of the SCL, setting forth a description and validating the valuation of the Company Virginia Sub Common Stock that will be acquired by Parent as a result of the Share Exchange used to set the Exchange Ratio (the “Independent Expert Report”) and that will constitute the in-kind contribution with which the Capital Increase is paid-up, and (ii) require Parent to execute a notarial deed (the “Deed of Capital Increase”) that shall be subsequently filed for registration with the Commercial Registry. Pursuant to the Share Exchange, a copy of the Deed of Capital Increase duly registered with the Commercial Registry, together with the appropriate listing materials, shall be submitted to the National Securities Market Commission of Spain (Comisión Nacional del Mercado de Valores, the “CNMV”), the Spanish Stock Exchanges and Iberclear in order for the new Parent Ordinary Shares to be listed and registered in the name of the Depositary, for the account of the former holders of Company Virginia Sub Common Stock, and to any other required stock exchanges for the authorization of the admission to listing of the new Parent Ordinary Shares. Parent shall prepare and file with the CNMV an exemption document (the “Exemption Document”) in accordance with the exemptions set forth in Article 1 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”), and in compliance with the terms set forth therein, which will avoid the obligation to prepare a “prospectus” for the purposes of the Prospectus Regulation to be filed with and approved by the CNMV for the issuance of new Parent Ordinary Shares resulting from the Capital Increase and the admission to listing of such new Parent Ordinary Shares. In case the Exemption Document were not available for any reason, a “prospectus” for the purposes of the Prospectus Regulation shall be filed by Parent with the CNMV for approval. Parent shall use its reasonable best efforts to cause all such actions to occur as promptly as reasonably practicable.
Section 3.04. Exchange Of Company Virginia Sub Common Stock. At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock:
(a) All shares of Company Virginia Sub Common Stock that are owned by Parent, Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Exchange Effective Time (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Parent, or Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(b) Subject to Section 3.04(d), at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, each share of Company Virginia Sub Common Stock (except as set forth in Section 3.04(a)) shall be exchanged for the right to receive from Parent (i) the number of ordinary shares of Parent, of 50 euro-cents nominal value each (the “Parent Ordinary Shares”), as is equal to the Exchange Ratio (the “Share Consideration”) and (ii) $48.75 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Exchange Consideration”).
(c) The Parent Ordinary Shares to be issued in exchange for the shares of Company Virginia Sub Common Stock exchanged hereunder shall be registered in the name of Citibank, N.A. or its nominee, or any successor thereto pursuant to a new deposit agreement entered into by Parent after the date hereof, or its nominee (the “Depositary”) by Iberclear and then delivered (i) in the form of receipts representing American depositary shares representing Parent Ordinary Shares (“Parent ADSs”) issued in accordance with the Amended and Restated Deposit Agreement, dated as of September 22, 2021, by and between Parent, Citibank, N.A., as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit the Parent Ordinary Shares being issued pursuant hereto and to deliver the Parent ADSs being delivered hereto) or a new deposit agreement entered into by Parent after the date hereof, or its nominee or (ii) if and to the extent elected by any holder in the manner provided in Section 4.02(b), in the form of Parent Ordinary Shares, in account entry form, rather than Parent ADSs; provided, however, that if at least ten (10) Business Days prior to the Exchange Effective Time Parent determines, after consultation with the Depositary, that it is not reasonably practicable to permit such an election, then all Parent Ordinary Shares delivered pursuant hereto shall be in the form of Parent ADSs.
(d) If, between the date of this Agreement and the Exchange Effective Time, any change in the number or type of outstanding Parent Ordinary Shares or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period (but, for the avoidance of doubt, excluding any change in the number of outstanding Parent Ordinary Shares due to the acquisition or repurchase of Parent Ordinary Shares pursuant to one or more share buyback programs implemented by Parent in the context of its shareholder remuneration policy or any subsequent reduction in Parent’s share capital through the redemption of Parent Ordinary Shares acquired pursuant to one or more such buyback programs), the Exchange Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.04(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.05. Parent Capital Stock. At and after the Exchange Effective Time, each Parent Ordinary Share and Parent ADS issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Share Exchange.
Section 3.06. Company Virginia Sub Preferred Stock. At and after the Exchange Effective Time, each share of Company Virginia Sub Series F Preferred Stock and Company Virginia Sub Series G Preferred Stock issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding in accordance with their terms and shall not be affected by the Share Exchange.
Section 3.07. Post-Closing Transactions. To the extent Parent determines to proceed with a merger of Company Virginia Sub with and into Parent IHC Subsidiary (“IHC Merger”) and a merger of Company Bank with and into Parent Bank Subsidiary (“Bank Merger”), in each case following the Exchange Effective Time, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent in taking the necessary actions to permit Parent to effect the IHC Merger and the Bank Merger, as applicable.
ARTICLE 4

EXCHANGE OF SHARES
Section 4.01. Deposit of Consideration. Promptly following the Exchange Effective Time, and on the same date thereof in the case of the Cash Consideration, Parent shall provide (i) to the Depositary the Parent Ordinary Shares being issued in the form of Parent ADSs and the Depositary shall deposit with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of holders of Company Virginia Sub Common Stock, for exchange in accordance with this Article 4, receipts representing such Parent ADSs, and (ii) to the Exchange Agent, (1) the Parent Ordinary Shares (A) being issued in account entry form and (B) being sold by the Exchange Agent pursuant to the procedure described in Section 4.02(i) and (2) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Exchange Consideration (such Parent ADSs, Parent Ordinary Shares and Cash Consideration provided to the Exchange Agent, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely exchange the Exchange Consideration and pay such cash in lieu of fractional shares, in accordance with this Agreement. Parent agrees to make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, until the termination of the Exchange Fund pursuant to Section 4.02(g), any dividends or other distributions which a holder of Company Virginia Sub Common Stock has the right to receive pursuant to Section 4.02(c).
Section 4.02. Exchange Of Shares. (a) Promptly after the Exchange Effective Time, the Exchange Agent shall mail to each holder of record of Company Virginia Sub Certificate(s) (which, after the Exchange Effective Time, shall represent only the right to receive the Exchange Consideration and any cash in respect of fractional shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Virginia Sub Certificate(s) shall pass, only upon delivery of Company Virginia Sub Certificate(s) (or affidavits of loss in lieu of such Company Virginia Sub Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Company Virginia Sub Certificate(s) in exchange for the Exchange Consideration and any cash in lieu of fractional Parent Ordinary Shares to be paid in consideration therefor upon surrender of such Company Virginia Sub Certificate (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Subject to the proviso in the last sentence of Section Section 3.04(c), the Letter of Transmittal shall also contain instructions for electing to effect the surrender of Company Virginia Sub Certificates in exchange for Parent Ordinary Shares in account entry form in lieu of Parent ADSs.
(b) Upon proper surrender of a Company Virginia Sub Certificate or Company Virginia Sub Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of Company Virginia Sub Common Stock held in book-entry at the Exchange Effective Time), together with such properly completed Letter of Transmittal, duly executed, the holder of such Company Virginia Sub Certificate or Company Virginia Sub Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a receipt representing that number of whole Parent ADSs or Parent Ordinary Shares in account entry form to which the holder of such Company Virginia Sub Certificates shall have become entitled pursuant to the provisions of Article 3, (ii) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Virginia Sub Common Stock previously represented by such Company Virginia Sub Certificates and (iii) a check representing the amount of (x) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered pursuant to the provisions of this Article 4 and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 4.02(c). No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Company Virginia Sub Certificates.
(c) No dividends or other distributions with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented thereby, in each case unless and until the surrender of such Company Virginia Sub Certificate in accordance with this Article 4. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Virginia Sub Certificate in accordance with this Article 4, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore payable with respect to the whole Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate with a record date after the Exchange Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs issuable with respect to such Company Virginia Sub Certificate.
(d) If payment of the Exchange Consideration (including any receipt representing Parent ADSs or Parent Ordinary Shares in account entry form) is to be made or issued to a person other than that in which the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the payment and issuance thereof that the Company Virginia Sub Certificate or Company Virginia Sub Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Exchange Consideration (including the issuance of a receipt representing Parent ADSs or Parent Ordinary Shares in account entry form in any name other than that of the registered holder of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered, or required for any other reason), or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(e) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Company Virginia Sub of the shares of Company Virginia Sub Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time. If, after the Exchange Effective Time, Company Virginia Sub Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Exchange Consideration as provided in this Article 4.
(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Parent Ordinary Shares in account entry form or receipts representing fractional Parent ADSs shall be issued upon the surrender of Company Virginia Sub Certificates for exchange, no dividend or distribution with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares in account entry form or receipts representing Parent ADSs. In lieu of the issuance of any such fractional share, Parent shall deliver to the Exchange Agent the Parent Ordinary Shares being sold by the Exchange Agent pursuant to the procedure described in Section 4.02(i).
(g) The Exchange Agent shall sell any Parent ADSs delivered to it by the Depositary and any non-cash portion of the Exchange Fund that remains unclaimed by the shareholders of Company Virginia Sub on the date falling 12 months after the Exchange Effective Time and shall return the proceeds of such sale and any other cash held in the Exchange

Fund at such time to Company Virginia Sub. Any former shareholders of Company Virginia Sub who have not theretofore complied with this Article 4 shall thereafter look only to Company Virginia Sub with respect to the Exchange Consideration, any consideration in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs deliverable in respect of each share of Company Virginia Sub Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company Virginia Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Virginia Sub Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h) In the event any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Exchange Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
(i) The Exchange Agent shall aggregate all fractional interests in Parent Ordinary Shares (after aggregating all interests in Parent Ordinary Shares to which a former holder of shares of Company Virginia Sub Common Stock is entitled) and sell all such shares, in one or more transactions executed on one or more stock exchanges through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to former holders of shares of Company Virginia Sub Common Stock in lieu of their fractional interest in Parent Ordinary Shares or Parent ADSs. For the avoidance of doubt, any reference in this Agreement to Parent providing to the Exchange Agent any funds in lieu of fractional shares shall refer exclusively to the procedure described in this Section 4.02(i), through which cash is generated through the sale by the Exchange Agent of Parent Ordinary Shares, and through which no cash is provided or funded by Parent at any time.
Section 4.03. Withholding Rights. Notwithstanding anything to the contrary contained herein, Parent, the Surviving Corporation, and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If Parent, the Surviving Corporation, and any other applicable withholding agent so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent made such deduction and withholding.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (a) disclosed in any Company Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such Company Qualifying SEC Reports, except to the extent such information consists of factual or historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company Qualifying SEC Reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent on its face, (b) contemplated by Section 12.14 or (c) subject to Section 12.05, set forth on the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to Parent that:
Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. The Company has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Charter and Company Bylaws as currently in effect.
Section 5.02. Corporate Authorization. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby (including the Bank Merger). The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Company Board. The Company, as the sole shareholder of Company Virginia Sub, has approved the Reincorporation Merger, Share Exchange and waived any right to dissent from the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA. Except for the affirmative vote of the holders of not less than a majority of the outstanding Company Common Stock voting on the Reincorporation Merger, voting together as a single class to adopt and approve this Agreement and the Transaction (the “Company Shareholder Approval”) and, in the case of the Bank Merger, the adoption and approval of the applicable agreement and plan of merger in respect of the Bank Merger by the board of directors of or similar governing body of Company Bank, and, in the case of the IHC Merger, board and shareholder proceedings required in respect thereof, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transaction or the other transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”)).
(b) At a meeting duly called and held, the Company Board has by unanimous approval (i) determined that this Agreement and the transactions contemplated hereby, including the Transaction, the Reincorporation Merger and the Share Exchange, are advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company’s stockholders for adoption, (ii) recommended that such shareholders adopt and approve this Agreement and the Transaction, at a duly held meeting of such shareholders (such recommendation, the “Company Board Recommendation”), (iii) adopted a resolution to the foregoing effect, and (iv) together with the Company Virginia Sub Board, taken all other actions necessary to exempt the Reincorporation Merger, the Share Exchange, this Agreement and the transactions contemplated by each of the foregoing from any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder”, “business combination” or other similar statute or regulation promulgated by a Governmental Authority (including Section 203 of the DGCL and Sections 13.1-725 et seq. and 13.1-728.1 et seq. of the VSCA) (collectively, “Takeover Statutes”).
Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Bank Merger) require no action by or in respect of, consent or approval of, or filing with, any Governmental Authority on the part of the Company or its Subsidiaries, other than (i) the filing of a certificate of merger with respect to the Reincorporation Merger with the Secretary of State of the State of Delaware, the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA with the Virginia State Corporation Commission, the issuance by the Virginia State Corporation Commission of a certificate of merger and certificate of share exchange pursuant to the VSCA, and other appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing with the SEC of the proxy statement (the “Proxy Statement”) in definitive form relating to the special meeting of the Company’s shareholders to be held in connection with this Agreement and the Transaction and the other transactions contemplated hereby and the filing and declaration of effectiveness of the Registration Statement on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus of Parent (the “Prospectus”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (iv) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval or regulatory waiver of such applications, filings, and notices, (v) in the case of the Bank Merger, the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act, and the approval of such applications, filings, and notices, (vi) the filing of any required applications, filings and notices, as applicable, with the ECB and the approval or regulatory waiver of such applications, filings, and notices, (vii) if required by the HSR Act, the filing of any applications, filings or notices, as applicable, under the HSR Act and the expiration or termination of the waiting period thereunder, (viii) the filing of articles or certificates of merger (or similar instruments) in connection with the Bank Merger and IHC Merger as required by Applicable Law, (ix) the filing of any required applications, filings or notices with any state insurance regulatory authorities and approval or regulatory waiver of such applications, filings and notices, and (x) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Reincorporation Merger, the Share Exchange and, if applicable, Bank Merger on a timely basis.
Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Charter, Company Bylaws or similar governing documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 400,000,000 Shares and (ii) 3,000,000 shares of preferred stock, par value $0.01, of which (x) 6,000 shares of preferred stock are classified as Company Series F Preferred Stock and (y) 135,000 shares of preferred stock are classified as Company Series G Preferred Stock. As of January 31, 2026, there were outstanding 161,236,090 Shares (of which an aggregate of 1,908,267 are Company Restricted Stock Awards), 501,725 Company Performance-Based Restricted Stock Awards (assuming target performance), 6,000 shares of Series F Preferred Stock (and 6,000,000 depositary shares representing a 1/1000th interest in a share of Company Series F Preferred Stock), 135,000 shares of Series G Preferred Stock (and 5,400,000 depositary shares representing a 1/40th interest in a share of Company Series G Preferred Stock). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary or Affiliate of the Company owns any shares of capital stock of the Company. None of the Company Series F Preferred Stock, Company Series G Preferred Stock, Company Securities (other than the Shares) or Company Subsidiary Securities have any voting, consent or approval rights with respect to the Transaction.
(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 5.05 and issuances pursuant to the Company Equity Plan and Company ESPP, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting or equity securities of the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Securities or granting any stockholder or other person any registration rights.
(c) Section 5.05(c) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Equity Award as of January 31, 2026, including, as applicable, the holder, date of grant, vesting schedule (including acceleration provisions) and number of Shares subject thereto (at target and maximum levels).

Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly incorporated or organized, is validly existing and in good standing under the laws of its jurisdiction of organization, has all organizational powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. No Subsidiary of the Company is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of the Company. Section 5.06 of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof, and its jurisdiction or incorporation or organization.
(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) (other than restrictions on transfer of general applicability under Applicable Law). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of or other voting or equity securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, trust preferred or subordinated debt securities, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person. There are no voting trusts, shareholder agreements, proxies or other agreements in effect in which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of any Company Subsidiary Securities or granting any stockholder or other person any registration rights.
(c) Company Bank is a national banking association, duly organized and validly existing under the laws of the United States. Company Bank is a member in good standing of the Federal Home Loan Bank of Boston. Company Bank has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The deposit accounts of Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Applicable Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
(d) The authorized capital stock of Company Bank consists of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by the Company free and clear of any Liens.
Section 5.07. Company Virginia Sub. (a) Following the date of its incorporation, Company Virginia Sub has not engaged, and will not engage, in any activities other than in connection with this Agreement. Company Virginia Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby has been duly, validly and unanimously approved by the Company as the sole shareholder of the Company Virginia Sub and constitutes a valid and binding obligation of

Company Virginia Sub, enforceable against Company Virginia Sub in accordance with its terms (except as may be limited by the Enforceability Exceptions). The Company as the sole shareholder of Company Virginia Sub has unanimously approved this Agreement (including the Plan of Merger and the Plan of Share Exchange), the Transaction and the other transactions contemplated hereby, including as required to render inapplicable to this Agreement, the Transaction and the other transactions contemplated hereby all restrictions set forth in any Takeover Statutes of the Commonwealth of Virginia.
(b) Neither the execution and delivery by Company Virginia Sub of this Agreement and the consummation by Company Virginia Sub of the Transaction and the other transactions contemplated hereby, nor compliance by Company Virginia Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or bylaws of Company Virginia Sub or (ii) assuming that the consents, approvals and filings referred to in Section 5.07(c) are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company Virginia Sub, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company Virginia Sub or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company Virginia Sub or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
(c) Except for (i) the filing of a certificate of merger with respect to the Reincorporation Merger with the Secretary of State of the State of Delaware, the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA with the Virginia State Corporation Commission, the issuance by the Virginia State Corporation Commission of a certificate of merger and certificate of share exchange pursuant to the VSCA, and the filing of other appropriate documents with the relevant authorities of other states in which Company Virginia Sub or the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (iii) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval or regulatory waiver of such applications, filings, and notices, (iv) in the case of the Bank Merger, the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act, and the approval of such applications, filings, and notices, (v) the filing of any required applications, filings and notices, as applicable, with the ECB and the approval or regulatory waiver of such applications, filings, and notices, (vi) if required by the HSR Act, the filing of any applications, filings or notices, as applicable, under the HSR Act and the expiration or termination of the waiting period thereunder, (vii) the Company Shareholder Approval, (viii) the filing of articles or certificates of merger (or similar instruments) in connection with the Bank Merger and IHC Merger as required by Applicable Law, (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares and Parent ADSs pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, (x) the filing of any required applications, filings or notices with any state insurance regulatory authorities and approval or regulatory waiver of such applications, filings and notices, and (xi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Authority, are necessary in connection with the consummation by Company Virginia Sub of the Transaction and the other transactions contemplated by this Agreement.
Section 5.08. Reports. (a) The Company and each of its Subsidiaries have timely filed with or furnished, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents, together with any amendments required to be made with respect thereto (“Reports”), required to be filed or furnished by the Company or any of its Subsidiaries since January 1, 2024 with (i) any U.S. federal or state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) the CFPB, (vii) any foreign regulatory authority and (viii) any self-regulatory organization ((i)—(viii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Subject to Section 12.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2024, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Subject to Section 12.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2024, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries have timely filed with or furnished to the SEC all Company SEC Documents. As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(c) The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
Section 5.09. Financial Statements. (a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (1) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (2) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (3) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (4) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2024, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Company Material Adverse Effect. The Company (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by the Company to Parent. Neither the Company nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. The Company has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(c) Since January 1, 2024, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or the Company Board or similar governing body of any Subsidiary of the Company or any committee thereof, or to the Knowledge of the Company, to any director or officer of the Company or any Subsidiary of the Company.
(d) There are no outstanding loans or other extensions of credit made by Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
Section 5.10. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Proxy Statement to be filed with the SEC in connection with the Transaction and the other transactions contemplated hereby, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.
(b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or its Representatives specifically for use therein.
(c) The information relating to the Company and its Subsidiaries (including Company Virginia Sub) that is provided by the Company or its representatives for inclusion in the F-4, the Prospectus, any Company Disclosure Document or in any other document filed with any other Regulatory Agency or Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 5.11. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) through the date hereof the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) through the date of this Agreement, the Company and its Subsidiaries have not taken any actions that, if taken after the date of this Agreement, would require the consent of Parent under Section 7.01(a), (b), (c), (j), (p), (q) or (r).
Section 5.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date and (c) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.13. Compliance with Laws and Court Orders. (a) The Company and each of its Subsidiaries hold, and have at all times since December 31, 2023, held, all licenses, registrations, franchises, certificates, approvals, variances, permits, charters and authorizations (“Permits”) necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened.
(b) The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to the Company or any of its Subsidiaries, including all laws relating to the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the CFPB, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sanctions, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) Each of the Company’s Subsidiaries that is an insured depository institution has, and since January 1, 2024 has had, a Community Reinvestment Act rating of “satisfactory” or better.
(d) None of the Company, or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(e) None of the Company, or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries is currently the subject of any Sanctions. In the last five years, none of the Company nor any of its Subsidiaries has (i) done business in any country or territory that is, or during the relevant time was, the subject of comprehensive Sanctions (as of the date herein Iran, North Korea, Cuba, the Crimea, the Donetsk and Luhansk People’s Republics, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine and, prior to the repeal of comprehensive Syrian sanctions, Syria); (ii) engaged in any transaction or dealing with any Person who, at the time of such transaction or dealing, is or was the subject of Sanctions; (iii) otherwise violated Sanctions or (iv) been penalized for, given notice of, or, to the Company’s Knowledge, been under investigation with respect to, any violation of Sanctions. The Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.
(f) For the past five years, the Company has not been penalized for, given notice of, or, to the Knowledge of the Company, been under investigation with respect to, any violation of the Bank Secrecy Act, the USA PATRIOT Act, or other applicable laws or regulations concerning the prevention or money laundering or terrorist financing or related financial recordkeeping and reporting requirements (the “Anti-Money Laundering Laws”). The Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Money Laundering Laws.
(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Bank has complied in all material respects with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) the Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of the Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
(h) The Company and the Company Bank are each “well capitalized” and “well managed” (as those terms are defined in the relevant regulation of the institution’s primary federal bank regulator).
(i) The Company meets the requirements set forth at 12 C.F.R. § 225.81 to engage in financial holding company activities, is not subject to any limitation on its authority under federal banking laws to engage in such activities, and is not aware of the existence of any facts or circumstances that would reasonably be expected to cause the Company to cease to meet such requirements or to become subject to any such limitation. Neither the Company nor any of its Subsidiaries engage, directly or indirectly (including through the Company Bank), in any activity, or beneficially own any shares of capital stock or other equity interests in any person that engages in any activity, not expressly permitted under the BHC Act, the Federal Reserve Board’s Regulation Y or Section 4(k) of the BHC Act (12 U.S.C. § 1843(k)).
(j) Neither the Company nor any of its Subsidiaries (i) produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies” as such term is defined at 31 C.F.R. § 800.215 or (ii) performs the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” as such term is defined at 31 C.F.R. § 800.212.
Section 5.14. Litigation. (a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Transaction, would apply to the Surviving Corporation or any of its affiliates).
Section 5.15. Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or valid leasehold interests in, all its real property reflected in the Company Balance Sheet or acquired after December 31, 2024 (collectively, the “Company Real Property”). None of the Company Real Property is subject to any Lien, except (a) Liens disclosed on the Company Balance Sheet or the notes thereto, (b) Liens for taxes not yet due, payable or being contested in good faith, (c) Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to materially detract from the value or materially interfere with any present or intended use of such property or assets or (d) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any of its Subsidiaries ((a) – (d), collectively, “Permitted Liens”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against Company Real Property.
Section 5.16. Intellectual Property. (a) Section 5.16 of the Company Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration included in the Owned Intellectual Property (collectively, the “Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) none of the Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part and all Registered Intellectual Property is otherwise valid, subsisting and enforceable, and (B) the Company and its Subsidiaries have paid all registration, maintenance and renewal fees and have made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Registered Intellectual Property.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Permitted Liens), all Owned Intellectual Property and (ii) there exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property.
(c) The Company and its Subsidiaries own or have a valid and enforceable right to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property right of any Person; (ii) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated, or is challenging, infringing, misappropriating or otherwise violating, any Owned Intellectual Property or Licensed Intellectual Property; (iii) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order, investigation or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; and (iv) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain, enforce and protect the confidentiality of all Intellectual Property of the Company or any of its Subsidiaries the value of which to their business is contingent upon maintaining the confidentiality thereof and (ii) none of such Intellectual Property has been disclosed other than to employees, contractors, consultants, representatives and agents of the Company or any of its Subsidiaries under written confidentiality agreements.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have entered into binding, written agreements with the current and former employees and independent contractors of the Company and its Subsidiaries who have participated in the development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and independent contractors (A) presently assign to the Company or any of its Subsidiaries any ownership interest and right they may have in all such Intellectual Property; and (B) acknowledge the Company’s and its Subsidiaries’ ownership of all such Intellectual Property.
(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the software included in the Owned Intellectual Property or distributed by, or otherwise used in the business of, the Company or any of its Subsidiaries (A) contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command; (B) contains any software code that is licensed under any terms or conditions that require that any software be (1) made available or distributed in source code form; (2) licensed for the purpose of making derivative works; (3) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (4) redistributable at no charge; or (C) is subject to any agreement with any Person under which the Company or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent and (ii) the consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any such software
(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that permits the Company and its Subsidiaries to conduct their business as currently conducted and (ii) the Company and its Subsidiaries have taken all actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of (A) data backup, (B) disaster avoidance and recovery, (C) business continuity and (D) encryption and other security procedures, protocols and technologies.
(i) The Company and its Subsidiaries have at all times since January 1, 2024, complied, and are currently in compliance, in all material respects with all Applicable Data Protection Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim, action, suit, investigation or proceeding is pending or threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any Applicable Data Protection Requirement or such Person’s privacy, personal or confidentiality rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (1) the Company and its Subsidiaries have (i) implemented and maintain commercially reasonable technical and organizational measures, in accordance with industry standards, to protect all Personal Information in its possession or control against a breach, or unauthorized use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification or corruption, thereof (each, a “Data Breach”) and (ii) used commercially reasonable efforts to ensure that all service providers, data processors and other Third Parties that process any Personal Information on behalf of the Company or any of its Subsidiaries are bound by written agreements including any terms required by Applicable Data Protection Laws and requiring such Third Parties to comply with Applicable Data Protection Laws and to maintain the privacy, security and confidentiality of such Personal Information; and (2) there has been no Data Breach with respect to any Personal Information in the Company’s or any of its Subsidiaries’ possession or control and neither the Company nor any of its Subsidiaries have been under any Applicable Data Protection Requirement to provide any notice to any Governmental Authority or Person in connection with any Data Breach. The consummation of the transactions contemplated by this Agreement will not breach any Applicable Data Protection Requirement in any material respect.
Section 5.17. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are true, correct and complete in all material respects.
(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.
(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2021 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
(d) There is no material claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax for which an adequate accrual in accordance with GAAP has not been established.
(e) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.
(f) No material deficiency for an amount of Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part for which an adequate accrual in accordance with GAAP has not been established.

(g) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(h) The Company and each of its Subsidiaries has properly withheld and timely paid over to the applicable Taxing Authority all material taxes that it is required to withhold from amounts paid to any employee, partner, independent contractor, creditor, shareholder or other person.
(i) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or Taxes being contested in good faith in appropriate proceedings and for which adequate accruals and reserves have been established in accordance with GAAP.
(j) Neither the Company nor any of its Subsidiaries (A) is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively among the Company and/or its Subsidiaries) pursuant to which it will have any obligation to make any payments in respect of Taxes after the Exchange Effective Time, (B) is, or has been, a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), (C) has any liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Tax Law, or (D) has transferee or successor liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) by operation of Applicable Law.
(k) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or use of an incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made prior to the Closing Date (other than any sales of inventory); or (D) prepaid amount received or deferred revenue accrued prior to the Closing Date outside the ordinary course of business.
(l) All material payments by, to or among the Company and its Subsidiaries comply in all material respects with all applicable transfer pricing requirements imposed by any Taxing Authority (including pursuant to Section 482 of the Code or any similar provision of non-U.S., state or local law), and the Company and its Subsidiaries have complied with all related recordkeeping requirements in all material aspects.
(m) Neither the Company nor any of its Subsidiaries has nexus, nor has taken any action that could result in the Company or such Subsidiary having taxable presence, for any Tax purpose in any taxing jurisdiction (whether within or without the United States) other than the jurisdiction of its formation or organization and jurisdictions in which it has filed Tax Returns. No claim has been made by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a particular type of Tax Return (or pay a particular type of Tax) that the Company or such Subsidiary is or may be required to pay such type of Tax to (or file such type of Tax Return with) that Taxing Authority.
(n) Each of the Company and its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by any Applicable Law.
(o) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(p) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Exchange Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding (A) any agreements or arrangements exclusively between or among the Company and its Subsidiaries or (B) any indemnification agreement or arrangement with third parties made in the ordinary course of business the principal subject of which does not pertain to Tax).
Section 5.18. Employees and Employee Benefits Plans. (a) Section 5.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. A copy of each material Employee Plan (and, if applicable, any related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with, if applicable, all summary plan descriptions, amendments, modifications or material supplements, the most recently received IRS determination letter, the most recent annual report (Form 5500) and the most recent actuarial report prepared in connection with such Employee Plan or trust.
(b) Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to, either individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service, Department of Labor or any other Governmental Authority with respect to any Employee Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(c) Except as would not reasonably be expected to, either individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Employee Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or in “critical” status for purposes of Section 302 of the Code, (iii) the present value of accrued benefits under such Employee Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Employee Plan’s actuary with respect to such Employee Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Employee Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (vi) the PBGC has not instituted proceedings to terminate any such Employee Plan and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries or any ERISA Affiliate.
(d) Except as set forth in Section 5.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any ERISA Affiliates nor any predecessor thereof contributes to (or has any obligation to contribute to), or has in the past six years contributed to (or had any obligation to contribute to), any multiemployer plan, as defined in Section 3(37) of ERISA and none of the Company or any of its Subsidiaries nor any ERISA Affiliate has incurred any liability that has not been satisfied to a multiemployer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such a multiemployer Plan.
(e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file an application for such letter, from the Internal Revenue Service, which letter has not been revoked, and the Company is not aware of any reason why any such letter should be revoked or not be reissued, and no circumstances have occurred that would reasonably be expected to adversely affect the qualified status of such Employee Plan. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter with respect to each such Employee Plan.
(f) Except as set forth in Section 5.18(f) of the Company Disclosure Schedule or expressly provided under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any Employee Plan or would limit the right of Parent or any of its Subsidiaries to amend, merge or terminate any Employee Benefit on or after the Exchange Effective Time. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle such employee or former employee to any material payment or benefit as a result of the transactions contemplated hereby that would not be deductible pursuant to the terms of Section 280G of the Code.
(g) No officer, employee, director or consultant of the Company or any of its Subsidiaries is entitled to receive any tax gross-up, indemnity or similar payment from the Company or any of its Subsidiaries as a result of the imposition of any income tax or excise tax under Section 409A or 4999 of the Code.
(h) Except as set forth in Section 5.18(h) of the Company Disclosure Schedule, no Employee Plan provides for any post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.
(i) Except as required by Applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any employee benefit plan which would increase materially the expense of maintaining such employee benefit plan above the level of the expense incurred in respect thereof for the fiscal year ended as of the Company Balance Sheet Date.
(j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries, taken as a whole.
(k) All material contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid on or prior to the date hereof, or to the extent not paid, have been reflected as a liability on the Company Balance Sheet in accordance with GAAP.
(l) Except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, none of the Company or its Subsidiaries nor any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Employee Plans or their related trusts, the Company, any of its Subsidiaries or any ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(m) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any effective or pending collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries and, there are no pending or, to the Knowledge of the Company, threatened organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.
(n) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Each employee, director and independent contractor of the Company and its Subsidiaries is principally employed or engaged in the United States. No Senior Employee is on a visa status that could reasonably be expected to prevent them from remaining employed in the United States. There have not been any material immigration investigations or raids with respect to or affecting the Company or any of its Subsidiaries.

(o) In the past five years, neither the Company nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or individual independent contractor of the Company or its Subsidiaries that substantially involves allegations relating to sexual harassment by a Senior Employee. In the past five years, to the Knowledge of the Company, no allegations of sexual harassment have been made against a Senior Employee.
(p) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.
Section 5.19. Environmental Matters. (a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company: (i) no written notice, order, complaint or penalty has been received by any Company arising out of any Environmental Law in the five years prior to the date of this Agreement, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws; (ii) the Company and its Subsidiaries have all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and (iii) the operations of the Company and its Subsidiaries are in compliance, and have complied, with the terms of applicable Environmental Laws.
(b) For purposes of this Section 5.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
Section 5.20. Material Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, lease, commitment or understanding (whether written or oral):
(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof,
(ii) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any material respect the ability of the Company, the Surviving Corporation or any of their Subsidiaries or their businesses or, following consummation of the Transaction and the other transactions contemplated hereby, Parent or its Affiliates, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent or its Affiliates, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries or, following consummation of the Transaction, Parent or its Affiliates, to own or operate any assets or business,
(iii) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries,
(iv) that is a settlement, consent or similar agreement and contains any material continuing obligations of the Company or any of its Subsidiaries,
(v) (A) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $100,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of the Company or any of its Subsidiaries (excluding, in the case of each of clauses (A), (B) and (C), intercompany arrangements solely (i) between the Company and any of its wholly owned Subsidiaries or (ii) among wholly owned Subsidiaries of the Company),
(vi) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Company Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,
(vii) that relates to the acquisition or disposition of any person, business or asset and under which the Company or its Subsidiaries have or may have a material obligation or liability,
(viii) which is a collective bargaining agreement or similar agreement with any labor organization, or
(ix) which creates future payment obligations (including any capital expenditures) in excess of $3,000,000 per annum (in the case of Leases, measured based on the base rent) other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by the Company or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business.
Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in the Company Disclosure Schedule, is referred to as a “Material Contract”.
(b) (i) Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (iii) to the Knowledge of the Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (iv) neither the Company nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, of or under any such Material Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 5.21. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
Section 5.22. Agreements With Regulatory Authorities. Subject to Section 12.14, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil monetary penalty by, or has been since January 1, 2024, a recipient of any supervisory letter from, or since January 1, 2024, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2024 by any Regulatory Agency or other Governmental Authority that, or have actual knowledge that, such agency is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

Section 5.23. Investment Securities and Commodities. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries each has good and marketable title to all securities and commodities held by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries taken as a whole and (ii) such securities and commodities are valued on the books of the Company and its Subsidiaries in accordance with GAAP. The Company and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and each of its Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects.
Section 5.24. Derivative Instruments. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Derivative Transactions (as herein defined) and other risk management arrangements were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practices and applicable rules, regulations and policies of any Regulatory Agency and other policies, practices and procedures employed by the Company and its Subsidiaries and with counterparties reasonably believed at the time to be financially responsible and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect, (ii) the Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent required, and (iii) to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
Section 5.25. Customer Relationships. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each trust or wealth management customer of the Company or any of its Subsidiaries has been originated and serviced (i) in conformity with the applicable policies of the Company and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with the applicable policies of the Company and its Subsidiaries regarding instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile in effect at such time, (v) in compliance with all Applicable Laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder and in effect at such time, (vi) each contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and each Subsidiary and, to the Knowledge of the Company, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and the Company and its Subsidiaries and, to the Knowledge of the Company, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and the Company and its Subsidiaries and, to the Knowledge of the Company, such other contracting parties are in material compliance with each of the terms thereof, (vii) since January 1, 2024, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of the Company or any of its Subsidiaries and (viii) since January 1, 2024, none of the Company or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.
Section 5.26. Insurance Subsidiaries; No Broker-Dealer Subsidiary.
(a)
(i) (A) Since January 1, 2024, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Subsidiary of the Company (“Company Agent”) wrote, sold, produced, managed, administered or procured business for a Subsidiary of the Company, such Company Agent was, at the time the Company Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (B) no Company Agent has been since January 1, 2024, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance business for any Company Insurance Subsidiary and (C) each Company Agent was appointed by Company or a Company Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Company Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Company Insurance Subsidiary” means each Subsidiary of the Company listed on the Section 5.26(a)(i) of the Company Disclosure Schedule.
(ii) (A) Since January 1, 2024, the Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (B) all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (C) each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.
(b) No Subsidiary of the Company is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the 1934 Act or any other federal or state regulatory or legal requirement or directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of) any member firm of the Financial Industry Regulatory Authority.
Section 5.27. Related Party Transactions. Except as set forth in Section 5.27 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.
Section 5.28. Loans. (a) As of the date hereof, except as set forth in Section 5.28 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of December 31, 2025, had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of December 31, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 5.28 of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of December 31, 2025, had an outstanding balance of $10,000,000 or more and were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of December 31, 2025, is classified as “Other Real Estate Owned” and the book value thereof.
(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each outstanding Loan of the Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Law.
(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2024 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Agency, including relating to the origination, sale or servicing of mortgage or consumer Loans.
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, as to each Loan that is secured, whether in whole or in part, by a guaranty of the U.S. Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to the Knowledge of the Company, will remain in full force and effect following the Exchange Effective Time, in each case, without any further action by the Company or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Authority that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 5.03, Section 5.07(c) and Section 6.03 have been made or obtained.
Section 5.29. HSA Business. Company Bank is duly qualified to act as a custodian or trustee for health savings accounts (“HSAs”) under Section 223 of the Code and any other applicable law (or is partnered with a person so qualified). To the Knowledge of the Company, as of the date of this Agreement, no Material Network Partner intends to (a) terminate its relationship with Company Bank, (b) transfer from such Material Network Partner’s related HSAs administered by Company Bank for which Company Bank serves as trustee or custodian (the “Accounts”) all or a material portion of the assets held in such Accounts or (c) encourage the holders of Accounts of such Material Network Partner’s related Accounts to transfer to a competitor of the business all or a material portion of the assets held in such Accounts. For purposes of this Agreement, “Material Network Partner” shall mean any person with whom Company Bank is partnered through contract to conduct its HSA business where such person’s related HSAs constitute at least five percent (5%) of Company Bank’s total number of HSAs or the dollar amount of the related HSA deposits as of the date of this Agreement.
Section 5.30. Investment Advisory Business. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each Subsidiary of the Company (each such Subsidiary, a “Company Advisory Entity”) that provides investment management, investment advisory or sub-advisory services that involve acting as an “investment adviser” (within the meaning of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) (“Investment Advisory Services”) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act, is, and since January 1, 2024 has been, at all times required by applicable law, duly registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2024 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted. Except for the Company Advisory Entities, neither the Company nor any of its Subsidiaries is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.
(b) The current Form ADV of each Company Advisory Entity is, and any amended versions of such forms of each Company Advisory Entity filed before the Closing Date will be at the time of filing, in compliance with the applicable requirements of the Investment Advisers Act and the rules promulgated thereunder, and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect.
(c) As of the date hereof, (i) no Company Advisory Entity nor any of its control persons, directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of the Company, any other “associated person” (as defined in the Investment Advisers Act) thereof is (A) ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a “person associated with an investment adviser” (as defined in the Investment Advisers Act) of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-1 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the 1933 Act, unless in the case of clause (A), (B) or (C), such Person has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, and (ii) there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any such ineligibility or disqualification or, to the knowledge of the Company, that would provide a basis for any such ineligibility or disqualification, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unresolved issues with the SEC with respect to any Company Advisory Entity. Each Company Advisory Entity is not and, since January 1, 2024, has not been subject to, and has not received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority.
(e) Each Company Advisory Agreement (as defined below) includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Advisory Client (as defined below) is registered or required to be registered as an investment company under the Investment Company Act. Each Company Advisory Entity and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Company Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Adviser Entity provides Investment Advisory Services to Company Advisory Clients solely pursuant to written Company Advisory Agreements. No Company Advisory Entity provides Investment Advisory Services to any person other than the Company Advisory Clients. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, no Company Advisory Entity has received any written complaint, claim, demand, notice or other similar communication from any counterparty to a Company Advisory Agreement alleging breach of fiduciary duty or violation of the Investment Advisers Act that has not been resolved.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Advisory Entities have each established and maintained in effect at all times required by applicable law, since January 1, 2024, written policies and procedures reasonably designed to achieve compliance with the Investment Advisers Act and the rules thereunder, including a code of ethics (the “Adviser Compliance Policies”). There have been no violations of, or written allegations of violations of, the Adviser Compliance Policies since January 1, 2024, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, correct and complete current copies of the Adviser Compliance Policies have been made available to Parent. Each Company Advisory Entity has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable law. Each Company Advisory Entity has and continues to maintain all books and records as required by Rule 204-2 under the Investment Advisers Act and under any other applicable law.
(g) For purposes of this Section 5.30, (i) “Company Advisory Agreement” means an investment advisory agreement entered into by a Company Advisory Entity with a Company Advisory Client for the purpose of providing Investment Advisory Services to such Company Advisory Client and (ii) “Company Advisory Client” means any client or customer of a Company Advisory Entity for Investment Advisory Services.
Section 5.31. Finders’ Fees. Except for J.P. Morgan Securities LLC and Piper Sandler & Co., a copy of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.32. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by such advisor in providing its opinion, the Exchange Consideration to be paid to the shareholders of the Company Common Stock (other than Parent and its Affiliates) in the Transaction is fair, from a financial point of view to such holders. The Company will make available to Parent on a confidential and non-reliance basis solely for informational purposes a signed copy of such opinion as soon as possible following execution of this Agreement.
Section 5.33. Antitakeover Statutes. The Company and Company Virginia Sub have taken all action necessary to exempt this Agreement, the Transaction and the other transactions contemplated by each of the foregoing from any Takeover Statute, and, accordingly, no Takeover Statute applies or purports to apply to any such transactions.
Section 5.34. No Reliance. (a) Except for the representations and warranties made by the Company in this Article 5, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to the Company, Company Virginia Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by the Company in this Article 5. (b) The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 6.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT
Except as (a) disclosed in any Parent Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such Parent Qualifying SEC Reports, except to the extent such information consists of factual or historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Parent Qualifying SEC Reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent on its face, (b) contemplated by Section 12.14 or (c) subject to Section 12.05, set forth on the corresponding section of the Parent Disclosure Schedule, Parent represents and warrants to the Company that:
Section 6.01. Corporate Existence and Power. Parent is a sociedad anónima duly incorporated and validly existing under the laws of Spain. Parent has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True, complete and correct copies of the Bylaws (estatutos) of Parent, as amended (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company.
Section 6.02. Corporate Authorization. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly authorized, validly executed and approved by the Parent Board. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by the Enforceability Exceptions).
Section 6.03. Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 5.13(j), the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority on the part of Parent or its subsidiaries, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other state or federal securities laws, (ii) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval or regulatory waiver of such applications, filings, and notices, (iii) in the case of the Bank Merger, the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act and the approval of such applications, filings, and notices, (iv) the filing with the SEC of the Proxy Statement in definitive form relating to the special meeting of the Company’s shareholders to be held in connection with this Agreement and the Transaction and the other transactions contemplated hereby and the filing and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as the Prospectus, (v) the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA, the issuance by the Virginia State Corporation Commission of a certificate of merger and certificate of share exchange pursuant to the VSCA, and filing of other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and the filing of a certificate of merger with respect to the Reincorporation Merger with the Secretary of State of the State of Delaware, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and other jurisdictions in connection with the issuance of the Parent Ordinary Shares pursuant to this Agreement and approval of listing of such Parent ADSs and depositary shares in respect of Company Virginia Sub Series F Preferred Stock and Company Virginia Sub Series G Preferred Stock on the NYSE, (vii) the filing of an Exemption Document with the CNMV (or the filing of a “prospectus” for the purposes of the Prospectus Regulation with, and authorization by, the CNMV) and the submission of all other appropriate listing materials to the CNMV, the Spanish Stock Exchanges and Iberclear for the purpose of listing the Parent Ordinary Shares issued in the Capital Increase in accordance with this Agreement, as well as to any other required stock exchanges for the authorization of their admission to listing, (viii) the obtaining of the Independent Expert Report and the filing for registration with the Commercial Registry of the Deed of Capital Increase, (ix) the filing of any required applications, filings and notices, as applicable, with the ECB and the approval or regulatory waiver of such applications, filings, and notices, (x) if required by the HSR Act, the filing of any applications, filings or notices, as applicable, under the HSR Act and the expiration or termination of the waiting period thereunder, (xi) the filing of articles or certificates of merger (or similar instruments) in connection with the Bank Merger and IHC Merger as required by Applicable Law, (xii) the filing of any required applications, filings or notices with any state insurance regulatory authorities and approval or regulatory waiver of such applications, filings and notices, and (xiii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.04. Non-contravention. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Parent Board. The Parent Board will call the Parent Meeting to vote on the Capital Increase and the delegation to the Parent Board for the execution of the Capital Increase (jointly, the “Parent Shareholder Approval”). The Parent Shareholder Approval shall require the affirmative vote of the holders of a majority of the Parent Ordinary Shares present or validly represented at a duly constituted general meeting of holders of Parent Ordinary Shares at which meeting, if held on first call, a quorum of at least one-half of the issued share capital of Parent is present or validly represented or, if held on second call, a quorum of at least one-quarter of the issued share capital is present or validly represented; provided, however, that if, on second call, less than one-half of the issued share capital of Parent is present or validly represented, the matters submitted for approval shall be adopted by at least two-thirds of the share capital of Parent present or validly represented at such meeting. No other corporate proceedings on the part of Parent are required to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby, other than the resolution of the Parent Board executing the Capital Increase, which resolution shall be adopted following receipt of (i) the Parent Shareholder Approval in accordance with the provisions hereof and (ii) the Independent Expert Report, and once the other actions stated in this Agreement to be taken prior to such resolution have been taken.
(b) The execution, delivery and performance by Parent of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in a violation or breach of any provision of the organizational documents of Parent, (ii) assuming compliance with the matters referred to in Section 6.03 and Section 6.04(a), contravene, conflict with, or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03 and Section 6.04(a), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or (iv) result in the creation or imposition of any Lien on any asset of Parent, with only such exceptions as, in the case of clauses (ii) through (iv), would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof; provided that this representation and warranty will not apply to statements or omissions included in the Proxy Statement or any other Company Disclosure Document based upon information furnished to Parent by the Company or any of its Representatives specifically for use therein. Each document required to be filed by Parent with the SEC or required to be distributed or otherwise disseminated in the U.S. to Parent’s shareholders in connection with the transactions contemplated by this Agreement and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.
(b) The information supplied by Parent for inclusion or incorporation by reference in the F-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading provided that this representation and warranty will not apply to statements or omissions included in the F-4 based upon information furnished to Parent by the Company or any of its Representatives specifically for use therein. The F-4 will comply as to form in all material respects with the provisions of the Securities Act.
Section 6.06. Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Documents (including the related notes, where applicable, and including any preliminary financial results for the quarter ended September 30, 2025 furnished to the SEC on Form 6-K) (and the 2025 20-F, when filed, will) (i) fairly present in all material respects the consolidated results of operations, cash flows and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (ii) have been prepared in accordance with EU-IFRS (applied as required by the Bank of Spain under Circular 4/2017 of the Bank of Spain, addressed to credit institutions, on rules for public and confidential financial reporting, and on financial statement templates—Circular 4/2017 del Banco de España, a entidades de crédito, sobre normas de información financiera pública y reservada, y modelos de estados financieros) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
Section 6.07. SEC Filings. Parent has timely filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”). As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the Exchange Act did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
Section 6.08. Finders’ Fees. Except for Goldman Sachs & Co. LLC and Centerview Partners LLC, whose fees and expenses will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 6.09. Litigation. Except as would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
Section 6.10. Available Funds. At the Exchange Effective Time, Parent will have available the cash necessary to consummate the Transaction and the other transactions contemplated by this Agreement, including the payment in cash of the aggregate Cash Consideration.
Section 6.11. Absence of Certain Changes. Since December 31, 2024, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.12. No Reliance. (a) Except for the representations and warranties made by Parent in this Article 6, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, Parent nor any other person makes or has made any representation or warranty to the Company, its Subsidiaries or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its subsidiaries or their respective businesses or (ii) any oral or written information presented to the Company, its Subsidiaries or any of their respective affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by Parent in this Article 6. (b) Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 5.
ARTICLE 7

COVENANTS OF THE COMPANY
The Company agrees that:
Section 7.01. Conduct of the Company. From the date hereof until the Exchange Effective Time, except as expressly contemplated by this Agreement or as required by Applicable Law or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and prudential supervisory requirements and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Permits, (iii) keep available the services of its directors, officers, employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as required by Applicable Law or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
(b) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire (including under any share repurchase program of the Company or any of its Subsidiaries), any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.40 per share of Company Common Stock and with dividend record and payment dates consistent with past practice, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of their wholly-owned Subsidiaries, (C) regular quarterly cash dividends provided for and paid on shares of (i) Company Series F Preferred Stock at a rate not in excess of $328.125 per share of Company Series F Preferred Stock or (ii) Company Series G Preferred Stock at a rate not in excess of $16.25 per share of Company Series G Preferred Stock, in each case in accordance with the terms of such Company Series F Preferred Stock or Company Series G Preferred Stock, as applicable or (D) the acceptance of shares of Company Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of Company Equity Awards;

(c) (i) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of the Company or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of the Company or any of its Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms, (ii) adjust, split, combine or reclassify any capital stock or (iii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
(d) grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries;
(e) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of 110% in the aggregate of the Company’s capital expenditure budget set forth in 7.01(d) of the Company Disclosure Schedule;
(f) except for foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of the Company;
(g) sell, lease, mortgage, dispose or otherwise transfer, encumber, or create or incur any Lien on, the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses (other than Intellectual Property) to any individual, corporation or other entity (other than a wholly-owned Subsidiary of the Company), or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (A) in the ordinary course of business consistent with past practice, and (B) up to a maximum aggregate amount of $15,000,000 per calendar quarter;
(h) sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Owned Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;
(i) make or acquire any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any existing Loan, in each case, which action requires the approval of the Chief Credit Officer of the Company pursuant to the Company’s and its Subsidiaries’ lending policies in effect as of the date hereof (the applicable policy limits for which are summarized in Section 7.01(i) of the Company Disclosure Schedule based on rating and loan type);
(j) (i) incur any indebtedness for borrowed money, other than (I) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of twelve (12) months and in the ordinary course of business consistent with past practice, (II) deposits in the ordinary course of business consistent with past practice, (III) indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries and (IV) other indebtedness for borrowed money not in excess of $100,000,000 in the aggregate; provided that, in the case of this clause (IV) (1) such indebtedness is on customary and reasonable market terms, (2) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of the Company or any of its Subsidiaries under, or result in the creation of any Lien upon any of the assets of the Company or any of its Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of the Company, the Surviving Corporation or their respective Subsidiaries and (4) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(k) outside the ordinary course of business consistent with past practices (i) enter into any contract, agreement, arrangement or understanding that would constitute a Material Contract if it had been entered into as of the date hereof or (ii) terminate, amend or modify in any material respect, any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;
(l) except as required pursuant to the terms of any Employee Plan, (A) grant or increase any severance or termination pay to (or amend any existing severance or termination arrangement with), (B) enter into any employment, consultancy, deferred compensation, severance, change in control, retention, transaction bonus or incentive, retirement or other similar agreement or arrangement (or amend any such existing agreement or arrangement), (C) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries who either (i) is at the level of Senior Managing Director or above and has a base salary of $300,000 or more or (ii) has a total annual target compensation of $800,000 or more, (D) grant any new awards, or amend or modify the terms of any outstanding awards, under any Employee Plan or take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan, (E) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, equity-based compensation or other benefit plan or arrangement covering any director, officer, employee or independent contractor of the Company or any of its Subsidiaries or (F) hire or terminate (other than for cause) any employee who either (i) is at the level of Senior Managing Director or above and has a base salary of $300,000 or more or (ii) has a total annual target compensation of $800,000 or more.
(m) implement or adopt any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;
(n) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $1,000,000 individually or $3,000,000 in the aggregate (in each case net of insurance proceeds) and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of the Company or its Subsidiaries or the Surviving Corporation or its Subsidiaries;
(o) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), settle or compromise any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(p) materially restructure or materially change its investment securities portfolio or its derivatives portfolios or interest rate exposure or gap position except in the ordinary course of business consistent with past practice (and in consultation with Parent), through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(q) make any material changes not in the ordinary course of business in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans, credit, facilities, extensions of credit or other products or transactions that generate credit, counterparty credit, or market risk exposures, (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios or (iii) its deposits and other main categories of funding sources, in each case except as required by law or requested by a Regulatory Agency;
(r) enter into any material new line of business, exit any material existing line of business, or materially change its lending, investment, underwriting, risk, asset liability management or other banking or operating, securitization or servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) outside of the ordinary course of business, except as required by Applicable Law or policies imposed by any Governmental Authority;
(s) make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of the Company or its Subsidiaries, or to acquire or sell or agree to acquire or sell, any branch office, loan production office, or other significant office or operations facility or any deposit liabilities in connection therewith; or
(t) agree, resolve or commit to do any of the foregoing.

Section 7.02. Access to Information. (a) From the date hereof until the Exchange Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of January 7, 2026 between the Company and Parent (the “Confidentiality Agreement”) and the other provisions of this Section 7.02, the Company shall, and shall cause its Subsidiaries to, (i) give Parent and its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) full access to the offices, properties, books, contracts, commitments, personnel, information technology systems, and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Following the date hereof until the Closing Date, the Company shall provide, or cause to be provided, to Parent, as promptly as practicable when produced in the ordinary course of business, the information set forth on Section 7.02(a) of the Company Disclosure Schedule. Any access pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be for integration planning purposes only. No information or knowledge obtained by Parent in any access pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. For the avoidance of doubt, nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Exchange Effective Time. Prior to the Exchange Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. The Company shall not be required to provide Parent or its Representations with any information or access which would reasonably be expected to jeopardize privilege or violate any contractual restriction; provided, that the Company shall use reasonable best efforts to provide such information or access in a manner that does not jeopardize privilege or violate a contractual restriction.
(b) Each of the parties hereto shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
(c) Notwithstanding the generality of Section 7.02(a), but subject to the last two sentences therein and to the extent permitted by Applicable Law relating to the sharing of any relevant information referred to below in this Section 7.02(c), as promptly as practicable after the date hereof, Parent and the Company shall establish a steering committee consisting of representatives designated by each of Parent and the Company to prepare, and shall cooperate in taking such actions as are necessary to prepare, for the consummation of the Transaction and subsequent integration of the operations, systems and facilities of Company Virginia Sub and Parent IHC Subsidiary, including but not limited to preparations for the IHC Merger and the Bank Merger, if applicable, and the integration of the operations, systems and facilities of the Company and its Subsidiaries, on the one hand, and Parent and its Affiliates, on the other hand. The steering committee shall meet regularly at such times as its members shall determine.
Section 7.03. No Solicitation; Change of Recommendation. (a) General Prohibitions. From and after the date of this Agreement until the earlier of the Exchange Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, or take any action to facilitate or encourage the submission of any Acquisition Proposal by a Third Party or otherwise initiate any process that is intended to, or is reasonably likely to lead to the making of an Acquisition Proposal by any Third Party, (ii) enter into, engage or participate in any discussion or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford any access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage in any manner any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation (or (A) fail to publicly confirm the Company Board Recommendation within five (5) Business Days of a written request by Parent that it do so or (B) recommend an Acquisition Proposal made by a Third Party) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant to any Third Party any waiver under, or any release from, any standstill or similar agreement, (v) exempt any transaction (except the transactions contemplated by this Agreement) or Person (other than Parent or its Affiliates) from any Takeover Statute, (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, option agreement or other similar instrument relating to an

Acquisition Proposal (other than a confidentiality agreement entered into in accordance with this Section 7.03) or (vii) agree or commit to take any of the actions described in this Section 7.03(a). It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.
(b) Exceptions. Notwithstanding Section 7.03(a), at any time prior to receipt of the Company Shareholder Approval:
(i) following receipt of an unsolicited bona fide Acquisition Proposal that the Company Board determines in good faith, after consultation with financial and legal advisors, constitutes or is reasonably likely to result in, a Superior Proposal, the Company, directly or indirectly through advisors, agents or other Representatives, may furnish nonpublic information to, or enter into discussions with, any Third Party in connection with such Acquisition Proposal by such Third Party if and only to the extent that (A) the Company is not then in breach of its obligations under this Section 7.03 and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Third Party, the Company Board receives from such Third Party an executed confidentiality agreement containing confidentiality provisions that are not less restrictive on such Third Party than the Confidentiality Agreement and that permits the Company to comply with its notice obligations under this Section 7.03; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and
(ii) the Company Board may make an Adverse Recommendation Change, but only following (i) receipt of a Superior Proposal or (ii) the occurrence of an Intervening Event;
provided that, in each case referred to in the foregoing clauses (i) and (ii) the Company Board may take such action only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, and, provided, further, that, solely in the case of the foregoing clause (ii), the Company Board may not make such Adverse Recommendation Change unless (A) the Company promptly notifies Parent in writing at least four (4) Business Days before taking such action of its intention to do so which notice shall, if the Adverse Recommendation Change is in response to a Superior Proposal, attach the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (B) at the end of such four (4) Business Day period, the Company Board takes into account any proposed modifications to this Agreement or the terms of the Transaction by Parent and determines that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware Law.
In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.03 (provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action).
(c) Required Notices. The Company Board shall not take any of the actions referred to in Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry which could reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party in connection with an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal. The Company shall provide such notice in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). After the notification provided for in the preceding sentence, the Company shall thereafter provide Parent, as promptly as practicable, with written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.03(c). After any public announcement of an Acquisition Proposal, Parent shall have the right to request the Company Board publicly reaffirm the Company Board Recommendation within two Business Days after a written request by Parent to do so; provided that Parent may only make such request twice with respect to each Acquisition Proposal or material modification thereof (it being understood that any amendment to such Acquisition Proposal shall be treated as a new Acquisition Proposal for such purpose).
(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal on terms that the Company Board determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all terms and conditions of the Acquisition Proposal, including, the value offered to the Company’s shareholders, any break-up fees, expense reimbursement provisions and conditions to consummation, any financing or capital provided or to be provided by such Third Party and the certainty that the Acquisition Proposal will be consummated, are more favorable than the Reincorporation Merger and the Share Exchange from a financial point of view to the holders of Company Common Stock (provided for the purposes of this definition, each reference to 25% in the definition of “Acquisition Proposal” shall be deemed to be a reference to 51%).
(e) Obligation to Terminate Existing Discussions, Etc. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall use its reasonable best efforts to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.
ARTICLE 8

COVENANTS OF PARENT
Parent agrees that:
Section 8.01. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a) For six years after the Exchange Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now or has been at any time prior to the date hereof or who becomes prior to the Exchange Effective Time, an officer or a director of the Company or any of its Subsidiaries, including Company Virginia Sub (each, an “Indemnified Person”), against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Exchange Effective Time, whether asserted or claimed prior to, or at or after, the Exchange Effective Time to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Charter, the Company Bylaws and indemnification agreements listed on Section 8.01(a) of the Company Disclosure Schedules, if any, in existence on the date hereof with any directors and officers of the Company and its Subsidiaries; provided, that in the case of advancement of expenses, any Indemnified Person to whom expenses are advanced provides an undertaking in a form reasonably acceptable to Parent to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(b) Parent shall cause the Surviving Corporation to continue in full force and effect for a period of six years from the Exchange Effective Time the provisions in existence in the Company Virginia Sub Articles and Company Virginia Sub Bylaws regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.
(c) For six years after the Exchange Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Exchange Effective Time covering each Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (provided, that the Company may elect to purchase a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing substantially equivalent benefits to the Indemnified Persons) (in each case, to the extent commercially available); provided that, in satisfying its obligation under this Section 8.01(c), the Surviving Corporation shall not pay in the aggregate in excess of 350% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 8.01(c) of the Company Disclosure Schedule; and provided further that, if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Exchange Effective Time, for a cost not exceeding such amount.
(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.01.
(e) The rights of each Indemnified Person under this Section 8.01 shall be in addition to any rights such Person may have under the Charter or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Share Exchange and are intended to benefit, and shall be enforceable by, each Indemnified Person.
Section 8.02. Employee Matters. (a) For a period of one year following the Closing Date, Parent (or an Affiliate of Parent) shall provide to each employee of the Company or any of its Subsidiaries as of the Closing who continues employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) with (i) base salary or base wages and target annual cash bonus opportunity that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing; provided that in no event shall a Continuing Employee’s base salary or base wages be less than that provided to such Continuing Employee immediately prior to the Closing; (ii) the target grant date value of annual long-term incentive opportunities that are no less favorable than that in effect for such Continuing Employee immediately prior to the Exchange Effective Time; provided that Parent (or an Affiliate of Parent) may substitute cash-based compensation having an equivalent grant date value; (iii) sales and commissions plan opportunities and employee and fringe benefits (excluding severance (which shall be provided consistent with clause (iv)), change in control or other transaction-related benefits, deferred compensation, supplemental retirement, defined benefit pension benefits, retiree health and welfare benefits, and equity and equity-related incentive compensation and retention) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Exchange Effective Time; and (iv) severance benefits that are no less favorable than those under the Company’s severance policy as disclosed on Section 8.02(a) of the Company Disclosure Schedule; provided that, notwithstanding anything herein to the contrary, Parent (or an Affiliate of Parent) shall be permitted to make adjustments to the compensation provided to Continuing Employees who qualify as “Identified Staff” to the extent required by the European Union’s Capital Requirements Directive and in a manner that does not reduce the annual base salary or wages of a Continuing Employee or otherwise defer the amount of the total annual cash compensation payable to a Continuing Employee in any calendar year from that applicable prior to the Exchange Effective Time (it being understood that the annual base salary of a Continuing Employee who is Identified Staff shall be increased as necessary to ensure the foregoing). Prior to the Closing Date, Parent (or an Affiliate of Parent) shall be permitted to provide Continuing Employees with offer letters setting forth the terms of employment with Parent and its Affiliates after the Closing that (except as may otherwise be individually agreed with a Continuing Employee prior to the Closing Date) are consistent with this Section 8.02, which offer letters shall be subject to, and conditioned upon, the occurrence of the

Closing (“Parent Offer Letters”). In connection with Parent’s (or its Affiliate’s) delivery of Parent Offer Letters to Continuing Employees, the Company shall use commercially reasonable efforts to provide Parent (or an Affiliate of Parent) with reasonable access to such Continuing Employees.
(b) With respect to any employee benefit plan or arrangement maintained by Parent or any of its Affiliates, including the Surviving Corporation, in which any Continuing Employee participates after the Closing Date, such Continuing Employee shall receive full credit (for all purposes, other than for benefit accruals under any defined benefit pension plan or retiree medical plan) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Closing under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated; provided that the foregoing shall not result in a duplication of benefits for the same period of service.
(c) Parent (or an Affiliate of Parent) will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefit plans that such employees may be eligible to participate in after the Exchange Effective Time and (ii) for the year in which the Exchange Effective Time occurs, use commercially reasonable efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Exchange Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Exchange Effective Time.
(d) With respect to the performance period under the Company’s annual cash incentive plans in effect for the Company’s fiscal year in which the Closing Date occurs (not including any commission plans), Parent shall (or shall cause an Affiliate, including the Surviving Corporation, to) pay bonuses to each Continuing Employee for such fiscal year that are no less than the amount of the incentive award earned by such Continuing Employee based on the greater of target and actual level of performance (as determined in the ordinary course and consistent with past practice and through the latest practicable date prior to the Closing Date as reasonably determined in good faith by the Company Compensation Committee) (the “Short-Term Incentives”). The Short-Term Incentives shall be paid by Parent (or an Affiliate of Parent, including the Surviving Corporation) at the time or times that the Short-Term Incentives would normally be paid by the Company pursuant to the terms of such annual cash incentive plans, but in all events within sixty (60) days following the end of the applicable performance period relating to the Short-Term Incentives; provided that any Continuing Employee whose employment is terminated under circumstances that entitle them to severance under any Employee Plan shall be entitled, subject to the Continuing Employee’s execution and non-revocation of a release of claims in favor of the Company, Parent and their respective Affiliates (including the Surviving Corporation) that does not include additional restrictive covenants not already applicable to the employee (other than non-solicitation provisions to the extent would be required of similarly situated Parent employees under similar circumstances) (it being understood that such release requirement shall be deemed satisfied if the employee signs a release in connection with the payment of severance under the applicable Employee Plan), to a pro-rated bonus in respect of the period through the date of termination that is no less than the Short-Term Incentive payment determined hereunder (it being understood that no Continuing Employee shall be entitled to a receive a duplicative prorated annual bonus payment under another Employee Plan or otherwise for the same period of service).
(e) From and after the Exchange Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, assume all Employee Plans in accordance with their terms as in effect immediately before the Exchange Effective Time. Parent hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of Company and its Subsidiaries under the terms of the Employee Plans.
(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, Parent, the Company or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent, the Company or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any employee benefit plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular employee benefit plan or any other benefit or employment plan, program, agreement or arrangement after the Closing. Without limiting the generality of

Section 12.06(a), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.03. Governance Matters. Effective as of the Exchange Effective Time, each of (i) Mr. John R. Ciulla, (ii) Mr. Luis Massiani and (iii) two additional members of the Company Board to be mutually agreed by Parent and the Company following the date hereof shall become members of the board of directors of Parent IHC Subsidiary and Parent Bank.
ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY
The parties hereto agree that:
Section 9.01. Regulatory Matters. (a) Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the F-4, in which the Proxy Statement will be included as a prospectus as promptly as reasonably practicable and, in any event, use reasonable best efforts to file within forty-five (45) days after the date hereof. Parent and the Company shall each use its reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter file with the SEC and mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
(b) (i) The Parent Board shall, with the reasonable assistance of the Company, prepare a report (informe del consejo de administracion) relating to the Capital Increase (the “Board Report”), to be made available to the holders of Parent Ordinary Shares in accordance with Applicable Law in connection with the Parent Meeting, (ii) Parent shall prepare the Exemption Document (or the “prospectus” for the purposes of the Prospectus Regulation) and cause it to be filed with the CNMV and (iii) Parent shall use its reasonable best efforts to obtain the Independent Expert Report. Parent will use its reasonable best efforts to cause the Exemption Document (or the “prospectus” for the purposes of the Prospectus Regulation) to be filed with, or receive required registration and verification by, the CNMV, as applicable, and to be made publicly available, as promptly as reasonably practicable, and to cause the Board Report to be made available to the holders of Parent Ordinary Shares on the date the Parent Meeting is called in accordance with SCL.
(c) Subject to the terms of this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable the Requisite Regulatory Approvals and all other permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the Transaction and the other transactions contemplated by this Agreement (including the IHC Merger and the Bank Merger, if applicable), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties, Regulatory Agencies or Governmental Authorities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to Applicable Laws relating to the confidentiality of information, all the information relating to the Company on one hand, or Parent, on the other, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transaction and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The parties shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Authorities, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to Applicable Law. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities, that would reasonably be expected to have a (i) material adverse effect on the Company and its Subsidiaries, taken as a whole, or (ii) material adverse effect (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) on Parent and its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries), taken as a whole (a “Materially Burdensome Regulatory Condition”); provided, that (i) neither Parent nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any Materially Burdensome Regulatory Condition that is not conditioned on the Closing and (ii) the Company and its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any Materially Burdensome Regulatory Condition if Parent requests any of them to take such action so long as such action is conditioned on the Closing. In addition, the Company and Parent agree to cooperate and use their reasonable best efforts to assist each other in preparing and filing such petitions and filings, and in obtaining such permits, consents, orders, approvals, waivers, non-objections and authorizations of third parties and Governmental Authorities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Transaction.
(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the F-4, the Proxy Statement and the Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Authority in connection with the Transaction, the IHC Merger and the Bank Merger, if applicable, and the other transactions contemplated by this Agreement.
(e) If at any time prior to the Exchange Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Proxy Statement, the Prospectus or the F-4, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company shareholders.
(f) To the extent permitted by Applicable Law, each of Parent and the Company shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Authority consent or approval of which is required for consummation of the transactions contemplated by this Agreement and the Bank Merger (if applicable) that that causes such party to believe (i) that there is a reasonable likelihood that any Requisite Regulatory Approval or, if applicable, any approval of the Bank Merger will not be obtained, (ii) that the receipt of any such approval may be materially delayed, or (iii) that any such regulatory approval may be subject to a Materially Burdensome Regulatory Condition.
(g) The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries, including submitting prior to the Closing such applications, notices, petitions or filings with Regulatory Agencies or Governmental Authorities as may be necessary or desirable in connection with any such reorganization, including the Bank Merger and IHC Merger; provided, that the Company shall not be required to incur any out-of-pocket cost in respect thereof, any action in furtherance thereof shall be conditioned on the consummation of the Closing and, other than to the extent such submission is intended to obtain a Requisite Regulatory Approval, no such submission with Regulatory Agencies or Governmental Authorities shall be a condition to the consummation of the Closing.
(h) Prior to the Exchange Effective Time, Parent shall use its reasonable best efforts to cause the Parent ADSs that will be issued in the Share Exchange and depositary shares in respect of Company Virginia Sub Series F Preferred Stock and Company Virginia Sub Series G Preferred Stock that will be issued in the Reincorporation Merger to be approved for listing on the NYSE, such listing to be subject to (and only become effective on) official notice of issuance.
(i) Neither the Company nor Parent shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any United States Person (other than any existing Affiliate of the Parent IHC Subsidiary) or portion thereof if such acquisition would reasonably be likely to create a material risk that such party or its Subsidiaries would be unable to obtain, or materially delay the ability of such party or its Subsidiaries to obtain, any necessary approvals of any Governmental Authority required for the Transaction or the other transactions contemplated hereby.

Section 9.02. Stockholder Meetings. (a) The Company shall call, establish a record date for, convene and hold a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Company Shareholder Approval required in connection with this Reincorporation Merger, and shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable after the Form F-4 is declared effective. Subject to the provisions of Section 7.03(b), the Company Board shall maintain the Company Board Recommendation until the Company Meeting. Unless there has been an Adverse Recommendation Change in accordance with the terms of this Agreement, the Company Board shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Shareholder Approval at the Company Meeting. Notwithstanding anything to the contrary herein, including any Adverse Recommendation Change or otherwise, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.
(b) The Parent Board shall call and Parent shall hold the Parent Meeting to be held as soon as reasonably practicable for the purpose of obtaining the Parent Shareholder Approval. Parent shall use its reasonable best efforts to obtain the Parent Shareholder Approval from the holders of Parent Ordinary Shares.
(c) The Company and Parent shall reasonably cooperate with the other to cause the Company Meeting and Parent Meeting, as applicable, to occur on the same date; provided that Parent, at its sole election, may call and hold the Parent Meeting prior to such date on which the Company Meeting is called to be held.
(d) Neither the Company nor Parent shall adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, except that the Company or Parent (1) shall be permitted to adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board or the Parent Board, as the case may be, has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders or stockholders, as applicable, prior to the Company Meeting or the Parent Meeting, as the case may be and (2) shall adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, up to two times, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock or Parent Ordinary Shares, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Company Shareholder Approval or the Parent Shareholder Approval; provided that, without the prior written consent of the other party, neither the Company nor Parent shall adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) Business Days in the aggregate. If the Company Meeting or the Parent Meeting is adjourned or postponed, the Company or Parent, respectively, may elect to cause the Company Meeting or the Parent Meeting, respectively, to also be adjourned such that the meetings occur on the same date.
Section 9.03. Public Announcements. Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall consult with each other (and reasonably consider any comments of the other party) before issuing any press release or making any other public statement or announcement with respect to this Agreement or the transactions contemplated hereby (including any statements or announcements at any press conference or call with investors or analysts that is open to the public) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or announcement before such consultation.
Section 9.04. Further Assurances. At and after the Exchange Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Company Virginia Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Company Virginia Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Reincorporation Merger and the Share Exchange.
Section 9.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement; and
(d) any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 10;
provided that the delivery of any notice pursuant to this Section 9.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice; provided, further that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 9.05 or the failure of any condition set forth in Section 10.02 or Section 10.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 10.02 or Section 10.03 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 9.05 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 9.06. Takeover Statutes. Parent, Company and Company Virginia Sub and their respective boards of directors or similar governing body shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Transaction, or any of the other transactions contemplated hereby, and shall take all necessary steps to exempt (or ensure the continued exemption of) the Transaction and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Company Virginia Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby. Any Adverse Recommendation Change shall not change the approval of the Company Board for purposes eliminating the application of any Takeover Statue to this Agreement and the transactions contemplated hereby.
Section 9.07. Exemption From Liability Under Section 16(b). Prior to the Exchange Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 9.08. Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, including the Reincorporation Merger or the Share Exchange, and the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. The Company shall not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Exchange Effective Time upon Parent, the Surviving Corporation or any of their respective affiliates.
Section 9.09. Change of Method. Subject to Section 10.02(d) herein, Parent may at any time change the method of effecting the Transaction if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of the

Exchange Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Transaction with respect to the Company’s or Company Virginia Sub’s shareholders or (iii) materially impede or delay, or make less likely, the consummation of the Transaction. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 12.03.
Section 9.10. Treatment of Company Indebtedness. Upon the Reincorporation Effective Time, Company Virginia Sub shall, and, if applicable, upon the IHC Merger Effective Time, Parent IHC Subsidiary shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the indentures set forth on Section 9.10(a) of the Company Disclosure Schedule, the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby and shall assume the due observance of the covenants and agreements to be performed by the Company under the amended and restated declaration of trust of Webster Statutory Trust I dated September 17, 2003, as amended, including any related agreements and the guarantee delivered in connection therewith. In connection therewith, (i) the Company, Company Virginia Sub and, if applicable, Parent IHC Subsidiary shall cooperate and execute and deliver, or cause to be executed and delivered, any supplemental indentures, amendments or other documents and (ii) the Company shall provide any opinions of counsel to the trustee thereof, execute and deliver, or cause to be executed and delivered, any documents including officer’s certificates, and perform all acts and obtain all consents and approvals, in each case, as required by the trustee thereof or otherwise required to make such assumptions effective as of the Reincorporation Effective Time or the IHC Merger Effective Time, as applicable. In addition, upon the Reincorporation Effective Time, the Surviving Corporation shall assume the obligations of the Company set forth on Section 9.10(b) of the Company Disclosure Schedule.
Section 9.11. Quarterly or Annual Reporting. If the Surviving Corporation may be required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date that is on or prior to the first date on which the Surviving Corporation may file a Form 15 terminating its reporting obligations pursuant to the Exchange Act in respect of the Reincorporation Merger, the Company shall provide to Parent, at least two (2) Business Days prior to the Closing, a draft of such report that is sufficiently developed such that it can be timely filed, and when filed, will (a) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (b) comply in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE.
ARTICLE 10

CONDITIONS TO THE REINCORPORATION MERGER AND THE SHARE EXCHANGE
Section 10.01. Conditions to the Obligations of Each Party. The respective obligations of the parties to consummate the Transaction are subject to the satisfaction at or prior to the Closing Date of the following conditions:
(a) Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;
(b) No Applicable Law shall be in effect which prohibits or makes illegal consummation of the Reincorporation Merger or the Share Exchange;
(c) The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d) The Exemption Document shall have been filed with, or the “prospectus” for the purposes of the Prospectus Regulation shall have been verified and registered with, the CNMV;
(e) Parent shall have received the Independent Expert Report;
(f) The Deed of Capital Increase shall be granted before a Spanish public notary; and
(g) The Parent ADSs to be issued upon consummation of the Transaction shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 10.02. Conditions to Obligations of Parent. The obligation of Parent to effect the Transaction is also subject to the satisfaction, or waiver by Parent, at or prior to the Exchange Effective Time, of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 5.11(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time, (ii) the representations and warranties of the Company contained in Section 5.05(a) and (b) shall be true and correct (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), (iii) the representations and warranties of the Company set forth in Sections 5.01, 5.02, 5.13(h), 5.13(i) and 5.31 (in each case, read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) and (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (iv) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Exchange Effective Time;
(c) All permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board under the BHC Act, (ii) the ECB under the Spanish Royal Decree 84/2015, and/or to the extent it is already in force, under the relevant Spanish law implementing Directive 2024/1619, of May 31 (CRDVI), (iii) if required, the HSR Act and (iv) any Governmental Authority set forth in Section 5.03 and Section 6.03 required to consummate the transactions contemplated by this Agreement, including the Transaction, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition; and
(d) Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company confirming the satisfaction of the conditions set forth in Section 10.02(a) and Section 10.02(b).
Section 10.03. Condition to Obligations of the Company. The obligation of the Company to effect the Transaction is also subject to the satisfaction, or waiver by the Company, at or prior to the Exchange Effective Time, of the following conditions:
(a) (i) The representations and warranties of Parent contained in Section 6.11 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time, (ii) the representations and warranties of Parent contained in any of Sections 6.01, 6.02 and Section 6.08 of the Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (iii) the other representations and warranties of Parent contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (iii) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Exchange Effective Time;
(c) Subject to Section 10.02(c) herein, all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and
(d) The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent confirming the satisfaction of the conditions set forth in Section 10.03(a) and Section 10.03(b).

ARTICLE 11

TERMINATION
Section 11.01. Termination. This Agreement may be terminated at any time prior to the Reincorporation Effective Time, whether before or after approval of the matters presented in connection with the Transaction by the stockholders of the Company or Parent:
(a) by mutual written agreement of the Company and Parent;
(b) by either the Company or Parent if:
(i) the Closing Date shall not have occurred on or before February 3, 2027 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Reincorporation Merger to be consummated on or before such time;
(ii) any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of either the Reincorporation Merger or the Share Exchange and such denial has become final and nonappealable or there shall be any Applicable Law that (A) makes the consummation of the Reincorporation Merger and/or the Share Exchange illegal or otherwise prohibited or (B) enjoins the Company, Parent or Company Virginia Sub from consummating the Reincorporation Merger and/or the Share Exchange and such injunction shall have become final and nonappealable;
(iii) the Company Shareholder Approval is not obtained upon a vote taken thereon at the Company Meeting or at any adjournment or postponement thereof; or
(iv) the Parent Shareholder Approval is not obtained upon a vote taken thereon at the Parent Meeting or at any adjournment or postponement thereof;
(c) by Parent if, in the case of clause (i), prior to the Company Meeting, or, in the case of clauses (ii) or (iii), prior to the Reincorporation Effective Time:
(i) (A) an Adverse Recommendation Change shall have occurred, or (B) there shall have been an intentional and material breach of Section 7.03(a) by the Company;
(ii) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement (or any such representation or warranty shall cease to be true), which breach or failure to be true or failure to perform, either individually or in the aggregate with all other breaches by the Company (or failures of such representations or warranties to be true), (A) would give rise to the failure of any of the conditions set forth in Sections 10.01 or 10.02 and (B) is either incurable or, if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the End Date; provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or
(iii) any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the transactions contemplated in this Agreement and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transaction (or on a final and nonappealable basis has determined not to grant such approval without the imposition of a Materially Burdensome Regulatory Condition).
(d) by the Company if, prior to the Reincorporation Effective Time, Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement (or any such representation or warranty shall cease to be true), which breach or failure to be true or failure to perform, either individually or in the aggregate with all other breaches by Parent (or failures of such representations or warranties to be true), (A) would give rise to the failure of any of the conditions set forth in Sections 10.01 or 10.03 and (B) is either incurable or, if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the End Date; provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party setting forth in reasonable detail the provision of Section 11.01 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
Section 11.02. Effect of Termination. (a) If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party or any of their respective subsidiaries (or any stockholder, director, officer, employee, agent, consultant or representative of such party and its respective subsidiaries) to any other party hereto, except that Section 7.02(b), Section 11.01, Section 11.02 and Article 12 shall survive termination of this Agreement and remain in full force and effect; provided that, if such termination shall result from the intentional and material failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure (including the loss to the stockholders of the Company of the benefits of the transactions contemplated by this Agreement, including, the loss of the premium to which the stockholders of the Company would have been entitled, in each case to the extent incurred or suffered as a result of such failure).
(b) Termination Fee.
(i) If (A) this Agreement is terminated by (1) either the Company or Parent pursuant to Section 11.01(b)(i) without the Company Shareholder Approval having been obtained, (2) Parent pursuant to Section 11.01(b)(iii) (other than in the circumstances contemplated in the following Section 11.02(b)(ii)) or (3) Parent pursuant to Section 11.01(c)(ii), (B) prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board, senior management of the Company or the Company’s shareholders (and not withdrawn at least two (2) business days prior to the Company Meeting), and (C) within 12 months of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) (provided for the purposes of this clause, each reference to “25%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “51%”), or
(ii) if this Agreement is terminated by Parent pursuant to Section 11.01(c)(i), or if this Agreement is terminated by the Company or Parent pursuant to Section 11.01(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 11.01(c)(i), then, in each case listed in clauses (i) and (ii) above, the Company shall pay to Parent in immediately available funds $489,000,000 (the “Termination Fee”), (x) in the case of clause (ii), within one Business Day after such termination and (y) in the case of clause (i) within one Business Day of the earlier of the entry into such definitive agreement and consummation of such Acquisition Proposal.
(c) Other Costs and Expenses. Each of Parent and the Company acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.02, it shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date that fee was required to be paid to, but excluding, the payment date.
ARTICLE 12

MISCELLANEOUS
Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given (a) when personally delivered by hand, (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail, provided that no “error” message or other notification of non-delivery is generated, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

if to Parent, to:

Banco Santander, S.A.
Ciudad Grupo Santander
Avda de Cantabria, s/n
28660 Boadilla del Monte
Madrid, Spain
Attention:	José Luis de Mora Gil-Gallardo Javier Illescas
Email:	[redacted]

with copies (which shall not constitute notice) to:

Banco Santander, S.A.
Ciudad Grupo Santander
Avda de Cantabria, s/n
28660 Boadilla del Monte
Madrid, Spain
Attention:	Corporate Legal
Email:	[redacted]

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Marc O. Williams Lee Hochbaum
E-mail:	[redacted]

if to the Company or Company Virginia Sub, to:

Webster Financial Corporation
200 Elm Street
Stamford, Connecticut 06902
Attention:	John Ciulla Kristy Berner
Email:	[redacted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Edward D. Herlihy Matthew M. Guest
E-mail:	[redacted]

or to such other address as such party may hereafter specify for the purpose by notice under this Section 12.01 to the other parties hereto.
Section 12.02. Survival. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Exchange Effective Time, except the agreements set forth in Section 8.01.
Section 12.03. Amendments and Waivers. (a) At any time and from time to time prior to the Exchange Effective Time, any party may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) subject to the requirements of Applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that any provision of this Agreement may be amended or waived prior to the Exchange Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, further that after receipt of the Company Shareholder Approval or Parent Shareholder Approval, there shall be made no amendment that by law requires further approval by shareholders of the Company or shareholders of Parent, as applicable, without the further approval of such shareholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 12.04. Expenses. Except as otherwise provided in this Agreement, including in Section 11.02, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 12.05. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.01 and the rights of the Company, on behalf of the Company’s stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable) to pursue specific performance as set forth in Section 12.13 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such stockholders, including, the loss of the premium to which the stockholders of the Company would have been entitled) in accordance with Section 11.02(a) in the event of an intentional and material breach (it being agreed that in no event shall any stockholder of the Company be entitled to enforce any of their rights, or any obligations of a party hereto, under this Agreement in the event of any such breach, but rather that (x) the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the stockholders of the Company, and (y) the Company may retain any amounts obtained in connection therewith), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent of its obligations under this Agreement or prejudice the rights of stockholders to receive payment for Shares exchanged for pursuant to the Share Exchange.
Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided, that the DGCL and VSCA shall apply to the effects of the Reincorporation Merger and the VSCA shall apply to the effects of the Share Exchange.
Section 12.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall exclusively be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts ”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.01.
Section 12.09. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT

OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.09.
Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 12.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.08, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate, and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 12.14. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1) and as identified in 12 C.F.R. § 309.5(g)(8) as well as non-public OCC information as defined in 12 C.F.R. §4.32(b)) of a Governmental Authority by any party to this Agreement to the extent prohibited by Applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Section 12.15. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

BANCO SANTANDER, S.A.

By:	/s/ José Luis de Mora Gil-Gallardo
	Name:	José Luis de Mora Gil-Gallardo
	Title:	Head of Corporate Development and Financial Planning

By:	/s/ Javier Illescas
	Name:	Javier Illescas
	Title:	Head of Legal

WEBSTER FINANCIAL CORPORATION

By:	/s/ John R. Ciulla
	Name:	John R. Ciulla
	Title:	Chairman and Chief Executive Officer

WEBSTER VIRGINIA CORPORATION

By:	/s/ Luis Massiani
	Name:	Luis Massiani
	Title:	Chief Executive Officer, President and Treasurer

Exhibit A – Form of Plan of Merger

PLAN OF MERGER

merging

WEBSTER FINANCIAL CORPORATION
a Delaware corporation

with and into

WEBSTER VIRGINIA CORPORATION,
a Virginia corporation
Pursuant to this Plan of Merger, Webster Financial Corporation, a Delaware corporation (the “Company”), shall merge with and into Webster Virginia Corporation (“Company Virginia Sub”), a Virginia corporation. Certain terms of this Plan of Merger are dependent on facts set forth in that certain Transaction Agreement, dated as of February 3, 2026 (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Transaction Agreement”), among the Company, Company Virginia Sub and Banco Santander, S.A., a Spanish sociedad anónima (“Parent”), a copy of which is available for inspection by any shareholder of the Company or Company Virginia Sub at the principal executive offices of Company Virginia Sub. To the extent permitted by the Virginia Stock Corporation Act (the “VSCA”), if there is a conflict between the terms and conditions in this Plan of Merger and the Transaction Agreement, the terms and conditions of the Transaction Agreement shall control.
ARTICLE I

THE REINCORPORATION MERGER
Section 1.01. The Reincorporation Merger. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time (as hereinafter defined) the Company shall merge (the “Reincorporation Merger”) with and into Company Virginia Sub in accordance with the Delaware General Corporation Law (the “DGCL”) and the VSCA. Company Virginia Sub shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of the Company shall terminate.
Section 1.02. Effective Time. The Reincorporation Merger shall become effective on the Closing Date (as such term is defined in the Transaction Agreement) at such time that Parent and the Company shall agree and specify in the articles of merger filed with the Virginia State Corporation Commission and in the certificate of merger filed with the Secretary of State of the State of Delaware or, if no such time is specified, upon the issuance of a certificate of merger by the Virginia State Corporation Commission and the acceptance of the certificate of merger by the Secretary of State of the State of Delaware (the “Reincorporation Effective Time”).
Section 1.03. Effect Of Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.
Section 1.04. Conversion Of Shares.
(a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, par value $0.01, of the Company (the “Company Common Stock”), (i) each share of Company Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury and any shares of Company Common Stock held by a holder who properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL) shall be converted into one share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.
(b) All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 1.04(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company

Common Certificate”, it being understood that any reference herein to “Company Common Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate have been converted pursuant to Section 1.04(a).
(c) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 5.25% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share, of the Company (the “Company Series F Preferred Stock”), (i) each share of Company Series F Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series F Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (as hereinafter defined) (all shares of such newly created series, collectively, the “Company Virginia Sub Series F Preferred Stock”), and (ii) each share of Company Series F Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.
(d) All of the shares of Company Series F Stock converted into shares of Company Virginia Sub Series F Stock pursuant to Section 1.04(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series F Preferred Stock Certificate”, it being understood that any reference herein to a “Company Series F Preferred Stock Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Series F Preferred Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series F Preferred Stock into which such shares of Company Series F Preferred Stock represented by such Company Series F Preferred Stock Certificate have been converted pursuant to Section 1.04(c).
(e) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 6.50% Non-Cumulative Perpetual Preferred Stock, Series G, par value $0.01 per share, of the Company (the “Company Series G Preferred Stock”), (i) each share of Company Series G Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series G Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (all shares of such newly created series, collectively, the “Company Virginia Sub Series G Preferred Stock”), and (ii) each share of Company Series G Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.
(f) All of the shares of Company Series G Stock converted into shares of Company Virginia Sub Series G Stock pursuant to Section 1.04(e) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series G Preferred Stock Certificate”, it being understood that any reference herein to a “Company Series G Preferred Stock Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Series G Preferred Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series G Preferred Stock into which such shares of Company Series G Preferred Stock represented by such Company Series G Preferred Stock Certificate have been converted pursuant to Section 1.04(e).
Section 1.05. Company Equity Awards. At the Reincorporation Effective Time, the Company Equity Awards (as such term is defined in the Transaction Agreement) shall be treated in the manner provided in the Transaction Agreement.
Section 1.06. ESPP. At the Reincorporation Effective Time, the Company ESPP (as such term is defined in the Transaction Agreement) shall be treated in the manner provided in the Transaction Agreement.
Section 1.07. Articles of Incorporation. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Company Virginia Sub shall be the Articles of Incorporation of the Surviving Corporation, with such changes (including in respect of the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Virginia Sub Series F Preferred Stock and the Company Virginia Sub Series G Preferred Stock) as may be mutually agreed upon by the parties to the Transaction Agreement, each acting reasonably, to give effect to the transactions contemplated therein (the “Company Virginia Sub Articles”), until thereafter amended in accordance with Applicable Law (as hereinafter defined).
Section 1.08. Bylaws. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time, the bylaws of Company Virginia Sub shall be the bylaws of the Surviving Corporation, with such changes as may be mutually agreed upon by the parties to the Transaction Agreement, each acting reasonably, to give effect to the transactions contemplated therein (the “Company Virginia Sub Bylaws”), until thereafter amended in accordance with Applicable Law.
Section 1.09. Board of Directors; Management. The directors and officers of the Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of Company Virginia Sub immediately after the Reincorporation Effective Time, each to hold office in accordance with the Company Virginia Sub Articles and Company Virginia Sub Bylaws until their respective successors are duly elected or qualified or their earlier resignation, death or removal.
Section 1.09. Service of Process. The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the surviving or resulting corporation arising from the Reincorporation Merger.
ARTICLE II

TERMINATION
This Plan of Merger shall be terminated and the Reincorporation Merger contemplated hereby shall be abandoned prior to the Reincorporation Effective Time (a) by written agreement of the Company, Parent and Company Virginia Sub or (b) automatically if the Transaction Agreement is terminated in accordance with its terms.
ARTICLE III

AMENDMENT
The Company, Parent and Company Virginia Sub, acting together, reserve the right, by action of their respective Boards of Directors, to amend this Plan of Merger at any time prior to the Reincorporation Effective Time; provided, however, that no amendment shall be made to this Plan of Merger that requires the approval of the sole shareholder of Company Virginia Sub pursuant to Section 13.1-716(F) of the VSCA without obtaining such approval.
ARTICLE IV

DEFINED TERMS
As used in this Plan of Merger, the following terms shall have the meaning set forth below:
(a)
“Applicable Law” means, with respect to any Person (as hereinafter defined), any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(b)
“Governmental Authority” means any transnational, U.S. or non-U.S. federal, state or local, governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

(c)
“Person” means an individual, corporation, partnership, limited liability company, bank, association, trust or other entity or organization, including a Governmental Authority, government or political subdivision or an agency or instrumentality thereof.

Exhibit B – Form of Plan of Share Exchange

PLAN OF SHARE EXCHANGE

between

WEBSTER VIRGINIA CORPORATION,
a Virginia corporation

and

BANCO SANTANDER, S.A.,
a Spanish sociedad anónima
Pursuant to this Plan of Share Exchange, Webster Virginia Corporation, a Virginia corporation (“Company Virginia Sub”), shall become a subsidiary of Banco Santander, S.A., a Spanish sociedad anónima (“Parent”), pursuant to a statutory share exchange under the Virginia Stock Corporation Act (the “VSCA”). Certain terms of this Plan of Share Exchange are dependent on facts set forth in that certain Transaction Agreement, dated as of February 3, 2026 (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Transaction Agreement”), among Webster Financial Corporation, a Delaware corporation (the “Company”), Company Virginia Sub and Parent, a copy of which is available for inspection by any shareholder of the Company Virginia Sub at the principal executive offices of Company Virginia Sub. To the extent permitted by the VCSA, if there is a conflict between the terms and conditions in this Plan of Share Exchange and the Transaction Agreement, the terms and conditions of the Transaction Agreement shall control.
ARTICLE I

THE SHARE EXCHANGE
Section 1.01. The Share Exchange. Subject to the terms and conditions of the Transaction Agreement, in accordance with the VSCA and the SCL, at the Exchange Effective Time (as hereinafter defined), pursuant to the applicable provisions of the VSCA, Company Virginia Sub shall become a subsidiary of Parent through the exchange of each outstanding share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”) for the Exchange Consideration (as hereinafter defined) (the “Share Exchange”).
Section 1.02. Exchange Effective Time. The Share Exchange shall become effective on the Closing Date (as defined in the Transaction Agreement) and immediately following the Reincorporation Effective Time at such time that Parent and the Company or Company Virginia Sub shall agree and specify in the articles of share exchange filed with the Virginia State Corporation Commission or, if no such time is specified, upon the issuance of a certificate of share exchange by the Virginia State Corporation Commission (the “Exchange Effective Time”). At the Exchange Effective Time, by virtue of the Share Exchange and as set forth in this Plan of Share Exchange and the VSCA, Parent shall automatically become the holder and owner of one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock, with the former holders of such outstanding shares being only entitled to receive the Exchange Consideration as provided for in Section 1.04. The Transfer Agent (as hereinafter defined), for the benefit of Parent, shall receive from Company Virginia Sub at the Exchange Effective Time the Company Virginia Exchange Certificate (as hereinafter defined) representing Parent’s ownership of all such outstanding shares of Company Virginia Sub Common Stock in exchange for the Exchange Consideration being issued pursuant to Section 1.04. As used in this Plan of Share Exchange, “Company Virginia Exchange Certificate” shall mean the certificate representing the shares of Company Virginia Sub Common Stock being received by Parent pursuant to the terms hereof, which shares shall represent one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock.
Section 1.03. Effects of the Share Exchange. At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA and the separate corporate existence of each of Company Virginia Sub and Parent shall continue and all shares of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by Parent, and Company Virginia Sub shall deliver the Company Virginia Exchange Certificate evidencing such shares to a transfer agent theretofore selected by Parent and reasonably acceptable to the Company (the “Transfer Agent”) pursuant to an agreement between Company Virginia Sub, Parent and the Transfer Agent obligating the Transfer Agent, immediately upon receipt of the Company Virginia Exchange Certificate, to certify to Parent that it has received such Company Virginia Exchange Certificate on behalf and for the benefit of Parent and that Parent is the beneficial and record owner of such shares and that no other shares of Company Virginia Sub Common Stock are outstanding. The Parent Board shall convene a meeting of the holders of Parent Ordinary Shares (as hereinafter defined) to submit a proposal for their approval of (i) a capital increase by way of in-kind contributions, which shall not give rise to preferential subscription rights, to be subscribed in exchange for the Company Virginia Sub Common Stock acquired by Parent as a result of the Share Exchange (the “Capital Increase”); and (ii) a delegation to the Parent Board for the execution of the Capital Increase. The execution of the Capital Increase shall (i) be preceded by a report from an independent expert appointed by the Commercial Registry of Santander (Registro Mercantil de Santander, the “Commercial Registry”), obtained in accordance with Article 67 of the SCL, setting forth a description and validating the valuation of the Company Virginia Sub Common Stock that will be acquired by Parent as a result of the Share Exchange used to set the Exchange Ratio and that will constitute the in-kind contribution with which the Capital Increase is paid-up, and (ii) require Parent to execute a notarial deed (the “Deed of Capital Increase”) that shall be subsequently filed for registration with the Commercial Registry. Pursuant to the Share Exchange, a copy of the Deed of Capital Increase duly registered with the Commercial Registry, together with the appropriate listing materials, shall be submitted to the National Securities Market Commission of Spain (Comisión Nacional del Mercado de Valores, the “CNMV”), the Spanish Stock Exchanges and Iberclear in order for the new Parent Ordinary Shares to be listed and registered in the name of the Depositary (as hereinafter defined), for the account of the former holders of Company Virginia Sub Common Stock, and to any other required stock exchanges for the authorization of the admission to listing of the new Parent Ordinary Shares. Parent shall prepare and file with the CNMV an exemption document (the “Exemption Document”) in accordance with the exemptions set forth in Article 1 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”), and in compliance with the terms set forth therein, which will avoid the obligation to prepare a “prospectus” for the purposes of the Prospectus Regulation to be filed with and approved by the CNMV for the issuance of new Parent Ordinary Shares resulting from the Capital Increase and the admission to listing of such new Parent Ordinary Shares. In case the Exemption Document were not available for any reason, a “prospectus” for the purposes of the Prospectus Regulation shall be filed by Parent with the CNMV for approval. Parent shall use its reasonable best efforts to cause all such actions to occur as promptly as reasonably practicable.
Section 1.04. Exchange Of Company Virginia Sub Common Stock. At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock:
(a) All shares of Company Virginia Sub Common Stock that are owned by Parent, Company Virginia Sub or any of their respective direct or indirect wholly owned Subsidiaries (as hereinafter defined) immediately prior to the Exchange Effective Time (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Parent, or Company Virginia Sub or any of their respective direct or indirect wholly owned Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(b) Subject to Section 1.04(d), at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, each share of Company Virginia Sub Common Stock (except as set forth in Section 1.04(a)) shall be exchanged for the right to receive from Parent (i) the number of ordinary shares of Parent, of 50 euro-cents nominal value each (the “Parent Ordinary Shares”), as is equal to the Exchange Ratio (as hereinafter defined) (the “Share Consideration”) and (ii) $48.75 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Exchange Consideration”).
(c) The Parent Ordinary Shares to be issued in exchange for the shares of Company Virginia Sub Common Stock exchanged hereunder shall be registered in the name of Citibank, N.A. or its nominee, or any successor thereto pursuant to a new deposit agreement entered into by Parent after the date hereof, or its nominee (the “Depositary”) by Iberclear and then delivered (i) in the form of receipts representing American depositary shares representing Parent Ordinary Shares (“Parent ADSs”) issued in accordance with the Amended and Restated Deposit Agreement, dated as of September 22, 2021, by and between Parent, Citibank, N.A., as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit the Parent Ordinary Shares being issued pursuant hereto and to deliver the Parent ADSs being delivered hereto) or a new deposit agreement entered into by Parent after the date hereof, or its nominee or

(ii) if and to the extent elected by any holder in the manner provided in Section 4.02(b) of the Transaction Agreement, in the form of Parent Ordinary Shares, in account entry form, rather than Parent ADSs; provided, however, that if at least ten (10) Business Days prior to the Exchange Effective Time Parent determines, after consultation with the Depositary, that it is not reasonably practicable to permit such an election, then all Parent Ordinary Shares delivered pursuant hereto shall be in the form of Parent ADSs.
(d) If, between the date of the Transaction Agreement and the Exchange Effective Time, any change in the number or type of outstanding Parent Ordinary Shares or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period (but, for the avoidance of doubt, excluding any change in the number of outstanding Parent Ordinary Shares due to the acquisition or repurchase of Parent Ordinary Shares pursuant to one or more share buyback programs implemented by Parent in the context of its shareholder remuneration policy or any subsequent reduction in Parent’s share capital through the redemption of Parent Ordinary Shares acquired pursuant to one or more such buyback programs), the Exchange Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by the Transaction Agreement prior to such event; provided that nothing in this Section 1.04(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any provision of the Transaction Agreement.
Section 1.05. Parent Capital Stock. At and after the Exchange Effective Time, each Parent Ordinary Share and Parent ADS issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Share Exchange.
Section 1.06. Company Virginia Sub Preferred Stock. At and after the Exchange Effective Time, each share of Company Virginia Sub Series F Preferred Stock (as defined in the Transaction Agreement) and Company Virginia Sub Series G Preferred Stock (as defined in the Transaction Agreement) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding in accordance with their terms and shall not be affected by the Share Exchange.
ARTICLE II

EXCHANGE OF SHARES
Section 2.01. Deposit of Consideration. Promptly following the Exchange Effective Time, and on the same date thereof in the case of the Cash Consideration, Parent shall provide (i) to the Depositary the Parent Ordinary Shares being issued in the form of Parent ADSs and the Depositary shall deposit with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of holders of Company Virginia Sub Common Stock, for exchange in accordance with this Article II, receipts representing such Parent ADSs, and (ii) to the Exchange Agent, (1) the Parent Ordinary Shares (A) being issued in account entry form and (B) being sold by the Exchange Agent pursuant to the procedure described in Section 2.02(i) and (2) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Exchange Consideration (such Parent ADSs, Parent Ordinary Shares and Cash Consideration provided to the Exchange Agent, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely exchange the Exchange Consideration and pay such cash in lieu of fractional shares, in accordance with the Transaction Agreement. Parent agrees to make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, until the termination of the Exchange Fund pursuant to Section 2.02(g), any dividends or other distributions which a holder of Company Virginia Sub Common Stock has the right to receive pursuant to Section 2.02(c).
Section 2.02. Exchange Of Shares. (a) Promptly after the Exchange Effective Time, the Exchange Agent shall mail to each holder of record of Company Virginia Sub Certificate(s) (as hereinafter defined) (which, after the Exchange Effective Time, shall represent only the right to receive the Exchange Consideration and any cash in respect of fractional shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Virginia Sub Certificate(s) shall pass, only upon delivery of Company Virginia Sub Certificate(s) (or affidavits of loss in lieu of such Company Virginia Sub Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (as hereinafter defined) and (ii) instructions for use in surrendering Company Virginia Sub Certificate(s) in exchange for the Exchange Consideration and any cash in lieu of fractional Parent Ordinary Shares to be paid in consideration therefor upon surrender of such Company Virginia Sub Certificate (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book entry shares). Subject to the proviso in the last sentence of Section 1.04(c), the Letter of Transmittal shall also contain instructions for electing to effect the surrender of Company Virginia Sub Certificates in exchange for Parent Ordinary Shares in account entry form in lieu of Parent ADSs.
(b) Upon proper surrender of a Company Virginia Sub Certificate or Company Virginia Sub Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of Company Virginia Sub Common Stock held in book entry at the Exchange Effective Time), together with such properly completed Letter of Transmittal, duly executed, the holder of such Company Virginia Sub Certificate or Company Virginia Sub Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a receipt representing that number of whole Parent ADSs or Parent Ordinary Shares in account entry form to which the holder of such Company Virginia Sub Certificates shall have become entitled pursuant to the provisions of Article I, (ii) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Virginia Sub Common Stock previously represented by such Company Virginia Sub Certificates and (iii) a check representing the amount of (x) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02(c). No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Company Virginia Sub Certificates.
(c) No dividends or other distributions with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented thereby, in each case unless and until the surrender of such Company Virginia Sub Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Virginia Sub Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore payable with respect to the whole Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate with a record date after the Exchange Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs issuable with respect to such Company Virginia Sub Certificate.
(d) If payment of the Exchange Consideration (including any receipt representing Parent ADSs or Parent Ordinary Shares in account entry form) is to be made or issued to a person other than that in which the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the payment and issuance thereof that the Company Virginia Sub Certificate or Company Virginia Sub Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Exchange Consideration (including the issuance of a receipt representing Parent ADSs or Parent Ordinary Shares in account entry form in any name other than that of the registered holder of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered, or required for any other reason), or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(e) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Company Virginia Sub of the shares of Company Virginia Sub Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time. If, after the Exchange Effective Time, Company Virginia Sub Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Exchange Consideration as provided in this Article II.
(f) Notwithstanding anything to the contrary contained in this Plan of Share Exchange or the Transaction Agreement, no certificates or scrip representing fractional Parent Ordinary Shares in account entry form or receipts representing fractional Parent ADSs shall be issued upon the surrender of Company Virginia Sub Certificates for exchange, no dividend or distribution with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares in account entry form or receipts representing Parent ADSs. In lieu of the issuance of any such fractional share, Parent shall deliver to the Exchange Agent the Parent Ordinary Shares being sold by the Exchange Agent pursuant to the procedure described in Section 2.02(i).
(g) The Exchange Agent shall sell any Parent ADSs delivered to it by the Depositary and any non-cash portion of the Exchange Fund that remains unclaimed by the shareholders of Company Virginia Sub on the date falling 12 months after the Exchange Effective Time and shall return the proceeds of such sale and any other cash held in the Exchange Fund at such time to Company Virginia Sub. Any former shareholders of Company Virginia Sub who have not theretofore complied with this Article II shall thereafter look only to Company Virginia Sub with respect to the Exchange Consideration, any consideration in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs deliverable in respect of each share of Company Virginia Sub Common Stock such shareholder holds as determined pursuant to this Plan of Share Exchange, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company Virginia Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Virginia Sub Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h) In the event any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Exchange Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Plan of Share Exchange.
(i) The Exchange Agent shall aggregate all fractional interests in Parent Ordinary Shares (after aggregating all interests in Parent Ordinary Shares to which a former holder of shares of Company Virginia Sub Common Stock is entitled) and sell all such shares, in one or more transactions executed on one or more stock exchanges through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to former holders of shares of Company Virginia Sub Common Stock in lieu of their fractional interest in Parent Ordinary Shares or Parent ADSs. For the avoidance of doubt, any reference in this Plan of Share Exchange to Parent providing to the Exchange Agent any funds in lieu of fractional shares shall refer exclusively to the procedure described in this Section 2.02(i), through which cash is generated through the sale by the Exchange Agent of Parent Ordinary Shares, and through which no cash is provided or funded by Parent at any time.
Section 2.03. Withholding Rights. Notwithstanding anything to the contrary contained herein, Parent, Company Virginia Sub and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Plan of Share Exchange such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If Parent, Company Virginia Sub and any other applicable withholding agent so withholds amounts, such amounts shall be treated for all purposes of this Plan of Share Exchange as having been paid to the Person in respect of which Parent made such deduction and withholding.
ARTICLE III

TERMINATION
This Plan of Share Exchange shall be terminated and the Share Exchange contemplated hereby shall be abandoned prior to the Exchange Effective Time (a) by written agreement of Company Virginia Sub and Parent or (b) automatically if the Transaction Agreement is terminated in accordance with its terms.
ARTICLE IV

AMENDMENT
Parent and Company Virginia Sub, acting together, reserve the right, by action of their respective Boards of Directors, to amend this Plan of Share Exchange at any time prior to the Exchange Effective Time; provided, however, that no amendment shall be made to this Plan of Share Exchange that requires the approval of the shareholders of Company Virginia Sub pursuant to Section 13.1-717(G) of the VSCA without obtaining such approval.
ARTICLE V

DEFINED TERMS
As used in this Plan of Share Exchange, the following terms shall have the meaning set forth below:
(a)
“Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(b)	“BHC Act” means the Bank Holding Company Act of 1956, as amended.
(c)
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain are authorized or required by Applicable Law to close; provided that, solely for purposes of determining the Closing Date, the term “Business Day” shall also not include any day on which the Secretary of State for the State of Delaware or the Virginia State Corporation Commission is closed.

(d)	“Closing” means the closing of the Share Exchange.
(e)	“Closing Date” means the date on which the Closing occurs.
(f)	“Company Common Certificates” means the certificates representing shares of Company Common Stock.
(g)	“Company Common Stock” means common stock, par value $0.01 per share, of the Company.
(h)
“Company Virginia Sub Certificates” means the certificates representing that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by Company Common Certificates are converted in the Reincorporation Merger (as hereinafter defined) pursuant to the Transaction Agreement after all of the shares of Company Common Stock are converted into shares of Company Virginia Sub Common Stock.

(i)	“Exchange Agent Agreement” means the Exchange Agent Agreement between Parent and the Exchange Agent.
(j)	“Exchange Ratio” means 2.0548.
(k)
“Governmental Authority” means any transnational, U.S. or non-U.S. federal, state or local, governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

(l)	“Iberclear” means Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal.
(m)
“Parent Board” means the Board of Directors of Parent or, as the case may be, any committee or director of Parent to whom the Board of Directors has delegated sufficient authority to take the relevant action required of the Board of Directors.

(n)
“Person” means an individual, corporation, partnership, limited liability company, bank, association, trust or other entity or organization, including a Governmental Authority, government or political subdivision or an agency or instrumentality thereof.

(o)	“Reincorporation Effective Time” means the time that the Reincorporation Merger becomes effective.
(p)	“Reincorporation Merger” means the merger in which the Company will merge with and into Company Virginia Sub, with Company Virginia Sub surviving such merger.
(q)	“SCL” means the Spanish Corporation Law of 2010 (Texto Refundido de la Ley de Sociedades de Capital aprobado por el Real Decreto Legislativo 1/2010), as amended.
(r)	“Subsidiary” means, at any time with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person or is otherwise directly or indirectly controlled by such Person, including control as defined under, and interpreted in accordance with, the BHC Act.
(s)
“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Exchange Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

(t)
“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding (A) any agreements or arrangements exclusively between or among the Company and its Subsidiaries or (B) any indemnification agreement or arrangement with third parties made in the ordinary course of business the principal subject of which does not pertain to Tax).

Annex B
PLAN OF MERGER

merging

WEBSTER FINANCIAL CORPORATION
a Delaware corporation

with and into

WEBSTER VIRGINIA CORPORATION,
a Virginia corporation
Pursuant to this Plan of Merger, Webster Financial Corporation, a Delaware corporation (the “Company”), shall merge with and into Webster Virginia Corporation (“Company Virginia Sub”), a Virginia corporation. Certain terms of this Plan of Merger are dependent on facts set forth in that certain Transaction Agreement, dated as of February 3, 2026 (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Transaction Agreement”), among the Company, Company Virginia Sub and Banco Santander, S.A., a Spanish sociedad anónima (“Parent”), a copy of which is available for inspection by any shareholder of the Company or Company Virginia Sub at the principal executive offices of Company Virginia Sub. To the extent permitted by the Virginia Stock Corporation Act (the “VSCA”), if there is a conflict between the terms and conditions in this Plan of Merger and the Transaction Agreement, the terms and conditions of the Transaction Agreement shall control.
ARTICLE I

THE REINCORPORATION MERGER
Section 1.01. The Reincorporation Merger. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time (as hereinafter defined) the Company shall merge (the “Reincorporation Merger”) with and into Company Virginia Sub in accordance with the Delaware General Corporation Law (the “DGCL”) and the VSCA. Company Virginia Sub shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of the Company shall terminate.
Section 1.02. Effective Time. The Reincorporation Merger shall become effective on the Closing Date (as such term is defined in the Transaction Agreement) at such time that Parent and the Company shall agree and specify in the articles of merger filed with the Virginia State Corporation Commission and in the certificate of merger filed with the Secretary of State of the State of Delaware or, if no such time is specified, upon the issuance of a certificate of merger by the Virginia State Corporation Commission and the acceptance of the certificate of merger by the Secretary of State of the State of Delaware (the “Reincorporation Effective Time”).
Section 1.03. Effect Of Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.
Section 1.04. Conversion Of Shares.
(a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, par value $0.01, of the Company (the “Company Common Stock”), (i) each share of Company Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury and any shares of Company Common Stock held by a holder who properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL) shall be converted into one share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.
(b) All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 1.04(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Common Certificate”, it being understood that any reference herein to “Company Common Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate have been converted pursuant to Section 1.04(a).
(c) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 5.25% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share, of the Company (the “Company Series F Preferred Stock”), (i) each share of Company Series F Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series F Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (as hereinafter defined) (all shares of such newly created series, collectively, the “Company Virginia Sub Series F Preferred Stock”), and (ii) each share of Company Series F Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.
(d) All of the shares of Company Series F Stock converted into shares of Company Virginia Sub Series F Stock pursuant to Section 1.04(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series F Preferred Stock Certificate”, it being understood that any reference herein to a “Company Series F Preferred Stock Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Series F Preferred Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series F Preferred Stock into which such shares of Company Series F Preferred Stock represented by such Company Series F Preferred Stock Certificate have been converted pursuant to Section 1.04(c).
(e) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 6.50% Non-Cumulative Perpetual Preferred Stock, Series G, par value $0.01 per share, of the Company (the “Company Series G Preferred Stock”), (i) each share of Company Series G Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series G Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (all shares of such newly created series, collectively, the “Company Virginia Sub Series G Preferred Stock”), and (ii) each share of Company Series G Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.
(f) All of the shares of Company Series G Stock converted into shares of Company Virginia Sub Series G Stock pursuant to Section 1.04(e) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series G Preferred Stock Certificate”, it being understood that any reference herein to a “Company Series G Preferred Stock Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Series G Preferred Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series G Preferred Stock into which such shares of Company Series G Preferred Stock represented by such Company Series G Preferred Stock Certificate have been converted pursuant to Section 1.04(e).
Section 1.05. Company Equity Awards. At the Reincorporation Effective Time, the Company Equity Awards (as such term is defined in the Transaction Agreement) shall be treated in the manner provided in the Transaction Agreement.
Section 1.06. ESPP. At the Reincorporation Effective Time, the Company ESPP (as such term is defined in the Transaction Agreement) shall be treated in the manner provided in the Transaction Agreement.
Section 1.07. Articles of Incorporation. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Company Virginia Sub shall be the Articles of Incorporation of the Surviving Corporation, with such changes (including in respect of the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Virginia Sub Series F Preferred Stock and the Company Virginia Sub Series G Preferred Stock) as may be mutually agreed upon by the parties to the Transaction Agreement, each acting reasonably, to give effect to the transactions contemplated therein (the “Company Virginia Sub Articles”), until thereafter amended in accordance with Applicable Law (as hereinafter defined).
Section 1.08. Bylaws. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time, the bylaws of Company Virginia Sub shall be the bylaws of the Surviving Corporation, with such changes as may be mutually agreed upon by the parties to the Transaction Agreement, each acting reasonably, to give effect to the transactions contemplated therein (the “Company Virginia Sub Bylaws”), until thereafter amended in accordance with Applicable Law.
Section 1.09. Board of Directors; Management. The directors and officers of the Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of Company Virginia Sub immediately after the Reincorporation Effective Time, each to hold office in accordance with the Company Virginia Sub Articles and Company Virginia Sub Bylaws until their respective successors are duly elected or qualified or their earlier resignation, death or removal.
Section 1.09. Service of Process. The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the surviving or resulting corporation arising from the Reincorporation Merger.
ARTICLE II

TERMINATION
This Plan of Merger shall be terminated and the Reincorporation Merger contemplated hereby shall be abandoned prior to the Reincorporation Effective Time (a) by written agreement of the Company, Parent and Company Virginia Sub or (b) automatically if the Transaction Agreement is terminated in accordance with its terms.
ARTICLE III

AMENDMENT
The Company, Parent and Company Virginia Sub, acting together, reserve the right, by action of their respective Boards of Directors, to amend this Plan of Merger at any time prior to the Reincorporation Effective Time; provided, however, that no amendment shall be made to this Plan of Merger that requires the approval of the sole shareholder of Company Virginia Sub pursuant to Section 13.1-716(F) of the VSCA without obtaining such approval.
ARTICLE IV

DEFINED TERMS
As used in this Plan of Merger, the following terms shall have the meaning set forth below:
(a)
“Applicable Law” means, with respect to any Person (as hereinafter defined), any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(b)
“Governmental Authority” means any transnational, U.S. or non-U.S. federal, state or local, governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

(c)
“Person” means an individual, corporation, partnership, limited liability company, bank, association, trust or other entity or organization, including a Governmental Authority, government or political subdivision or an agency or instrumentality thereof.

Annex C
PLAN OF SHARE EXCHANGE

between

WEBSTER VIRGINIA CORPORATION,
a Virginia corporation

and

BANCO SANTANDER, S.A.,
a Spanish sociedad anónima
Pursuant to this Plan of Share Exchange, Webster Virginia Corporation, a Virginia corporation (“Company Virginia Sub”), shall become a subsidiary of Banco Santander, S.A., a Spanish sociedad anónima (“Parent”), pursuant to a statutory share exchange under the Virginia Stock Corporation Act (the “VSCA”). Certain terms of this Plan of Share Exchange are dependent on facts set forth in that certain Transaction Agreement, dated as of February 3, 2026 (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Transaction Agreement”), among Webster Financial Corporation, a Delaware corporation (the “Company”), Company Virginia Sub and Parent, a copy of which is available for inspection by any shareholder of the Company Virginia Sub at the principal executive offices of Company Virginia Sub. To the extent permitted by the VCSA, if there is a conflict between the terms and conditions in this Plan of Share Exchange and the Transaction Agreement, the terms and conditions of the Transaction Agreement shall control.
ARTICLE I

THE SHARE EXCHANGE
Section 1.01. The Share Exchange. Subject to the terms and conditions of the Transaction Agreement, in accordance with the VSCA and the SCL, at the Exchange Effective Time (as hereinafter defined), pursuant to the applicable provisions of the VSCA, Company Virginia Sub shall become a subsidiary of Parent through the exchange of each outstanding share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”) for the Exchange Consideration (as hereinafter defined) (the “Share Exchange”).
Section 1.02. Exchange Effective Time. The Share Exchange shall become effective on the Closing Date (as defined in the Transaction Agreement) and immediately following the Reincorporation Effective Time at such time that Parent and the Company or Company Virginia Sub shall agree and specify in the articles of share exchange filed with the Virginia State Corporation Commission or, if no such time is specified, upon the issuance of a certificate of share exchange by the Virginia State Corporation Commission (the “Exchange Effective Time”). At the Exchange Effective Time, by virtue of the Share Exchange and as set forth in this Plan of Share Exchange and the VSCA, Parent shall automatically become the holder and owner of one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock, with the former holders of such outstanding shares being only entitled to receive the Exchange Consideration as provided for in Section 1.04. The Transfer Agent (as hereinafter defined), for the benefit of Parent, shall receive from Company Virginia Sub at the Exchange Effective Time the Company Virginia Exchange Certificate (as hereinafter defined) representing Parent’s ownership of all such outstanding shares of Company Virginia Sub Common Stock in exchange for the Exchange Consideration being issued pursuant to Section 1.04. As used in this Plan of Share Exchange, “Company Virginia Exchange Certificate” shall mean the certificate representing the shares of Company Virginia Sub Common Stock being received by Parent pursuant to the terms hereof, which shares shall represent one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock.
Section 1.03. Effects of the Share Exchange. At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA and the separate corporate existence of each of Company Virginia Sub and Parent shall continue and all shares of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by Parent, and Company Virginia Sub shall deliver the Company Virginia Exchange Certificate evidencing such shares to a transfer agent theretofore selected by Parent and reasonably acceptable to the Company (the “Transfer Agent”) pursuant to an agreement between Company Virginia Sub, Parent and the Transfer Agent obligating the Transfer Agent, immediately upon receipt of the Company Virginia Exchange Certificate, to certify to Parent that it has received such Company Virginia Exchange Certificate on behalf and for the benefit of Parent and that Parent is the beneficial and record owner of such shares and that no other shares of Company Virginia Sub Common Stock are outstanding. The Parent Board shall convene a meeting of the holders of Parent Ordinary Shares (as hereinafter defined) to submit a proposal for their approval of (i) a capital increase by way of in-kind contributions, which shall not give rise to preferential subscription rights, to be subscribed in exchange for the Company Virginia Sub Common Stock acquired by Parent as a result of the Share Exchange (the “Capital Increase”); and (ii) a delegation to the Parent Board for the execution of the Capital Increase. The execution of the Capital Increase shall (i) be preceded by a report from an independent expert appointed by the Commercial Registry of Santander (Registro Mercantil de Santander, the “Commercial Registry”), obtained in accordance with Article 67 of the SCL, setting forth a description and validating the valuation of the Company Virginia Sub Common Stock that will be acquired by Parent as a result of the Share Exchange used to set the Exchange Ratio and that will constitute the in-kind contribution with which the Capital Increase is paid-up, and (ii) require Parent to execute a notarial deed (the “Deed of Capital Increase”) that shall be subsequently filed for registration with the Commercial Registry. Pursuant to the Share Exchange, a copy of the Deed of Capital Increase duly registered with the Commercial Registry, together with the appropriate listing materials, shall be submitted to the National Securities Market Commission of Spain (Comisión Nacional del Mercado de Valores, the “CNMV”), the Spanish Stock Exchanges and Iberclear in order for the new Parent Ordinary Shares to be listed and registered in the name of the Depositary (as hereinafter defined), for the account of the former holders of Company Virginia Sub Common Stock, and to any other required stock exchanges for the authorization of the admission to listing of the new Parent Ordinary Shares. Parent shall prepare and file with the CNMV an exemption document (the “Exemption Document”) in accordance with the exemptions set forth in Article 1 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”), and in compliance with the terms set forth therein, which will avoid the obligation to prepare a “prospectus” for the purposes of the Prospectus Regulation to be filed with and approved by the CNMV for the issuance of new Parent Ordinary Shares resulting from the Capital Increase and the admission to listing of such new Parent Ordinary Shares. In case the Exemption Document were not available for any reason, a “prospectus” for the purposes of the Prospectus Regulation shall be filed by Parent with the CNMV for approval. Parent shall use its reasonable best efforts to cause all such actions to occur as promptly as reasonably practicable.
Section 1.04. Exchange Of Company Virginia Sub Common Stock. At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock:
(a) All shares of Company Virginia Sub Common Stock that are owned by Parent, Company Virginia Sub or any of their respective direct or indirect wholly owned Subsidiaries (as hereinafter defined) immediately prior to the Exchange Effective Time (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Parent, or Company Virginia Sub or any of their respective direct or indirect wholly owned Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(b) Subject to Section 1.04(d), at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, each share of Company Virginia Sub Common Stock (except as set forth in Section 1.04(a)) shall be exchanged for the right to receive from Parent (i) the number of ordinary shares of Parent, of 50 euro-cents nominal value each (the “Parent Ordinary Shares”), as is equal to the Exchange Ratio (as hereinafter defined) (the “Share Consideration”) and (ii) $48.75 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Exchange Consideration”).
(c) The Parent Ordinary Shares to be issued in exchange for the shares of Company Virginia Sub Common Stock exchanged hereunder shall be registered in the name of Citibank, N.A. or its nominee, or any successor thereto pursuant to a new deposit agreement entered into by Parent after the date hereof, or its nominee (the “Depositary”) by Iberclear and then delivered (i) in the form of receipts representing American depositary shares representing Parent Ordinary Shares (“Parent ADSs”) issued in accordance with the Amended and Restated Deposit Agreement, dated as of September 22, 2021, by and between Parent, Citibank, N.A., as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit the Parent Ordinary Shares being issued pursuant hereto and to deliver the Parent ADSs being delivered hereto) or a new deposit agreement entered into by Parent after the date hereof, or its nominee or (ii) if and to the extent elected by any holder in the manner provided in Section 4.02(b) of the Transaction Agreement, in the form of Parent Ordinary Shares, in account entry form, rather than Parent ADSs; provided, however, that if at least ten (10) Business Days prior to the Exchange Effective Time Parent determines, after consultation with the Depositary, that it is not reasonably practicable to permit such an election, then all Parent Ordinary Shares delivered pursuant hereto shall be in the form of Parent ADSs.
(d) If, between the date of the Transaction Agreement and the Exchange Effective Time, any change in the number or type of outstanding Parent Ordinary Shares or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period (but, for the avoidance of doubt, excluding any change in the number of outstanding Parent Ordinary Shares due to the acquisition or repurchase of Parent Ordinary Shares pursuant to one or more share buyback programs implemented by Parent in the context of its shareholder remuneration policy or any subsequent reduction in Parent’s share capital through the redemption of Parent Ordinary Shares acquired pursuant to one or more such buyback programs), the Exchange Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by the Transaction Agreement prior to such event; provided that nothing in this Section 1.04(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any provision of the Transaction Agreement.
Section 1.05. Parent Capital Stock. At and after the Exchange Effective Time, each Parent Ordinary Share and Parent ADS issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Share Exchange.
Section 1.06. Company Virginia Sub Preferred Stock. At and after the Exchange Effective Time, each share of Company Virginia Sub Series F Preferred Stock (as defined in the Transaction Agreement) and Company Virginia Sub Series G Preferred Stock (as defined in the Transaction Agreement) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding in accordance with their terms and shall not be affected by the Share Exchange.
ARTICLE II

EXCHANGE OF SHARES
Section 2.01. Deposit of Consideration. Promptly following the Exchange Effective Time, and on the same date thereof in the case of the Cash Consideration, Parent shall provide (i) to the Depositary the Parent Ordinary Shares being issued in the form of Parent ADSs and the Depositary shall deposit with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of holders of Company Virginia Sub Common Stock, for exchange in accordance with this Article II, receipts representing such Parent ADSs, and (ii) to the Exchange Agent, (1) the Parent Ordinary Shares (A) being issued in account entry form and (B) being sold by the Exchange Agent pursuant to the procedure described in Section 2.02(i) and (2) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Exchange Consideration (such Parent ADSs, Parent Ordinary Shares and Cash Consideration provided to the Exchange Agent, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely exchange the Exchange Consideration and pay such cash in lieu of fractional shares, in accordance with the Transaction Agreement. Parent agrees to make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, until the termination of the Exchange Fund pursuant to Section 2.02(g), any dividends or other distributions which a holder of Company Virginia Sub Common Stock has the right to receive pursuant to Section 2.02(c).
Section 2.02. Exchange Of Shares. (a) Promptly after the Exchange Effective Time, the Exchange Agent shall mail to each holder of record of Company Virginia Sub Certificate(s) (as hereinafter defined) (which, after the Exchange Effective Time, shall represent only the right to receive the Exchange Consideration and any cash in respect of fractional shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Virginia Sub Certificate(s) shall pass, only upon delivery of Company Virginia Sub Certificate(s) (or affidavits of loss in lieu of such Company Virginia Sub Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (as hereinafter defined) and (ii) instructions for use in surrendering Company Virginia Sub Certificate(s) in exchange for the Exchange Consideration and any cash in lieu of fractional Parent Ordinary Shares to be paid in consideration therefor upon surrender of such Company Virginia Sub Certificate (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book entry shares). Subject to the proviso in the last sentence of Section 1.04(c), the Letter of Transmittal shall also contain instructions for electing to effect the surrender of Company Virginia Sub Certificates in exchange for Parent Ordinary Shares in account entry form in lieu of Parent ADSs.
(b) Upon proper surrender of a Company Virginia Sub Certificate or Company Virginia Sub Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of Company Virginia Sub Common Stock held in book entry at the Exchange Effective Time), together with such properly completed Letter of Transmittal, duly executed, the holder of such Company Virginia Sub Certificate or Company Virginia Sub Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a receipt representing that number of whole Parent ADSs or Parent Ordinary Shares in account entry form to which the holder of such Company Virginia Sub Certificates shall have become entitled pursuant to the provisions of Article I, (ii) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Virginia Sub Common Stock previously represented by such Company Virginia Sub Certificates and (iii) a check representing the amount of (x) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02(c). No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Company Virginia Sub Certificates.
(c) No dividends or other distributions with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented thereby, in each case unless and until the surrender of such Company Virginia Sub Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Virginia Sub Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore payable with respect to the whole Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate with a record date after the Exchange Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs issuable with respect to such Company Virginia Sub Certificate.
(d) If payment of the Exchange Consideration (including any receipt representing Parent ADSs or Parent Ordinary Shares in account entry form) is to be made or issued to a person other than that in which the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the payment and issuance thereof that the Company Virginia Sub Certificate or Company Virginia Sub Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Exchange Consideration (including the issuance of a receipt representing Parent ADSs or Parent Ordinary Shares in account entry form in any name other than that of the registered holder of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered, or required for any other reason), or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(e) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Company Virginia Sub of the shares of Company Virginia Sub Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time. If, after the Exchange Effective Time, Company Virginia Sub Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Exchange Consideration as provided in this Article II.
(f) Notwithstanding anything to the contrary contained in this Plan of Share Exchange or the Transaction Agreement, no certificates or scrip representing fractional Parent Ordinary Shares in account entry form or receipts representing fractional Parent ADSs shall be issued upon the surrender of Company Virginia Sub Certificates for exchange, no dividend or distribution with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares in account entry form or receipts representing Parent ADSs. In lieu of the issuance of any such fractional share, Parent shall deliver to the Exchange Agent the Parent Ordinary Shares being sold by the Exchange Agent pursuant to the procedure described in Section 2.02(i).
(g) The Exchange Agent shall sell any Parent ADSs delivered to it by the Depositary and any non-cash portion of the Exchange Fund that remains unclaimed by the shareholders of Company Virginia Sub on the date falling 12 months after the Exchange Effective Time and shall return the proceeds of such sale and any other cash held in the Exchange Fund at such time to Company Virginia Sub. Any former shareholders of Company Virginia Sub who have not theretofore complied with this Article II shall thereafter look only to Company Virginia Sub with respect to the Exchange Consideration, any consideration in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs deliverable in respect of each share of Company Virginia Sub Common Stock such shareholder holds as determined pursuant to this Plan of Share Exchange, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company Virginia Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Virginia Sub Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h) In the event any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Exchange Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Plan of Share Exchange.
(i) The Exchange Agent shall aggregate all fractional interests in Parent Ordinary Shares (after aggregating all interests in Parent Ordinary Shares to which a former holder of shares of Company Virginia Sub Common Stock is entitled) and sell all such shares, in one or more transactions executed on one or more stock exchanges through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to former holders of shares of Company Virginia Sub Common Stock in lieu of their fractional interest in Parent Ordinary Shares or Parent ADSs. For the avoidance of doubt, any reference in this Plan of Share Exchange to Parent providing to the Exchange Agent any funds in lieu of fractional shares shall refer exclusively to the procedure described in this Section 2.02(i), through which cash is generated through the sale by the Exchange Agent of Parent Ordinary Shares, and through which no cash is provided or funded by Parent at any time.
Section 2.03. Withholding Rights. Notwithstanding anything to the contrary contained herein, Parent, Company Virginia Sub and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Plan of Share Exchange such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If Parent, Company Virginia Sub and any other applicable withholding agent so withholds amounts, such amounts shall be treated for all purposes of this Plan of Share Exchange as having been paid to the Person in respect of which Parent made such deduction and withholding.
ARTICLE III

TERMINATION
This Plan of Share Exchange shall be terminated and the Share Exchange contemplated hereby shall be abandoned prior to the Exchange Effective Time (a) by written agreement of Company Virginia Sub and Parent or (b) automatically if the Transaction Agreement is terminated in accordance with its terms.
ARTICLE IV

AMENDMENT
Parent and Company Virginia Sub, acting together, reserve the right, by action of their respective Boards of Directors, to amend this Plan of Share Exchange at any time prior to the Exchange Effective Time; provided, however, that no amendment shall be made to this Plan of Share Exchange that requires the approval of the shareholders of Company Virginia Sub pursuant to Section 13.1-717(G) of the VSCA without obtaining such approval.
ARTICLE V

DEFINED TERMS
As used in this Plan of Share Exchange, the following terms shall have the meaning set forth below:
(a)
“Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(b)	“BHC Act” means the Bank Holding Company Act of 1956, as amended.
(c)
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain are authorized or required by Applicable Law to close; provided that, solely for purposes of determining the Closing Date, the term “Business Day” shall also not include any day on which the Secretary of State for the State of Delaware or the Virginia State Corporation Commission is closed.

(d)	“Closing” means the closing of the Share Exchange.
(e)	“Closing Date” means the date on which the Closing occurs.
(f)	“Company Common Certificates” means the certificates representing shares of Company Common Stock.
(g)	“Company Common Stock” means common stock, par value $0.01 per share, of the Company.
(h)
“Company Virginia Sub Certificates” means the certificates representing that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by Company Common Certificates are converted in the Reincorporation Merger (as hereinafter defined) pursuant to the Transaction Agreement after all of the shares of Company Common Stock are converted into shares of Company Virginia Sub Common Stock.

(i)	“Exchange Agent Agreement” means the Exchange Agent Agreement between Parent and the Exchange Agent.
(j)	“Exchange Ratio” means 2.0548.
(k)
“Governmental Authority” means any transnational, U.S. or non-U.S. federal, state or local, governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

(l)	“Iberclear” means Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal.
(m)
“Parent Board” means the Board of Directors of Parent or, as the case may be, any committee or director of Parent to whom the Board of Directors has delegated sufficient authority to take the relevant action required of the Board of Directors.

(n)
“Person” means an individual, corporation, partnership, limited liability company, bank, association, trust or other entity or organization, including a Governmental Authority, government or political subdivision or an agency or instrumentality thereof.

(o)	“Reincorporation Effective Time” means the time that the Reincorporation Merger becomes effective.
(p)	“Reincorporation Merger” means the merger in which the Company will merge with and into Company Virginia Sub, with Company Virginia Sub surviving such merger.
(q)	“SCL” means the Spanish Corporation Law of 2010 (Texto Refundido de la Ley de Sociedades de Capital aprobado por el Real Decreto Legislativo 1/2010), as amended.

(r)
“Subsidiary” means, at any time with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person or is otherwise directly or indirectly controlled by such Person, including control as defined under, and interpreted in accordance with, the BHC Act.

(s)
“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Exchange Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

(t)
“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding (A) any agreements or arrangements exclusively between or among the Company and its Subsidiaries or (B) any indemnification agreement or arrangement with third parties made in the ordinary course of business the principal subject of which does not pertain to Tax).

Annex D

February 3, 2026
The Board of Directors
Webster Financial Corporation
200 Elm Street
Stamford, CT 06902
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”) of Webster Financial Corporation, a Delaware corporation (the “Company”) (other than Acquiror (as defined below) and its affiliates), of the Consideration (as defined below) to be paid to such holders in the proposed Transaction (as defined below) pursuant to the Transaction Agreement (the “Agreement”), among the Company, Banco Santander, S.A., a Spanish sociedad anónima (the “Acquiror”), and Webster Virginia Corporation, a Virginia corporation and wholly owned subsidiary of the Company (“Company Virginia Sub”). Pursuant to the Agreement, (i) the Company will merge with and into Company Virginia Sub, with Company Virginia Sub continuing as the surviving corporation (the “Reincorporation Merger”), and each outstanding share of Company Common Stock (other than shares of Company Common Stock held in treasury and the Dissenting Shares (as defined in the Agreement)) will be converted into one share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”) and (ii) immediately following the Reincorporation Merger, Company Viriginia Sub will become a wholly owned subsidiary of the Acquiror through the exchange of each outstanding share of Company Virginia Sub Common Stock (except for shares of Company Virginia Sub Common Stock owned by Acquiror, Company Virginia Sub or any of their respective direct or indirect wholly-owned subsidiaries (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Acquiror, or Company Virginia Sub or any of their respective direct or indirect wholly-owned subsidiaries in respect of a debt previously contracted)) for the right to receive (a) the number of ordinary shares of Acquiror, of 50 euro-cents nominal value each (the “Acquiror Ordinary Shares”), as is equal to 2.0548 (the “Share Consideration”), which will be issued in the form of receipts representing American Depositary Shares representing Acquiror Ordinary Shares or, at the election of the applicable holder of Company Common Stock in accordance with and subject to the restrictions set forth in the Agreement, in the form of Acquiror Ordinary Shares in account entry form and (b) $48.75 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Consideration”) (clauses (i) and (ii), together, the “Transaction”).
In connection with preparing our opinion, we have (i) reviewed a draft dated January 29, 2026 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets, liabilities or allowances for loan and lease losses, nor have we evaluated the solvency of the Company, the Acquiror or Company Virginia Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in evaluating the adequacy of allowances for loan and lease losses of the Company or the Acquiror with respect to their loan and lease portfolios and, accordingly, we have not made an independent evaluation thereof, and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Acquiror, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Company Virginia Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than Acquiror and its affiliates) in the proposed Transaction, and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction or the other transactions contemplated by the Agreement to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Ordinary Shares will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Company’s offering of debt securities in September 2025. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror and with its parent entity, Banco Santander SA (“Parent”), for which we and such affiliates have received customary compensation. Such services during such period for the Acquiror have included acting as joint lead bookrunner of the Acquiror’s offerings of debt securities in September 2024 and March 2025, and for the Parent have included acting as joint lead bookrunner on the Parent’s offerings of debt securities in March 2024, July 2024 and November 2025. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and Parent for our own account or for the accounts of customers and, accordingly, we are likely at any time to hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than Acquiror and its affiliates) in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. Morgan Securities LLC
J.P MORGAN SECURITIES LLC

Webster Financial Corporation

200 ELM STREET
STAMFORD, CT 06902

SCAN TO
VIEW MATERIALS & VOTE

INSTRUCTIONS FOR VOTING BY INTERNET, TELEPHONE OR MAIL
Webster Financial Corporation encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever. Proxies submitted by Internet or telephone must be received no later than 11:59 P.M. Eastern Time, on May 25, 2026 for shares held directly and by 11:59 P.M. Eastern Time, on May 21, 2026 for shares held in a Plan (as defined below).

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information no later than 11:59 P.M. Eastern Time, on May 25, 2026 for shares held directly and by 11:59 P.M. Eastern Time, on May 21, 2026 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions no later than 11:59 P.M. Eastern Time, on May 25, 2026 for shares held directly and by 11:59 P.M. Eastern Time, on May 21, 2026 for shares held in a Plan. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE *During The Meeting* - Go to **www.virtualshareholdermeeting.com/WBS2026SM**

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Webster Financial Corporation in mailing proxy material, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting by Internet and, when prompted, indicate that you agree to receive or access future stockholder communications electronically.

PLEASE RETAIN A COPY OF THE 16-DIGIT CONTROL NUMBER FROM YOUR PROXY CARD, AS YOU WILL NEED IT TO PARTICIPATE IN THE VIRTUAL-ONLY MEETING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V96846-Z92938

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

WEBSTER FINANCIAL CORPORATION

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

PURSUANT TO THE TERMS OF THE WEBSTER BANK RETIREMENT SAVINGS PLAN AND THE WEBSTER BANK PENSION PLAN (COLLECTIVELY, THE "PLANS"), THIS PROXY CARD, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, WILL BE VOTED IN ACCORDANCE WITH THE TERMS OF THE PLANS.

Please sign exactly as your name appears above. Joint owners should each sign. Where applicable, indicate your official position or representation capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

V96847-Z92938

Webster Financial Corporation

REVOCABLE PROXY

Special Meeting of Stockholders
May 26, 2026

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Webster Financial Corporation (the "Corporation") hereby appoints John R. Ciulla and Kristy Berner, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the virtual special meeting of stockholders (the "Special Meeting") to be held at 9:00 a.m. Eastern Time, on Tuesday, May 26, 2026, in a virtual-only format via the Internet, and at any adjournment or postponement of the Special Meeting, for the purposes set forth below. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned stockholder. **Unless contrary direction is given, this proxy will be voted "FOR" the transaction proposal, "FOR" the compensation proposal and "FOR" the adjournment proposal.** The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Assistant Secretary of the Corporation, by re-voting by Internet or telephone before 11:59 p.m. Eastern Time, on May 25, 2026, or by attending the Special Meeting virtually and voting during the Special Meeting. The undersigned stockholder hereby acknowledges receipt of the Notice of Virtual Special Meeting of Stockholders and accompanying proxy statement/prospectus.

Additional Instructions for Plan Participants:
Where applicable, the undersigned hereby directs the Trustee of the Webster Bank Retirement Savings Plan and the Webster Bank Pension Plan (collectively, the "Plans") to vote all shares of common stock of Webster credited to the undersigned's account, for which the undersigned is entitled to vote at the Special Meeting, and at any and all adjournments thereof as set forth on the reverse side hereof.

Your vote and the votes of other participants will be tallied by Broadridge and the results provided to the Trustee who will: (1) vote the shares held in the Plans for which the Trustee has received timely instructions on each proposal specified on this proxy card based on the timely voting instructions it has received from participants and **(2) vote all shares for which the Trustee has not received timely instructions (including unallocated shares) on each proposal specified on this proxy card in the same proportion as shares for which it has received timely voting instructions.**

Voting instructions for shares allocated to the Plans must be received by 11:59 p.m. Eastern Time on May 21, 2026. Your voting instruction is confidential. All proxy cards should be forwarded to Broadridge and should not be mailed to Webster. If Broadridge receives more than one proxy card from you, the card bearing the latest date will be considered to have cancelled all cards bearing an earlier date.

Please sign and return the proxy card promptly in the enclosed envelope.

(Continued and to be signed and dated on the reverse side)